   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY   , 1997.

                                                      REGISTRATION NO.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                        NEWPORT NEWS SHIPBUILDING INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                ---------------

         DELAWARE                    3730                    74-1541566
     (STATE OR OTHER          (PRIMARY STANDARD           (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL           IDENTIFICATION NUMBER)
     INCORPORATION OR        CLASSIFICATION CODE
      ORGANIZATION)                NUMBER)

                            4101 WASHINGTON AVENUE
                         NEWPORT NEWS, VIRGINIA 23607
                                (757) 380-2000
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                           STEPHEN B. CLARKSON, ESQ.
                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                        NEWPORT NEWS SHIPBUILDING INC.
                            4101 WASHINGTON AVENUE
                         NEWPORT NEWS, VIRGINIA 23607
                                (757) 380-3600
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                ---------------

                                  COPIES TO:
      JERRY J. BURGDOERFER, ESQ.              GERARD M. MEISTRELL, ESQ.
            JENNER & BLOCK                     CAHILL GORDON & REINDEL
             ONE IBM PLAZA                         80 PINE STREET
           CHICAGO, IL 60611                     NEW YORK, NY 10005
            (312) 222-9350                         (212) 701-3000

                                ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.
  If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 TITLE OF EACH CLASS OF                   PROPOSED MAXIMUM PROPOSED MAXIMUM
    SECURITIES TO BE        AMOUNT TO      OFFERING PRICE     AGGREGATE        AMOUNT OF
       REGISTERED         BE REGISTERED       PER UNIT      OFFERING PRICE  REGISTRATION FEE
--------------------------------------------------------------------------------------------
                                             $1,000 per
                                               $1,000
8 5/8% Senior Notes due                      principal
 2006..................    $200,000,000        amount        $200,000,000      $60,607.00
--------------------------------------------------------------------------------------------
                                             $1,000 per
9 1/4% Senior                                  $1,000
 Subordinated Notes due                      principal
 2006...................   $200,000,000        amount        $200,000,000      $60,607.00
--------------------------------------------------------------------------------------------
Subsidiary Senior
 Guarantees(1)..........       (2)              (2)              (2)              (2)
--------------------------------------------------------------------------------------------
Subsidiary Senior
 Subordinated
 Guarantees(1)..........       (2)              (2)              (2)              (2)
--------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------
(1) The Company's subsidiaries Newport News Shipbuilding and Dry Dock Company ("Newport News") and NNS Delaware Management Company will fully and unconditionally guarantee on a joint and several basis: (i) the 8 5/8% Senior Notes due 2006 being registered hereby and (ii) the 9 1/4% Senior Subordinated Notes due 2006 being registered hereby. The Guarantors are registering the Subsidiary Senior Guarantees and the Subsidiary Senior Subordinated Guarantees. Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no registration fee is required with respect to the Subsidiary Senior Guarantees or with respect to the Subsidiary Senior Subordinated Guarantees.
(2) Not applicable.

                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS +
+OF ANY SUCH STATE.                                                            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  SUBJECT TO COMPLETION DATED JANUARY   , 1997

PRELIMINARY PROSPECTUS
                         NEWPORT NEWS SHIPBUILDING INC.
                               OFFER TO EXCHANGE
                                ALL OUTSTANDING
                   $200,000,000 8 5/8% SENIOR NOTES DUE 2006
                  ($200,000,000 PRINCIPAL AMOUNT OUTSTANDING)
                                      FOR
                   $200,000,000 8 5/8% SENIOR NOTES DUE 2006
                                      AND
                                ALL OUTSTANDING
             $200,000,000 9 1/4% SENIOR SUBORDINATED NOTES DUE 2006
                  ($200,000,000 PRINCIPAL AMOUNT OUTSTANDING)
                                      FOR
             $200,000,000 9 1/4% SENIOR SUBORDINATED NOTES DUE 2006

                                  -----------

                               THE EXCHANGE OFFER
                 WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                         ON    , 1997, UNLESS EXTENDED

  Newport News Shipbuilding Inc., a Delaware corporation ("NNS"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange (i) $1,000 principal amount of its new 8 5/8% Senior Notes due 2006 (the "New Senior Notes") for each $1,000 principal amount of its outstanding 8 5/8% Senior Notes due 2006 (the "Old Senior Notes"), of which $200,000,000 aggregate principal amount is outstanding and (ii) $1,000 principal amount of its new 9 1/4% Senior Subordinated Notes due 2006 (the "New Senior Subordinated Notes," and together with the New Senior Notes, the "New Notes") for each $1,000 principal amount of its outstanding 9 1/4% Senior Subordinated Notes due 2006 (the "Old Senior Subordinated Notes," and together with the Old Senior Notes, the "Old Notes") of which $200,000,000 aggregate principal amount is outstanding. The form and terms of the New Senior Notes and the New Senior Subordinated Notes are substantially identical to the form and terms of the Old Senior Notes and the Old Senior Subordinated Notes, respectively, except that the New Notes will have been registered under the Securities Act of 1933, as amended (the "Securities Act"). All references herein to the "Notes" shall be references to the Old Notes and/or the New Notes, whichever was, is or will be outstanding in the particular context. See "The Exchange Offer" and "Description of the New Notes."

                                                        (Continued on next page)

  SEE "RISK FACTORS" BEGINNING ON PAGE 15 FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE NEW NOTES OFFERED HEREBY.

                                  -----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
   IS A CRIMINAL OFFENSE.

                The date of this Prospectus is            , 1997

  The New Senior Notes will be issued under the New Senior Note Indenture (as defined) which will be substantially identical to the Old Senior Note Indenture (as defined) and the New Senior Subordinated Notes will be issued under the New Senior Subordinated Note Indenture (as defined) which will be substantially identical to the Old Senior Subordinated Note Indenture (as defined). See '"Description of the New Notes."

  The New Notes will be fully and unconditionally guaranteed on a joint and several basis by all direct and indirect Material Subsidiaries (as defined) of NNS. Presently, the Guarantors are Newport News and NNS Delaware Management Company, which, together with any subsequent Guarantors, are collectively referred to as "Guarantors." See "Description of the New Notes--Guarantees of the New Senior Notes and the New Senior Subordinated Notes."

  NNS will accept for exchange any and all Old Notes validly tendered and not
withdrawn prior to 5:00 p.m., New York City time, on           , 1997, unless
extended by NNS in its sole discretion (the "Expiration Date"). Tenders of Old Notes may be withdrawn prior to the Expiration Date. Old Notes may be tendered only in integral multiples of $1,000 principal amount. See "The Exchange Offer."

  The Old Notes were sold on November 21, 1996 in a transaction exempt from registration under the Securities Act. Payment for the Old Notes was made by J.P. Morgan Securities Inc., CS First Boston Corporation, Morgan Stanley & Co. Incorporated, BA Securities, Inc. and NationsBanc Capital Markets, Inc. (the "Initial Purchasers") on November 26, 1996 (the "Closing Date"). The New Notes are being offered to satisfy certain obligations of the Company under the Registration Rights Agreements (as defined) relating to the Old Notes. See "The Exchange Offer--Purpose and Effect of the Exchange Offer." New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by the holders thereof (other than any holder which is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "The Exchange Offer--Purpose and Effect of the Exchange Offer" and "Plan of Distribution."

  The Notes constitute securities for which there is no established trading market. Any Old Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that any Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Notes could be adversely affected. No assurance can be given as to the liquidity of the trading market for either the Old Notes or the New Notes.

  Interest on the New Notes shall accrue from the last June 1 or December 1 (an "Interest Payment Date") on which interest was paid on the Old Notes so surrendered, or, if no interest has been paid on such Old Notes, from November 26, 1996.

  NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY EXCHANGE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

  UNTIL            , 1997 (40 DAYS AFTER COMMENCEMENT OF THIS OFFERING), ALL
DEALERS EFFECTING TRANSACTIONS IN THE NEW NOTES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

 CAUTIONARY STATEMENT FOR PURPOSES OF "SAFE HARBOR" PROVISIONS OF THE PRIVATE
                   SECURITIES LITIGATION REFORM ACT OF 1995

  This Prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, the Company's prospects, developments and business strategies for its operations, all of which are subject to risks and uncertainties. These forward-looking statements are identified by their use of such terms and phrases as "intend," "intends," "intended," "goal," "estimate," "estimates," "expect," "expects," "expected," "project," "projects," "projected," "projections," "plans," "anticipate," "anticipates," "anticipated," "should," "designed to," "foreseeable future" "believe," "believes" and "scheduled" and in many cases are followed by a cross reference to "Risk Factors."

  When a forward-looking statement includes a statement of the assumptions or basis underlying the forward-looking statement, the Company cautions that, while it believes such assumptions or basis to be reasonable and makes them in good faith, assumed facts or basis almost always vary from actual results, and the differences between assumed facts or basis and actual results can be material, depending upon the circumstances. Where, in any forward-looking statement, the Company or its management expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished.

  The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include (i) the factors discussed under "Risk Factors" and particularly, in cases where the forward-looking statement is followed by a cross reference to "Risk Factors," the factors discussed in the section or sections under "Risk Factors" that are referred to in the cross reference,
(ii) the factors discussed under "Management's Discussion and Analysis of Financial Condition and Results of Operations--Business Outlook" and "Business," and (iii) the following factors: (a) the general political, economic and competitive conditions in the United States and other markets where the Company operates; (b) initiatives to reduce the federal budget deficit and reductions in defense spending; (c) reductions in the volume of U.S. Navy contracts awarded to the Company; (d) unanticipated events affecting delivery or production schedules and designs and manufacturing processes thus impairing the Company's efforts to deliver its products on time or to reduce production costs and cycle time or realize in a timely manner some or all of the benefits of such reductions; (e) changes in capital availability or costs, such as changes in interest rates, market perceptions of the industry in which the Company operates, or security ratings; (f) employee workforce factors, including issues relating to collective bargaining agreements or work stoppages; and (g) authoritative generally accepted accounting principles or policy changes from such standard-setting bodies as the Financial Accounting Standards Board and the Securities and Exchange Commission (the "Commission").

                               ----------------

                             AVAILABLE INFORMATION

  NNS and the Guarantors have filed with the Commission a Registration Statement on Form S-4 under the Securities Act for the registration of the securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits and schedules to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to NNS, the Guarantors and the securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto, and financial statements and notes filed as a part thereof. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

  The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Any reports, proxy statements and other information filed with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices in Chicago, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and in New York, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained by mail from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants who file electronically with the Commission. In addition, such reports, proxy statements and other information can be inspected at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which exchange the common stock of the Company is listed.

                               PROSPECTUS SUMMARY

  The following summary of certain information is qualified in its entirety by, and should be read in connection with, the more detailed and other information and financial statements appearing elsewhere in this Prospectus. Unless the context otherwise requires, the term "Company" refers (i) for periods prior to the Shipbuilding Distribution (as defined), to Newport News Shipbuilding and Dry Dock Company ("Newport News") and the other consolidated subsidiaries through which Tenneco Inc. ("Tenneco," now known as El Paso Tennessee Pipeline Co.) conducted its shipbuilding business (the "Shipbuilding Business") during such periods, and (ii) for periods after the Shipbuilding Distribution, to NNS and its consolidated subsidiaries, including Newport News. Capitalized terms used but not defined in this Prospectus Summary are defined elsewhere in this Prospectus.

                                  THE COMPANY

  The Company is the largest non-government-owned shipyard in the United States. Its primary business is the design, construction, repair, overhaul and refueling of nuclear-powered aircraft carriers and submarines for the United States Navy. The Company believes it currently is: (i) the only shipyard capable of building the Navy's nuclear-powered aircraft carriers, (ii) the only non-government-owned shipyard capable of refueling and overhauling the Navy's nuclear-powered aircraft carriers, and (iii) one of only two shipyards capable of building nuclear-powered submarines. Since its inception in 1886, the Company has developed a preeminent reputation through the construction of 264 naval ships and 542 commercial vessels. For the year ended December 31, 1995 and the nine months ended September 30, 1996, the Company had net sales of $1,756 million and $1,437 million, respectively, and EBITDA (as defined) of $227 million and $165 million, respectively. In addition, at September 30, 1996 the Company had $3.7 billion of backlog.

  Aircraft carrier and submarine construction contracts with the U.S. Navy have generated the majority of the Company's net sales. Newport News has built nine of the 12 active aircraft carriers in the U.S. fleet, including all eight nuclear-powered aircraft carriers. For the last 35 years, Newport News has been the sole designer and builder of the U.S. Navy's aircraft carriers. Newport News currently holds contracts to build two Nimitz-class nuclear-powered carriers, each representing approximately $2-3 billion in initial contract revenue: the Harry S Truman, scheduled for delivery in 1998, and the Ronald Reagan, scheduled for delivery in 2002. Based on current U.S. Navy projections, the Company anticipates the award in or before 2002 of a contract for the construction of the last Nimitz-class aircraft carrier for delivery in 2009. Under contract to the Navy, Newport News is currently performing design concept studies for the next generation of aircraft carriers. In addition, Newport News, as one of only two manufacturers of nuclear-powered submarines, has constructed 53 nuclear-powered submarines comprised of seven different classes. Newport News has recently been designated by legislation to build two of the first four of the next generation of the Navy's new nuclear attack submarines ("NSSNs") commencing in late 1998.

  As Newport News has built all the active Nimitz-class aircraft carriers and believes it currently is the only non-government-owned shipyard capable of refueling and overhauling nuclear-powered aircraft carriers, the Company has had the leading share of the refueling and overhaul market for aircraft carriers. A Nimitz-class aircraft carrier must be refueled at approximately the midpoint of its estimated 50-year life. The Navy often commissions a major overhaul of each carrier to coincide with a refueling. It normally takes two years to complete a refueling and overhaul. Currently the Company is completing the overhaul of the USS Dwight D. Eisenhower (an approximate $400 million contract), and it holds planning contracts to overhaul the USS Theodore Roosevelt in 1997 and to refuel and overhaul the USS Nimitz beginning in 1998. The Company believes that, if awarded, the contracts for the Roosevelt and the Nimitz will be for approximately $230 million and approximately $1 billion, respectively. In addition, the Navy has announced its schedule to begin the refueling of the Eisenhower in 2001, the USS Carl Vinson in 2006 and the Roosevelt in 2009 at an estimated cost of approximately $1 billion each. Supported by its new Carrier Refueling Complex, the Company believes it is well-positioned to be awarded future refueling contracts although there can be no assurances as to the number or value of contracts awarded.

  The Company's management is highly regarded in the defense and shipbuilding industry and has been successful in creating a motivated and experienced management team and enhancing its position as the premier U.S. shipyard. Led by William P. Fricks, the Chairman, President and Chief Executive Officer of the Company, who has 30 years of experience, the Company's senior executives average 10 years of shipbuilding experience.

  The Company's principal executive offices are located at 4101 Washington Avenue, Newport News, Virginia; telephone: (757) 380-2000.

                               BUSINESS STRATEGY

  To broaden and strengthen its competitive position, the Company has developed strategies with the following key elements: (i) maintain a leadership position in its core business; (ii) further reduce its cost structure; (iii) continue to reduce cycle time; and (iv) broaden and expand products and markets.

  MAINTAIN A LEADERSHIP POSITION IN ITS CORE BUSINESS. Aircraft carriers and submarines remain vital components of the Navy's strategy for protecting U.S. global interests. The Navy has stated that it needs to maintain a minimum of 12 aircraft carriers to respond quickly to overseas crises and command a credible presence around the world. As the aircraft carrier and submarine fleets continue to age, the Company believes there will be a steady long-term demand for new construction and for refueling and overhauling services, which it intends to aggressively pursue.

  FURTHER REDUCE ITS COST STRUCTURE. In 1991, the Company embarked on a program to reduce its cost structure and increase productivity in order to remain a market leader in its core business as well as to facilitate entry into related commercial markets. Management initiatives to reduce the overall cost structure of the Company have included workforce reductions of 38% (from approximately 29,000 employees in 1991 to approximately 18,000 employees in 1996), overhead and other cost reductions, the successful negotiation of a long-term labor agreement that stabilizes wages through April 1999, and the closing of certain facilities. As a second step in its cost reduction program, Newport News has begun outsourcing low value-added production activities and has been investing in programs to upgrade and automate its operations. Since 1993, the Company has spent $196 million on a variety of discretionary capital programs designed to lower costs and improve efficiency. Recent and ongoing expenditures include new computing technology ($85 million), an automated steel factory ($71 million), the extension of a dry dock to accommodate multi-ship construction ($30 million), and the construction of the Carrier Refueling Complex ($19 million).

  CONTINUE TO REDUCE CYCLE TIME. The Company plans to continue to reduce the cycle times for product development and ship delivery by re-engineering key production processes including design, production planning, materials management, steel fabrication and outfitting. Process innovation teams have been assigned to each key production process to implement this strategy. In connection with these initiatives, the Company delivered the USS John C. Stennis in November 1995, 7.5 months ahead of schedule and at a savings of over 1,000,000 man-hours compared to the previously delivered aircraft carrier.

  BROADEN AND EXPAND PRODUCTS AND MARKETS. The Company has begun to selectively seek to leverage its existing expertise by expanding its commercial and other shipbuilding projects. The Company believes that this expansion effort should create additional growth opportunities. In addition, by allowing for increased economies of scale, the Company believes its expansion initiatives should help it reduce per ship costs and thereby make it more competitive in its core U.S. Navy business, which currently accounts for over 90% of the Company's net sales. As part of this expansion effort, the Company secured long-term, fixed price contracts with two purchasers for a total of nine "Double Eagle" product tankers. The initial ships under contract are being built at a loss, for which the Company has created a reserve. This new line of double-hulled product tankers is designed to meet all of the stringent domestic and international shipping specifications. Additionally, drawing on its nearly four decades of safe fuel handling and reactor services for the U.S. Navy, the Company won a contract from the Department of Energy in 1995 to construct a facility to store damaged fuel from Three Mile Island. The Company is pursuing bids on additional projects from the Department of Energy.

  In order to further strengthen its position as a leading U.S. Navy contractor, the Company has joined an alliance to develop design concepts for the Navy's new "Arsenal Ship," a floating missile platform that utilizes a commercially available double-hulled design, and to pursue awards for the construction of such ships. Although there can be no assurance that it will be awarded the construction work or other future aspects of the project, on January 10, 1997 this alliance was one of three teams awarded $15 million contracts to provide a functional design for the Arsenal Ship. International military sales are also a key growth opportunity. The Company is pursuing orders for several versions of its international frigate, the FF-21, from foreign navies and is currently focusing on naval modernization programs presently underway in the United Arab Emirates, the Philippines, Norway and Kuwait.

                         THE SHIPBUILDING DISTRIBUTION

  Prior to December 11, 1996 ("Distribution Closing Date"), NNS was a wholly-owned subsidiary of Tenneco. As part of a series of transactions which were closed on December 11, 1996, Tenneco and its existing subsidiaries including New Tenneco Inc. ("New Tenneco," now known as Tenneco Inc.) restructured, divided and separated their various businesses and assets so that, among other things, substantially all of their shipbuilding business was owned by NNS and its subsidiaries and thereafter all of the common stock of NNS (the "NNS Common Stock") was distributed (the "Shipbuilding Distribution") to holders of common stock of Tenneco ("Tenneco Common Stock") on the basis of one share of NNS Common Stock for every five shares of Tenneco Common Stock. The Shipbuilding Distribution and related transactions are collectively referred to as the "Distribution Transaction." Upon completion of the Distribution Transaction, NNS became an independent, publicly-held holding company (trading symbol "NNS") which conducts substantially all of its operations through its direct and indirect consolidated subsidiaries, including Newport News.

  In connection with the Distribution Transaction and to provide for working capital needs, NNS issued the Old Notes and entered into a $415 million secured senior credit facility (the "Senior Credit Facility") comprised of a $200 million six-year amortizing term loan (the "Term Loan") and a $215 million six-year revolving credit facility (the "Revolving Credit Facility"), of which $125 million may be used for advances and letters of credit and $90 million may be used for standby letters of credit. The Company utilized the proceeds of the Old Notes, the Term Loan and borrowings of $14 million under the Revolving Credit Facility to distribute (i) $600 million as a dividend to Tenneco or one or more of its subsidiaries for use in retiring certain consolidated debt of Tenneco ("Tenneco Consolidated Debt") and (ii) $14 million in payment of certain fees and expenses incurred in connection with the Senior Credit Facility and the Old Notes. See "Description of the Senior Credit Facility."

                           SOURCES AND USES OF FUNDS

  The following table shows the use of proceeds of the Old Notes and the other sources and uses of funds in connection with the Distribution Transaction as of the Distribution Closing Date.

In millions
SOURCES OF FUNDS
----------------
Term Loan......................................... $200
Revolving Credit Facility (a).....................   14
Old Senior Notes..................................  200
Old Senior Subordinated Notes.....................  200
                                                   ----
 Total............................................ $614
                                                   ====


USES OF FUNDS
-------------
Dividend to Tenneco............................... $600
Transaction costs.................................   14
                                                   ----
 Total............................................ $614
--------                                           ====

(a) On a pro forma basis at September 30, 1996, $201 million of aggregate principal amount would be unused and available for borrowing as follows:
    $111 million for advances and letters of credit and $90 million for standby letters of credit.

                               THE EXCHANGE OFFER

Registration Rights Agreements.. The Old Notes were sold on November 21, 1996 in a transaction exempt from registration un-der the Securities Act. Payment for the Old Notes was made on the Closing Date. In con-nection therewith, NNS and the Guarantors ex-ecuted and delivered, for the benefit of the holders of the Old Senior Notes, the Senior Notes Registration Rights Agreement dated as of November 26, 1996 (the "Senior Registra-tion Rights Agreement") and for the benefit of the holders of Old Senior Subordinated Notes, the Senior Subordinated Registration Rights Agreement dated as of November 26, 1996 (the "Senior Subordinated Registration Rights Agreement," and together with the Se-nior Registration Rights Agreement, the "Reg-istration Rights Agreements"). The Registra-tion Rights Agreements grant the holders of Old Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy certain of such rights, which termi-nate upon the consummation of the Exchange Offer. Therefore, the holders of New Notes will not be entitled to any exchange or reg-istration rights with respect to the New Notes.

                                 The Registration Rights Agreements also
                                 provide that if, (i) because of any change in law or in currently prevailing interpretations of the staff of the Commission, NNS is not permitted to effect the Exchange Offer, (ii) the Exchange Offer is not commenced on or prior to the 150th day after the Closing Date, (iii) any holder of Private Exchange Securities (as defined) so requests, or (iv) in the case of any holder of Old Notes that participates in the Exchange Offer, such holder does not receive New Notes on the date of the exchange that may be sold without restriction under state and federal securities laws, then the Company is required to file a shelf registration statement (the "Shelf Registration Statement") pursuant to Rule 415 under the Securities Act. To the extent that Old Notes are terminated and accepted in the Exchange Offer, the trading market for untendered Old Notes could be adversely affected. See "The Exchange Offer--Purpose and Effect of the Exchange Offer."

                                 NNS is obligated to commence an Exchange
                                 Offer pursuant to an effective registration statement (the "Exchange Offer Registration Statement") or cause the Old Notes to be registered under the Securities Act and, if
                                 (i) the Exchange Offer Registration Statement is not filed with the Commission on or prior to the 60th day following the original issuance of the Old Notes, (ii) the Exchange Offer Registration Statement is not declared effective by the Commission on or prior to the 150th day following the original issuance of the Old Notes, or (iii) the Exchange Offer is not consummated or (unless the Exchange Offer is consummated) a registration statement with respect to resales of the Old Notes is not declared effective on or prior to the later of the 180th day following the original issuance of the Old Notes and the 120th day following the date of the event the occurrence of which obligated NNS to file such registration statement (each such event referred to in clauses (i) through (iii), a "Registration Default"), then NNS will pay additional interest (in addition to the interest otherwise due on the Old Notes) to each holder of Old Notes during the first 90-day period immediately following the occurrence of each such Registration Default in an amount equal to 0.25% per annum. The amount of interest will increase by an additional 0.25% per annum for each subsequent 90-day period until such Registration Default is cured, up to a maximum amount of additional interest of 1.00% per annum. Such additional interest will cease accruing on such Old Notes when the Registration Default has been cured. See "The Exchange Offer--Purpose and Effect of the Exchange Offer."

The Exchange Offer.............. $1,000 principal amount of New Senior Notes in exchange for each $1,000 principal amount of Old Senior Notes and $1,000 principal amount of New Senior Subordinated Notes in exchange for each $1,000 principal amount of Old Senior Subordinated Notes. As of the date hereof, $200,000,000 aggregate principal amount of Old Senior Notes is outstanding and $200,000,000 aggregate principal amount of Old Senior Subordinated Notes is outstanding. The terms of the New Notes are substantially identical (including principal amount, inter-est rate and maturity) to the terms of the Old Notes for which they may be exchanged pursuant to the Exchange Offer, except that the New Notes will have been registered under the Securities Act and will not bear legends restricting their transfer. See "The Exchange Offer--Terms of the Exchange Offer" and "The Exchange Offer--Procedures for Tendering."

                                 Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Ex-change Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder or beneficial owner thereof (other than any such holder or bene-ficial owner which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or a "broker" or "dealer" registered under the Exchange Act) without compliance with the registration and prospec-tus delivery provisions of the Securities Act, provided that such New Notes are ac-quired in the ordinary course of such hold-er's or beneficial owner's business and that such holder or beneficial owner is not en-gaged in, does not intend to engage in and has no arrangement or understanding with any person to participate in the distribution of such New Notes. See "Plan of Distribution."

Expiration Date................. 5:00 p.m., New York City time, on [30 days from the Exchange Offer], 1997, unless the Exchange Offer is extended by NNS in its sole discretion, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended. See "The Exchange Offer--Expirations; Extensions; Amendments."

Interest........................ Interest on the New Notes shall accrue from the last Interest Payment Date on which
                                 interest was paid on the Old Notes so
                                 surrendered, or, if no interest has been paid on such Old Notes, from the Closing Date. No interest will be paid on the Old Notes accepted for exchange. See "The Exchange Offer--Interest."

Procedures for Tendering........ Each holder of Old Notes wishing to accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Old Notes and any other required documentation to The Bank of New York (the "Exchange Agent") at the address set forth herein. By executing the Letter of Transmittal, each holder will represent to the Company, among other things, that (i) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, (ii) neither the holder nor any such other person is engaged in, intends to engage in or has an arrangement or understanding with any person to participate in the distribution of such New Notes and
                                 (iii) neither the holder nor any such other person is an "affiliate," as defined under Rule 405 under the Securities Act, of the Company. See "The Exchange Offer--Procedures for Tendering."

Special Procedures for           Any beneficial owner whose Old Notes are
Beneficial Owners............... registered in the name of a broker, dealer, commercial bank, trust company or other
                                 nominee and who wishes to tender should
                                 contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. See "The
                                 Exchange Offer--Procedures for Tendering."

Brokers or Dealers.............. Any broker or dealer participating in the
                                 Exchange Offer will be required to
                                 acknowledge that it will deliver a prospectus in connection with any resales of the New Notes received by it in the Exchange Offer. A broker or dealer registered under the Exchange Act that acquired Old Notes for its own account pursuant to its market-making or other trading activities (other than Old Notes acquired directly from the Company or an affiliate of the Company) may participate in the Exchange Offer but may be deemed an underwriter under the Securities Act and, therefore, must deliver a prospectus relating to the New Notes in connection with any resales by it of New Notes acquired by it for its own account in the Exchange Offer; only such brokers or dealers may use this Prospectus in connection with resales of the New Notes. See "Plan of Distribution."

Guaranteed Delivery Procedures.. Holders of Old Notes who wish to tender their
                                 Old Notes and whose Old Notes are not
                                 immediately available or who cannot deliver their Old Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date, must tender their Old Notes according to the guaranteed delivery procedures set forth under "The Exchange Offer--Guaranteed Delivery Procedures."

Exchanging Book-Entry Old        Financial institutions that have an account
 Notes.......................... with The Depository Trust Company ("DTC") may utilize DTC's Automatic Tender Offer Program
                                 ("ATOP") to tender Old Notes. See "The
                                 Exchange Offer--Exchanging Book-Entry Old
                                 Notes."

Withdrawal Rights............... Old Notes tendered pursuant to the Exchange
                                 Offer may be withdrawn on or prior to the Expiration Date. See "The Exchange Offer-- Withdrawal of Tenders."

Acceptance of Old Notes and
 Delivery of New Notes..........
                                 NNS will accept for exchange any and all Old
                                 Notes which are properly tendered in the Exchange Offer prior to the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered on the earliest practicable date following the Expiration Date. See "The Exchange Offer--Terms of the Exchange Offer."

Certain U.S. Income Tax          An exchange of Old Notes for New Notes
 Considerations................. pursuant to the Exchange Offer should not be treated as an exchange or otherwise as a taxable event for United States federal income tax purposes. Accordingly, the New
                                 Notes should have the same issue price as the Old Notes and each holder should have the same adjusted basis and holding period in the New Notes as it had in the Old Notes immediately before the Exchange Offer. See
                                 "Certain U.S. Income Tax Consequences."

Effect on Holders of the Old     As a result of the making of, and upon
 Notes.......................... acceptance for exchange of all validly tendered Old Notes pursuant to the terms of, the Exchange Offer, the Company will have fulfilled certain of its obligations contained in the Registration Rights
                                 Agreements. Holders of the Old Notes who do not tender their Old Notes will be entitled to all the rights and limitations applicable thereto under the Old Indentures (as defined) and the Registration Rights Agreements, except for any rights under the Old
                                 Indentures or the Registration Rights
                                 Agreements which by their terms terminate or cease to have further effect as a result of the making of, and the acceptance for exchange of all validly tendered Old Notes pursuant to, the Exchange Offer. All untendered Old Notes will continue to be subject to the restrictions on transfer provided for in the Old Notes and in the Old
                                 Indentures.

Use of Proceeds................. There will be no cash proceeds to NNS from the exchange pursuant to the Exchange Offer.
                                 See "Use of Proceeds."

Exchange Agent.................. The Bank of New York, as Trustee, is serving as Exchange Agent in connection with the Ex-change Offer. See "The Exchange Offer--Ex-change Agent."

                          DESCRIPTION OF THE NEW NOTES

NEW SENIOR NOTES:

Issuer.......................... NNS.

Securities Offered.............. $200 million aggregate principal amount of 8
                                 5/8% Senior Notes due 2006.

Maturity Date................... December 1, 2006.

Interest Payment Dates.......... The New Senior Notes will bear interest at the rate of 8 5/8% per annum. Interest will accrue from the last June 1 or December 1 (an "Interest Payment Date") on which interest was paid on the Old Senior Notes so surrendered, or, if no interest has been paid on such Old Senior Notes, from November 26, 1996. See "Description of the New Notes-- General."

Optional Redemption by NNS...... On and after December 1, 2001, the New Senior
                                 Notes may be redeemed by NNS at any time, in whole or in part, on not less than 30 nor more than 60 days' notice at the prices set forth herein. In addition, prior to December 1, 1999, NNS may redeem up to 35% of the aggregate principal amount of the New Senior Notes originally issued with the net cash proceeds received by NNS from one or more public offerings of its Capital Stock (as defined) (other than Disqualified Stock (as defined)) made after the Distribution Closing Date at a redemption price of 108.625% of the principal amount thereof, plus accrued and unpaid interest to the redemption date; provided, however, that at least $100 million in aggregate principal amount of the New Senior Notes remains outstanding immediately after any such redemption; provided, further, that any such redemptions shall be made pro rata (based on the then outstanding principal amounts thereof) among the Senior Notes and the Senior Subordinated Notes. See "Description of the New Notes--Optional Redemption."

Mandatory Redemption by NNS..... None.

Ranking......................... The New Senior Notes will be general unsecured obligations of NNS and will rank on a parity in right of payment with all other Senior Indebtedness of NNS and will rank senior in right of payment to all existing and future Subordinated Indebtedness of NNS. The Senior Notes will be effectively subordinated to all secured indebtedness of NNS (including indebtedness under the Senior Credit Facility). See "Description of the New Notes--General."

NEW SENIOR SUBORDINATED
NOTES:

Issuer.......................... NNS.

Securities Offered.............. $200 million aggregate principal amount of 9
                                 1/4% Senior Subordinated Notes due 2006.

Maturity Date................... December 1, 2006.

Interest Payment Dates.......... The New Senior Subordinated Notes will bear interest at the rate of 9 1/4% per annum.
                                 Interest will accrue from the last Interest
                                 Payment Date on which interest was paid on the Old

                                 Senior Subordinated Notes so surrendered, or, if no interest has been paid on such Old Senior Subordinated Notes, from November 26, 1996. See "Description of the New Notes-- General."

Optional Redemption by NNS...... On and after December 1, 2001, the New Senior
                                 Subordinated Notes may be redeemed by NNS at any time, in whole or in part, on not less than 30 nor more than 60 days' notice at the prices set forth herein. In addition, prior to December 1, 1999, NNS may redeem up to 35% of the aggregate principal amount of the New Senior Subordinated Notes originally issued with the net cash proceeds received by NNS from one or more public offerings of its Capital Stock (other than Disqualified Stock) made after the Distribution Closing Date at a redemption price of 109.250% of the principal amount thereof, plus accrued and unpaid interest to the redemption date; provided, however, that at least $100 million in aggregate principal amount of the New Senior Subordinated Notes remains outstanding immediately after any such redemption; provided, further, that any such redemptions shall be made pro rata (based on the then outstanding principal amounts thereof) among the Senior Notes and the Senior Subordinated Notes. See "Description of the New Notes-- Optional Redemption."

Mandatory Redemption by NNS..... None.

Ranking......................... The New Senior Subordinated Notes will be general unsecured obligations of NNS and will rank subordinated in right of payment to all existing and future Senior Indebtedness of NNS, including the Old Senior Notes, the New Senior Notes and indebtedness under the Senior Credit Facility. See "Description of the New Notes--General" and "Description of the New Notes--Subordination of New Senior Subordinated Notes."

OTHER PROVISIONS APPLICABLE TO
THE NEW NOTES:

Guarantees of New Senior Notes
 and New Senior Subordinated
 Notes..........................
                                 The New Notes will be fully and
                                 unconditionally guaranteed on a joint and several basis by all direct and indirect Material Subsidiaries (as defined) of NNS. Presently the Guarantors are Newport News and NNS Delaware Management Company, which, together with any subsequent Guarantors, are collectively referred to as "Guarantors." Separate financial statements of the Guarantors are not included herein because the Guarantors' aggregate assets, earnings and equity are substantially equivalent to the assets, earnings and equity of NNS and its combined subsidiaries. The Guarantees will be general unsecured obligations of the Guarantors. The Guarantors have guaranteed all obligations of NNS under the Senior Credit Facility, and each Guarantor has granted a security interest in all or substantially all of its assets to secure the obligations under the Senior Credit Facility. The obligations of each Guarantor under its Guarantee will in the case of the New Senior Notes rank senior in right of payment to all existing and future Subordinated Indebtedness of such Guarantor and pari passu with all other Guarantor Senior Indebtedness (as defined) of the Guarantor. The obligations of each Guarantor under its Guarantee will in the case of the New Senior Subordinated Notes be subordinated in right of payment to the prior payment in full of all Guarantor Senior Indebtedness of such Guarantor to substantially the same extent as the New Senior Subordinated Notes are subordinated to all existing and future Senior Indebtedness of NNS. See "Description of the New Notes--Guarantees of the New Senior Notes and the New Senior Subordinated Notes."

Change of Control Offer......... Upon a Change of Control (as defined) after the Distribution Transaction, NNS will be required to make an offer to purchase all outstanding New Senior Notes and New Senior Subordinated Notes at 101% of the principal amount thereof plus accrued and unpaid interest to the purchase date. If a Change of Control occurs, the subordination provisions of the New Senior Subordinated Notes and certain provisions of the New Senior Notes will have the effect of requiring that tendered New Senior Notes be repurchased prior to the repurchase of any tendered New Senior Subordinated Notes. The Senior Credit Facility prohibits the purchase of outstanding New Senior Subordinated Notes prior to payment of the borrowings under the Senior Credit Facility. There can be no assurance that upon a Change of Control the Company will have sufficient funds to repurchase any of the Notes. See "Description of the New Notes--Change of Control."

Certain Covenants............... The New Senior Notes evidence the same debt as the Old Senior Notes (which they replace)
                                 and will be issued under, and entitled to the benefits of an indenture governing the New
                                 Senior Notes dated as of        , 1997 (the
                                 "New Senior Note Indenture"). The New Senior
                                 Indenture will be substantially identical to
                                 the indenture governing the Old Senior Notes
                                 dated as of November 26, 1996, as
                                 supplemented and amended by the First
                                 Supplemental Indenture dated as of December
                                 11, 1996 (the "Old Senior Note Indenture").
                                 The New Senior Subordinated Notes evidence
                                 the same debt as the Old Senior Subordinated
                                 Notes (which they replace) and will be issued under, and entitled to the benefits of an indenture governing the New Senior
                                 Subordinated Notes dated as of       , 1997
                                 (the "New Senior Subordinated Note
                                 Indenture," and together with the New Senior
                                 Indenture, the "New Indentures"). The New
                                 Senior Subordinated Indenture will be
                                 substantially identical to the indenture governing the Old Senior Subordinated Notes dated as of November 26,

                                 1996, as supplemented and amended by the First Supplemental Indenture dated as of December 11, 1996 (the "Old Senior Subordinated Note Indenture," and together with the Old Senior Note Indenture, the "Old Indentures").The New Indentures will contain certain covenants that, among other things, limit the ability of the Company to incur certain additional Indebtedness (as defined), make certain Restricted Payments (as defined) and Investments (as defined), permit dividend or other payment restrictions to apply to Subsidiaries (as defined), create liens, enter into certain transactions with Affiliates (as defined) or Related Persons (as defined) or consummate certain merger, consolidation or similar transactions. The New Senior Subordinated Note Indenture will also limit the incurrence of certain senior subordinated indebtedness. In addition, in certain circumstances, NNS will be required to offer to purchase New Senior Notes and New Senior Subordinated Notes at 100% of the principal amount thereof with the net proceeds of certain asset sales. The subordination provisions of the New Senior Subordinated Notes and certain provisions of the New Senior Notes will have the effect of requiring that tendered New Senior Notes be repurchased as a result of such asset sales prior to the repurchase of any tendered New Senior Subordinated Notes. These covenants are subject to a number of significant exceptions and qualifications. See "Description of the New Notes--Certain Covenants."

                                 The New Indentures will also provide that holders of the New Notes and the Private Ex-change Securities will vote and consent to-gether on all matters (to which such holders are entitled to vote or consent) as one class and that none of the holders of the New Notes and the Private Exchange Securities shall have the right to vote or consent as a sepa-rate class on any matter (to which such hold-ers are entitled to vote or consent). These covenants are subject to a number of signifi-cant exceptions and qualifications. See "De-scription of the New Notes--General."

                                  RISK FACTORS

  Holders of the Notes should be aware that the ownership of the New Notes involves certain risk factors including those described under "Risk Factors" and elsewhere in this Prospectus. Such matters include, among others, the Company's reliance on the U.S. Navy for over 90% of its net sales; the uncertainty of securing future work; the Company's competitive environment; the Company's substantial leverage after the Distribution Transaction; the fact that the New Notes are unsecured; the fact that the issuance of the Notes and execution of the Guarantees are subject to review under federal and state fraudulent conveyance laws; the consequences of failure to exchange; the necessity of complying with the exchange procedures; the lack of a public market for the Notes; and other matters. See "Risk Factors."

            SUMMARY HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA
  The summary combined financial data as of December 31, 1995 and 1994 and for the years ended December 31, 1995, 1994 and 1993 were derived from the audited Combined Financial Statements of the Company. The summary combined financial data as of December 31, 1993, 1992 and 1991 and for the years ended December 31, 1992 and 1991 are unaudited and were derived from the accounting records of Tenneco. The summary combined financial data as of and for each of the nine-month periods ended September 30, 1996 and 1995 were derived from the unaudited Combined Financial Statements of the Company. In the opinion of the Company's management, the summary combined financial data of the Company as of December 31, 1993, 1992 and 1991 and for the years ended December 31, 1992 and 1991 and as of and for the nine months ended September 30, 1996 and 1995 include all adjusting entries (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. The results of operations for the nine months ended September 30, 1996 should not be regarded as indicative of the results that may be expected for the full year.
  The summary pro forma combined financial data as of and for the nine months ended September 30, 1996 and for the year ended December 31, 1995, have been prepared to reflect the Distribution Transaction including: (i) the issuance of $400 million aggregate principal amount of Old Notes; (ii) borrowings of $214 million under the Senior Credit Facility; (iii) the cash dividend of $600 million which was paid by the Company to Tenneco or one or more of its subsidiaries; (iv) the payment of $14 million of certain fees and expenses incurred in connection with the Senior Credit Facility and the Old Notes; and
(v) the issuance of the NNS Common Stock pursuant to the Shipbuilding Distribution. The unaudited pro forma combined Statements of Earnings Data have been prepared as if the various components of the Distribution Transaction occurred on January 1, 1995; the unaudited pro forma combined Balance Sheet Data has been prepared as if the various components of the Distribution Transaction occurred on September 30, 1996. The summary pro forma combined financial data are not necessarily indicative of the results of operations of the Company had the transactions reflected therein actually been consummated on the dates assumed and are not necessarily indicative of the results of operations for any future period.
  This information should be read in conjunction with the "Unaudited Pro Forma Combined Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Combined Financial Statements, and notes thereto, included elsewhere in this Prospectus.

                          NINE MONTHS ENDED SEPTEMBER 30                 YEARS ENDED DECEMBER 31
                          ------------------------------       ----------------------------------------------------------
                             PRO                                PRO
                            FORMA                              FORMA
                            1996      1996(A)      1995(A)      1995   1995(A)  1994(A)     1993(A)      1992       1991
                          ---------- ----------   ----------   ------  -------  -------     -------     ------     ------
In
millions, except ratios
STATEMENTS OF EARNINGS
DATA:
Net sales...............  $    1,437 $    1,437   $    1,290   $1,756  $1,756   $1,753      $1,861      $2,265     $2,216
                          ========== ==========   ==========   ======  ======   ======      ======      ======     ======
Operating earnings......  $      115 $      117   $      125   $  155  $  157   $  201      $  210      $  249     $  224
Interest expense (net of
 interest
 capitalization)........          40         25           26       53      29       30          36          42         23
Other (income) loss,
 net....................          --         --           --       (3)     (3)       1         (15)(b)      --         (2)
Provision for income
 taxes..................          35         40           41       49      58       75          78          64         68
                          ---------- ----------   ----------   ------  ------   ------      ------      ------     ------
Earnings before
 cumulative effect of
 changes in accounting
 principles.............          40         52           58       56      73       95         111         143        135
Cumulative effect of
 changes in accounting
 principles, net of
 tax....................          --         --           --       --      --       (4)(c)      --         (93)(c)     --
                          ---------- ----------   ----------   ------  ------   ------      ------      ------     ------
Net earnings............  $       40 $       52   $       58   $   56  $   73   $   91      $  111      $   50     $  135
                          ========== ==========   ==========   ======  ======   ======      ======      ======     ======
BALANCE SHEET DATA:
Working capital.........  $      172 $        5   $       82      N/A  $  (19)  $  (75)     $ (121)     $  (89)    $ (470)
Total assets............       1,491      1,473        1,358      N/A   1,380    1,263       1,235       1,450      1,412
Long-term debt(d).......         586        267          304      N/A     292      287         423         761        364
Combined equity(e)......         196        334          292      N/A     272      199         105        (173)       (30)
FINANCIAL RATIOS AND
 OTHER DATA:
EBITDA(f)...............      $  165     $  165   $      176   $  227  $  227   $  270      $  297      $  323     $  298
Depreciation and
 amortization...........          50         48           51       69      67       70          72          74         72
Net cash provided (used)
 by operating
 activities.............         N/A          4          (10)     N/A      63      182         215        (174)       352
Net cash provided (used)
 by investing
 activities.............         N/A        (66)         (43)     N/A     (87)     (29)         21           6        (99)
Net cash provided (used)
 by financing
 activities.............         N/A         61           52      N/A      25     (154)       (241)        181       (246)
Capital expenditures....          55         55           43       77      77       29          35          35         64
Ratio of EBITDA to
 interest expense.......         4.1        N/A          N/A      4.3     N/A      N/A         N/A         N/A        N/A
Ratio of earnings to
 fixed charges(g).......         2.7        4.1          4.3      2.7     4.6      5.7         5.5         5.1        7.1

                                                        (continued on next page)

--------
(a) For a discussion of significant items affecting comparability of the financial information for 1995, 1994 and 1993 and for the nine months ended September 30, 1996 and 1995, see "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this Prospectus.
(b) Includes a gain of $15 million related to the sale of Sperry Marine businesses.
(c) In 1994, the Company adopted Statement of Financial Accounting Standards ("FAS") No. 112, "Employers' Accounting for Postemployment Benefits." In 1992, the Company adopted FAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and FAS No. 109, "Accounting for Income Taxes."
(d) Historical amounts represent debt allocated to the Company from Tenneco based on the portion of Tenneco's investment in the Company which was deemed to be debt, generally based upon the ratio of the Company's net assets to Tenneco's consolidated net assets plus debt. Tenneco's historical practice was to incur indebtedness for its consolidated group at the parent company level or at a limited number of subsidiaries, rather than at the operating company level, and to centrally manage various cash functions. Management believes that the historical allocation of corporate debt and interest expense is reasonable; however, it is not necessarily indicative of the Company's debt following completion of the Distribution Transaction, nor debt and interest that may be incurred by the Company as a separate public entity. See the Combined Financial Statements, and notes thereto, included elsewhere in this Prospectus.
(e) Historical amounts represented the combined equity of Tenneco's cumulative net investment in the businesses of the Company.
(f) EBITDA represents earnings before cumulative effect of changes in accounting principles, income taxes, interest expense and depreciation and amortization. The Company has included EBITDA to provide additional information related to the Company's ability to service debt. EBITDA is not a calculation based upon generally accepted accounting principles ("GAAP"); however, the amounts included in the EBITDA calculation are derived from amounts included in the combined historical or pro forma Statements of Earnings. In addition, EBITDA shall not be considered as an alternative to net income or operating income, as an indicator of the operating performance of the Company or as an alternative to operating cash flows as a measure of liquidity.
(g) For purposes of computing this ratio, earnings consist of earnings before cumulative effect of changes in accounting principles, income taxes and fixed charges (excluding capitalized interest). Fixed charges consist of interest expense, and one-third of rental expense (the portion considered representative of the interest factor) and interest capitalized. The historical ratio is based upon the amount of interest expense on corporate debt allocated to the Company by Tenneco as discussed in (d) above. The pro forma ratio gives effect to the incurrence of indebtedness under the Senior Credit Facility and the Old Notes in connection with the Distribution Transaction.

                                 RISK FACTORS

  Holders should carefully consider the risk factors described below and elsewhere in this Prospectus prior to making a decision to tender their Old Notes in the Exchange Offer.

RELIANCE ON MAJOR CUSTOMER AND UNCERTAINTY OF FUTURE WORK

  Reliance on Major Customer. The Company's business is primarily dependent upon the design, construction, repair, overhaul and refueling of nuclear-powered aircraft carriers and submarines for the U.S. Navy. The Navy accounted for approximately 97% and 94% of the Company's net sales for the year ended December 31, 1995 and for the nine months ended September 30, 1996, respectively. Approximately 86% of the Company's backlog consisted of contracts to build, repair or overhaul nuclear-powered aircraft carriers as of September 30, 1996.

  Uncertainty of Future Work. Although U.S. Government cuts in naval shipbuilding have continued to put pressure on the Company's backlog, the Company was successful in adding $1.0 billion in new work during 1995 and $505 million during the first nine months of 1996. The Company's total backlog, however, decreased from $5.6 billion at December 31, 1994 to $4.6 billion at December 31, 1995 and, as of September 30, 1996, was $3.7 billion. The Company's total backlog anticipated at December 31, 1996 is $3.4 billion. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Backlog." Because much of the Company's business consists of constructing aircraft carriers, which historically have been purchased by the Navy every four to six years, the Company's backlog has typically declined following each carrier contract, and peaked again when the Navy orders a new aircraft carrier. For example, the Company's backlog dropped well below $3 billion in late 1994, then peaked at $5.6 billion with the signing of the CVN-76 contract later in that year. The continuing effort of the U.S. Government to reduce the federal budget deficit and the restructuring of U.S. Naval forces in the post Cold War environment, however, will affect the level of funding for shipbuilding programs, which can be revised at any time. The Report on the Bottom-Up Review by the U.S. Department of Defense in 1993 stated a need for a fleet of 12 aircraft carriers (down from 15 in 1992), creating demand for a new aircraft carrier every four to six years. Re-evaluation of this need will continue by both the Department of Defense and the Congress. Current Navy plans call for the award of a contract for the construction of a new nuclear-powered aircraft carrier (CVN-77) beginning in or before 2002 for delivery in 2009. The Navy has not determined whether subsequent aircraft carriers will be nuclear-powered. If there is an eventual shift towards building smaller, non-nuclear-powered aircraft carriers, it is possible that the Company may have to compete with other shipyards in the future to build such aircraft carriers. Furthermore, in response to the need for cheaper alternatives and the proliferation of "smart weapons," it is also possible that future strategy reassessments by the Department of Defense may result in the need for fewer aircraft carriers. The Company is currently performing design concept studies for the next generation of aircraft carriers, which is expected to help the Company in maintaining its role as the Navy's only aircraft carrier builder. For the year ended December 31, 1995 and for the first nine months of 1996, aircraft carrier construction accounted for approximately 41% of the Company's revenues. In addition, aircraft carrier programs and other government projects can be delayed, and such delays typically cause loss of income during the period of delay and retraining costs when work resumes. Any significant reduction in the level of government appropriations for aircraft carrier or other shipbuilding programs, or a significant delay of such appropriations, would have a material adverse effect on the Company's financial condition and results of operations.

  The prospects of U.S. shipyards, including the Company, can be materially affected by their success in securing significant U.S. Navy contract awards. In 1987, the Company was awarded the lead design contract for the Seawolf submarine. However, the collapse of the former Soviet Union Navy, with its several hundred submarines, has greatly reduced the underwater threat to U.S. and allied vessels. As a result, there was a dramatic cutback in the Seawolf program (to three submarines), and the Company did not construct any Seawolf submarines. Construction of the three Seawolf submarines was awarded to Electric Boat Corporation ("Electric Boat"), a competitor of the Company and a wholly-owned subsidiary of General Dynamics Corporation

("General Dynamics"). More recently, Congress preliminarily approved authorization legislation to have the Company construct one of the Navy's new nuclear attack submarines ("NSSNs," the class of submarines following the Seawolf ) beginning in late 1998 and another NSSN beginning in late 2000, although there can be no assurance that the NSSN program will continue to be funded or proceed on schedule. Two NSSNs were also authorized to be built by Electric Boat. Electric Boat has also been designated as the lead design yard for NSSN submarines. Future contract awards (after the fourth ship) for the construction of NSSNs, if made, are expected to be determined by competitive bidding.

  On January 10, 1997, an alliance consisting of the Company, Ingalls Shipbuilding, Inc. ("Ingalls") and Lockheed Martin Corporation ("Lockheed Martin") was one of three teams awarded $15 million contracts to provide a functional design for the U.S. Navy's "Arsenal Ship." The Company's alliance was one of five alliances awarded $1 million contracts in July 1996 to provide initial Arsenal Ship design concepts, and is now one of three teams which will compete to participate in the third phase of the planned six-phase program. The third phase, which involves the detailed design and construction of the Arsenal Ship demonstrator, is scheduled to begin in January 1998. Ultimately, one alliance is expected to prevail in the award of a construction contract. The members of the Company's alliance initially designated Lockheed Martin as the prime contractor. Although the Company's alliance was selected to provide the functional design, there can be no assurance that it will be awarded the construction work or other aspects of the project. The allocation of responsibilities among members of the Company's Arsenal Ship alliance is subject to future negotiation among such members, and thus there has not been a determination of the level of work which may ultimately be assigned to the Company if its alliance is awarded this project.

  Previously, the Company entered into an alliance with Ingalls (the prime contractor), Lockheed Martin and National Steel and Shipbuilding Co. to bid on the LPD-17 non-nuclear amphibious assault ship program; however, on December 17, 1996, the Navy announced that a competing alliance of companies was the successful bidder for this program. On December 26, 1996, Ingalls filed a protest to the Navy's decision to award the LPD-17 contract to a competing alliance with the General Accounting Office. There can be no assurances as to the outcome of the protest. The General Accounting Office has 100 days from the date of the protest to make a determination.

  As part of its expansion strategy, the Company has also been selectively pursuing orders for commercial ships. It has also submitted bids on the fast frigate (FF-21) military ships to the United Arab Emirates and Kuwait, and is in the process of developing bids for the Philippines and Norway. With respect to the commercial nuclear market, the Company is preparing to bid (also with others in an alliance) on several U.S. Department of Energy site management contracts. Competition for these contracts and projects is intense and there can be no assurance that the Company will be successful with its initiatives in these areas.

  With a substantial portion of the Company's current firm backlog scheduled for completion in 1998 and 2002, the failure of the Company to receive the contract for the construction of the CVN-77 on a timely basis and other significant naval work would have a material adverse effect on the Company's financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

PROFIT RECOGNITION; GOVERNMENT CONTRACTING

  Similar to other companies principally engaged in long-term construction projects, the Company recognizes profits under the percentage of completion method of accounting, with profit recognition commencing when costs are incurred under the contract, and loss recognition commencing immediately upon identification of such loss without regard to percentage of completion. Because contract profit recognition is dependent upon reliable estimates of the costs to complete the contract, profits recognized upon completion of the contract may be significantly less than anticipated, or the Company may incur a loss with respect to the contract, if it proves necessary to revise cost estimates.

  Moreover, the Company's principal U.S. Government business is currently being performed under fixed price ("FP"), fixed price plus incentive fee ("FPIF"), cost plus incentive fee ("CPIF"), and cost plus fixed fee ("CPFF") contracts. The risk to the Company of not being reimbursed for its costs varies with the type of contract. Under FP contracts, the contractor retains all costs savings on completed contracts but is liable for the full amount of all expenditures in excess of the contract price. FPIF contracts, on the other hand, provide for cost sharing between the U.S. Government and the contractor. The contractor's fee is increased or decreased according to a formula set forth in the contract which generally compares the amount of costs incurred to the contract target cost. The Government is liable for all allowable costs up to a ceiling price. However, the contractor is responsible for all costs incurred in excess of such contract ceiling price. In addition, FPIF contracts generally provide for the U.S. Government to pay escalation based on published indices relating to the shipbuilding industry in order to shift the primary risk of inflation to the Government. Under both CPIF and CPFF contracts, generally the contractor is only required to perform the contract to the extent the government makes funds available. Under the former, the contractor's profit is determined by a contractually specified formula which essentially compares allowable incurred costs to the contract target cost. Under the latter, with few exceptions, the fee is the same without regard to the amount of cost incurred.

  The Company currently constructs aircraft carriers pursuant to FPIF contracts but it performs work for the U.S. Government under all of the types of contracts described above. For example, most of its contracts for ship design are of the cost type and some of its ship repair contracts are of the fixed price type.

  The costs of performing all such types of contracts include those for labor, material and overhead. Therefore, unanticipated increases in any such costs as well as delays in product delivery, poor workmanship requiring correction, and all other factors which affect the cost of performing contracts, many of which are long term in nature, affect the profitability of most contracts held or anticipated by the Company.

  In certain circumstances, the Company may submit Requests for Equitable Adjustment ("REAs") to the U.S. Navy seeking adjustments to contract prices to compensate the Company when it incurs costs for which it believes the U.S. Government is responsible. For example, in June, 1996, the Company settled REAs relating to U.S. Government initiated changes in the requirements for renovating the container "roll-on, roll-off" heavy armored vehicle Sealift transportation ships. As part of the settlement, the Sealift contract was converted from a fixed price incentive contract to a fixed price contract and the contract price was increased. See Note 13 to the Combined Financial Statements of the Company. Although the Company pursues REAs and all other contractual disputes vigorously, there is no assurance that the U.S. Navy will resolve the REAs or any of these disputes in a manner favorable to the Company. Under U.S. Government regulations, certain costs, including certain financing costs and marketing expenses, are not allowable contract costs. These costs can be substantial. The Government also regulates the methods by which all costs, including overhead, are allocated to government contracts.

  In cases where there are multiple suppliers, contracts for the construction and conversion of U.S. Navy ships and submarines are subject to competitive bidding. As a safeguard to anti-competitive bidding practices, the U.S. Navy sometimes employs the concept of "cost realism," which requires that each bidder submit information on pricing, estimated costs of completion and anticipated profit margins. The U.S. Navy uses this and other data to determine an estimated cost for each bidder. The U.S. Navy then re-evaluates the bids by using the higher of the bidder's and the U.S. Navy's cost estimates.

  The U.S. Government has the right to suspend or debar a contractor from government contracting for violations of certain statutes or government procurement regulations. See "--Government Claims and Investigations." The U.S. Government may also unilaterally terminate contracts at its convenience with compensation for work completed.

COMPETITION AND REGULATION

  In the Company's opinion, programs currently planned by the U.S. Navy over the next several years will not be sufficient to support all the U.S. shipyards presently engaged in ship construction. The reduced level of shipbuilding activity by the U.S. Navy during the past decade has resulted in significant workforce reductions in the industry, but almost no other significant consolidation. The general result has been fewer contracts awarded to the same fixed number of large shipyards. The Company believes it currently is (i) the only shipyard capable of building the Navy's nuclear-powered aircraft carriers, (ii) the only non-government-owned shipyard capable of refueling and overhauling the Navy's nuclear-powered aircraft carriers and
(iii) one of only two U.S. shipyards capable of building nuclear-powered submarines. However, with respect to the market for U.S. military contracts for other types of vessels, there are principally five major private U.S. shipyards, including the Company, that compete for contracts to construct, overhaul or convert other types of surface combatant vessels. Competition for these vessels, including the Arsenal Ship, is extremely intense. Additionally the Company's products, such as aircraft carriers, submarines and other ships, compete with each other for defense monies.

  The Company is also directly dependent upon allocation of defense monies to the U.S. Navy. In addition to competition from other shipyards, the Company competes with firms providing other defense products and services, such as tanks and aircraft, to other branches of the armed forces, and with other, non-defense demands on the U.S. budget.

  With respect to the domestic commercial shipbuilding market, currently the Jones Act requires that all vessels transporting products between U.S. ports be constructed by U.S. shipyards. There are approximately 16 private U.S. shipyards that can accommodate the construction of vessels up to 400 feet in length, five of which the Company considers to be its direct competitors for commercial contracts. Potential competitors include Alabama Shipyard, Inc., Avondale Industries, Inc. ("Avondale"), National Steel, Ingalls and Trinity Industries, Inc. Although the commercial market is growing, a current overcapacity of suppliers has favored buyers and hindered the profitability of shipyards. With respect to the international commercial shipbuilding market, the Company competes with numerous shipyards in several countries. Overseas firms control almost all of the international commercial shipbuilding market. In 1995, Japanese, South Korean and European yards each controlled approximately 30% of this market. Chinese firms held approximately four percent and the shipyards in the remaining countries held the remaining six percent. Many foreign shipyards are heavily subsidized by their governments, and a number of overseas shipyards presently construct ships at a cost and over a period which is substantially less than the cost and period applicable to the Company. Although there can be no guarantees, the Company has undertaken major initiatives to reduce its cost structure and cycle times for product development and ship delivery in an effort to develop commercial business. To date the Company has experienced substantial losses in connection with its first major commercial construction contracts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Business Outlook" and "Business--Construction--Commercial." While the percentage of the Company's total business for commercial shipbuilding could increase, the U.S. Navy has historically been and for the foreseeable future is expected to continue to be the Company's primary customer. See "Business."

  The termination of the U.S. construction-differential subsidy program in 1981 significantly curtailed the ability of U.S. shipyards to compete successfully for international commercial shipbuilding contracts with foreign shipyards. Currently, the Company's future commercial shipbuilding opportunities are dependent in part on certain U.S. laws and regulations, including (i) the Jones Act, which, as noted above, currently requires that all vessels transporting products between U.S. ports be constructed by U.S. shipyards, (ii) the Oil Pollution Act of 1990, which beginning January 1, 1995, requires the phased-in transition of single-hulled tankers and product tankers to double-hulled vessels by 2015 and (iii) the 1993 amendments to the loan guarantee program under Title XI of the Merchant Marine Act of 1936, which permit the U.S. Government to guarantee loan obligations of foreign vessel owners for foreign-flagged vessels built in U.S. shipyards. Legislative bills seeking to rescind or substantially modify the provisions of the Jones Act mandating the use of U.S.-built ships for coastwide trade are introduced from time to time, and are expected to be introduced in the future. Changes in these laws could have a material adverse effect on the Company's financial condition and results of operations. See "Business."

  The Company faces competition in the engineering, planning and design market from other companies which provide lower cost engineering support services and are located closer to the Washington, D.C. area. The Company has established a new Carrier Innovation Center for the development of the Navy's next generation of aircraft carriers. The Company believes the Carrier Innovation Center will offset the geographic and cost advantages of its competitors. There can be no assurance, however, that the Company will be the successful bidder on future U.S. Navy engineering work, including new aircraft carrier research and development funding.

SUBSTANTIAL LEVERAGE

  Prior to the Shipbuilding Distribution, the Company historically relied upon Tenneco for working capital requirements on a short-term basis and for other financial support functions. As a result of the Shipbuilding Distribution, the Company is not able to rely on the earnings, assets or cash flow of Tenneco and the Company is responsible for servicing its own debt and obtaining and maintaining sufficient working capital. The Company had substantial new indebtedness upon the consummation of the offering of the Old Notes. The Company's debt following consummation of the Distribution Transaction included (on a pro forma basis at September 30, 1996): (i) the Old Notes in the aggregate amount of $200 million and the Old Senior Subordinated Notes in the aggregate amount of $200 million; and (ii) secured borrowings of $214 million under the Senior Credit Facility. As of September 30, 1996, on a pro forma basis after giving effect to the Distribution Transaction, the Company on a consolidated basis, had outstanding $614 million of total indebtedness, and stockholders' equity of $196 million, with an additional $201 million available for borrowing under the Senior Credit Facility, consisting of $111 million for advances and letters of credit and $90 million for standby letters of credit.

  The degree to which the Company is leveraged could have important consequences to holders of the Notes, including the following: (i) the Company's ability to obtain financing in the future for working capital, capital expenditures and general corporate purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness; and
(iii) the high degree of leverage may limit the Company's ability to react to changes in the industry, make the Company more vulnerable to economic downturns and limit its ability to withstand competitive pressures.

  The Company's ability to pay interest on the Notes and to service its other debt obligations will depend upon its future operating performance, which will be affected by prevailing economic conditions and financial and business factors, many of which are beyond the Company's control. If the Company cannot generate sufficient cash flow from operations to meet its obligations, then the Company may be required to attempt to restructure or refinance its debt, raise additional capital or take other actions such as selling assets or reducing or delaying capital expenditures. There can be no assurance, however, that any of such actions could be effected on satisfactory terms, if at all, or would be permitted by the terms of the Senior Credit Facility, the New Indentures or the Old Indentures or the Company's other credit and contractual arrangements.

  The Senior Credit Facility and the Old Indentures contain, and the New Indentures will contain, restrictive covenants that, among other things, limit the Company's ability to incur additional indebtedness, create liens and make investments and capital expenditures. The Senior Credit Facility requires the Company to comply with certain financial ratios and tests, under which the Company is required to achieve certain financial and operating results. The Company's ability to meet these financial ratios and tests may be affected by events beyond its control, and there can be no assurance that they will be met. In the event of a default under the Senior Credit Facility, the lenders thereunder may terminate their lending commitments and declare the indebtedness immediately due and payable, resulting in a default under the New Notes. There can be no assurance that the Company would have sufficient assets to pay indebtedness then outstanding thereunder and under the New Notes.

SUBORDINATION

  The New Senior Subordinated Notes will be subordinated in right of payment to all Senior Indebtedness of NNS, including the Old Senior Notes, the New Senior Notes and borrowings under the Senior Credit Facility. In the event of the bankruptcy, liquidation or reorganization of NNS, the assets of NNS will be available to pay obligations on the New Senior Subordinated Notes only after all Senior Indebtedness has been paid in full and sufficient assets may not remain to pay amounts due on any or all of the New Senior Subordinated Notes then outstanding. Similarly, the Guarantees of the New Senior Subordinated Notes will be subordinated in right of payment to all Guarantor Senior Indebtedness of the respective Guarantors. In certain circumstances, provisions of the Senior Indebtedness could prohibit payments of amounts due to holders of the New Senior Subordinated Notes. See "Description of the New Notes--Subordination of New Senior Subordinated Notes." As of September 30, 1996, on a pro forma basis after giving effect to the Distribution Transaction, NNS and the

Guarantors had Senior Indebtedness and Guarantor Senior Indebtedness in an aggregate amount of approximately $414 million. Additional Senior Indebtedness and Guarantor Senior Indebtedness may be incurred by NNS and the Guarantors from time to time, subject to certain limitations. See "Description of the New Notes--Certain Covenants--Relating to all the New Notes--Limitation on Indebtedness."

  The New Notes and the Guarantees will be effectively subordinated to secured indebtedness of NNS and the Guarantors, including all indebtedness under the Senior Credit Facility, which is secured by substantially all of the assets of NNS and the Guarantors. See "Description of the Senior Credit Facility."

POTENTIAL LIABILITIES DUE TO FRAUDULENT TRANSFER CONSIDERATIONS AND LEGAL DIVIDEND REQUIREMENTS

  The proceeds of the Old Notes were used by NNS to pay a portion of a dividend of approximately $600 million to Tenneco or one or more of its subsidiaries as part of the Distribution Transaction. The Distribution Transaction, including the incurrence by NNS of indebtedness, such as the Old Notes, to pay a dividend, and the incurrence by the Guarantors of indebtedness, such as the Guarantees, and the Exchange Offer may be subject to review under various state and federal fraudulent conveyance laws. Under these laws, if a court in a lawsuit by an unpaid creditor or a representative of creditors (such as a trustee or debtor-in-possession in a bankruptcy by NNS or any of the Guarantors) were to determine that NNS did not receive fair consideration or reasonably equivalent value for issuing the Notes or taking other action related to the Distribution Transaction or any Guarantor did not receive fair consideration or reasonably equivalent value for executing its Guarantee or taking other action related to the Distribution Transaction and, at the time of such issuance or execution, NNS or the Guarantor (i) was insolvent or would be rendered insolvent, (ii) had unreasonably small capital with which to carry on its business and all businesses in which it intended to engage, or (iii) intended to incur, or believed it would incur, debts beyond its ability to repay such debts as they would mature, then such court could order the holders of the Notes to return any payments received under the Notes or the Guarantees, and invalidate, in whole or in part, the Notes, the Guarantees or the Distribution Transaction, as fraudulent conveyances.

  The measure of insolvency for purposes of the fraudulent conveyance laws will vary depending on which jurisdiction's law is applied. Generally, however, an entity would be considered insolvent if the present fair saleable value of its assets is less than (i) the amount of its liabilities (including contingent liabilities), or (ii) the amount that will be required to pay its probable liabilities on its existing debts as they become absolute and mature. No assurance can be given as to what standard a court would apply in determining insolvency or that a court would not determine that NNS or any of the Guarantors was "insolvent" at the time of or after giving effect to the Distribution Transaction, including the issuance of the Notes and execution of the Guarantees.

  In addition, the Shipbuilding Distribution which was made by Tenneco may be subject to similar fraudulent conveyance review. If a court were to find that the Shipbuilding Distribution was a fraudulent conveyance, such court could invalidate, in whole or in part, the Shipbuilding Distribution.

  NNS' payment of the dividend to Tenneco is also subject to review under state corporate distribution statutes. Under the General Corporation Law of the State of Delaware (the "DGCL"), a corporation may only pay dividends to its stockholders either (i) out of its surplus (net assets minus capital), or (ii) if there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Although NNS made the distribution entirely from surplus, no assurance can be given that a court will not later determine that some or all of the distribution was unlawful.

  Prior to the Shipbuilding Distribution, the Board of Directors of Tenneco (the "Tenneco Board") obtained an opinion regarding the solvency of NNS and Tenneco and the permissibility of the Shipbuilding Distribution and the dividend to be paid by NNS to Tenneco, under Section 170 of the DGCL. The Company was informed that the Tenneco Board and management believe that, in accordance with this opinion, (i) NNS and Tenneco each was solvent at the time of the Distribution Transaction (including after the payment of such dividend and the Shipbuilding Distribution), was able to repay its debts as they mature following the Distribution Transaction and had sufficient capital to carry on its businesses and (ii) the Shipbuilding Distribution and such dividend was made entirely out of surplus in accordance with Section 170 of the DGCL. There is no certainty, however, that a court would find this solvency opinion to be binding on creditors of NNS or Tenneco or that a court would reach the same conclusions set forth in such opinion in determining whether NNS or Tenneco was insolvent at the time of, or after giving effect to, the Distribution Transaction, or whether lawful funds were available for the Shipbuilding Distribution and such dividend.

  Pursuant to the Distribution Agreement (as defined), from and after the Shipbuilding Distribution, each of Tenneco, the Company and New Tenneco is responsible for the debts, liabilities and other obligations related to the business or businesses which it owns and operates following the consummation of the Distribution Transaction. Although the Company does not expect to be liable for any such obligations not expressly assumed by it pursuant to the Distribution Agreement, it is possible that a court would disregard the allocation agreed to among the parties, and require the Company to assume responsibility for obligations allocated to Tenneco or New Tenneco (for example, tax and/or environmental liabilities), particularly if one of such other parties were to refuse or were to be unable to pay or perform the subject allocated obligations.

GOVERNMENT CLAIMS AND INVESTIGATIONS

  More than 90% of the Company's sales involve contracts entered into with the U.S. Government. These contracts are subject to possible termination for the convenience of the U.S. Government, to audit and to possible adjustments affecting both cost-type and fixed price type contracts. Like many government contractors, the Company has received audit reports which recommend that certain contract prices be reduced, or costs allocated to government contracts be disallowed, to comply with various government regulations. Some of these audit reports involve substantial amounts. The Company has made adjustments to its contract prices and the costs allocated to government contracts in those cases in which it believes such adjustments are appropriate. In addition, various governmental agencies may at any time be conducting various other investigations or making specific inquiries concerning the Company. Management is of the opinion that the ultimate resolution of these matters will not have a material adverse effect on the Company's financial condition or results of operations. In May 1996, the Company was subpoenaed by the Inspector General of the Department of Defense as part of a joint inquiry conducted by the Department of Defense, the Department of Justice, the U.S. Attorney's Office for the Eastern District of Virginia and the Naval Criminal Investigation Service. See "Business--Investigations and Legal Proceedings" and Note 13 of the Combined Financial Statements.

COLLECTIVE BARGAINING AGREEMENTS

  The Company has entered into four collective bargaining agreements covering all of the Company's approximately 10,780 hourly employees. The agreement with the United Steelworkers of America covers approximately 10,520 employees and expires April 4, 1999. The agreement with the United Plant Guard Workers of America and its Amalgamated Local No. 451 covers approximately 100 employees and expires February 11, 2001. The agreement with the International Association of Fire Fighters, Local I-45 covers approximately 30 employees and expires September 24, 2000. The Idaho General President's Project Maintenance Agreement (a master agreement with approximately twelve craft unions) covers approximately 130 employees of Newport News Reactor Services, Inc., a subsidiary of Newport News, working in Idaho. This agreement expires upon completion of the project. Although the Company believes that its relationships with these unions are good, there can be no assurance that the Company will not experience labor disruptions associated with these collective bargaining agreements.

ENVIRONMENTAL MATTERS

  The Company is subject to various federal, state and local environmental laws and regulations that impose limitations on the discharge of pollutants into the environment and establish standards for the transportation, storage and disposal of toxic and hazardous wastes. Stringent fines and penalties may be imposed for non-compliance and certain environmental laws impose joint and several "strict liability" for remediation of spills and releases of oil and hazardous substances rendering a person liable for environmental damage, without regard to negligence or fault on the part of such person. Such laws and regulations may expose the Company to liability for the conduct of or conditions caused by others, including, without limitation, Tenneco and New Tenneco, or for acts of the Company which are or were in compliance with all applicable laws at the time such acts were performed.

  The nature of shipbuilding operations requires the use of hazardous materials. The Company's shipyard also generates significant quantities of wastewater which it treats before discharging pursuant to various permits. In order to handle these materials, the shipyard has an extensive network of above-ground and underground storage tanks, some of which have leaked and required remediation in the past. In addition, the extensive handling of these materials sometimes results in spills on the shipyard and occasionally in the adjacent James River. The shipyard also has extensive waste handling programs which it maintains and, periodically, must close in accordance with applicable regulations. The cumulative cost of these normal operations are not expected to have a material adverse effect on the Company's financial condition or results of operations. See "Business--Health, Safety and Environmental."

CONSEQUENCES OF FAILURE TO EXCHANGE

  Holders of Old Notes who do not exchange the Old Notes for the New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act.

  Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 promulgated under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business, such holder has no arrangement with any person to participate in the distribution of such New Notes and neither such holder nor any such other person is engaging in or intends to engage in a distribution of such New Notes. Notwithstanding the foregoing, each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with any resale of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities (other than Old Notes acquired directly from the Company). See "The Exchange Offer."

NECESSITY TO COMPLY WITH EXCHANGE OFFER PROCEDURES

  To participate in the Exchange Offer, and to avoid the restrictions on transfer of the Old Notes, holders of Old Notes must transmit a properly completed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to the Exchange Agent at one of the addresses set forth below under "The Exchange Offer--Exchange Agent" on or prior to the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal or (ii) a timely confirmation of a book-entry transfer of such Old Notes into the Exchange Agent's account at DTC pursuant to the procedure for book-entry transfer described herein, must be received by the Exchange Agent on or prior to the Expiration Date or (iii) the holder must comply with the guaranteed delivery procedures described herein. See "The Exchange Offer."

LACK OF PUBLIC TRADING MARKET

  The Notes constitute securities for which there is no established trading market. There can be no assurance as to the development of any market or the liquidity of any market that may develop for the New Notes.

                              THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

  NNS, the Guarantors and the Initial Purchasers entered into the Registration Rights Agreements, which provide that NNS and the Guarantors will use their best efforts, and at their cost, to file and cause to become effective the Exchange Offer Registration Statement with respect to a registered offer to exchange (the "Exchange Offer") the Old Notes for an issue of New Notes with terms which are substantially identical (including principal amount, interest rate and maturity) to the terms of the Old Notes for which they will be exchanged (except that the New Notes will have been registered under the Securities Act and will not bear legends restricting their transfer) and guaranteed on a joint and several basis by the Guarantors with terms identical to the Guarantees of the Old Notes. Upon such registration statement being declared effective, NNS shall offer the New Notes in return for surrender of the Old Notes as aforesaid. Such offer shall remain open for 30 days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to holders of the Old Notes. For each Old Note surrendered to NNS under the Exchange Offer, the holder will receive a New Note of equal principal amount on or prior to the fifth day following the Expiration Date. If, (i) because of any change in law or in currently prevailing interpretations of the staff of the Commission, the Company is not permitted to effect the Exchange Offer, (ii) the Exchange Offer is not commenced on or prior to the Effectiveness Date, (iii) any holder of Private Exchange Securities so requests, or (iv) in the case of any holder that participates in the Exchange Offer, such holder does not receive New Notes on the date of the exchange that may be sold without restriction under state and federal securities laws, then, the Company shall, at its cost, use its best efforts to cause to become effective a Shelf Registration Statement effective until three years after the Issue Date (as defined). NNS and the Guarantors shall, in the event of such a shelf registration, provide to each holder copies of the prospectus, notify each holder when a registration statement for the Old Notes has become effective and take certain other actions as are required to permit resales of the Old Notes.

  In the event that (i) the Exchange Offer Registration Statement relating to the Exchange Offer is not filed with the Commission on or prior to the 60th day following the Closing Date, (ii) the Exchange Offer Registration Statement is not declared effective on or prior to the 150th day following the Closing Date or (iii) the Exchange Offer is not consummated or (unless the Exchange Offer is consummated) a registration statement with respect to resale of the Old Notes is not declared effective on or prior to the later of the 180th day following the Closing Date and the 120th day following the date of the event the occurrence of which obligated NNS and the Guarantors to file such registration statement (each such event referred to in clauses (i) through (iii), a "Registration Default"), then NNS will pay additional interest (in addition to the interest otherwise due on the Old Notes) to each holder of Old Notes during the first 90-day period immediately following the occurrence of each such Registration Default in an amount equal to 0.25% per annum. The amount of interest will increase by an additional 0.25% per annum for each subsequent 90-day period until such Registration Default is cured, up to a maximum amount of additional interest of 1.00% per annum. Such additional interest will cease accruing on such Old Notes when the Registration Default has been cured.

  Following the consummation of the Exchange Offer, except as set forth below, holders of Old Notes not tendered will not have any further registration rights and the Old Notes will continue to be subject to certain restrictions on transfer. See "--Consequences of Failure to Exchange." Accordingly, the liquidity of the market for the Old Notes could be adversely affected.

TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, NNS will accept any and all Old Notes validly tendered and not withdrawn on or prior to the Expiration Date. NNS will issue $1,000 principal amount of New Senior Notes or New Senior Subordinated Notes, as the case may be, in exchange for each $1,000 principal amount of outstanding Old Senior Notes or Old Senior Subordinated Notes, as the case may be, accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000 principal amount.

  The form and terms of the New Notes are substantially identical (including principal amount, interest rate, and maturity) to the form and terms of the Old Notes, except that the New Notes will have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer pursuant to the Securities Act and (ii) holders of New Notes will not be entitled to certain rights of holders of Old Notes under the Registration Rights Agreement which will terminate upon the consummation of the Exchange Offer. The New Notes will evidence the same debt as the Old Notes (which they replace) and will be issued under, and be entitled to the benefits of, the New Indentures, which are substantially identical to the Old Indentures (other than such changes as are necessary to comply with any requirements of the Commission to effect or maintain the qualification of such trust indenture under the Trust Indenture Act.

  As of the date of this Prospectus, of the $400,000,000 aggregate principal amount of the Old Notes outstanding, $3,500,000 is registered in the name of institutions and the remainder is registered in the name of Cede & Co, as nominee for The Depository Trust Company (the "Depository" or "DTC"). Only a registered holder of Old Notes (or such holder's legal representative or attorney-in-fact) as reflected on the records of the Trustee under the Old
Note Indentures may participate in the Exchange Offer. There will be no fixed record date for determining registered holders of Old Notes entitled to participate in the Exchange Offer.

  NNS shall be deemed to have accepted validly tendered Old Notes when, as and if NNS has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Old Notes for the purposes of receiving the New Notes from NNS.

  If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned (or in the case of Old Notes tendered by book-entry transfer through DTC, will be credited to an account maintained with DTC), without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date. See "-- Procedures for Tendering."

  Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than any applicable taxes, in connection with the Exchange Offer. See "--Fees and Expenses."

  If, prior to consummation of the Exchange Offer, any Initial Purchaser holds any Old Notes acquired by it and having, or which are reasonably likely to be determined to have, the status of an unsold allotment in the initial distribution, NNS upon the request of such Initial Purchaser shall, simultaneously with the delivery of the New Notes in the Exchange Offer, issue and deliver to such Initial Purchaser, in exchange (the "Private Exchange") for the Old Notes held by such Initial Purchaser, a like principal amount of debt securities of NNS that are identical to the New Notes and guaranteed by the Guarantors with terms identical to the Guarantees (the "Private Exchange Securities") (and which are issued pursuant to the New Indentures). The Private Exchange Securities shall bear the same CUSIP number as the New Notes. Interest on the New Notes and Private Exchange Securities will accrue from the last Interest Payment Date on which interest was paid on the Old Notes surrendered in exchange therefor or, if no interest has been paid on the Old Notes, from the Issue Date.

  The New Indentures will provide that the holders of any of the New Notes and the Private Exchange Securities will vote and consent together on all matters (to which such holders are entitled to vote or consent) as one class and that none of the holders of the New Notes and the Private Exchange Securities will have the right to vote or consent as a separate class on any matter (to which such holders are entitled to vote or consent).

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
         , 1997, unless NNS, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

  In order to extend the Exchange Offer, NNS will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

  NNS reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, (ii) to extend the Exchange Offer, (iii) to terminate the Exchange Offer by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (iv) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof. If the Exchange Offer is amended in a manner determined by NNS to constitute a material change, NNS will promptly disclose such amendments by means of a prospectus supplement that will be distributed to the registered holders of Old Notes, and NNS will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

  Without limiting the manner in which NNS may choose to make public announcement of any delay, extension, termination or amendment of the Exchange Offer, NNS shall not have an obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

INTEREST

  Interest on the New Notes shall accrue from the last Interest Payment Date on which interest was paid on the Old Notes so surrendered, or, if no interest has been paid on such Old Notes, from November 26, 1996. No interest will be paid on the Old Notes accepted for exchange.

PROCEDURES FOR TENDERING

  Only a registered holder of Old Notes may tender such Old Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes and any other required documents, to the Exchange Agent at the address set forth below under "--Exchange Agent" for receipt prior to the Expiration Date; provided, however, that in lieu of the foregoing, a holder may either (i) tender the Old Notes pursuant to the procedure for book-entry tender set forth below, or (ii) comply with the guaranteed delivery procedure set forth below.

  The tender by a holder will constitute an agreement between such holder and NNS in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO NNS. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTION FOR SUCH HOLDERS.

  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. See "Instruction to Registered Holder from Beneficial Owner" included with the Letter of Transmittal.

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined) unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Delivery Instructions" on the Letter of Transmittal, or

(ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member of one of the following signature guarantee programs: the Securities Transfer Agents Medallion Program (STAMP), the New York Stock Exchange Medallion Signature Program (MSP) and the Stock Exchange Medallion Program (SEMP) (an "Eligible Institution").

  If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Old Notes.

  If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to NNS of their authority to so act must be submitted with the Letter of Transmittal.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Old Notes will be determined by NNS, in its sole discretion, which determination will be final and binding. NNS reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes NNS' acceptance of which would, in the opinion of counsel for NNS, be unlawful. NNS also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. NNS' interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as NNS shall determine. Although NNS intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither NNS, the Guarantors, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

  By executing the Letter of Transmittal, each registered holder will represent to the Company, among other things, that (i) the New Notes to be acquired by the holder and any beneficial owner(s) of Old Notes ("Beneficial Owner(s)") in connection with the Exchange Offer are being acquired by the holder and any Beneficial Owner(s) in the ordinary course of business of the holder and any Beneficial Owner(s), (ii) at the time of the consummation of the Exchange Offer the holder and each Beneficial Owner are not engaging in, do not intend to engage in, and have no arrangement or understanding with any person to participate, in the distribution of the New Notes in violation of the provisions of the Securities Act, (iii) the holder and each Beneficial Owner acknowledge and agree that any person participating in the Exchange Offer for the purpose of distributing the New Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the New Notes acquired by such person and cannot rely on the position of the Staff of the Commission set forth in no-action letters that are discussed under "Plan of Distribution",
(iv) the holder and each Beneficial Owner understands that a secondary resale transaction described in clause (iii) above should be covered by an effective registration statement containing the selling securityholder information required by Item 507 or 508, as applicable, of Regulation S-K of the Commission, and (v) neither the holder nor any Beneficial Owner(s) is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company except as otherwise disclosed to the Company in writing.

EXCHANGING BOOK-ENTRY OLD NOTES

  The Exchange Agent and DTC have confirmed that any financial institution that has an account with DTC (a "Participant") may utilize DTC's Automated Tender Offer Program ("ATOP") to tender Old Notes.

  The Exchange Agent will request that DTC establish an account with respect to the Old Notes for purposes of the Exchange Offer within two business days after the date of the Exchange Offer. Any Participant may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into such Exchange Agent's account in accordance with DTC's ATOP procedures for transfer. However, the exchange for the Old Notes so tendered will only be made after timely confirmation (a "Book-Entry Confirmation") of such book-entry transfer of Old Notes into the Exchange Agent's account, and timely receipt by the Exchange Agent of an Agent's Message (as defined) and any other documents required by the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by DTC and received by the Exchange Agent and forming part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from a Participant tendering Old Notes which are the subject of such Book-Entry Confirmation that such Participant has received an agrees to be bound by the terms of the Letter of Transmittal, and that the Company may enforce such agreement against such Participant.

  The method of delivery of Old Notes is at the option and risk of the tendering holder and, except as otherwise provided in the Letter of Transmittal, the delivery will be deemed to be made only when actually received by the Exchange Agent.

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, or (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date or (iii) who cannot comply with the procedure for book-entry tender on a timely basis, may effect a tender if:

    (a) The tender is made through an Eligible Institution;

    (b) On or prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Old Notes and the principal amount of the Old Notes being tendered, stating that the tender is being made thereby and guaranteeing that, within five business days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Old Notes and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

    (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Old Notes in proper form for transfer and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within five business days after the Expiration Date.

  Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time on or prior to the Expiration Date.

  To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein on or prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers (except in the case of book-entry tenders) and principal amount at maturity (regardless of the means of tendering) of such Old Notes), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the Depositor withdrawing the tender, and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. If the Old Notes have been tendered pursuant to the procedure for book-entry tender set forth above under "Exchanging Book-Entry Old Notes," a notice of withdrawal must specify, in lieu of certificate numbers, the name and account number at DTC to be credited with the withdrawn Old Notes. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company in its sole discretion, which determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "Procedures for Tendering" at any time on or prior to the Expiration Date.

  Any Old Notes which have been tendered but which are not accepted for exchange due to rejection of tender or termination of the Exchange Offer, or which have been validly withdrawn, will be returned as soon as practicable to the holder thereof without cost to such holder.

EXCHANGE AGENT

  The Bank of New York has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent at (212) 815-6285 or addressed as follows:

    By Overnight Courier/Mail/Hand:                 By Facsimile:
         The Bank of New York                   The Bank of New York
          101 Barclay Street                   Attn: Mr. Byron Merino
              21st Floor                           (212) 815-5915
          New York, NY 10286
        Attn: Mr. Byron Merino
            (212) 815-6285

FEES AND EXPENSES

  The expenses of soliciting tenders will be borne by the Company. The principal solicitations are being made by mail; however, additional solicitations may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

  The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptance of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

  The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately
$         . Such expenses include fees and expenses of the Exchange Agent and
Trustee, accounting and legal fees and printing costs, among others.

EFFECT ON HOLDERS OF OLD NOTES

  Old Notes which are not exchanged for New Notes pursuant to the Exchange Offer will remain restricted securities under the Securities Act. Accordingly, such Old Notes may be resold only (i) to a person who the seller reasonably believes is a "qualified institutional buyer" as defined in Rule 144A under the Securities Act

("QIB") in a transaction meeting the requirements of Rule 144A, in a transaction meeting the requirements of Rule 144 under the Securities Act, outside the U.S. to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act or in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel if NNS so requests), (ii) to NNS or (iii) pursuant to an effective registration statement, and, in each case, in accordance with any applicable securities laws of any State of the United States or any other applicable jurisdiction. Certain holders prohibited from participating in the Exchange Offer may have certain other registration rights under the Registration Rights Agreements. See "Prospectus Summary--The Exchange Offer-- Registration Rights Agreements."

ACCOUNTING TREATMENT

  The carrying value of the Old Notes is not expected to be materially different from the fair value of the New Notes at the time of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company. The expenses of the Exchange Offer will be amortized by the Company over the term of the New Notes.

                                USE OF PROCEEDS

  The Company will not receive cash proceeds from the exchange of New Notes for Old Notes.

  The net proceeds from the sale of Old Notes were $390,500,000, after deducting the discount to the Initial Purchasers, but before deducting fees and expenses of approximately $750,000. The proceeds were used to pay a portion of (i) $600 million as a dividend to Tenneco or one or more of its subsidiaries for use in retiring certain Tenneco Consolidated Debt and (ii) $14 million in payment of certain fees and expenses incurred in connection with the Senior Credit Facility and the Old Notes pursuant to the Shipbuilding Distribution.

                                CAPITALIZATION

  The following table sets forth the unaudited historical capitalization as of September 30, 1996, and unaudited pro forma capitalization as of September 30, 1996, after giving effect to the Distribution Transaction described in the "Unaudited Pro Forma Combined Financial Statements." The capitalization of the Company should be read in conjunction with the Combined Financial Statements, and the notes thereto, the "Unaudited Pro Forma Combined Financial Statements," "Selected Combined Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," each contained elsewhere herein.

                                                                  AS OF
                                                            SEPTEMBER 30, 1996
                                                           --------------------
                                                           HISTORICAL PRO FORMA
                                                           ---------- ---------
In millions
SHORT-TERM DEBT:
Allocated from Tenneco....................................    $160(a)   $ --
Term Loan.................................................      --        28(b)
LONG-TERM DEBT:
Allocated from Tenneco....................................     267(a)     --
Revolving Credit Facility.................................      --        14(c)
Term Loan.................................................      --       172
8 5/8% Old Notes due 2006.................................      --       200
9 1/4% Old Senior Subordinated Notes due 2006.............      --       200
                                                              ----      ----
  Total debt..............................................     427       614
                                                              ----      ----
EQUITY:
Common stock..............................................      --         1
Paid-in capital...........................................      --       195
Retained earnings.........................................      --        --
Combined equity(d)........................................     334        --
                                                              ----      ----
  Total equity............................................     334       196
                                                              ----      ----
TOTAL CAPITALIZATION......................................    $761      $810
                                                              ====      ====

--------
(a) Represents debt allocated to the Company from Tenneco. Tenneco's historical practice was to incur indebtedness for its consolidated group at the parent company level or at a limited number of subsidiaries (not including the Company), rather than at the operating company level, and to centrally manage various cash functions. Management believes that the historical allocation of corporate debt and interest expense is reasonable; however, it is not necessarily indicative of the Company's debt following completion of the Distribution Transaction, nor debt and interest that may be incurred by the Company as a separate public entity.

(b) Approximately $28 million of borrowings under the Term Loan will mature within one year from the consummation of the Distribution Transaction and such amount is reflected as short-term debt.

(c) On a pro forma basis at September 30, 1996, $201 million of aggregate principal amount will be unused and available for borrowing as follows:
    $111 million for advances and letters of credit and $90 million for standby letters of credit.

(d) Represented the combined equity of Tenneco's cumulative net investment in the businesses of the Company.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

  The following Unaudited Pro Forma Combined Balance Sheet of the Company as of September 30, 1996 and Unaudited Pro Forma Combined Statements of Earnings for the nine months ended September 30, 1996 and the year ended December 31, 1995 have been prepared to reflect the Shipbuilding Distribution and related transactions (the "Distribution Transaction"), including: (i) the issuance of $400 million aggregate principal amount of Old Senior Notes and Old Senior Subordinated Notes (collectively "Old Notes"); (ii) borrowings of $214 million under the Company's senior credit facility ("Senior Credit Facility"); (iii) the cash dividend of $600 million paid by the Company to Tenneco or one or more of its subsidiaries; (iv) the payment of $14 million of certain fees and expenses incurred in connection with the Senior Credit Facility and the Old Notes; and (v) the issuance of NNS Common Stock pursuant to the Shipbuilding Distribution.

  The historical Combined Financial Statements reflect the financial position and results of operations of the shipbuilding business whose net assets were transferred to the Company prior to the Distribution Transaction. The accounting for such transfer of assets and liabilities represents a reorganization of companies under common control and, accordingly, all assets and liabilities are reflected at their historical cost in the Combined Financial Statements.

  The Unaudited Pro Forma Combined Balance Sheet has been prepared as if the various components of the Distribution Transaction occurred on September 30, 1996; the Unaudited Pro Forma Combined Statements of Earnings have been prepared as if the various components of the Distribution Transaction occurred as of January 1, 1995. The Unaudited Pro Forma Combined Financial Statements set forth on the following pages are not necessarily indicative of the results that would have actually occurred if the Distribution Transaction had been consummated as of September 30, 1996, or January 1, 1995, or results which may be attained in the future.

  The pro forma adjustments, as described in the Notes to the Unaudited Pro Forma Combined Financial Statements, are based upon available information and upon certain assumptions that management believes are reasonable.

              UNAUDITED PRO FORMA COMBINED STATEMENTS OF EARNINGS

                           NINE MONTHS ENDED SEPTEMBER 30,
                                        1996
                          ----------------------------------
                           COMPANY    PRO FORMA   PRO FORMA
                          HISTORICAL ADJUSTMENTS   COMBINED
                          ---------- -----------  ----------
In millions (except
share data)
Net sales...............    $1,437      $         $    1,437
Operating costs and
 expenses...............     1,320         2 (a)       1,322
                            ------      ----      ----------
Operating earnings......       117        (2)            115
Interest expense........        25       (25)(b)          40
                                          40 (a)
                            ------      ----      ----------
Earnings before income
 taxes..................        92       (17)             75
Provision for income
 taxes..................        40         9 (b)          35
                                         (14)(a)
                            ------      ----      ----------
Net earnings............    $   52      $(12)     $       40
                            ======      ====      ==========
Average number of common
 shares outstanding.....                          34,083,609
                                                  ==========
Earnings per share......                               $1.17
                                                  ==========
                            YEAR ENDED DECEMBER 31, 1995
                          ----------------------------------
                           COMPANY    PRO FORMA   PRO FORMA
                          HISTORICAL ADJUSTMENTS   COMBINED
                          ---------- -----------  ----------
Net sales...............    $1,756      $         $    1,756
Operating costs and
 expenses...............     1,599         2 (a)       1,601
                            ------      ----      ----------
Operating earnings......       157        (2)            155
Interest expense........        29       (29)(b)          53
                                          53 (a)
Other (income), net.....        (3)                       (3)
                            ------      ----      ----------
Earnings before income
 taxes..................       131       (26)            105
Provision for income
 taxes..................        58        10 (b)          49
                                         (19)(a)
                            ------      ----      ----------
Net earnings............    $   73      $(17)     $       56
                            ======      ====      ==========
Average number of common
 shares outstanding.....                          34,799,188
                                                  ==========
Earnings per share......                               $1.61
                                                  ==========



      See the accompanying notes to Unaudited Pro Forma Combined Financial
                                  Statements.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                                   AS OF SEPTEMBER 30, 1996
                                               ---------------------------------
                                                COMPANY    PRO FORMA   PRO FORMA
                                               HISTORICAL ADJUSTMENTS  COMBINED
                                               ---------- -----------  ---------
In millions
ASSETS
Cash and cash equivalents.....................   $    1      $  4 (c)   $    5
                                                              614 (d)
                                                             (614)(e)
Contracts in process..........................      298                    298
Other current assets..........................      180                    180
                                                 ------      ----       ------
  Total current assets........................      479         4          483
                                                 ------      ----       ------
Property, plant and equipment, net............      834                    834
Other assets..................................      160        14 (e)      174
                                                 ------      ----       ------
  Total noncurrent assets.....................      994        14        1,008
                                                 ------      ----       ------
                                                 $1,473      $ 18       $1,491
                                                 ======      ====       ======
LIABILITIES AND EQUITY
Accounts payable..............................   $  133      $(31)(f)   $  102
Short-term debt...............................      160      (160)(b)       28
                                                               28 (d)
Other accrued liabilities.....................      181                    181
                                                 ------      ----       ------
  Total current liabilities...................      474      (163)         311
                                                 ------      ----       ------
Long-term debt................................      267      (267)(b)      586
                                                              586 (d)
Deferred income taxes.........................      136                    136
Other long-term liabilities...................      262                    262
                                                 ------      ----       ------
  Total noncurrent liabilities................      665       319          984
                                                 ------      ----       ------
Common stock..................................                  1 (g)        1
Paid-in capital...............................                195 (g)      195
Retained earnings.............................                --  (g)      --
Combined equity...............................      334       427 (b)      --
                                                                4 (c)
                                                             (600)(e)
                                                               31 (f)
                                                             (196)(g)
                                                 ------      ----       ------
  Total equity................................      334      (138)         196
                                                 ------      ----       ------
                                                 $1,473      $ 18       $1,491
                                                 ======      ====       ======

  See accompanying notes to Unaudited Pro Forma Combined Financial Statements.

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

  (a) To reflect: (i) interest expense related to the borrowings assumed outstanding under the Senior Credit Facility and the Old Notes at the assumed annual interest rates discussed in (d) below, (ii) the cost of commitment fees on the unused borrowing capacity under the revolving credit facility ("Revolving Credit Facility") constituting part of the Senior Credit Facility, and (iii) the amortization of deferred debt financing costs incurred in connection with the Senior Credit Facility and the Old Notes, as well as the related tax effects of these items at an assumed statutory rate of 35%. A 1/8% change in the assumed annual interest rates of the Senior Credit Facility and the Old Notes would change pro forma annual interest expense by $0.8 million, before the effect of income taxes.

  (b) To reflect the elimination of corporate debt and related interest expense allocated by Tenneco to the Company. A portion of Tenneco's corporate debt and the related interest expense has been allocated to the Company as a component of the Company's historical capitalization.

  (c) To reflect a cash contribution from Tenneco to the Company pursuant to the cash realignment provisions in the distribution agreement covering the Shipbuilding Distribution.

  (d) To reflect $614 million in total borrowings under the various credit facilities which borrowings consist of (i) a $200 million six-year amortizing Term Loan with an estimated annual interest rate of 8%, (ii) $200 million Old Senior Notes due 2006 with an estimated annual interest rate of 8.625%, (iii) $200 million Old Senior Subordinated Notes due 2006 with an estimated annual interest rate of 9.25%, and (iv) $14 million in borrowings under the $215 million six-year Revolving Credit Facility, with an estimated annual interest rate of 8% and commitment fees due on the unused portion of the facility, for payment of certain fees and expenses described in (f) below. Approximately $28 million of the assumed Term Loan borrowings will mature within one year from the consummation of the Distribution Transaction, and such amount is reflected as short-term debt in the accompanying Pro Forma Combined Balance Sheet.

  (e) To reflect: (i) a cash dividend of $600 million paid by the Company to Tenneco or one or more of its subsidiaries, principally using borrowings under the Senior Credit Facility and the Old Notes and (ii) a payment of $14 million for certain fees and expenses in connection with the Senior Credit Facility and Old Notes.

  (f) To reflect the settlement or capitalization of intercompany accounts payable with Tenneco affiliates pursuant to certain corporate restructuring transactions.

  (g) To reflect the distribution of NNS Common Stock to holders of Tenneco Common Stock at an exchange ratio of one share of NNS Common Stock for five shares of Tenneco Common Stock.

                       SELECTED COMBINED FINANCIAL DATA

  The following selected combined financial data as of December 31, 1995 and 1994 and for the years ended December 31, 1995, 1994 and 1993 were derived from the audited Combined Financial Statements of the Company. The selected combined financial data as of December 31, 1993, 1992 and 1991 and for the years ended December 31, 1992 and 1991 are unaudited and were derived from the accounting records of Tenneco. The selected combined financial data as of and for each of the nine-month periods ended September 30, 1996 and 1995 were derived from the unaudited Combined Financial Statements of the Company. In the opinion of the Company's management, the selected combined financial data of the Company as of December 31, 1993, 1992 and 1991 and for the years ended December 31, 1992 and 1991, and as of and for the nine months ended September 30, 1996 and 1995 include all adjusting entries (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. The results of operations for the nine months ended September 30, 1996 should not be regarded as indicative of the results that may be expected for the full year.

  This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Combined Financial Statements, and notes thereto, included elsewhere in this Prospectus.

                              NINE MONTHS
                          ENDED SEPTEMBER 30             YEARS ENDED DECEMBER 31
                          ---------------------   --------------------------------------------------
                           1996(A)     1995(A)    1995(A)  1994(A)     1993(A)      1992       1991
                          ---------   ---------   -------  -------     -------     ------     ------
In millions, except
ratios
STATEMENTS OF EARNINGS
DATA:
Net sales...............  $   1,437   $   1,290   $1,756   $1,753      $1,861      $2,265     $2,216
                          =========   =========   ======   ======      ======      ======     ======
Operating earnings......  $     117   $     125   $  157   $  201      $  210      $  249     $  224
Interest expense (net of
 interest capitalized)..         25          26       29       30          36          42         23
Other (income) expense,
 net....................         --          --       (3)       1         (15)(b)      --         (2)
Provision for income
 taxes..................         40          41       58       75          78          64         68
                          ---------   ---------   ------   ------      ------      ------     ------
Earnings before
 cumulative effect of
 changes in accounting
 principles.............         52          58       73       95         111         143        135
Cumulative effect of
 changes in accounting
 principles, net of
 tax....................         --          --       --       (4)(c)      --         (93)(c)     --
                          ---------   ---------   ------   ------      ------      ------     ------
Net earnings............  $      52   $      58   $   73   $   91      $  111      $   50     $  135
                          =========   =========   ======   ======      ======      ======     ======
BALANCE SHEET DATA:
Working capital.........  $       5   $      82   $  (19)  $  (75)     $ (121)     $  (89)    $ (470)
Total assets............      1,473       1,358    1,380    1,263       1,235       1,450      1,412
Long-term debt(d).......        267         304      292      287         423         761        364
Combined equity.........        334         292      272      199         105        (173)       (30)
FINANCIAL RATIOS AND
 OTHER DATA:
EBITDA(e)...............  $     165   $     176   $  227   $  270      $  297      $  323     $  298
Depreciation and
 amortization...........         48          51       67       70          72          74         72
Net cash provided (used)
 by operating
 activities.............          4         (10)      63      182         215        (174)       352
Net cash provided (used)
 by investing
 activities.............        (66)        (43)     (87)     (29)         21           6        (99)
Net cash provided (used)
 by financing
 activities.............         61          52       25     (154)       (241)        181       (246)
Capital expenditures....         55          43       77       29          35          35         64
Ratio of earnings to
 fixed charges(f).......        4.1         4.3      4.6      5.7         5.5         5.1        7.1

-------
(a) For a discussion of significant items affecting comparability of the financial information for the years ended December 31, 1995, 1994 and 1993 and for the nine months ended September 30, 1996 and 1995, see "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this Prospectus.
(b) Includes a gain of $15 million related to the sale of Sperry Marine businesses.
(c) In 1994, the Company adopted FAS No. 112, "Employers' Accounting for Postemployment Benefits." In 1992, the Company adopted FAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and FAS No. 109, "Accounting for Income Taxes."
(d) Historical amounts represent debt allocated to the Company from Tenneco based on the portion of Tenneco's investment in the Company which was deemed to be debt, generally based upon the ratio of the Company's net assets to Tenneco's consolidated net assets plus debt. Tenneco's historical practice was to incur indebtedness for its consolidated group at the parent company level or at a limited number of subsidiaries, rather than at the operating company level, and to centrally manage various cash functions. Management believes that the historical allocation of corporate debt and interest expense is reasonable; however, it is not necessarily indicative of the Company's debt following completion of the Distribution Transaction, nor debt and interest that may be incurred by the Company as a separate public entity. See the Combined Financial Statements, and notes thereto, included elsewhere in this Prospectus.
(e) EBITDA represents earnings before cumulative effect of changes in accounting principles, income taxes, interest expense and depreciation and amortization. The Company has included EBITDA to provide additional information related to the Company's ability to service debt. EBITDA is not a calculation based upon GAAP; however, the amounts included in the EBITDA calculation are derived from amounts included in the Combined Statements of Earnings. In addition, EBITDA shall not be considered as an alternative to net income or operating income, as an indicator of the operating performance of the Company or as an alternative to operating cash flows as a measure of liquidity.
(f) For purposes of computing this ratio, earnings consist of earnings before cumulative effect of changes in accounting principles, income taxes and fixed charges (excluding capitalized interest). Fixed charges consist of interest expense, and one-third of rental expense (the portion considered representative of the interest factor) and interest capitalized. The historical ratio is based upon the amount of interest expense on corporate debt allocated to the Company by Tenneco as discussed in (d) above.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  The following should be read in conjunction with the Selected Combined Financial Data and Combined Financial Statements, and notes thereto, presented on pages F-1 to F-21. Reference is made to the "Basis of Presentation and Description of Business" section of Note 1 to such Combined Financial Statements for the definition of the "Company" as utilized herein.

BUSINESS OVERVIEW

  Newport News Shipbuilding Inc. ("NNS") is the parent of Newport News Shipbuilding and Dry Dock Company ("Newport News"). Newport News was acquired by Tenneco in 1968 and until December 11, 1996, represented the Shipbuilding Business segment of Tenneco's diversified businesses. As a result of the Shipbuilding Distribution, the Company became a separate, publicly-held corporation. See "Prospectus Summary--The Shipbuilding Distribution" and Note 1 to the Combined Financial Statements for further discussion.

  The Company's primary business is the design, construction, repair, overhaul and refueling of nuclear-powered aircraft carriers and submarines for the U.S. Navy. The Company also provides ongoing maintenance for other U.S. Navy vessels through work in overhauling, lifecycle engineering and repair. The U.S. Navy accounted for approximately 97% and 94% of the Company's net sales for the year ended December 31, 1995 and for the nine months ended September 30, 1996, respectively. The following table summarizes the percentage of net sales by contract type.

                                                  NINE MONTHS
                                                     ENDED          YEARS ENDED
                                                 SEPTEMBER 30       DECEMBER 31
                                                 ---------------   ----------------
                                                  1996     1995    1995  1994  1993
                                                 ------   ------   ----  ----  ----
Fixed-Price-Type................................     65%      76%   75%   75%   67%
Cost-Type.......................................     35       24    25    25    33
                                                 ------   ------   ---   ---   ---
  Total.........................................    100%     100%  100%  100%  100%
                                                 ======   ======   ===   ===   ===

  The Company's primary activity is constructing ships. Similar to other companies principally engaged in long-term construction projects, the Company recognizes profits under the percentage of completion method of accounting, with profit recognition commencing when costs are incurred under the contract, and loss recognition commencing immediately upon identification of such loss without regard to percentage of completion. Because contract profit recognition is dependent upon reliable estimates of the costs to complete the contract, profits recognized upon completion of the contract may be significantly less than anticipated, or the Company may incur a loss with respect to the contract, if it proves necessary to revise cost estimates. Moreover, the Company's principal U.S. Government business is currently being performed under fixed-price or fixed-price incentive contracts, which wholly or partially shift the risk of construction costs that exceed the contract target cost to the Company. See "Risk Factors--Profit Recognition; Government Contracting." In addition to ship construction, the Company also provides repair and overhaul services and engineering and design services. During 1993, the "Other" captions presented herein included the Sperry Marine business ("Sperry"), which was involved in the domestic and international design and manufacture of advanced electronics for maritime and other applications, prior to the sale of such business. See "--Other--Divestiture" below.

RESULTS OF OPERATIONS--OVERVIEW

  The following tables reflect the net sales, operating earnings and margins of the Company by activity type for the years ended December 31, 1995, 1994 and 1993 and the nine months ended September 30, 1996 and 1995.

NET SALES

                                   NINE
                           MONTHS ENDED SEPTEMBER
                                     30                   YEARS ENDED DECEMBER 31
                         ------------------------- --------------------------------------
                             1996         1995         1995         1994         1993
                         ------------ ------------ ------------ ------------ ------------
                          NET   % OF   NET   % OF   NET   % OF   NET   % OF   NET   % OF
                         SALES  TOTAL SALES  TOTAL SALES  TOTAL SALES  TOTAL SALES  TOTAL
                         ------ ----- ------ ----- ------ ----- ------ ----- ------ -----
In millions
Construction............ $  809   56  $  826   64  $1,107   63  $1,144   65  $1,046   57
Repair and Overhaul.....    465   32     291   23     414   24     383   22     471   25
Engineering.............    141   10     153   12     202   11     204   12     225   12
Other...................     22    2      20    1      33    2      22    1     119    6
                         ------  ---  ------  ---  ------  ---  ------  ---  ------  ---
Net sales............... $1,437  100  $1,290  100  $1,756  100  $1,753  100  $1,861  100
                         ======  ===  ======  ===  ======  ===  ======  ===  ======  ===

OPERATING EARNINGS AND MARGINS

                        NINE MONTHS ENDED SEPTEMBER 30                        YEARS ENDED DECEMBER 31
                    --------------------------------------- -----------------------------------------------------------
                           1996                1995                1995                1994                1993
                    ------------------- ------------------- ------------------- ------------------- -------------------
                    OPERATING OPERATING OPERATING OPERATING OPERATING OPERATING OPERATING OPERATING OPERATING OPERATING
                    EARNINGS   MARGIN   EARNINGS   MARGIN   EARNINGS   MARGIN   EARNINGS   MARGIN   EARNINGS   MARGIN
                    --------- --------- --------- --------- --------- --------- --------- --------- --------- ---------
In millions
Construction.......   $ 31         4      $ 79        10      $ 95         9      $181        16      $135        13
Repair and
 Overhaul..........     73        16        35        12        45        11        13         3        51        11
Engineering........     11         8         9         6        13         6        11         5         8         4
Other..............      2        NM         2        NM         4        NM        (4)       NM        16        NM
                      ----       ---      ----       ---      ----       ---      ----       ---      ----       ---
Operating
 earnings..........   $117         8      $125        10      $157         9      $201        11      $210        11
                      ====       ===      ====       ===      ====       ===      ====       ===      ====       ===

--------
NM=Not meaningful

RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

NET SALES

  Construction. The $17 million decrease in construction revenues is due to the delivery of the aircraft carrier Stennis in late 1995 which decreased revenues by $238 million, the continued decline in Los Angeles-class submarine production resulting in decreased revenues of $57 million and lower levels of revenue on the Sealift conversions in 1996 which decreased revenues by $93 million. These decreases are partially offset by a $58 million increase due to production on Double Eagle product tankers and an increase in revenue of $192 million and $116 million on the aircraft carriers Reagan and Truman, respectively.

  Repair and Overhaul. The $174 million increase in repair and overhaul revenues relates primarily to the aircraft carrier Eisenhower in 1996. There was minimal aircraft carrier overhaul work performed in the first nine months of 1995 as a result of the delivery of the USS Enterprise in 1994, with the Eisenhower not arriving until mid-1995.

  Engineering. Engineering revenues decreased by $12 million as a result of less work on the Seawolf- and Los Angeles-class submarine design programs as the production of those submarine classes nears an end.

  Other. Other revenues over the time period remained stable.

OPERATING EARNINGS

  Construction. The $48 million decrease in operating earnings and 6% decrease in operating margin on construction work relates to (i) the delivery of the Stennis in late 1995, which resulted in a decrease in operating earnings by $45 million for the nine months ended September 30, 1996 as compared to the prior year period, (ii) additional costs of $30 million in the nine months ended September 30, 1996 compared to the prior year period associated with the Sealift conversion contract that were not recoverable from the U.S. Government, and (iii) $57 million of higher than expected costs associated with the production of commercial product tankers, an increase of $42 million over the comparable prior year period. Decreases in operating earnings for the period are offset for the most part by (i) increased activity and productivity improvements on the aircraft carriers Reagan and Truman, resulting in $49 million of additional earnings, and (ii) the recognition of certain change orders related to previously delivered submarines.

  Repair and Overhaul. The $38 million increase in operating earnings and 4% increase in operating margin for repair and overhaul work is a result of additional work performed on the Eisenhower in 1996 which contributed $24 million in additional earnings and increased margins on submarine, carrier and other surface ship repair and overhaul work. See "--Net Sales--Repair and Overhaul" above.

  Engineering. The increase in operating earnings for engineering is primarily the result of higher margins on Seawolf engineering work.

  Other. Other operating earnings were not significant to either period presented.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993

NET SALES

  Construction. The $37 million decrease in construction revenues in 1995 from 1994 is due to a $96 million decrease in submarine construction work as two of the remaining four Los Angeles-class submarines were delivered during 1995. The decrease in submarine work is partially offset by increased aircraft carrier construction activity of $14 million as work on the Reagan replaced construction of the Stennis which was delivered in the fourth quarter of 1995. Additionally, work on the Truman continued during 1995 at a level consistent with 1994. Increased construction activity on the Sealift conversion program of $28 million and the commercial shipbuilding program also contributed to offsetting the decrease in submarine construction work. The level of construction activity on commercial work increased by $18 million during 1995 as the Company began work on the Double Eagle product tankers under contract. Reference is made to "--Business Outlook" below for a discussion of construction activity.

  The $98 million increase in construction revenues in 1994 from 1993 is due to several factors, some offsetting. First, there were increased production efforts in the amount of $106 million on two aircraft carriers (Stennis and Truman) for 1994 as the keel of the Truman was laid in November 1993. Second, construction efforts on the Sealift conversions began late in 1993, doubling in 1994 increasing revenues by $77 million. These increases were offset primarily by decreased submarine construction work of $71 million with the delivery of the USS Montpelier and USS Hampton in 1993, and the USS Charlotte in 1994.

  Repair and Overhaul. The $31 million increase in repair and overhaul revenues in 1995 from 1994 relates primarily to the $32 million repair and overhaul of the USS Thorn during 1995. There were additional increases of $29 million in other miscellaneous U.S. Navy repairs, partially offset by a $22 million reduction in work as the USS Independence cruise ship repair was completed in 1994. Aircraft carrier overhauls and related post-shakedown repairs remained stable with the completion of the overhaul work for the Enterprise in 1994 replaced by the overhaul work on the Eisenhower in 1995. The $88 million decrease in repair and overhaul revenues in

1994 from 1993 is attributable to a decrease of $113 million in aircraft carrier overhaul work on the Enterprise, partially offset by $22 million in repair work on the Independence cruise ship in 1994.

  Engineering. Engineering revenues declined $2 million in 1995 from 1994 due primarily to less work on the Seawolf-class submarine design program. Engineering revenues declined $21 million in 1994 from 1993 due primarily to $32 million less work on the Seawolf-class submarine design, offset by the initiation of engineering planning work related to the NSSN program.

  Other. Other revenues increased $11 million in 1995 from 1994 as a result of a variety of nonrecurring jobs for miscellaneous services. The decline in other revenues in 1994 from 1993 is principally due to the revenues of approximately $113 million from Sperry recorded prior to its sale in November 1993 (see "--Other--Divestiture" below), offset in part by other miscellaneous items.

OPERATING EARNINGS

  Construction. The $86 million decrease in operating earnings and 7% decrease in operating margin on construction work in 1995 from 1994 relates to (i) additional costs of $25 million incurred as a result of the Company's re-entry into the highly competitive commercial shipbuilding market, (ii) $11 million less in contributions from aircraft carrier work in 1995 as a result of productivity gains realized and reflected in 1994, and (iii) additional costs incurred on the Sealift conversion work which management expects to be substantially complete in the second quarter of 1997.

  The $46 million increase in operating earnings and 3% increase in operating margin on construction work in 1994 from 1993 relates to productivity gains realized and reflected in 1994, as well as an increase of $34 million in overall aircraft carrier production, principally involving the Truman. Additional gains in profitability were realized on submarine contracts resulting from productivity gains on the Los Angeles-class program. The productivity gains realized on both the aircraft carrier and submarine programs reflect the decreasing operating risks as these programs mature or near completion.

  Repair and Overhaul. The $32 million increase in operating earnings and 8% increase in operating margin for repair and overhaul work in 1995 from 1994 is due primarily to $12 million of work performed on the USS Long Beach deactivation in 1995 coupled with the fact the Company experienced additional costs of $20 million on certain U.S. Navy and commercial repair jobs in 1994. Operating earnings from carrier overhauls and related post-shakedown repairs remained stable with the completion of the overhaul work for the Enterprise in 1994 replaced by the overhaul work on the Eisenhower during 1995. Repair and overhaul operating earnings and operating margin decreased $38 million and 8%, respectively, in 1994 from 1993, due primarily to a $14 million decrease in the level of aircraft carrier overhaul work on the Enterprise and $20 million of additional costs experienced on certain U.S. Naval and commercial repair jobs during 1994.

  Engineering. The operating earnings for engineering work have remained relatively stable in all years presented with the exception of higher than anticipated costs to design a propulsion plant trainer in 1993.

  Other. The increase in other operating earnings in 1995 from 1994 is primarily the result of lower expenses related to pensions and other employee benefits not currently allocable to contracts, but which are expected to be allocable once funded. The decrease in other operating earnings in 1994 from 1993 is primarily the result of the 1993 operating earnings of $6 million of Sperry prior to its sale (see "--Other--Divestiture" below), a 1993 benefit of $14 million from recovering a portion of previously recorded postretirement benefit costs and higher 1994 expense related to pensions and other employee benefits not currently allocable to contracts.

LIQUIDITY AND CAPITAL RESOURCES

CASH FLOWS

  The following table reflects the summarized components of the Company's cash flow for the periods indicated:

                                       NINE MONTHS ENDED      YEARS ENDED
                                         SEPTEMBER 30         DECEMBER 31
                                       ------------------  -------------------
                                         1996      1995    1995   1994   1993
                                       --------  --------  -----  -----  -----
In millions
Net cash provided (used) by operating
 activities........................... $      4  $    (10) $  63  $ 182  $ 215
Capital expenditures..................      (55)      (43)   (77)   (29)   (35)
Other investing cash flows............      (11)       --    (10)    --     56
                                       --------  --------  -----  -----  -----
Subtotal..............................      (62)      (53)   (24)   153    236
Cash transfers (to) from Tenneco......       61        52     25   (154)  (241)
                                       --------  --------  -----  -----  -----
Net cash flow after transactions with
 Tenneco.............................. $     (1) $     (1) $   1  $  (1) $  (5)
                                       ========  ========  =====  =====  =====

OPERATING CASH FLOWS

  The $119 million decrease in net cash flow from operating activities from 1994 to 1995 is due to several factors, including lower operating earnings, increased levels of contracts in process and a higher level of payments to Tenneco for federal and state income taxes. The lower operating earnings is attributable to the factors discussed in "--Results of Operations for the Years 1995, 1994, and 1993--Operating Earnings" above. The additional costs accumulated in contracts in process is due principally to higher levels of costs on the Sealift conversion work and commencement of the commercial shipbuilding projects. The higher level of income tax payments to Tenneco during 1995 is attributable to the Company paying its allocation of 1994 income taxes from Tenneco (see "--Income Taxes" below) during 1995. The payment of a significant portion of taxes allocated to the Company from Tenneco has historically occurred in the year subsequent to when such taxes are incurred and billed. Thus, the higher level of 1994 current income taxes, due to higher 1994 pretax earnings, is reflected as a 1995 cash outflow. The higher level of current income tax liability included in "Accounts Payable to Tenneco" at December 31, 1994, was the principal reason that the Company was in a working capital deficit position at that date. However, during 1995, the Company was able to pay the December 31, 1994 current tax liability and other current liabilities with its cash flows from operations. In addition, the Company was in a positive working capital position at September 30, 1996.

  The $33 million decrease in net cash flow from operating activities from 1993 to 1994 is principally attributable to a lower level of operating earnings, and offsetting amounts related to higher costs in contracts in process and lower tax payments in 1994 compared to 1993. The higher unbilled costs in contracts in process inventory was principally due to the continuing progression of the Sealift conversion work, which began in late 1993, and the repair work related to the Independence cruise ship, which began in 1994. The low tax payments in 1994 compared to 1993 is attributable to a large state tax payment made in 1993 to Tenneco and lower federal tax payments in 1994 compared to 1993.

  The $14 million increase in comparative cash flows from operating activities for the nine month periods ended September 30, 1996 and 1995 is due to several factors, some offsetting. These factors include less contracts in process build-up and a lower level of payments to Tenneco, offset by increased levels of accounts receivable, higher taxes currently payable and lower operating earnings. The lower contracts in process build-up coupled with the increase of accounts receivable is essentially offsetting and is a result of normal timing differences in the submission of billings, as well as the settlement and billing of a request for equitable adjustment in 1996. The lower level of payments to Tenneco in 1996 was due to the higher payments for taxes in 1995 as described above. Increased taxes currently payable relate to the delivery of submarines and the level of progress on aircraft carrier construction.

  Significant changes in accounts receivable, inventory, trade accounts payable and other accrued liabilities not described above relate to normal timing differences in the billing cycle, receipt and use of inventory, and receipt and payment of invoices.

CAPITAL EXPENDITURES

  Capital expenditures increased to $77 million in 1995 from $29 million in 1994 due to the initiation of a strategic capital improvement program. The capital improvement program consists principally of three separate projects:
(i) the development of a state-of-the-art automated steel cutting and fabrication facility; (ii) the extension of a dry dock facility; and (iii) the construction of the Carrier Refueling Complex. The automated steel cutting and fabrication facility should directly support the Company's goals of reducing the manufacturing cycle time on ship construction projects and reducing the production cost structure. Portions of this facility are currently functional and the entire facility is expected to be fully functional in 1997. The extension of the dry dock facility was completed in June 1996 and allows for concurrent, multiple-ship construction within the same dry dock. This improvement is expected to enable construction resources to be utilized on multiple projects. Lastly, the Carrier Refueling Complex includes a cost-efficient facility strategically located next to the dry docks used to overhaul nuclear-powered ships. Management estimates that approximately $39 million was expended in 1996 and $20 million will be expended in 1997 to complete the three capital improvement projects which are currently in process. The Company expects to fund its planned capital expenditures with cash flows generated from its operations. The 1994 and 1993 capital expenditures of $29 million and $35 million, respectively, consisted principally of normal capital improvements and purchases required to maintain the Company's facilities. Since 1993, the Company has invested approximately $196 million in modernizing its facilities. The $12 million increase in capital expenditures for the nine month period ended September 30, 1996 compared to the nine month period ended September 30, 1995 is attributable to the ongoing capital improvement program described above.

OTHER INVESTING CASH FLOWS

  Other investing cash flow activities consisted of a $9.6 million investment as partial payment towards the Company's 40% equity interest in the Abu Dhabi Ship Building Company joint venture during 1995 (see "--Business Outlook" below) and $56 million in cash proceeds of the total $61 million in cash proceeds from the sale of Sperry in 1993. See "--Other--Divestiture" below. The 1996 investing activity relates to a $11 million investment for a 49% ownership interest in a limited partnership. See "Certain Transactions." The Company completed its subscription for the 40% equity interest by paying an additional $9.6 million to Abu Dhabi Ship Building Company on December 17, 1996. This additional payment was funded with cash flow from operations in 1996.

NET CASH FLOW

  The Company's excess net cash flows from operating and investing activities have historically been used by its former parent to meet other Tenneco obligations. During 1995, the Company received, on a net basis, $25 million from its former parent, primarily to cover costs of the capital improvement program discussed above. Management of the Company believes that cash flows from operations will generally be sufficient to meet its future capital requirements. However, depending on market and other conditions, the Company may also utilize external sources of capital to meet specific funding requirements. See "--Capital Requirements and Resources--Sources of Capital Subsequent to the Shipbuilding Distribution."

CAPITAL REQUIREMENTS AND RESOURCES

  Requirements and Commitments. The Company's Shipbuilding Business requires that adequate working capital be available at all times. Since an appreciable portion of the Company's work is "negotiated" or in the form of "extras," the price of the work must be negotiated, sometimes over a long period of time. During this period of negotiation, the expended funds are not available for other current work. Further, while construction and conversion contracts provide for progress payments, they generally require extensive investment in work in progress principally because of contract progress payment retentions. Retainages, generally due upon completion or acceptance of the contracted work, amounted to $56 million as of September 30, 1996.

  In addition, the Company estimates that expenditures aggregating approximately $90 million will be required after December 31, 1995, to complete facilities and projects authorized at such date, and substantial commitments have been made in connection therewith. Based on current conditions, the Company also believes it will be required to make significant tax payments in 1998 upon completion of the Stennis-Truman aircraft carrier contract with the delivery of the Truman, which payments could be as high as $124 million.

  Sources of Capital Subsequent to the Shipbuilding Distribution. To provide for working capital needs, the Company entered into a $215 million six-year Revolving Credit Facility as part of the secured Senior Credit Facility, of which $125 million may be used for advances and letters of credit and $90 million may be used for standby letters of credit. The Company utilized borrowings of $14 million under the Revolving Credit Facility to pay certain fees and expenses incurred in connection with the Senior Credit Facility and the Old Notes. See "Prospectus Summary--The Shipbuilding Distribution," "Prospectus Summary--Sources and Uses of Funds," "Use of Proceeds" and "Risk Factors--Substantial Leverage."

  Management believes that capital requirements and as described above for overall operations, its capital expenditures, payment of dividends, taxes and debt service can be met by existing cash, internally generated funds and the Revolving Credit Facility described above.

DEBT AND INTEREST ALLOCATION

  Tenneco's historical practice was to incur indebtedness for its consolidated group at the parent company level or at a limited number of subsidiaries, rather than at the operating company level, and centrally manage various cash functions. Consequently, corporate debt of Tenneco and its related interest expense was allocated to the Company based on the portion of Tenneco's investment in the Company which is deemed to be debt, generally based upon the ratio of the Company's net assets to Tenneco consolidated net assets plus debt. Interest expense was allocated at a rate equivalent to the weighted-average cost of all corporate debt, which was 7.7%, 8.3% and 7.4% for 1995, 1994, and 1993, respectively. Total pre-tax interest expense allocated to the Company in 1995, 1994 and 1993 was $28 million, $26 million and $34 million, respectively. The Company was also allocated tax benefits approximating 35% of the allocated pre-tax interest expense. Although interest expense, and the related tax effects, have been allocated to the Company for financial reporting on a historical basis, the Company was not billed for these amounts. The changes in allocated corporate debt and the after-tax allocated interest have been included as a component of the Company's combined equity. Although management believes that the historical allocation of corporate debt and interest is reasonable, it is not necessarily indicative of the Company's debt following the Shipbuilding Distribution nor debt and interest to be incurred by the Company as a separate public entity. Further, management believes that the Company's interest rate and, therefore, interest expense as a separate entity will be higher initially.

INCOME TAXES

  The Company and Tenneco, together with certain of their respective subsidiaries which are owned 80% or more, historically entered into an agreement to file a consolidated U.S. federal income tax return. Additionally, the Company historically filed consolidated income tax returns with other Tenneco businesses for applicable state and foreign jurisdictions. The income tax amounts reflected in the Combined Financial Statements under the provisions of these tax sharing arrangements are not materially different from the income taxes which would have been provided had the Company filed separate tax returns. Income tax payments to Tenneco were higher in 1995 compared to 1994. See "--Liquidity and Capital Resources--Operating Cash Flows" above.

  The effective tax rates for 1995, 1994 and 1993 were approximately 44%, 44% and 41%, respectively. The difference between the Company's effective tax rate in all periods compared to the U.S. federal statutory rate of 35% is principally due to state income taxes associated with ship deliveries.

  In connection with the Distribution Transaction, the previous tax sharing agreement was cancelled and the Company entered into a new tax sharing agreement. See "Certain Transactions." The new tax sharing agreement provides, among other things, for the allocation of taxes among the parties of tax liabilities arising prior to, as a result of, and subsequent to the Shipbuilding Distribution. Generally, the Company is liable for taxes imposed on the Company and its affiliates engaged in the Shipbuilding Business. In the case of federal income taxes imposed on the combined activities of the Tenneco consolidated group, the Company and New Tenneco are liable to Tenneco for federal income taxes attributable to their activities, and each is allocated an agreed-upon share of estimated tax payments made by the Tenneco consolidated group.

CHANGES IN ACCOUNTING PRINCIPLES

  The Company adopted Statement of Financial Accounting Standards ("FAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," in the first quarter of 1996. FAS No. 121 establishes new accounting standards for measuring the impairment of long-lived assets. The adoption of this new standard did not have any impact on the Company's combined financial position or results of operations.

  In October 1995, the Financial Accounting Standards Board issued FAS No. 123, "Accounting for Stock-Based Compensation." This statement defines a fair value based method of accounting for stock-based awards issued to employees and others but also allows companies to choose to continue to measure compensation cost for such plans as it is measured currently. The Company has elected to continue to use the current method of accounting for stock-based awards issued to employees. Consequently, FAS No. 123 will have no impact on the Company's combined financial position or results of operations.

  Effective January 1, 1994, the Company adopted FAS No. 112, "Employers' Accounting for Postemployment Benefits." This new accounting rule requires employers to account for postemployment benefits for former or inactive employees after employment but before retirement on the accrual versus cash basis of accounting. The Company recorded an after-tax charge of $4 million, which was reported as a cumulative effect of change in accounting principle.

BACKLOG

  The following table depicts the approximate firm backlog of the Company at December 31, 1994 and 1995 and September 30, 1996, and the portion of the September 30, 1996 backlog which is estimated to have remained at December 31, 1996:

                                                                        AS OF
                                           ESTIMATED       AS OF     DECEMBER 31
                                          DECEMBER 31, SEPTEMBER 30, -----------
                                              1996         1996       1995  1994
                                          ------------ ------------- ----- -----
      In billions
      Construction.......................     $3.2         $3.3      $ 4.0 $ 5.2
      Repair and Overhaul................      0.1          0.2        0.3   0.2
      Engineering........................      0.1          0.2        0.3   0.2
                                              ----         ----      ----- -----
      Total backlog......................     $3.4         $3.7      $ 4.6 $ 5.6
                                              ====         ====      ===== =====

  Backlog represents the total estimated remaining sales value of work under contract. Because much of the Company's business consists of constructing aircraft carriers, which historically have been purchased by the U.S. Navy every four to six years, the Company's backlog has typically declined following each carrier contract, and peaked again when the U.S. Navy orders a new carrier. For example, the Company's backlog dropped well below $3 billion in late 1994, then peaked at $5.6 billion with the signing of the CVN-76 (Reagan) contract later in that year. Backlog levels can change and U.S. Government contracts can be unilaterally terminated at the convenience of the U.S. Government at any time with compensation for work completed. See "Risk Factors--Reliance on Major Customer and Uncertainty of Future Work."

  More than 90% of the Company's backlog is U.S. Navy-related. The December 31, 1995 construction backlog included two Los Angeles-class submarines, two Nimitz-class aircraft carriers (Truman and Reagan), the two ship Sealift conversion contract, as well as contracts to construct four Double Eagle product tankers. The majority of the September 30, 1996 backlog continued to be U.S. Navy-related. Construction backlog at September 30, 1996 included two Nimitz-class aircraft carriers (Truman and Reagan), one Sealift conversion and nine Double Eagle product tankers. Repair and overhaul backlog at September 30, 1996 consisted of overhauling the aircraft carrier Eisenhower, and repairs to several other naval and commercial ships. The engineering backlog at September 30, 1996 was consistent with that of December 31, 1995. The Company delivered its last Los Angeles-class submarine in August, 1996. Although the Company was not awarded construction contracts for the Seawolf-class submarine, it does hold the lead design contract for the Seawolf submarine. Other engineering work is also being performed related to the NSSNs and the next generation of aircraft carrier ("CVX"). As of September 30, 1996 the Company had approximately $3.7 billion of backlog which is expected to run through 2002. See "--Business Outlook" below.

BUSINESS OUTLOOK

  The Company believes it is currently the only shipyard in the United States capable of building nuclear-powered aircraft carriers. There are currently two Nimitz-class carriers under construction which are scheduled to be delivered in 1998 and 2002. Based on current U.S. Navy projections, the Company anticipates the award in or before 2002 of a contract for the construction of the last Nimitz-class aircraft carrier (CVN-77) for delivery in 2009. The Company is currently performing design concept studies for the next generation of aircraft carriers to follow the Nimitz-class. The Company anticipates the demand for a new carrier every four to six years; however, re-evaluation of this need will continue by both the Department of Defense and the Congress. See "Risk Factors--Reliance on Major Customer and Uncertainty of Future Work."

  The final Los Angeles-class submarine was delivered on August 15, 1996. In 1987, the Company was awarded the lead design contract for the Seawolf submarine. However, due to the end of the Cold War there was a dramatic cutback in the Seawolf program (to three submarines), and the Company did not construct any Seawolf submarines. Construction of the three Seawolf submarines was awarded to Electric Boat, a competitor of the Company and a wholly-owned subsidiary of General Dynamics. More recently, directives from the U.S. Congress call for the first four new nuclear attack submarines ("NSSNs," the class of submarines following the Seawolf) to be equally allocated between the Company and Electric Boat, with competition on subsequent NSSNs. The Company's bid to be one of two suppliers for the U.S. Navy's $71 billion NSSN business was affirmed during the first quarter of 1996 when legislation directing the second NSSN to the Company became law. See "Risk Factors--Reliance on Major Customer and Uncertainty of Future Work."

  To selectively add to its base of nuclear-powered carriers and submarines, the Company intends to market a number of new products and services to both the U.S. and foreign governments and commercial customers. These products include surface combatant ships like the "Arsenal Ship" and the Company's fast frigate (FF-21) and the Double Eagle product tankers. Although there can be no assurance that it will be awarded the construction work or other aspects of the project, an alliance including the Company was one of three teams awarded $15 million contracts to provide a functional design for the Arsenal Ship. See "Risk Factors--Reliance on Major Customer and Uncertainty of Future Work." Although the Company is currently pursuing opportunities with respect to FF-21 sales, there can be no assurance that the Company will be successful in these pursuits. See "Risk Factors--Reliance on Major Customer and Uncertainty of Future Work." To better position itself for international sales of these products, the Company subscribed to purchase a 40% equity interest in the Abu Dhabi Ship Building Company ("ADSB"), located in the United Arab Emirates in 1995. The Company completed its payment for its subscription in 1996. See "-- Liquidity and Capital Resources--Other Investing Cash Flows." ADSB is currently renovating an existing shipyard and designing a new shipyard which it plans to construct to replace the existing one. Each is intended to service shipbuilding and repair demands of the United Arab Emirates military and regional maritime fleets. The Company believes that its interest in ADSB will provide the Company with a presence in the heavily navigated Persian Gulf. The Company believes that its equity investment in ADSB may also serve as a means for the Company to satisfy offset obligations to the United Arab Emirates, if any, arising from any contracts for sales of FF-21s or other ships it may be able to secure. Typically, offset obligations, when applicable, require an investment, capital expenditure, training commitment or other benefit for the country making the purchase. Under the terms of the agreement relating to the Company's investment, the Government of the Emirate of Abu Dhabi (the "Abu Dhabi Government") acquired an option to purchase the Company's interest in connection with the Distribution Transaction. The right of the Abu Dhabi Government to exercise its purchase option in relation to a particular event is deemed to be waived if not exercised within 90 days of the date the Abu Dhabi Government becomes aware of such event. See "Business--Construction--Foreign Military."

  In 1994 and 1995, the Company entered into fixed price contracts (which shift the risks of construction costs that exceed the contract price to the Company) to construct four Double Eagle product tankers for affiliates of Eletson Corporation ("Eletson") at a price of $36 million per ship. Construction of the first tanker is substantially complete; construction has begun on the second tanker; and a substantial portion of the materials needed for the construction of the three uncompleted tankers has been ordered. The Company presently estimates that these ships will be constructed over the period ending in February, 1998. In connection with the construction of these four tankers, the Company has incurred or estimates it will incur costs of approximately $90 million in excess of the fixed contract prices. As of September 30, 1996, the full amount of these excess costs has been reserved for by a charge against income. Disagreements have arisen with the purchasers during the course of construction as to whether the first and second ships were and are being constructed in compliance with the specifications set forth in the contracts, and the purchasers sent letters to the Company purporting to invoke the procedures set forth in the contracts for resolution of this situation and requested that the Company in the interim stop construction on the ships. The Company saw no reason to stop construction on the ships because of its confidence that the ships will be in compliance with all contract and classification society requirements. The purchasers have withdrawn both their invocation of the dispute resolution procedures under the contracts and their request that the Company cease further construction of the ships. Discussions between the Company and the purchasers to date have resulted in the resolution of a significant number of these disagreements, although some remain unresolved and are the subject of further discussions. No assurances can be given as to the effect the resolution of these remaining disagreements will have on the Company (although the Company does not believe such resolution will materially and adversely affect it) or the extent to which the remaining work on these contracts can be completed without further disagreements with the purchasers or the incurrence of additional losses in excess of current estimates. These estimates are based on the use of new robotic technology and the utilization of a different building strategy going forward. The Company believes that these factors, as well as the experience gained in the construction of the first ship, will result in a very significant reduction in the man-hours necessary to construct each of the remaining vessels. There can be no assurance that these factors will produce this result. The Company intends to review this situation at the end of each quarter and, accordingly, there can be no assurance that the estimate of costs to be incurred on these contracts will not be revised at that time based on the facts then known to the Company. See Note 13 to the Combined Financial Statements of the Company.

  In 1995, the Company entered into fixed price contracts with limited liability companies ("HVO") comprised principally of Hvide Partners, L.P. and an affiliate of Van Ommeren International BV to construct an additional five Double Eagle product tankers having a somewhat different design for the domestic Jones Act market at a current average price of $43.4 million per ship. The Company is in the process of completing its design work on these ships and expects to begin construction in the first half of 1997. These ships are scheduled for delivery in 1998. The Company presently estimates that it will break even on these ships on an aggregate basis, but there can be no assurance that the costs incurred in constructing these ships will not exceed the contract prices for them for the reasons described in the immediately preceding paragraph.

  These double-hull tankers are intended to serve the market currently served by single-hull product carriers whose retirement is mandated by the Oil Pollution Act of 1990 ("OPA 90"). The OPA 90 requires, among other things, that existing single-hull ships must be retired from domestic transportation of petroleum products between 1995 and 2015 unless retrofitted with double hulls.

  Additional services being developed by the Company include the management and operation of Department of Energy nuclear sites in the U.S. The Company hopes to capitalize on its nearly four decades of experience in handling nuclear materials and is teaming with other companies with complementary experiences to bid on these site management contracts.

  Management has undertaken a number of initiatives to reduce the overall cost structure at the Company. These initiatives have included a 38% workforce reduction (from approximately 29,000 employees in 1991 to approximately 18,000 employees in 1996), overhead and other cost reductions, monetizing assets, the successful negotiation of a labor agreement that stabilizes wages from February 1995 through April 4, 1999 and closing of several facilities. Management has also made long-term investments in infrastructure and automation which are expected to impact favorably the future results of operations. In connection with these initiatives, the Company delivered the aircraft carrier Stennis in November 1995, 7.5 months ahead of schedule and at a savings of over 1,000,000 man-hours compared to the previously delivered aircraft carrier (despite accommodating over 1,200 significant U.S. Navy ordered design improvements). The remaining initiatives relate primarily to projects to reduce cycle times for product development and ship delivery by reengineering key production and design processes. Process innovation teams have been assigned to each key process.

  Management continues to reevaluate its strategy and consider additional opportunities to enhance the value of the Company. The future results of operations and financial position of the Company are dependent on several factors including the allocation of defense budget funds to new ship construction for the U.S. Navy, the successful award and completion of new shipbuilding contracts from the U.S. Government, and the successful diversification into the highly competitive commercial shipbuilding and foreign military markets. Management believes that the Company is well positioned to receive future U.S. Navy contract awards. However, there are no guarantees as to the timing, number or value of future U.S. Navy contract awards to the Company. Additionally, the level of profitability on such future contracts will be dependent on the cost structure of the Company. The diversification of the Company's business into the commercial market creates a heightened level of risks and rewards. Thus, the future profitability of the proposed commercial programs is subject to the successful management of such risks. Additionally, there are no certainties as to the level of future commercial business which will be secured by the Company.

The information included in this "Business Outlook" section is forward-looking and involves risks and uncertainties that could significantly impact expected results. The Company's outlook is based predominantly on its interpretation of what it considers key economic and market assumptions, many of which have already been discussed above. Factors that could cause actual results to differ materially from current expectations include: changes in the U.S. Navy's budgets; a reevaluation of ship requirements by the U.S. Navy; the inability to successfully market and sell the new products and services discussed; the award of contracts to the Company's competitors; the inability to produce the new products or provide the new services at the costs anticipated as a result of failure to meet productivity or learning curve assumptions or increased cost of materials; or the inability to meet production schedules and productivity improvement goals for contracts currently being performed.

OTHER

GOVERNMENT CLAIMS AND INVESTIGATIONS

  More than 90% of the Company's sales involve contracts entered into with the U.S. Government. These contracts are subject to possible termination for the convenience of the U.S. Government, to audit and to possible adjustments affecting both cost-type and fixed price type contracts. Like many government contractors, the Company has received audit reports which recommend that certain contract prices be reduced, or costs allocated to government contracts be disallowed, to comply with various government regulations. Some of these audit reports involve substantial amounts. The Company has made adjustments to its contract prices and the costs allocated to government contracts in those cases in which it believes such adjustments are appropriate. In addition, various governmental agencies may at any time be conducting various other investigations or making specific inquiries concerning the Company. Management is of the opinion that the ultimate resolution of these matters will not have a material adverse effect on the Company's financial condition or results of operations. In May 1996, the Company was subpoenaed by the Inspector General of the Department of Defense as part of a joint inquiry conducted by the Department of Defense, the Department of Justice, the U.S. Attorney's Office for the Eastern District of Virginia and the Naval Criminal Investigation Service. See "Risk Factors--Government Claims and Investigations," "Business-- Investigations and Legal Proceedings" and Note 13 of the Combined Financial Statements.

REVENUE RECOGNITION

  The Company reports profits on its long-term contracts using the percentage-of-completion method of accounting, determined on the basis of total costs incurred to date to estimated final total costs. Losses on contracts, including allocable general and administrative expenses, are reported when first estimated. The performance of contracts usually extends over several years, requiring periodic reviews and revisions of estimated final contract prices and costs during the term of the contracts. The effect of these revisions to estimates is included in earnings in the period the revisions are made. Revenue arising from the claims process is neither recognized as income nor as an offset against a potential loss until it can be reliably estimated and its realization is probable.

SIGNIFICANT ESTIMATES

  In 1994 and 1995, the Company entered into fixed price contracts with Eletson and HVO to construct a total of nine of its Double Eagle product tankers. The Company has recorded losses of approximately $90 million related to its contracts with Eletson for four of these product tankers. The Company presently estimates that it will break even on its contracts for the five tankers from HVO. The Company believes it can complete construction of these ships based on its current estimate of costs. These estimates are based on the use of new robotic technology and the utilization of a different building strategy going forward. The Company believes that these factors, as well as the experience gained in the construction of the first ship, will result in a very significant reduction in the man-hours necessary to construct each of the remaining vessels. There can be no assurance that these factors will produce this result. The Company intends to review this situation at the end of each quarter and, accordingly, there can be no assurance that the estimate of costs to be incurred on these contracts will not be revised at that time based on the facts then known to the Company. See "--Business Outlook."

  Contracting with the U.S. Government can also result in the Company filing a Request for Equitable Adjustment ("REA") in connection with a contract. REAs represent claims against the U.S. Government for changes in the original contract specifications and resulting delays and disruption in contract performance. All major REAs filed by the Company in connection with its contracts have been settled as of June 1996 for approximately the same amount recorded previously by the Company. Through 1995, costs of $18 million had been recognized on the Sealift REA in excess of the adjudicated REA price. Cost growth of $48 million that was not recoverable through that REA has been recognized in the first nine months of 1996. Due to uncertainties inherent in the estimation process there can be no assurance that the projection of costs to be incurred will not be revised in the future. The first of two Sealift ships was delivered in August 1996. Management expects this contract to be substantially complete by the end of the second quarter of 1997.

RESEARCH AND DEVELOPMENT

  Research and development costs are charged to operating costs and expenses as incurred. The amounts charged during the years ended December 31, 1995, 1994 and 1993 are $20 million, $14 million and $15 million, respectively. Research and development costs for the nine months ended September 30, 1996 were $31 million. Under current regulations, research and development costs can be passed through to the U.S. Government as allowable overhead spread across all of the Company's contracts. The actual amount of research and development costs allowed to pass through the Navy contracts is reviewed annually. Research and development costs can also be directly funded by the U.S. Government through specific contracts. These contracts produce quantifiable deliverables for the U.S. Navy, for example, certain research and development projects on aircraft carriers.

DIVESTITURE

  During November 1993, the Company sold Sperry, which was part of its Shipbuilding Business. Sperry was involved in the domestic and international design and manufacture of advanced electronics for maritime and other applications and contributed $113 million of net sales and $6 million of operating earnings to the

Company's 1993 results of operations. In accordance with the sale agreement, the Company received $56 million of the total cash proceeds of $61 million from the sale of Sperry. The remaining portion of the cash proceeds was realized by other Tenneco entities. In addition to the cash proceeds, the Company received $17 million in preferred stock of the purchaser. A pre-tax gain on the total sale of $15 million was recognized by the Company in 1993. An agreement was reached to sell the preferred stock of the purchaser in late 1995 for $18 million. See Note 5 to the Combined Financial Statements.

                           DEFENSE INDUSTRY OVERVIEW

  The end of the Cold War has led to a reduction of the U.S. armed forces. As a result, the federal defense budget for procurement has been reduced in real terms by approximately 70% since 1985. The U.S. Navy budget has declined over the same period of time. However, the Company believes that the U.S. Congress, which has resisted additional defense budget cuts, and a continued uncertain geopolitical environment will favor an end of the long decline in military outlays. Additionally, President Clinton's 1996 Budget established the following defense goals as the basis for recapitalizing the Department of Defense budget: (i) projecting a presence overseas; (ii) maintaining an acceptable level of training and readiness; (iii) ability to participate effectively in two nearly simultaneous regional conflicts; and (iv) providing a level of demand for equipment and services which will preserve the defense industrial base.

  A shift in military strategy has prompted the U.S. Navy to redefine its role. Since the collapse of the former Soviet Union, there has been a dramatic change in the primary global threat to the security of the U.S. As a result, U.S. defense strategy, which was predicated on defending against a single major threat, is evolving as well. A policy of protecting against a major nuclear assault and securing containment of the Soviet Union is evolving to a strategy requiring the need to address potential regional conflicts, perform peacekeeping and aid activities in multiple unstable areas, and deter international terrorism. This shift in U.S. military strategy, together with the declining number of U.S. bases overseas, has prompted the Navy to emphasize its role in projecting American military power from ship to shore. In September 1992, the Navy released a new naval strategy entitled ". . . From The Sea; Preparing the Naval Service for the 21st Century," Department of the Navy, Washington, D.C., which stated that: (i) naval forces will be used in a wide range of responses to crises around the globe; (ii) should the presence of these forces fail to deter aggression, the Navy must be able to prevent the U.S. from losing the conflict until the full combat power of the Army and Air Force can arrive; and (iii) naval forces must also be able to conduct a full-scale naval campaign in support of a land force.

AIRCRAFT CARRIERS

  Aircraft carriers have played a major role in the Navy's strategy of protecting U.S. global interests. From the early strikes in the Gulf War to the recent American involvement in Bosnia, Haiti, Somalia, the China/Taiwan crisis as well as to renewed Iraqi aggression, U.S. political and military leaders have responded to overseas crises by deploying the nearest aircraft carrier. Not only do aircraft carriers allow the naval forces to project military power from the safety of the open ocean in times of war, but they also serve as mobile naval bases that reassure allies and intimidate potential aggressors by maintaining peacetime military presence in regions critically important to the U.S.

  The Navy currently plans to maintain a minimum of 12 aircraft carriers (down from 15 in 1992) to respond quickly to overseas crises and command a credible presence around the globe. The Company believes that even with 12 aircraft carriers, the Navy is still prone to gaps in peacetime requirements and may not be able to fulfill the need to confront two simultaneous major conflicts as envisioned by President Clinton's 1996 Department of Defense budget. Admiral Jay Johnson, the Chief of Naval Operations, has publicly stated his desire for 15 active carriers to ensure adequate on-station presence in critical mission areas. As shown in the table below, the Navy currently operates 12 carriers, seven of which are Nimitz-class carriers built by Newport News.

                       CURRENT LIST OF AIRCRAFT CARRIERS

                                                          LAUNCH  COMMISSION
                                 NAME           CLASS      DATE      DATE            SHIPYARD
                                 ----           -----     ------  ----------         --------
Number
CV-62................... Independence         Forrestal  06/06/58   01/10/59 New York Naval Shipyard
CV-63................... Kitty Hawk           Kitty Hawk 05/21/60   04/29/61 New York Shipbuilding
CV-64................... Constellation        Kitty Hawk 10/08/60   10/27/61 New York Naval Shipyard
CVN-65.................. Enterprise           Enterprise 09/24/60   11/25/61 Newport News Shipbuilding
CV-67................... John F. Kennedy      JFK        05/27/67   09/07/68 Newport News Shipbuilding
CVN-68.................. Nimitz               Nimitz     05/13/72   05/03/75 Newport News Shipbuilding
CVN-69.................. Dwight D. Eisenhower Nimitz     10/11/75   10/18/77 Newport News Shipbuilding
CVN-70.................. Carl Vinson          Nimitz     03/15/80   03/18/82 Newport News Shipbuilding
CVN-71.................. Theodore Roosevelt   Nimitz     10/27/84   10/25/86 Newport News Shipbuilding
CVN-72.................. Abraham Lincoln      Nimitz     02/13/88   11/11/89 Newport News Shipbuilding
CVN-73.................. George Washington    Nimitz     07/21/90   07/04/92 Newport News Shipbuilding
CVN-74.................. John C. Stennis      Nimitz     11/13/93   12/09/95 Newport News Shipbuilding
CVN-75.................. Harry S Truman       Nimitz     09/07/96      07/98 Newport News Shipbuilding
CVN-76.................. Ronald Reagan        Nimitz     03/18/00      01/03 Newport News Shipbuilding

--------
Source: Jane's Fighting Ships 1996-1997, 98th Edition

  At present, the Navy has contracted for two more Nimitz-class aircraft carriers: the CVN-75 to be delivered in June 1998 and the CVN-76 to be delivered in December 2002. The Navy also intends to build another Nimitz-class aircraft carrier, the CVN-77. The Navy's plans to maintain a fleet of 12 carriers translates into an optimal building rate of one carrier every four to six years to gradually replace the existing Nimitz-class carriers (each has approximately a 50-year service life and refueling age of approximately 25 years). The Navy is currently planning a next-generation aircraft carrier ("CVX") to follow the nuclear-powered Nimitz-class, the first of which is expected to begin production in 2006. Newport News is currently developing concepts for this new class of aircraft carriers. See "Risk Factors--Reliance on Major Customer and Uncertainty of Future Work."

                        U.S. NAVY FUTURE CARRIER FLEET

                                     LOGO

  As shown in the chart above, there are 12 carriers in 1996 in the Navy's fleet. These ships range from the newest, Stennis, to the oldest, Independence. In the year 2000, the Independence will be retired and be replaced by the Truman. Beyond 2000, the USS Kitty Hawk is scheduled to be replaced by the Reagan; the USS Constellation by CVN-77; and the Enterprise by CVX-78.

SUBMARINES

  The collapse of the former Soviet Union Navy, with its several hundred submarines, has dramatically reduced the underwater threat to U.S. and allied vessels. Currently, most of the U.S. Navy's submarines are Los Angeles-class vessels which were first commissioned in 1976, and will begin to reach the end of their service lives starting in 2000. The Los Angeles-class is a high speed, nuclear-powered fast attack submarine used to locate and destroy hostile submarines and surface ships. Newport News is the lead design yard for the Los Angeles-class and has built 28 out of a total of the 61 currently active submarines in this class. This program reached the end of its production run when the last submarine, Cheyenne, was completed by Newport News in 1996.

  In the 1980s, the Navy, with the Company as the lead design yard, developed the Seawolf-class submarine to augment and ultimately replace the Los Angeles-class. However, the Company did not build any Seawolf submarines. Seawolf's high unit cost (roughly $2 billion), coupled with the end of the Cold War, led to calls for a new type of submarine and a truncation of the Seawolf program after three ships. Consequently, the Navy plans to develop the new nuclear attack submarine ("NSSN"), a smaller, more cost-effective, nuclear-powered submarine beginning in 1998. Congress has approved legislation to have Newport News construct one NSSN beginning in late 1998 and another NSSN beginning in late 2000. Two contracts were also designated for Electric Boat, a wholly-owned subsidiary of General Dynamics. Beyond 2001, NSSN contract awards are expected to be determined by competitive bidding. See "Risk Factors--Reliance on Major Customer and Uncertainty of Future Work."

                                   BUSINESS

COMPANY OVERVIEW

  The Company is the largest non-government-owned shipyard in the United States, as measured by each of net sales, size of facilities and number of employees. Its primary business is the design, construction, repair, overhaul and refueling of nuclear-powered aircraft carriers and submarines for the United States Navy. The Company believes it currently is: (i) the only shipyard capable of building the Navy's nuclear-powered aircraft carriers,
(ii) the only non-government-owned shipyard capable of refueling and overhauling the Navy's nuclear-powered aircraft carriers, and (iii) one of only two shipyards capable of building nuclear-powered submarines. Since its inception in 1886, the Company has developed a preeminent reputation through the construction of 264 naval ships and 542 commercial vessels. For the year ended December 31, 1995 and the nine months ended September 30, 1996, the Company had net sales of $1,756 million and $1,437 million, respectively, and EBITDA (as defined) of $227 million and $165 million, respectively. In addition, at September 30, 1996 the Company had $3.7 billion of backlog.

  Aircraft carrier and submarine construction contracts with the U.S. Navy have generated the majority of the Company's net sales. Newport News has built nine of the 12 active aircraft carriers in the U.S. fleet, including all eight nuclear-powered aircraft carriers. For the last 35 years, Newport News has been the sole designer and builder of the U.S. Navy's aircraft carriers. Newport News currently holds contracts to build two nuclear-powered Nimitz-class carriers, each representing approximately $2-3 billion in initial contract revenue: the Truman, scheduled for delivery in 1998, and the Reagan, scheduled for delivery in 2002. Based on current U.S. Navy projections, the Company anticipates the award in or before 2002 for the last Nimitz-class aircraft carrier for delivery in 2009. Under contract to the Navy, Newport News is currently performing design concept studies for the next generation of aircraft carriers. In addition, Newport News, as one of only two manufacturers of nuclear-powered submarines, has constructed 53 nuclear-powered submarines comprised of seven different classes. Newport News has recently been designated by legislation to build two of the first four of the next generation of the Navy's new nuclear attack submarines ("NSSNs") commencing in late 1998.

  The Company built all the active Nimitz-class aircraft carriers. The Company also believes it currently is the only non-government-owned shipyard currently capable of refueling nuclear-powered aircraft carriers. Puget Sound, a government-owned shipyard, could refuel nuclear-powered carriers if it made additional investments in its facilities, and Portsmouth Naval Shipyard, a government-owned shipyard in Kittery, Maine, is presently involved in nuclear refueling, overhauling and de-activating Los Angeles-class submarines. As a result, the Company has had the leading share of the refueling and overhaul market for aircraft carriers. A Nimitz-class aircraft carrier must be refueled at approximately the midpoint of its estimated 50-year life. The Navy often commissions a major overhaul of each carrier to coincide with refueling. It normally takes two years to complete a refueling and overhaul. Currently the Company is completing the overhaul of the Eisenhower (an approximate $400 million contract), and it holds planning contracts to overhaul the Roosevelt in 1997 and to refuel and overhaul the Nimitz beginning in 1998. The Company believes that, if awarded, the contracts for the Roosevelt and the Nimitz will be for approximately $230 million and approximately $1 billion, respectively. In addition, the Navy has announced its schedule to begin the refueling of the Eisenhower in 2001, the Vinson in 2006 and the Roosevelt in 2009 at an estimated cost of approximately $1 billion each. Supported by its new Carrier Refueling Complex, the Company believes it is well-positioned to be awarded future refueling contracts although there can be no assurances as to the number or value of contracts awarded.

  The Company's management is highly regarded in the defense and shipbuilding industry and has been successful in creating a motivated and experienced management team and enhancing its position as the premier U.S. shipyard. Led by William P. Fricks, the Chairman, President and Chief Executive Officer of the Company, who has 30 years of experience, the Company's senior executives average 10 years of shipbuilding experience.

BUSINESS STRATEGY

  To broaden and strengthen its competitive position, the Company has developed strategies with the following key elements: (i) maintain a leadership position in its core business; (ii) further reduce its cost structure; (iii) continue to reduce cycle time; and (iv) broaden and expand products and markets.

  MAINTAIN A LEADERSHIP POSITION IN ITS CORE BUSINESS. Aircraft carriers and submarines remain vital components of the Navy's strategy for protecting U.S. global interests. The Navy has stated that it needs to maintain a minimum of 12 aircraft carriers to respond quickly to overseas crises and command a credible presence around the world. As the aircraft carrier and submarine fleets continue to age, the Company believes there will be a steady long-term demand for new construction and refueling and overhauling services which it intends to aggressively pursue.

  FURTHER REDUCE ITS COST STRUCTURE. In 1991, the Company embarked on a program to reduce its cost structure and increase productivity in order to remain a market leader in its core business as well as to facilitate entry into related commercial markets. Management initiatives to reduce the overall cost structure of the Company have included workforce reductions of 38% (from approximately 29,000 employees in 1991 to approximately 18,000 employees in
1996), overhead and other cost reductions, the successful negotiation of a long-term labor agreement that stabilizes wages through April 1999, and the closing of certain facilities. As a second step in its cost reduction program, Newport News has begun outsourcing low value-added production activities and has been investing in programs to upgrade and automate its operations. Since 1993, the Company has spent $196 million on a variety of discretionary capital programs designed to lower costs and improve efficiency. Recent and ongoing expenditures include new computing technology ($85 million), an automated steel factory ($71 million), the extension of a drydock to accommodate multi-ship construction ($30 million), and the construction of the Carrier Refueling Complex ($19 million).

  CONTINUE TO REDUCE CYCLE TIME. The Company plans to continue to reduce the cycle times for product development and ship delivery by re-engineering key production processes, including design, production planning, materials management, steel fabrication and outfitting. Process innovation teams have been assigned to each key production process to implement this strategy. In connection with these initiatives, the Company delivered the Stennis in November 1995, 7.5 months ahead of schedule and at a savings of over 1,000,000 man-hours compared to the previously delivered aircraft carrier.

  BROADEN AND EXPAND PRODUCTS AND MARKETS. The Company has begun selectively to leverage its existing expertise by expanding its commercial and other shipbuilding projects. The Company believes that this expansion effort should create additional growth opportunities. In addition, by allowing for increased economies of scale, the Company believes its expansion initiatives should help it reduce per ship costs and thereby make it more competitive in its core U.S. Navy business, which currently accounts for over 90% of the Company's net sales. As part of this expansion effort, the Company secured long-term, fixed price contracts with two purchasers for a total of nine "Double Eagle" product tankers. The initial ships under contract are being built at a loss, for which the Company has created a reserve. This new line of double-hulled product tankers is designed to meet all of the stringent domestic and international shipping specifications. Additionally, drawing on its nearly four decades of safe fuel handling and reactor services for the U.S. Navy, the Company won a contract from the Department of Energy in 1995 to construct a facility to store damaged fuel from Three Mile Island. The Company is pursuing bids on additional projects from the Department of Energy.

  In order to further strengthen its position as a leading U.S. Navy contractor, the Company has joined an alliance to develop design concepts for the Navy's new "Arsenal Ship," a floating missile platform that utilizes a commercially available double-hulled design, and pursue awards for the construction of such ships. Although there can be no assurance that it will be awarded the construction work or other aspects of the project, on January 10, 1997 this alliance was one of three teams awarded $15 million contracts to provide a fundamental design for the Arsenal Ship. International military sales are also a key growth opportunity. The Company is pursuing orders for several versions of its international frigate, the FF-21, from foreign navies and is currently focusing on naval modernization programs presently underway in the United Arab Emirates, the Philippines, Norway and Kuwait.

GENERAL

  Currently, the Company's business centers primarily on three areas involving U.S. Naval and commercial ships: (i) construction; (ii) repair and overhaul; and (iii) engineering and design. The Company also engages in certain other related businesses. In 1993, the Company divested its maritime electronics manufacturing business.

  The following table sets forth information on the percentage of total net sales contributed by the Company's various classes of products and services:

                           NINE MONTHS
                              ENDED              YEARS ENDED DECEMBER 31
                          SEPTEMBER 30,   --------------------------------------
                               1996           1995         1994         1993
                          --------------- ------------ ------------ ------------
                            NET     % OF   NET   % OF   NET   % OF   NET   % OF
                           SALES   TOTAL  SALES  TOTAL SALES  TOTAL SALES  TOTAL
                          -------- ------ ------ ----- ------ ----- ------ -----
In millions
Construction............      $809     56 $1,107   63  $1,144   65  $1,046   57
Repair and Overhaul.....       465     32    414   24     383   22     471   25
Engineering and Design..       141     10    202   11     204   12     225   12
Other...................        22      2     33    2      22    1     119    6
                          --------  ----- ------  ---  ------  ---  ------  ---
  Net sales.............    $1,437    100 $1,756  100  $1,753  100  $1,861  100
                          ========  ===== ======  ===  ======  ===  ======  ===

CONSTRUCTION

  The Company's primary activity is constructing ships, with approximately 63% of net sales for the year ended December 31, 1995 and 56% of net sales for the nine months ended September 30, 1996 being generated from construction work. In recent history, the Company has relied on major carrier and submarine contracts with the U.S. Navy, but the Company's current objective is to selectively add to its core business with contracts for other Naval segments (e.g., the Arsenal Ship) and in the commercial and foreign military markets.

  The following chart shows the number of naval and commercial ships, and other vessels built by the Company, including ships currently under construction.

                                        PRE 1900- 1920- 1940- 1960- 1980-
                                       1900 1919  1939  1959  1979  1997  TOTAL
                                       ---- ----- ----- ----- ----- ----- -----
U.S. NAVY SHIPS:
  Aircraft Carriers...................  --    --     3    14     3     9    29
  Submarines..........................  --     8    --    --    29    24    61
  Amphibious Cargo; Attack Cargo;
   Amphibious Flagship; Ammunition....  --    --    --    53     5    --    58
  Battleships.........................  --    11     2     1    --    --    14
  Cruisers............................  --     5     4     9     5     1    24
  Destroyers..........................  --    17    14    --    --    --    31
  Miscellaneous, including Coast Guard
   Cutters, Landing Ships (Dock) and
   Landing Ships (Tank)...............   3    10     1    31     2    --    47
                                       ---   ---   ---   ---   ---   ---   ---
  Total U.S. Navy Ships...............   3    51    24   108    44    34   264
                                       ---   ---   ---   ---   ---   ---   ---
COMMERCIAL SHIPS:
  Cargo Vessels.......................   8    35     4    13    14    --    74
  Freighters..........................  --    --    --   190    --    --   190
  Passenger Liners....................   2    17    33    11    --    --    63
  Tankers.............................  --    22    11    42    11     4    90
  Miscellaneous, including Dredges,
   Ferry Boats, Steamers (Bay and
   River), Tugs and Yachts............   8    20    22     2    --    --    52
                                       ---   ---   ---   ---   ---   ---   ---
  Total Commercial Ships..............  18    94    70   258    25     4   469
                                       ---   ---   ---   ---   ---   ---   ---
OTHER VESSELS (Barges, Caissons, Car
 Floats, Pilot Boats).................  --    --    --    --    --    --    73
                                       ---   ---   ---   ---   ---   ---   ---
TOTAL U.S. NAVY, COMMERCIAL AND OTHER
 SHIPS................................  21   145    94   366    69    38   806
                                       ===   ===   ===   ===   ===   ===   ===

 U.S. Navy

  The Company believes it currently is the only manufacturer in the U.S. capable of constructing nuclear-powered aircraft carriers. Currently, the Company is constructing two Nimitz-class nuclear-powered aircraft carriers, the Truman and the Reagan, which are scheduled for delivery in 1998 and 2002, respectively. A contract for an additional Nimitz-class aircraft carrier is currently anticipated to be awarded in or before 2002. The first ship in a new class of aircraft carrier, the CVX-78, is anticipated to be awarded in 2006. Because of its past experience in manufacturing aircraft carriers, and the lack of direct competitors, the Company believes it is in a strong competitive position to be awarded these contracts, although no assurances can be made that it will be awarded these contracts, that these projects will not be delayed, or that these contracts will be funded by Congress.

  The Company is also one of two producers of nuclear-powered submarines. Currently, the only other competitor is Electric Boat, a wholly-owned subsidiary of General Dynamics. The Company delivered its last Los Angeles-class submarine on August 15, 1996. In 1987, the Company was awarded the lead design contract for the Seawolf submarine. However, due to the end of the Cold War, there was a dramatic cutback in the Seawolf program to three submarines which are being constructed by Electric Boat. More recently the Company was designated by legislation to build two of the next generation of attack submarines known as the Navy's new nuclear attack submarines or NSSN program. The Company anticipates that it will construct the second and the fourth NSSN submarines, and that Electric Boat will construct the first and third NSSN submarines. After the fourth NSSN submarine, the Company and Electric Boat are expected to compete against each other for additional NSSN construction contracts by competitive bidding. The Company has constructed 53 nuclear-powered submarines, including 39 attack submarines and 14 of the larger, fleet ballistic missile submarines.

  On January 10, 1997, an alliance consisting of the Company, Ingalls and Lockheed Martin was one of three teams awarded $15 million contracts to provide a functional design for the U.S. Navy's Arsenal Ship. The Company's alliance was one of five alliances awarded $1 million contracts in July 1996 to provide initial Arsenal Ship design concepts, and is now one of three teams which will compete to participate in the third phase of the planned six-phase program. The third phase, which involves the detailed design and construction of the Arsenal Ship demonstrator, is scheduled to begin in January 1998. Ultimately, one alliance is expected to prevail in the award of a construction contract.

  The Company is also completing conversion of two container ships to "roll-on, roll-off" heavy armored vehicle Sealift transportation ships for the U.S. Navy. The first ship was delivered in August 1996 and the second ship is scheduled to be delivered during the second quarter of 1997.

 Commercial

  As part of its strategy to selectively add to its core business, the Company has also been pursuing orders for products and services from commercial customers.

  In 1994 and 1995, the Company entered into fixed price contracts (which shift the risks of construction costs that exceed the contract price to the Company) to construct four Double Eagle product tankers for affiliates of Eletson at a price of $36 million per ship. Construction of the first tanker is substantially complete; construction has begun on the second tanker; and a substantial portion of the materials needed for the construction of the three uncompleted tankers has been ordered. The Company presently estimates that these ships will be constructed over the period ending in February 1998. In connection with the construction of these four tankers, the Company has incurred or estimates it will incur costs of approximately $90 million in excess of the fixed contract prices. As of September 30, 1996, the full amount of these excess costs has been reserved for by a charge against income. Disagreements have arisen with the purchasers during the course of construction as to whether the first and second ships were and are being constructed in compliance with the specifications set forth in the contracts, and the purchasers sent letters to the Company purporting to invoke the procedures set forth in the contracts for resolution of this situation and requested that the Company in the interim stop construction on the ships. The Company saw no reason to stop construction on the ships because of its confidence that the ships will be in compliance with all contract and classification society requirements. The purchasers have withdrawn both their invocation of the dispute resolution procedures under the contracts and their request that the Company cease further construction of the ships. Discussions between the Company and the purchasers to date have resulted in the resolution of a significant number of these disagreements, although some remain unresolved and are the subject of further discussions. No assurances can be given as to the effect the resolution of these remaining disagreements will have on the Company (although the Company does not believe such resolution will materially and adversely affect it) or the extent to which the remaining work on these contracts can be completed without further disagreements with the purchasers or the incurrence of additional losses in excess of current estimates. These estimates are based on the use of new robotic technology and the utilization of a different building strategy going forward. The Company believes that these factors, as well as the experience gained in the construction of the first ship, will result in a very significant reduction in the man-hours necessary to construct each of the remaining vessels. There can be no assurance that these factors will produce this result. The Company intends to review this situation at the end of each quarter and, accordingly, there can be no assurance that the estimate of costs to be incurred on these contracts will not be revised at that time based on the facts then known to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Business Outlook" and Note 13 to the Combined Financial Statements of the Company.

  In 1995, the Company entered into fixed price contracts with HVO to construct an additional five Double Eagle product tankers having a somewhat different design for the domestic Jones Act market at a current average price of $43.4 million per ship. The Company is in the process of completing its design work on these ships and expects to begin construction in the first half of 1997. These ships are scheduled for delivery in 1998. The Company presently estimates that it will break even on these ships on an aggregate basis, but there can be no assurance that the costs incurred in constructing these ships will not exceed the contract prices for them for the reasons described in the immediately preceding paragraph.

  These double-hull tankers are intended to serve the market currently served by single-hull product carriers whose retirement is mandated by the OPA 90. The OPA 90 requires, among other things, that existing single-hull ships must be retired from domestic transportation of petroleum products between 1995 and 2015 unless retrofitted with double hulls.

  On October 8, 1996, the President signed into law, H.R. 1350--the Maritime Security Act of 1996 (the "Maritime Act"), amending Title XI of the Merchant Marine Act, 1936. The Maritime Act, among other things, (i) authorizes a $1 billion, 50-ship ten-year subsidy program for ship owners who agree to make their ships available to the Department of Defense during national emergencies, (ii) gives the U.S. Maritime Administration greater flexibility in assigning risk factors to guaranteed loans and (iii) modifies several aspects of the assessment and payment of loan guarantee fees. The primary purpose of this Act is to assist ship operators and U.S. seamen, but the legislation also has provisions which can indirectly assist U.S. shipbuilders. The effect of these legislative changes is uncertain, but generally more Title XI loan guarantee authority should be available (assuming Title XI funds continue to be appropriated), on a facilitated basis, for potential purchasers of U.S.-built ships. It is unclear whether any of the new ships would be purchased from the Company, and further whether the Company would be in a position to build any such ships at a significant profit. Accordingly, at this time the Company is unable to determine that it reasonably expects this development to have a material impact on its business.

  Although the commercial market is growing, a current overcapacity of suppliers has favored buyers and hindered the profitability of shipyards. Additionally, overseas firms control almost all of the international commercial shipbuilding market. Many of the Company's global competitors enjoy government and/or corporate subsidies. The Company is exploring various possibilities to penetrate this market; however, there can be no assurance that the Company's efforts in this market will be successful. See "Risk Factors--Competition and Regulation."

 Foreign Military

  Several U.S. allies overseas have or plan to embark on navy modernization programs. Most of these programs anticipate the purchase of one or more frigate size ships. The Company has developed a flexible, multi-mission design frigate called the FF-21 and has submitted bids for the construction of these ships to the United

Arab Emirates and Kuwait, and is in the process of developing bids for Norway and the Philippines. A number of international companies compete for these sales, and this market would represent a new market for the Company. To better position itself for the United Arab Emirates market, the Company subscribed to purchase a 40% equity interest in the Abu Dhabi Ship Building Company ("ADSB") in 1995. ADSB is currently renovating an existing shipyard and designing a new shipyard which it plans to construct to replace the existing one. Each is to service shipbuilding and repair demands of the United Arab Emirates military and regional maritime fleets. The Company believes that its equity investment in ADSB may also serve as a means for the Company to satisfy offset obligations to the United Arab Emirates, if any, arising from contracts for sales of FF-21s or other ships. Typically, offset obligations, when applicable, require an investment, capital expenditure, training commitment or other benefit for the country making the purchase. The Company made an additional payment of $9.6 million with respect to its 40% equity interest in ADSB on December 17, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Other Investing Cash Flows." If there is a change in control of Newport News, the Abu Dhabi Government has the right to require the Company to sell all of its shares to the Abu Dhabi Government or such other person(s) as the Abu Dhabi Government may nominate at a price determined as set forth in the Founder's Agreement relating to the Company's investment in ADSB (the "Founder's Agreement"). The right of the Abu Dhabi Government to exercise its purchase option in relation to a particular event is deemed to be waived if not exercised within 90 days of the date the Abu Dhabi Government becomes aware of such event. The Shipbuilding Distribution caused a change in control of Newport News under the Founder's Agreement. The Founder's Agreement reflects the oral agreement of these matters between the parties thereto but has not yet been executed.

REPAIR AND OVERHAUL

 U.S. Navy Nuclear Refueling, Overhaul and Conversion

  The Company provides ongoing maintenance for the U.S. Navy's vessels through overhauling, refueling and repair work. The Company possesses unique expertise in servicing nuclear naval systems, and believes it currently is the only non-government-owned shipyard capable of refueling nuclear-powered aircraft carriers. Puget Sound, a government-owned shipyard, could refuel nuclear-powered carriers if it made additional investments in its facilities, and Portsmouth Naval Shipyard, a government-owned shipyard in Kittery, Maine, is presently involved in nuclear refueling, overhauling and de-activating Los Angeles-class submarines. As a result, the Company has had a leading share of the market in aircraft carrier refueling and overhauls.

  Since aircraft carrier work is generally assigned by the U.S. Navy based on the type of work, location and cost, the Company intends to maintain its leadership in this area of business by, among other things, positioning the Company as a low-cost refueling center, and providing unique competencies such as nuclear fuel handling. The Company completed the overhaul work for the Enterprise in 1994, and is currently overhauling the Eisenhower. The Company also completes "Post Shake-Down Availabilities" on submarines. This process involves making repairs and performing maintenance after sea trials of the completed submarine.

 Naval Non-Nuclear Surface Ship Repair

  The Company was able to diversify its overhaul work by winning its first contract to overhaul a guided missile cruiser, the Thorn. In 1995, the Company experienced a $31 million increase from 1994 in repair and overhaul revenues as a result of the repair and overhaul of the Thorn, together with increases in other miscellaneous U.S. Navy repairs. Subsequently, it overhauled its first Aegis radar-equipped ship, the USS Monterey. The Company has a number of competitors bidding for a substantial share of U.S. Navy non-nuclear repair and overhaul contracts, such as Norfolk Shipbuilding and Dry Dock Corporation and Metro Machine.

 Commercial Vessels

  From February, 1992 through December, 1995, the Company completed over 100 ship repair or overhauls of commercial vessels. The Company believes that the world's commercial fleet, on average, is approximately

15 years old; repair of this fleet is undertaken on an ongoing basis. Furthermore, the Company expects seaborne trade to exhibit steady growth over the next 10 years in all major segments--oil, dry cargo and general cargo. While some customers are primarily concerned with price, other customers also give substantial weight to other factors such as geographic location, dock availability, manpower supply and the amount of time spent in dock. The Company believes it has successfully differentiated itself from its competitors as a premium quality repair shipyard, with specialized facilities and an extensive workforce. The Company also believes that by engaging in the commercial ship repair market, it should be able to transfer its experience to new construction of commercial vessels, as well as to its core U.S. Navy business.

ENGINEERING AND DESIGN

  The Company provides engineering planning and design services to both U.S. Government and commercial customers. The Company maintains a stable level of funded engineering support for the U.S. Navy. Support services provided by the Company include new aircraft carrier research and development, aircraft carrier non-nuclear overhaul planning, the reactor plant planning yard, aircraft carrier engineering support, and training and logistics. The Company is a leader in aircraft carrier design, accounting for the majority of ship integration and related design development for the Naval Sea Systems Command ("NAVSEA"). The Navy's Puget Sound and Norfolk Naval Shipyards, however, are typically assigned the design contracts for the non-nuclear portions of the aircraft carriers. The Company has been able to apply its engineering capabilities in a variety of projects for the U.S. Navy, including being the lead design yard for the Los Angeles and Seawolf-class submarines. See "Risk Factors--Competition and Regulation."

  The Company also employs its engineering capabilities to successfully secure and complete commercial and frigate construction contracts. In this respect, the Company is developing generic class designs and plans to minimize new product costs, dramatically reduce cycle times for design and production, and develop commercial ship engineering expertise through selective international recruiting and strategic alliances.

OTHER

  As part of its expansion strategy, the Company also intends to actively pursue opportunities in the management and operation of U.S. Department of Energy nuclear sites. The Company believes that, among other things, its ability to effectively conduct radiological control operations and manage large integrated sites, its world-class health, safety and environmental practices, and its experienced personnel in the areas of Spent Nuclear Energy ("SNE") would provide for a strong foundation in pursuing such opportunities. The Company is also forming alliances with other companies with complementary experiences to bid on some of these site management contracts.

MATERIALS AND SUPPLIES

  The principal materials used by the Company in its shipbuilding, conversion and repair business are standard steel shapes, steel plate and paint. Other materials used in large quantities include aluminum, copper-nickel and steel pipe, electrical cable and fittings. The Company also purchases component parts such as propulsion systems, boilers, generators and other equipment. All of these materials and parts are currently available in adequate supply from domestic and foreign sources. Generally, for all its long-term contracts, the Company obtains price quotations for its materials requirements from multiple suppliers to ensure competitive pricing. In addition, through the cost escalation provisions contained in its U.S. Government contracts, the Company is generally protected from increases in its materials costs to the extent that the increases in the Company's costs are in line with industry indices.

  In connection with its government contracts, the Company is required to procure certain materials and component parts from supply sources approved by the U.S. Government. The Company has not generally been dependent upon any one supply source; however, due largely to the consolidation of the defense industry, there are currently several components for which there is only one supplier. The Company believes that these sole source suppliers as well as its overall supplier base are adequate to meet its future needs.

HEALTH, SAFETY AND ENVIRONMENTAL

  In 1995, the Company became the only shipyard to be awarded the Star Award from the Occupational Safety and Health Administration's Voluntary Protection Program. To earn this award, the Company and its unions joined efforts and supported the participation in the Voluntary Protection Program in which all parties help each other to make the Company's shipyard a safer place to work. The Company is the only shipyard and the largest single site (of any type) in the United States to earn the Star Award; the next largest facility to earn this award was approximately one-half the size of the Company.

  The Company has also been recognized by its Local Sanitation District (Hampton Roads Sanitation District) as a Gold Award Winner for its management of wastes going to the local water treatment system.

  The Company is subject to stringent environmental laws and regulations in all jurisdictions in which it operates. Management of the Company believes that the Company is in general compliance with all applicable environmental regulations, and historical environmental compliance costs incurred by the Company have not been significant. Like all of its competitor shipbuilders, the Company will be required to upgrade its air emission control facilities pursuant to recently drafted regulations under the Clean Air Act Amendments of 1990. These regulations call for a phased-in compliance program so that the Company will incur its expenditures during the years from 1997 through 2000. The Company's preliminary estimate of the cost of these upgrades is between $10 million and $15 million. Although there can be no certainties, management does not believe that future environmental compliance costs for the Company will have a material adverse effect on the Company's financial condition or results of operations. The Nuclear Regulatory Commission, the Department of Energy and the Department of Defense regulate and control various matters relating to nuclear materials handled by the Company. Subject to certain requirements and limitations, the Company's government contracts generally provide for indemnity by the U.S. Government for any loss arising out of or resulting from certain nuclear risks.

PROPERTIES

  The Company's facilities are located in Newport News, Virginia on approximately 550 acres owned by the Company at the mouth of the James River, which is part of Chesapeake Bay, the premier deep water harbor on the east coast of the United States. The Company's shipyard is one of the most technically advanced in the world. Its facilities include seven graving docks, a floating dry dock, two outfitting berths and five outfitting piers. Dry Dock 12 is the largest in the Western Hemisphere, and has recently been extended to 662 meters. Dry Dock 12 is serviced by a 900 metric ton capacity gantry crane that spans the dry dock and work platen.

  The Company's shipyard also has a wide variety of other facilities including an 11-acre all weather on-site steel fabrication shop, accessible by both rail and transporter, a module outfitting facility which enables the Company to assemble a ship's basic structural modules indoors and on land, machine shops totaling 300,000 square feet, and its own school which provides a four-year accredited apprenticeship program that trains shipbuilders.

  The Company believes that substantially all of its plants and equipment are, in general, well maintained and in good operating condition. They are considered adequate for present needs and, as supplemented by planned construction, are expected to remain adequate for the near future. The Company's shipbuilding facilities were originally built on dredged fill material beginning at the southern end of the site. Over the last 100 years, the facilities expanded northward by sequential filling. A large portion of the fill material consists of waste generated on-site by shipbuilding activities.

INVESTIGATIONS AND LEGAL PROCEEDINGS

 Retirement Plan

  Tenneco and the Company have received letters from the Defense Contract Audit Agency (the "DCAA"), inquiring about certain aspects of the Distribution Transaction, including the disposition of the Tenneco Inc. Retirement Plan (the "TRP"), which covers salaried employees of the Company and other Tenneco divisions. The DCAA has been advised that (i) the TRP will retain the liability for all benefits accrued by the Company's employees through the last day of the calendar month including the Distribution Closing Date, (ii) the Company's employees will not accrue additional benefits under the TRP after the last day of the calendar month including the Distribution Closing Date and
(iii) no liabilities or assets of the TRP will be transferred from the TRP to any plan maintained by the Company. A determination of the ratio of assets to liabilities of the TRP attributable to the Company will be based on facts, assumptions and legal issues which are complicated and uncertain; however, it is likely that the Government will assert a claim against the Company with respect to the amount, if any, by which the assets of the TRP attributable to the Company's employees are alleged to exceed the liabilities. New Tenneco, with the full cooperation of the Company, will defend against any claim by the Government, and in the event there is a determination that an amount is due to the Government, New Tenneco and the Company will share its obligation for such amount plus the amount of related defense expenses, in the ratio of 80% and 20%, respectively. Pending a final determination of any such claim, the Government may, absent an agreement with the Company to defer the payment of the amounts claimed, withhold all or a portion of all future progress payments due the Company under its government contracts until it has recovered its alleged share of the claimed amount plus interest. In the event of a claim by the Government, the Company will diligently seek a deferral agreement with the Government; however, there can be no assurance that the Company will be able to arrange such an agreement and thus avoid an offset against future progress payments pending a final determination. At this preliminary stage, it is impossible to predict with certainty any eventual outcome regarding this matter; however, the Company does not believe that this matter will have a material adverse effect on its financial condition or results of operations.

 CVN-76 Cost and Pricing Data Submission

  In March 1995, the DCAA informed the Company that it would conduct a post-award audit of the contract to build the aircraft carrier Reagan (CVN-76), pursuant to federal regulations relating to defective cost and pricing data. The audit concerns the Company's submission to the U.S. Navy of data relating to labor and overhead costs in connection with the proposals and negotiations relating to the CVN-76 contract. The audit is ongoing and the DCAA has not issued its audit report. In informal discussions with DCAA auditors, however, the DCAA auditors indicated that the $2.5 billion CVN-76 contract price should be reduced by approximately $122 million based on an alleged submission of defective cost and pricing data.

  In addition, in May 1996, the Company received a subpoena from the Inspector General of the Department of Defense requesting documents in connection with a joint inquiry being conducted by the Department of Defense, the Department of Justice, the U.S. Attorney's Office for the Eastern District of Virginia, and the Naval Criminal Investigative Service. Like the DCAA audit, the investigation appears to focus on whether data relating to labor and overhead costs that the Company supplied in connection with the proposals and negotiations relating to the CVN-76 contract were current, accurate, and complete. In 1995, Inspector General subpoenas were also served on at least two of the Company's consultants. The Company believes that these subpoenas are part of this same inquiry.

  The Government has not asserted any formal claims against the Company relating to these CVN-76 contract matters. Based on the Company's present understanding of the focus of the inquiries, it is the Company's opinion that it has substantial defenses to claims that the Government might potentially assert that the Company submitted cost or pricing data relating to its labor and overhead costs that were not current, accurate, and complete in its proposals or during the negotiations for the CVN-76 contract. It is the Company's intention to vigorously assert these defenses in the event that the Government should assert such claims. Based on the Company's present understanding of the claims the Government might assert concerning the CVN-76 contract, the Company is of the opinion that the ultimate resolution of such claims will not have a material adverse effect on the financial condition or results of operations of the Company.

  However, the early stage of the investigation and audit relating to the CVN-76 contract, and the uncertainties and vagaries attendant to such investigations and audits and any litigation which may ultimately arise with respect to these potential claims make it impossible to predict with certainty any eventual outcome. Construction of the Reagan (CVN-76) is scheduled for completion in 2002 and the contract represents a substantial portion of the Company's current backlog of business. Depending on the outcome of the audit and investigation, the Company could be subject, under various civil and criminal statutes, to a reduction to the CVN-76 contract price and to fines and other penalties, including the suspension or debarment from government contracting work. Any of these in substantial amounts could have a material adverse effect on the Company's financial condition and results of operations.

  To reduce the consequences of an adverse outcome, the Company has taken an interim step to adjust its future progress billings on the CVN-76 contract. Although this step will reduce the Company's cash flow pending a final resolution, management believes this step will not have a material adverse effect on the Company's financial condition or results of operations. Furthermore, future assessments by the Company of the validity of claims the Government might potentially assert may support a return to normal progress billings. See "Risk Factors--Profit Recognition; Government Contracting."

 Other

  As a general practice within the defense industry, the DCAA continually reviews the cost accounting practices of government contractors. In the course of those reviews, cost accounting issues are identified, discussed and settled, or resolved through legal proceedings. In addition, various government agencies may at any time be conducting various other investigations or making specific inquiries. The Company is currently engaged in discussions on several cost accounting and other matters in addition to those described above. The Company is also a party to numerous other legal proceedings relating to its business and operations. The Company believes that the outcome of these cost accounting or other matters and proceedings will not have a material adverse effect on the Company's financial condition or results of operations.

  Additionally, the Kirby Corporation ("Kirby"), an owner and operator of several tankers with which the Company's Hvide Van Ommeren tankers (the "Van Ommeren Tankers") will compete, has instituted three legal proceedings effectively seeking to have construction of the Van Ommeren Tankers stopped (the "Kirby Proceedings"). The Company is not a party to the Kirby Proceedings. The first Kirby Proceeding, brought in the United States District Court for the District of Columbia, was voluntarily dismissed. Kirby Corporation v. The Honorable Frederico Pena (No. CA 96-0019). The other two Kirby Proceedings have been consolidated and are currently pending in the United States Court of Appeals for the Fifth Circuit. Kirby Corporation v. The Honorable Frederico F. Pena, et al. (No. 96-20582); Kirby Corporation v. The United States of America, et al. (No. 96-60154). Kirby alleges that the U.S. Maritime Administration acted unlawfully in guaranteeing, pursuant to Title XI of the Merchant Marine Act, 1936, as amended ("Title XI"), the $215 million of ship financing bonds issued to finance the construction of the Van Ommeren Tankers. Kirby asserts that the U.S. Maritime Administration erroneously determined that the project is economically sound and that the entities that will own the vessels are U.S. citizens qualified to operate the vessels in the coastwide trade. Certain of the entities that will own the vessels have intervened in the Kirby Proceedings to support the U.S. Department of Justice in having the first Kirby Proceeding dismissed and in defending and seeking the dismissal of the remaining Kirby Proceedings. The Company believes that the Kirby Proceedings are without merit. Based on discussions with counsel, the Company believes that, even in the event that Kirby ultimately prevails in the Kirby Proceedings, the matter is not likely to have a material adverse effect on the Company because the Kirby Proceedings are expected to extend beyond the delivery dates for some or all of the Van Ommeren Tankers and the project would be completed or near completion.

                                  MANAGEMENT

BOARD OF DIRECTORS

  Presently, the Board of Directors of NNS (the "NNS Board") consists of seven members. Each director will serve for a term expiring at the annual meeting of stockholders in the year indicated below and until his successor shall have been elected and qualified. Pursuant to the Certificate (as defined), the NNS Board is divided into three classes. Information concerning the individuals who serve as directors of NNS is set forth below.

Term Expiring at the 1997 Annual Meeting of Stockholders (Class I)

  WILLIAM P. FRICKS has served as the President of the Company since September 1994, as its Chief Executive Officer since November, 1995 and as its Chairman of the Board since January 1997. Mr. Fricks first joined Newport News in the Industrial Engineering Department after graduating from college in 1966. He was then appointed Controller and Treasurer of Newport News in 1979, Vice President-Finance in 1980, Vice President in charge of various business functions (Marketing, Human Resources and Technical) from 1983 to 1988, Senior Vice President in 1988, Executive Vice President in 1992, and President and Chief Operating Officer in 1994. Mr. Fricks is currently the Chairman of the Board of Directors of the American Shipbuilding Association and is on the Board of Directors of the Virginia Manufacturers Association. On July 1, 1996, Mr. Fricks was appointed to the Board of Visitors of the College of William and Mary. Mr. Fricks is 52 years old and has been a director of NNS since October 1996.

  DR. WILLIAM R. HARVEY has been the President of Hampton University in Hampton, Virginia, since July 1978 . He is also the owner of the Pepsi-Cola Bottling Company of Houghton, Michigan. Prior to July 1978, Dr. Harvey served as Administrative Vice President at Tuskegee University from July 1972 to June 1978; as Administrative Assistant to the President of Fisk University from July 1970 to June 1972; and as Assistant for Governmental Affairs to the Dean at Harvard University's Graduate School of Education from July 1969 to June 1970. He is a director of the Signet Banking Corporation, Blue Cross Blue Shield of Virginia, and International Guaranty Insurance Company. Dr. Harvey is 55 years old and has been a director of NNS since January 1997.

  STEPHEN R. WILSON has served as the Executive Vice President and Chief Financial Officer of Reader's Digest Association, Inc. since April 1995. From March 1993 to April 1995 he served as the Executive Vice President and Chief Financial Officer of RJR Nabisco, Inc. From October 1990 until March 1993, Mr. Wilson served as Senior Vice President--Corporate Development of RJR Nabisco. Mr. Wilson is 50 years old and has been a director of NNS since January 1997.

Term Expiring at the 1998 Annual Meeting of Stockholders (Class II)

  LEON A. EDNEY, ADMIRAL (RET.) served in the United States Navy for 39 years, last serving as Supreme Allied Commander Atlantic (NATO) and Commander-in-Chief, U.S. Atlantic Command, from May 1990 to August 1992. From August 1988 to May 1990 he served as the Vice Chief of Naval Operations. Admiral Edney retired in August 1992. He currently serves as a director of Armed Forces Benefit Services Inc. and the Retired Officers Association, as Vice Chairman of the Board of the Naval Aviation Museum Foundation, and as a trustee of the Naval Academy Foundation. Admiral Edney is 61 years old and has been a director of NNS since January 1997.

  DR. JOSEPH J. SISCO has been a partner of Sisco Associates, a management consulting firm, since January 1980. From 1976 until January 1980, he served as President of The American University, and, until February 1981 he was Chancellor of that University. Prior to 1976, Dr. Sisco was employed by the United States Department of State for 25 years, last serving as Under Secretary of State for Political Affairs. He is also a director of The Interpublic Group of Companies, Inc., Raytheon Company, and Braun AG. Dr. Sisco served as a Director of Tenneco from 1977 until his retirement from the Tenneco Board in May 1996. Dr. Sisco is 77 years old and has been a director of NNS since October 1996.

Term Expiring at the 1999 Annual Meeting of Stockholders (Class III)

  HON. GERALD L. BALILES has been a partner with the law firm of Hunton & Williams since February 1990. From January 1986 until January 1990, he served as Governor of the Commonwealth of Virginia. While Governor, he served as Chairman of the National Governors' Association from 1988 to 1989. He currently serves as Chairman of the Board of the Public Broadcasting Service, and as a director of Norfolk Southern Corporation, The Atlantic Council of the United States, The United States Council for International Business, and the Washington Airports Task Force. Governor Baliles is 56 years old and has been a director of NNS since January 1997.

  DANA G. MEAD has served as an executive officer of Tenneco since March 1992, when he joined Tenneco as Chief Operating Officer and a member of the Board. He was elected President one month later and was named Chief Executive Officer in February 1994 and Chairman in May 1994. Prior to joining Tenneco, Mr. Mead served as an Executive Vice President of International Paper Company, a manufacturer of paper, pulp and wood products. Mr. Mead served in the White House from 1970 to 1974, first as a White House Fellow from 1970-1971, then as Associate and Deputy Director of the Domestic Council from 1972-1974. Mr. Mead is also a director of Alco Standard Corporation, Baker Hughes Incorporated, Case Corporation and Textron Inc. Mr. Mead is 60 years old and has been a director of NNS since June 1992.
--------
*For purposes of this subsection, "Tenneco" refers: (i) for periods prior to the Distribution Transaction, to Tenneco Inc., now known as El Paso Tennessee Pipeline Co., and (ii) for periods after the Distribution Transaction, to Tenneco Inc., formerly known as New Tenneco Inc.

EXECUTIVE OFFICERS

  The following table sets forth certain information concerning the persons who presently serve as executive officers of the Company.

 NAME (AGE AT JANUARY 1,                                                            EFFECTIVE
          1997)                                OFFICES HELD*                       DATE OF TERM
 -----------------------                       -------------                      --------------
 William P. Fricks(52)...  Chairman, President and Chief Executive Officer        January, 1997
                           President and Chief Executive Officer                  November 1995
                           President and Chief Operating Officer                  January 1995
                           Executive Vice President                               January 1992
                           Senior Vice President                                  September 1988
 Thomas C.
  Schievelbein(43).......  Executive Vice President--Operations                   October 1995
                           Vice President--Human Resources and Administration     January 1995
                           Vice President--Strategy and Naval Program Development January 1994
                           Vice President--Naval Marketing                        March 1993
                           Director--Naval Marketing                              March 1992
                           Director--Marketing Field Office                       January 1990
 David J. Anderson(47)...  Senior Vice President and Chief Financial Officer      July 1996
 Thomas J. Bradburn(53)..  Vice President--Finance and Corporate Controller       September 1996
                           Vice President--Finance                                September 1986
 Stephen B.
  Clarkson(59)...........  Vice President, General Counsel and Secretary          January 1991
 Wylen G. Cooper(47).....  Vice President--Sourcing                               November 1995
 William G. Cridlin,
  Jr.(50)................  Vice President--Marketing                              January 1995
                           Vice President--Commercial Shipbuilding                April 1992
                           Vice President--Manufacturing                          September 1988
 T. Michael
  Hatfield(50)...........  Vice President--Communications                         October 1995
                           Director--Public Relations                             November 1993
 Robert C. Hoard(57).....  Vice President--Trades Management and Manufacturing    October 1995
                           Director--Trades and Manufacturing                     January 1994
                           Director--Trades                                       August 1993
                           Director--Steel Fabrication                            April 1991
                           Director--Machine Shop and Foundry                     June 1989
 Alfred Little, Jr.(50)..  Vice President--Human Resources                        July 1996
 James A. Palmer,
  Jr.(60)................  Vice President--Commercial Nuclear                     October 1995
                           Vice President--Engineering                            October 1994
                           Vice President--Aircraft Carriers                      March 1992
                           Vice President--Engineering                            September 1988
 Marc Y. E. Pelaez(50)...  Vice President--Engineering                            August 1996
 John E. Shephard,
  Jr.(41)................  Vice President--Strategy and Process Innovation        October 1995
                           Director--Strategic Planning                           August 1993
 Patrick A. Tucker(49)...  Vice President--Government Relations                   December 1996
 George A. Wade(52)......  Vice President--Submarine and Refueling Program        October 1995
                           Vice President--Construction                           January 1995
                           Vice President--Submarines                             March 1993
                           Director--Submarine Construction                       April 1992
                           Director--Construction Engineering                     January 1990
 D. R. Wyatt(38).........  Treasurer                                              September 1996
                           Assistant Treasurer                                    August 1995
                           Manager of Finance                                     April 1989

--------
*Unless otherwise indicated, all offices held are with the Company.

  Each of the executive officers of the Company has been continuously engaged in the business of the Company, its affiliates or predecessor companies during the past five years except that: (i) from 1991 to 1996, David J. Anderson was employed by RJ Reynolds Corporation, last serving in the capacity of Executive Vice President and Chief Financial Officer; from 1987 to 1991, he was employed by The Quaker Oats Co., last serving in the capacity of Senior Vice President--Finance and Customer Service; (ii) from 1991 to 1995, Wylen G.

Cooper was employed by GE Power Systems, last serving in the capacity of Manager of Sourcing; (iii) from 1989 to 1993, T. Michael Hatfield was employed by Lockheed Co., last serving in the capacity of Director of Communications;
(iv) from 1992 to 1996, Alfred Little, Jr. was employed by Sun Co., last serving in the capacity of Vice President--Human Resources and from 1988 to 1992 in the capacity of Director--Human Resources; (v) from 1968 to 1996, Marc
Y. E. Pelaez was employed by the United States Navy, last serving in the capacity of Chief of Naval Research; and from 1990 to 1993 in the capacity of Executive Assistant to the Assistant Secretary of the Navy; (vi) from 1977 to 1991, John E. Shephard, Jr. was employed as an Infantry Officer by the United States Army, last serving as Assistant G3, Operations of the 101st Airborne Division; and from 1991 to 1993 was employed by the U.S. Army Reserves as an Individual Mobilization Augmentee assigned to the U.S. Military Academy faculty and to the 157th IMA Detachment in Washington, D.C.; and (vii) from January 1996 to December 1996, Patrick A. Tucker was employed by Tenneco, last serving in the capacity of Executive Director--Government Relations, and from 1994 to 1996, he was employed by Tenneco, serving as Director--Federal Relations; in 1993, he was Counsel to Senator John Warner; and from 1983 to 1993 he was the Minority Staff Director and Counsel to the U.S. Senate Armed Services Committee.

STOCK OWNERSHIP OF MANAGEMENT

  Set forth below is the ownership as of January 20, 1997 of the number of shares and percentage of NNS Common Stock beneficially owned by (i) each director of NNS, (ii) each of the executive officers of the Company whose names are set forth on the Summary Compensation Table and (iii) all executive officers of the Company and directors of NNS as a group. See "Prospectus Summary--The Shipbuilding Distribution."

                                                            SHARES OF NNS
      DIRECTORS                                        COMMON STOCK OWNED(A)(B)
      --------------------------                       ------------------------
      William P. Fricks...............................          88,355(c)(d)
      Hon. Gerald L. Baliles..........................           1,000
      Leon A. Edney, Admiral (Ret.)...................           1,000
      Dr. William R. Harvey...........................           1,300
      Dana G. Mead....................................          23,204(e)
      Dr. Joseph J. Sisco.............................           1,837
      Stephen R. Wilson...............................           1,000
      EXECUTIVE OFFICERS
      ----------------------------
      Thomas C. Schievelbein..........................          34,219(c)(d)
      Stephen B. Clarkson.............................          22,522(c)(d)
      David J. Anderson...............................             --
      James A. Palmer, Jr.............................          22,075(c)(d)
      George A. Wade..................................          24,391(c)(d)
      All directors and executive officers as a group
       (22 persons)...................................         310,946(c)(d)(e)

--------
(a) Except as described in the notes below each director and executive officer has sole voting and investment power over the shares beneficially owned as set forth in this column.
(b) The percent of the class of NNS Common Stock owned by each director and executive officer, and by all directors and executive officers as a group, was less than one percent.
(c) Includes options to acquire shares of NNS Common Stock in replacement of options to acquire shares of Tenneco Common Stock which are exercisable within the next sixty days. Options held by Company employees to acquire shares of Tenneco Common Stock were cancelled as of December 11, 1996 and were replaced in January 1997 with options under which the excess of the fair market value of the shares subject to the replacement options immediately after the grant over the aggregate option price is not more than the excess of the aggregate fair market value of all Tenneco shares subject to the employee's Tenneco stock options immediately before such cancellation over the aggregate option price under such Tenneco options. The replacement options of Messrs. Fricks, Schievelbein, Clarkson, Palmer and Wade which are exercisable within the next sixty days are for 82,797, 32,677, 21,307, 19,816, and 22,908 shares of NNS Common Stock, respectively. All directors and executive officers as a group have replacement options exercisable within the next sixty days for 262,361 shares of NNS Common Stock.
(d) Includes shares held under the Company's 401(k) plan. Shares in the Company's 401(k) plan held by Messrs. Fricks, Schievelbein, Clarkson, Palmer and Wade were 159, 206, 124, 154, and 161, respectively. All directors and executive officers as a group held 2,723 shares in the 401(k) plan.
(e) Includes 81 shares held under the Tenneco Inc. 401(k) plan and 5,905 stock units in the Tenneco Inc. Deferred Compensation Plan.

COMMITTEES OF THE BOARD OF DIRECTORS

  The NNS Board has established four standing committees as permitted by the By-laws, which have the following described responsibilities and authority:

  Audit Committee. The Audit Committee has the responsibility, among other things, to (i) recommend the selection of the Company's independent public accountants, (ii) review and approve the scope of the independent public accountants' audit activity and extent of non-audit services, (iii) review with management and such independent public accountants the adequacy of the Company's basic accounting system and the effectiveness of the Company's internal audit plan and activities, (iv) review with management and the independent public accountants the Company's certified financial statements and exercise general oversight of the Company's financial reporting process and (v) review with the Company litigation and other legal matters that may affect the Company's financial condition and monitor compliance with the Company's business ethics and other policies. The Members of the Audit Committee are Messrs. Wilson, Edney, Harvey and Fricks. Mr. Wilson is the Chairman of the Audit Committee. Mr. Fricks, as President and Chief Executive Officer of NNS, is an ex officio member of the Audit Committee. As an ex officio member, he may attend meetings of such committee; however, he has no authority to vote for or against any action taken or contemplated to be taken by such committee and his attendance is for the sole purpose of providing information to the committee in order to assist the members in making informed decisions.

  Compensation and Benefits Committee. The Compensation and Benefits Committee has the responsibility, among other things, to (i) establish the salary rate of officers and employees of the Company, (ii) examine periodically the compensation structure of the Company and (iii) supervise the welfare and pension plans and compensation plans of the Company. The Members of the Compensation and Benefits Committee are Messrs. Sisco, Wilson and Mead. Dr. Sisco is the Chairman of the Compensation and Benefits Committee.

  Nominating and Management Development Committee. The Nominating and Management Development Committee has the responsibility, among other things, to
(i) review possible candidates for election to the NNS Board and recommend a slate of nominees for election as directors at NNS' annual stockholders' meeting, (ii) review the function and composition of the other committees of the NNS Board and recommend membership on such committees and (iii) review the qualifications and recommend candidates for election as officers of the Company. The Members of the Nominating and Management Development Committee are Messrs. Baliles, Harvey, Edney and Sisco. Governor Baliles is the Chairman of the Nominating and Management Development Committee.

  Executive Committee. Other than matters assigned to the Compensation and Benefits Committee, the Executive Committee has, during the interval between the meetings of the NNS Board, the authority to exercise all the powers of the NNS Board that may be delegated legally to it by the NNS Board in the management and direction of the business and affairs of the Company. The Members of the Executive Committee are Messrs. Fricks, Baliles, Mead and Wilson. Mr. Fricks is the Chairman of the Executive Committee.

EXECUTIVE COMPENSATION

  Prior to the Shipbuilding Distribution, the Shipbuilding Business was owned and operated by Tenneco through its direct and indirect subsidiaries and as such, the management of the Company was employed by Tenneco and its direct and indirect subsidiaries. The following table sets forth the remuneration paid by Tenneco and/or its direct and indirect subsidiaries prior to the Shipbuilding Distribution on December 11, 1996 and by the Company after that date (i) to the Chairman, President and Chief Executive Officer of the Company and (ii) to each of the five most highly compensated executive officers of the Company, other than the Chief Executive Officer, whose salary and bonus exceeded $100,000, for the years indicated in connection with his position with the
Company:

                          SUMMARY COMPENSATION TABLE

                                             ANNUAL COMPENSATION                       LONG-TERM COMPENSATION
                                   --------------------------------------------- -----------------------------------
                                                                                 RESTRICTED
                                                                  OTHER ANNUAL     STOCK                ALL OTHER
NAME AND PRINCIPAL POSITION(A)(B)  YEAR SALARY(C)     BONUS      COMPENSATION(D) AWARDS(E)  OPTIONS  COMPENSATION(F)
---------------------------------  ---- ---------    --------    --------------- ---------- -------  --------------- ---
William P. Fricks(g)               1996 $395,500     $230,000        $39,833      $  --     30,000       $45,378
Chairman, President and            1995 $323,759     $195,000        $29,591         --     12,000       $34,680
 Chief Executive Officer           1994 $276,960     $145,000        $14,156      $161,814   7,000       $35,226
Thomas C. Schievelbein             1996 $238,900     $109,000        $11,214      $168,875  14,000       $26,513
Executive Vice President           1995 $188,202     $ 90,000        $ 7,188      $ 90,038   3,300       $ 9,810
                                   1994 $125,000     $ 75,000        $ 7,829      $107,876   3,000       $ 8,288
David J. Anderson                  1996 $116,272(h)  $ 68,000(h)     $ 3,252(h)   $--(h)      --(h)      $   276(h)
Senior Vice President              1995    --           --             --            --       --           --
 and Chief Financial               1994    --           --             --            --       --           --
 Officer
Stephen B. Clarkson                1996 $206,565     $ 68,000        $ 6,504      $ 86,850   4,300       $13,595
Vice President, General            1995 $200,400     $ 75,000        $ 6,664      $ 85,750   3,000       $13,287
 Counsel and Secretary             1994 $199,920     $ 84,000        $ 7,203      $ 80,907   3,000       $11,767
James A. Palmer, Jr.               1996 $211,900     $ 81,000        $ 6,504      $110,975   5,000       $33,178
Vice President                     1995 $206,760     $ 95,000        $ 6,735      $ 98,613   3,500       $31,735
                                   1994 $189,480     $ 95,000        $ 7,732      $107,876   3,150       $30,752
George A. Wade                     1996 $201,100     $ 68,000        $ 6,504      $ 96,500   4,300       $25,225
Vice President                     1995 $195,960     $ 90,000        $ 6,664      $ 98,613   3,500       $24,299
                                   1994 $139,800     $ 95,000        $ 7,227      $107,876   3,150       $22,252

--------

(a) William R. Phillips served as Chairman and Chief Executive Officer of Newport News from September 13, 1994 until his retirement effective October 31, 1995. Mr. Phillips is not serving as an executive officer of the Company.

(b) Dana G. Mead received compensation from Tenneco for services rendered to Newport News. Mr. Mead continues to serve as a director of the Company but is not an executive officer of the Company.

(c) Includes base salary plus amounts paid in lieu of matching contributions to the Tenneco Inc. Thrift Plan.

(d) Includes amounts attributable to (i) the value of personal benefits provided by the Company to its executive officers, which have an aggregate value in excess of $50,000, such as the personal use of Company owned property, membership dues, assistance provided to such persons with regard to financial, tax and estate planning, (ii) reimbursement for taxes and
    (iii) amounts paid as dividend equivalents on performance share equivalent units under the Company's Stock Ownership Plan ("Dividend Equivalents"). The amount of each such personal benefit that exceeds 25% of the estimated value of the total personal benefits provided by the Company, reimbursement for taxes and amounts paid as Dividend Equivalents to the individuals named in the table was as follows: During 1996: $14,183 for reimbursement for taxes, and $25,650 in Dividend Equivalents paid to Mr. Fricks; $11,214, $6,504, $6,504, and $6,504 for reimbursement for taxes for Messrs. Schievelbein, Clarkson, Palmer and Wade, respectively. During 1995: $15,191 for reimbursement for taxes, and $14,400 in Dividend Equivalents paid to Mr. Fricks; $7,188, $6,664, $6,735, and $6,664, for reimbursement for taxes for Messrs. Schievelbein, Clarkson, Palmer and Wade, respectively; During 1994: $6,130, $2,938, $2,312, $2,841, and
    $2,337, for reimbursement for taxes for Messrs. Fricks, Schievelbein, Clarkson, Palmer and Wade, respectively.

(e) Includes the dollar value of grants of restricted stock made pursuant to Tenneco restricted stock plans based on the price of the Tenneco Common Stock on the date of grant. All grants of Tenneco restricted stock vested as of November 1, 1996.

(f) Includes amounts attributable during 1996 to benefit plans of the Company as follows:

  (1) The amounts contributed pursuant to the Tenneco Inc. Thrift Plan for the accounts of Messrs. Fricks, Schievelbein, Clarkson, Palmer and Wade were $9,500, $9,500, $7,635, $9,500, and $9,500 respectively.

  (2) The amounts accrued under the Tenneco Inc. Deferred Compensation Plan, together with adjustments based upon changes in the Consumer Price Index for All Urban Households, as computed by the Bureau of Labor Statistics, for Messrs., Fricks, Schievelbein, Palmer and Wade were $28,576; $15,469; $13,987; and $12,059, respectively.

  (3) Amounts imputed as income for federal income tax purposes under the Company's group life insurance plan for Messrs. Fricks, Schievelbein, Anderson, Clarkson, Palmer and Wade were $7,302; $1,544; $276; $5,960; $9,691; and $3,666, respectively.

(g) William P. Fricks has served as Chairman, President and Chief Executive Officer of the Company since January 16, 1997, President and Chief Executive Officer of Newport News since November 1, 1995, prior to which he served as President and Chief Operating Officer from January 24, 1995. Prior to that time, Mr. Fricks also served as an Executive Vice President of Newport News from January 1, 1992 and prior to which he served as a Senior Vice President from September 1, 1988.

(h) David J. Anderson became the Company's Senior Vice President and Chief Financial Officer on July 22, 1996 at an annual base salary of $260,000.

  The Company has an employment agreement with Mr. Fricks for a term ending December 12, 1999. Mr. Fricks will receive annual compensation of not less than $525,000, subject to such adjustments as may, from time to time, be approved by the Compensation and Benefits Committee of the Board of Directors, and annual financial planning services and retirement and other benefits. The agreement provides that upon Mr. Fricks' separation from the Company, he will receive career transition assistance of up to $75,000. Upon involuntary termination, or if the term of the agreement is not extended, the Company will pay Mr. Fricks a severance benefit in an amount equal to the greater of (i) the total salary for the remainder of the agreement assuming his base salary then in effect or (ii) three times his then-current base salary. Subject to Board approval, Mr. Fricks' outstanding restricted stock, stock option and performance share awards will vest and/or become exercisable on the date of his termination. The agreement includes a supplemental executive retirement plan (SERP) which provides for certain retirement benefits.

                             OPTION GRANTS IN 1996

  The following table sets forth the number of stock options to acquire Tenneco Common Stock that were granted by Tenneco during 1996 prior to the Shipbuilding Distribution to the following persons named in the Summary Compensation Table. As discussed in note (d), these options were replaced in January 1997 by options to acquire NNS Common Stock.

                                                                                         POTENTIAL
                                                                                    REALIZABLE VALUE AT
                                                                                      ASSUMED ANNUAL
                                                                                      RATES OF STOCK
                                                                                    PRICE APPRECIATION
                                             INDIVIDUAL GRANTS                      FOR OPTION TERM(C)
                         ---------------------------------------------------------- -------------------
                                         % OF TOTAL
                            OPTIONS       OPTIONS
                         GRANTED (NO.    GRANTED TO   EXERCISE OR
                              OF         EMPLOYEES     BASE PRICE
          NAME           SHARES)(A)(D) IN FISCAL YEAR PER SHARE(B) EXPIRATION DATE     5%       10%
          ----           ------------- -------------- ------------ ---------------- -------- ----------
William P. Fricks.......    30,000          1.3%         $48.25    January 16, 2006 $910,200 $2,307,000
Thomas C. Schievelbein..    14,000          0.6%         $48.25    January 16, 2006 $424,760 $1,076,600
Stephen B. Clarkson.....     4,300          0.2%         $48.25    January 16, 2006 $130,462 $  330,670
James A. Palmer, Jr.....     5,000          0.2%         $48.25    January 16, 2006 $151,700 $  384,500
George A. Wade..........     4,300          0.2%         $48.25    January 16, 2006 $130,462 $  330,670

--------

(a) These options provided that a grantee who delivered shares of Tenneco Common Stock to pay the option exercise price would be granted, upon such delivery and without further action by Tenneco, an additional option to purchase the number of shares so delivered. These "reload" options were granted at 100% of the fair market value (as defined in the plan) on the date they were granted, became exercisable six months from that date and expired coincident with the options they replaced. Grantees were limited to 10 reload options and the automatic grant of such reload options was limited to twice during any one calendar year.

(b) All options were granted by Tenneco at 100% of the fair market value on the date of grant.

(c) The dollar amounts under these columns are the result of calculations for the period from the date of grant to the expiration of the option at the 5% and 10% annual appreciation rates set by the Commission and, therefore, are not intended to forecast possible future appreciation, if any, in the price of Tenneco Common Stock. No gain to the optionee is possible without an increase in price of the underlying stock. In order to realize the potential values set forth in the 5% and 10% columns of this table, the per share price of Tenneco Common Stock would be $78.59 and $125.15, respectively, or 63% and 160%, respectively, above the exercise or base price. As described in footnote (d) below, however, options to acquire Tenneco Common Stock held by Company employees have been replaced by options to acquire NNS Common Stock.

(d) All Tenneco stock options held by employees of the Company were cancelled as of December 11, 1996 and were replaced in January 1997 with options to acquire NNS Common Stock under a plan (the "Company Stock Ownership Plan") which is substantially similar to the 1994 Tenneco Inc. Stock Ownership Plan. Tenneco approved the Company Stock Ownership Plan as the sole stockholder of NNS. All employees of the Company who formerly held Tenneco options have replacement options under the Company Stock Ownership Plan. Each such employee has replacement options of the Company under which the excess of the fair market value of the shares subject to the options immediately after the grant over the aggregate option price is not more than the excess of the aggregate fair market value of all Tenneco shares subject to his or her Tenneco stock options immediately before such cancellation over the aggregate option price under such Tenneco options. The terms of the Company options are the same as if the Tenneco options had remained outstanding except to the extent that the Company Stock Ownership Plan reflects legal changes adopted after the Tenneco options were granted. These options provide that a grantee who delivers shares of Tenneco Common Stock to pay the option exercise price will be granted, upon such delivery and without further action by the Company, an additional option to purchase the number of shares so delivered. These "reload" options are granted at 100% of the fair market value (as defined in the Company Stock Ownership Plan) on the date they are granted, become exercisable six months from that date and expire at the same time as the options they replace. Grantees are limited to 10 reload options and automatic grant of such reload options is limited to twice during any one calendar year. The replacement options for the Tenneco stock options granted in 1996 of Messrs. Fricks, Schievelbein, Clarkson, Palmer and Wade are for 99,359, 46,368, 14,242, 16,560, and 14,242, shares of NNS Common
    Stock, respectively, and are exercisable at the rate of one-third per year on January 16, 1997, 1998 and 1999. The aggregate replacement options for Tenneco stock options granted in 1996 and in prior years of Messrs. Fricks, Schievelbein, Clarkson, Palmer and Wade are for 162,287, 67,234, 34,114, 34,720 and 36,267, shares of NNS Common Stock, respectively. The replacement options are exercisable at a rate of one-third per year beginning on the first anniversary of the date of grant.

             OPTION/SAR EXERCISES IN 1996 AND 1996 YEAR-END VALUES

  The following table sets forth the number of options and SARs exercised by the following persons named in the Summary Compensation Table. No options were outstanding as of December 31, 1996.

                                                       TOTAL NUMBER OF        VALUE OF UNEXERCISED
                                                  UNEXERCISED OPTIONS/SARS  IN-THE-MONEY OPTIONS/SARS
                                                    HELD AT DECEMBER 31,      HELD AT DECEMBER 31,
                                                           1996(A)                 1996(A)(B)
                         SHARES ACQUIRED  VALUE   ------------------------- -------------------------
NAME                       ON EXERCISE   REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     --------------- -------- ----------- ------------- ----------- -------------
William P. Fricks.......        213       $ 1,824     --           --           $34,500      $166,500
Thomas C. Schievelbein..         --       $    --     --           --           $ 9,488      $ 64,475
Stephen B. Clarkson.....         --       $    --     --           --           $ 8,625      $ 31,225
James A. Palmer, Jr.....      1,167       $13,858     --           --           $   --       $ 36,372
George A. Wade..........        100       $   919     --           --           $10,065      $ 34,098

--------
(a) No options were outstanding as of December 31, 1996. As described in footnote (d) to the Option Grant Table, options to acquire shares of Tenneco Common Stock held by Company employees were cancelled as of December 11, 1996. Each option to acquire one share of Tenneco Common Stock was replaced in January 1997 by an option to acquire shares of NNS Common Stock.
(b) The expected value of replacement options to acquire NNS Common Stock approximates the value of options previously held to acquire Tenneco Common Stock.

                           LONG-TERM INCENTIVE PLANS
         PERFORMANCE SHARE EQUIVALENT UNIT AWARDS IN LAST FISCAL YEAR

  The following table sets forth information concerning performance based awards made to the persons named in the Summary Compensation Table during 1996 prior to the Shipbuilding Distribution by Tenneco. All shares credited for payout under Tenneco's long-term incentive plan vested as of November 1, 1996 and the number of shares of Tenneco Common Stock subject thereto were issued. Consequently, there are no estimated future payouts.

                                                                       NUMBER OF
                                                                        SHARES,
                                                                       UNITS OR
                                                                         OTHER
NAME                                                                   RIGHTS(A)
----                                                                   ---------
William P. Fricks.....................................................    10,000

--------
(a) Each performance share equivalent unit represented one share of Common Stock that could be earned under this award and the number of performance share equivalent units listed in this column represented the maximum number of performance share equivalent units that could be earned under this award.

                              PENSION PLAN TABLE

  The following table sets forth the aggregate estimated annual benefits payable upon normal retirement pursuant to the Company's Retirement Plan (the "Retirement Plan"), the Tenneco Inc. Retirement Plan (the "TRP") and certain non-qualified structures. The Company has adopted a Retirement Plan that is similar to the TRP and will count service with Tenneco for benefit accrual purposes but with an offset for benefits accrued under the TRP. It is anticipated that the Company will adopt one or more non-qualified structures to provide employees with the benefits that would be provided under the Retirement Plan but for applicable legal limits. The numbers set forth in the following table assume that plans are adopted accordingly.

                             YEARS OF CREDITED PARTICIPATION
                 --------------------------------------------------------------------
REMUNERATION        15             20             25             30             35
------------     --------       --------       --------       --------       --------
 $  200,000      $ 47,100       $ 62,900       $ 78,600       $ 94,300       $110,000
    250,000        58,900         78,600         98,200        117,900        137,500
    300,000        70,700         94,300        117,900        141,400        165,000
    350,000        82,500        110,000        137,500        165,000        192,500
    400,000        94,300        125,700        157,100        188,600        220,000
    450,000       106,100        141,400        176,800        212,100        247,500
    500,000       117,900        157,100        196,400        235,700        275,000
    550,000       129,600        172,900        216,100        259,300        302,500
    600,000       141,400        188,600        235,700        282,900        330,000
    650,000       153,200        204,300        255,400        306,400        357,000
    700,000       165,000        220,000        275,000        330,000        365,000
    750,000       176,800        235,700        294,600        353,600        412,500
    800,000       188,600        251,400        314,300        377,100        440,000
    850,000       200,400        267,100        333,900        400,700        467,500
    900,000       212,100        282,900        353,600        424,300        495,000
    950,000       223,900        298,600        373,200        447,900        522,500
  1,000,000       235,700        314,300        392,900        471,400        550,000

  The benefits set forth above are computed as a straight life annuity and are based on years of credited participation in the Retirement Plan and the employee's average base salary during the final five years of credited participation in the Plan; such benefits are not subject to any deduction for Social Security or other offset amounts. The estimated credited years of service for Messrs. Fricks, Schievelbein, Clarkson, Palmer and Wade are 34, 8, 5, 11 and 27, respectively. Pursuant to the employment agreement with Mr. Fricks, benefits for Mr. Fricks are based on his average base salary and bonus during the term of the agreement. See "--Executive Compensation."

CHANGE-IN-CONTROL ARRANGEMENTS

  The Company has established a severance plan for the benefit of certain employees and officers whose position is terminated under certain circumstances following a change in control of the Company. Under the severance plan, key executives of the rank of Senior Vice President and above would receive three times their annual compensation and the average of their incentive and special awards over the last three years if they are terminated within two years of a change in control. Certain other key employees would receive two times their annual salaries and the average of their incentive and special awards over the last three years if they are terminated within two years of a change in control. The Distribution Transaction was not deemed to constitute a "change in control" for purposes of the plan.

COMPENSATION OF DIRECTORS

  All directors who are not also officers of the Company are paid a director's fee of $25,000 per annum, one-half in cash and one-half in restricted shares of NNS Common Stock, and each will be paid an attendance fee of $1,000 plus expenses for each meeting of the NNS Board and each meeting of a committee of the NNS Board attended. Each director who serves as chairman of a committee of the NNS Board will be paid an additional fee of $3,000 per chairmanship.

  Directors who are not also officers of the Company each receive an initial grant of 2,000 stock options and 1,000 stock options annually. Directors who are not also officers of the Company each receive a one-time grant of 1,000 shares of restricted stock.

BENEFIT PLANS FOLLOWING THE SHIPBUILDING DISTRIBUTION

  In connection with the Shipbuilding Distribution, the Company adopted two plans qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"): a defined benefit pension plan and an employee stock ownership plan which also provides for 401(k) salary reduction contributions. It is anticipated that the Company will adopt non-qualified plans designed to provide covered individuals with benefits which they would receive under the qualified defined benefit pension absent legal limitations.

  The Company also adopted the Company Stock Ownership Plan. The Company Stock Ownership Plan is substantially similar to the Tenneco Inc. 1994 Stock Ownership Plan and provides for the grant of stock options, restricted stock, performance shares and other forms of awards. In connection with the Shipbuilding Distribution, the Company also adopted an employee stock purchase plan which will be substantially similar to the Tenneco employee stock purchase plan.

                             CERTAIN TRANSACTIONS

  Governor Baliles, a director of NNS, is a partner in the law firm of Hunton & Williams. Hunton & Williams has provided legal services to the Company during the last two years.

   In connection with the Distribution Transaction, Tenneco entered into an Agreement and Plan of Merger dated as of June 19, 1996, as amended (the "Merger Agreement"), and NNS entered into a related Distribution Agreement dated as of November 1, 1996, as amended (the "Distribution Agreement"). See "Prospectus Summary--The Shipbuilding Distribution." The Distribution Agreement provides for the Shipbuilding Distribution and related matters, and contains provisions governing the relationship among the Company, Tenneco and New Tenneco prior to and following the Shipbuilding Distribution. The Distribution Agreement provides, among other things, that from and after the Distribution Closing Date the Company will assume, pay, perform and discharge the "Shipbuilding Liabilities," New Tenneco will assume, pay, perform and discharge the "Industrial Liabilities," and Tenneco will assume, pay, perform and discharge the "Energy Liabilities."

  For the purposes of the Distribution Agreement, "Shipbuilding Liabilities" generally include (i) those liabilities related to the assets of the Company and the current and past conduct of the Shipbuilding Business, including liabilities reflected on the Unaudited Pro Forma Combined Balance Sheet as of September 30, 1996 which remained outstanding as of the close of business on the Distribution Closing Date (plus liabilities that were subsequently incurred or accrued, determined on a basis consistent with the determination of liabilities thereon), (ii) certain liabilities for any violations or alleged violations of securities or other laws arising out of documents relating to, or filed or delivered by or on behalf of, the Company in connection with the Company's financing arrangements or the Distribution Transaction, and (iii) those liabilities expressly allocated to the Company under the Distribution Agreement or any Ancillary Agreement (as defined below).

  For purposes of the Distribution Agreement, "Industrial Liabilities" generally include (i) those liabilities related to the assets of the Industrial Business (as defined) and the current and past conduct of the Industrial Business, (ii) certain liabilities for any violations or alleged violations of securities or other laws arising out of documents relating to, or filed by or delivered by or on behalf of, New Tenneco in connection with the Distribution Transaction, and (iii) those liabilities expressly allocated to New Tenneco or its subsidiaries under the Distribution Agreement or any Ancillary Agreement. "Energy Liabilities" include certain liabilities, including certain liabilities not associated with the Shipbuilding Business or Industrial Business.

  In addition, the Distribution Agreement provides for cross-indemnities under which (i) Tenneco must indemnify the Company and New Tenneco (and their respective subsidiaries, directors, officers, employees, and agents and certain other related parties) against all losses arising out of or in connection with the Energy Liabilities or breach of the Distribution Agreement or any Ancillary Agreement by Tenneco, (ii) the Company must indemnify Tenneco and New Tenneco (and their respective subsidiaries, directors, officers, employees, and agents and certain other related parties) against all losses except as described below arising out of or in connection with the Shipbuilding Liabilities or the breach of the Distribution Agreement or any Ancillary Agreement by the Company, and (iii) New Tenneco must indemnify Tenneco and the Company (and their respective subsidiaries, directors, officers, employees, and agents and certain other related parties) against all losses arising out of or in connection with the Industrial Liabilities or the breach of the Distribution Agreement or any Ancillary Agreement by New Tenneco, and for contribution in certain circumstances. Additionally, Tenneco and the Company have received letters from the DCAA, inquiring about certain aspects of the Distribution Transaction, including the disposition of the TRP which covers salaried employees of the Company and other Tenneco divisions. The Company and New Tenneco agreed to certain indemnities regarding such inquiries. See "Business--Investigations and Legal Proceedings--Retirement Plans."

  In addition, as contemplated by the Distribution Agreement, NNS entered into certain ancillary agreements (collectively, the "Ancillary Agreements") with Tenneco and/or New Tenneco prior to the consummation of the Shipbuilding Distribution. The Ancillary Agreements further effectuated the disaffiliation of the Shipbuilding Business from the other businesses of Tenneco and New Tenneco.

  The Ancillary Agreements include: (i) the Benefits Agreement, which provided for allocations of responsibilities among the Company, New Tenneco and Tenneco with respect to employee compensation, benefit and labor matters; (ii) the Tax Sharing Agreement, as amended (the "Tax Sharing Agreement") pursuant to which the Company, New Tenneco and Tenneco will allocate liabilities for taxes arising prior to, as a result of, and subsequent to the Distribution Closing Date; (iii) the Debt Realignment plan pursuant to which certain Tenneco Consolidated Debt was restructured, paid and/or refinanced by the Company, New Tenneco and Tenneco (the "Debt Realignment"); (iv) the Debt and Cash Allocation Agreement which provided for, among other things, the allocation of cash among, and the restructuring and refinancing of certain of the debt of Tenneco existing prior to the Shipbuilding Distribution by (or with the funds provided by) the Company, New Tenneco and Tenneco; (v) the TBS Services Agreement (as defined) pursuant to which Tenneco Business Services Inc. ("TBS"), a wholly-owned subsidiary of New Tenneco, will continue to provide certain administrative and other services to the Company until December 31, 1998; (vi) the Trademark Transition License Agreement allowing the Company to use the trademarks and tradenames of Tenneco for certain specified periods of time for certain purposes; and (vii) the Insurance Agreement, which provided for, among other things, coverage arrangements for the Company, New Tenneco and Tenneco in respect of various insurance policies.

  Benefits Agreement. The Benefits Agreement defines certain labor, employment, compensation and benefit matters in connection with the Distribution Transaction and the transactions contemplated thereby. Pursuant to the Benefits Agreement, from and after the Distribution Closing Date, each of the Company, Tenneco and New Tenneco will generally continue employment of each of their respective retained employees (subject to their rights to terminate said employees) with the same compensation as prior to the Distribution Closing Date, continue to honor all related existing collective bargaining agreements, recognize related incumbent labor organizations and continue sponsorship of hourly employee benefit plans. The Benefit Agreement also covers the treatment of the Tenneco Inc. Retirement Plan and Tenneco Inc. Thrift Plan and the creation of new benefit plans for the Company and Tenneco.

  Tax Sharing Agreement. The Tax Sharing Agreement provides for the allocation of tax liabilities among the parties arising prior to, as a result of, and subsequent to the Distribution Transaction. As a general rule, Tenneco is liable for all taxes not specifically allocated to the Company or New Tenneco under the specific terms of the Tax Sharing Agreement. Generally, the Company is liable for taxes imposed on it and its post-distribution subsidiaries and New Tenneco is liable for taxes imposed exclusively on its operations. In the case of federal income taxes imposed on the combined activities of Tenneco, New Tenneco (and its affiliates in the Industrial Business) and the Company, the Company and New Tenneco are liable to Tenneco for federal income taxes attributable to their activities, and each will be allotted an agreed-upon share of estimated tax payments made by the Tenneco consolidated group, subject to certain exceptions. New Tenneco is also responsible for tax items attributable to certain discontinued operations of Tenneco to the extent that such items exceed forecasted amounts by more than a specified amount. In the case of state income taxes imposed on the combined activities of the Company and the other business groups, Tenneco is responsible for payment of the combined tax to the state tax authority, and the Company and New Tenneco will pay Tenneco a deemed tax equal to the tax that would be imposed if the Company and New Tenneco had filed combined returns for their respective groups, subject to certain exceptions. The Agreement also allocates taxes related to or arising from the Distribution Transaction.

  TBS Services Agreement. One of the Service Agreements between TBS and the Company is for mainframe data processing services (the "NNS Processing Services Agreement"). Under the NNS Processing Services Agreement, TBS will supply, as a vendor, mainframe data processing services to the Company for a period beginning after the Distribution Closing Date through December 31, 1998, and thereafter only by mutual agreement. TBS also entered into a Supplier Participation Agreement (the "NNS Supplier Participation Agreement") with the Company to govern the procedures under which the Company will continue to participate with New Tenneco in vendor purchase agreements between TBS and various suppliers of goods and services. The NNS Supplier Participation Agreement provides for continued participation of the Company in various purchase programs, absent a termination for cause, for the duration of the agreements with each such vendor. Under this Agreement, as is the case currently, purchases of goods and services will be made directly by the

Company at prices negotiated by TBS which are applicable to all participating purchasers. TBS will charge the Company a fixed fee of $5,000 per month for contract administration services including data collection, negotiations, progress reporting, benefits reporting, follow-ups and consulting in connection with the vendor agreements.

  Insurance Agreement. Tenneco has historically maintained at the parent-company level various insurance policies for the benefit or protection of itself and its subsidiaries. The Insurance Agreement entered into among Tenneco, the Company and New Tenneco provides for the respective continuing rights and obligations from and after the Distribution Transaction of the parties with respect to these insurance policies (other than directors' and officers' liability insurance policies which are addressed by the Merger Agreement). In general, following consummation of the Distribution Transaction, policies which relate exclusively to the Shipbuilding Business were retained by the Company, policies which relate exclusively to the energy business were retained by Tenneco, and policies which relate exclusively to the industrial business were retained by New Tenneco.

                   DESCRIPTION OF THE SENIOR CREDIT FACILITY

  On November 4, 1996, NNS entered into a $415 million senior credit facility (the "Senior Credit Facility") consisting of a $200 million six-year amortizing term loan (the "Term Loan") and a $215 million six-year revolving credit facility (the "Revolving Credit Facility"). The Term Loan will amortize in 24 quarterly installments, commencing March 31, 1997, with an annual aggregate payment amount of $27.5 million in each of 1997 through 2001, and $62.5 million in 2002. Of the Revolving Credit Facility, $125 million may be used for advances and letters of credit and $90 million may be used only for standby letters of credit. Each of NNS' present and future subsidiaries having consolidated assets exceeding $10 million, excluding Foreign Subsidiaries (as defined) and NNS Tanker Holdings Corporation, have guaranteed the Senior Credit Facility. Borrowings under the Senior Credit Facility are secured by perfected liens on substantially all of NNS' and the Guarantors' assets. After January 1, 1998, the security interest in the collateral will be released if the Company meets specific financial and other conditions.

  Interest on borrowings under the Senior Credit Facility accrues at a floating rate based on either LIBOR or the Base Rate. The Senior Credit Facility contains customary representations and warranties and financial and other standard covenants, including minimum net worth, total debt to EBITDA and EBITDA less capital expenditures to interest expense. The Senior Credit Facility also provides for limitations on debt and dividend levels and specify mandatory prepayments (with certain agreed-upon exceptions), including 100% of the net proceeds from debt issuance, 50% of the net proceeds from equity issuance and 100% of the net proceeds from asset sales. The Senior Credit Facility places restrictions, subject to certain exceptions, upon the right of NNS and its Subsidiaries to declare and pay dividends and make certain similar or related kinds of payments, including a cap of (i) $10,000,000 plus (ii) 10% of consolidated net income (or minus 100% of consolidated net loss) calculated for the period from the closing date under the Senior Credit Facility through the end of the most recent fiscal quarter for NNS and its Subsidiaries (which is treated as a single accounting period).

                          DESCRIPTION OF THE NEW NOTES

GENERAL

  The New Senior Notes will be issued under an indenture to be dated as of
          , 1997 (the "New Senior Note Indenture"), among NNS, the Guarantors and The Bank of New York, as trustee (the "Senior Note Trustee"). The New Senior Subordinated Notes will be issued under an indenture to be dated as of
          , 1997 (the "New Senior Subordinated Note Indenture," and, together with the New Senior Note Indenture, the "New Indentures"), among NNS, the Guarantors and The Bank of New York, as trustee (the "Senior Subordinated Note Trustee," and, together with the Senior Note Trustee, collectively the "Trustees" and individually each a "Trustee"). Each New Indenture will be substantially identical to the Old Senior Note Indenture or the Old Senior Subordinated Note Indenture, as the case may be, other than such changes as are necessary to comply with any requirements of the Commission to effect or maintain the qualification of such trust indenture under the Trust Indenture Act. The New Notes are subject to all such terms, and Holders of New Notes are referred to the New Indentures and the Trust Indenture Act for a statement thereof. A copy of the proposed forms of the New Indentures will be made available to prospective investors upon request. The following summary of certain provisions of the New Indentures does not purport to be complete and is qualified in its entirety by reference to the New Indentures, including the definitions therein of certain terms used below. The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions" or are otherwise defined in the New Indentures. Any reference to a "Trustee" means the Senior Note Trustee or the Senior Subordinated Note Trustee, as the context may require.

  The New Senior Notes will be general unsecured obligations of NNS, limited to $200 million aggregate principal amount, and will rank on a parity in right of payment with all existing and future Senior Indebtedness of NNS and senior in right of payment to all existing and future Subordinated Indebtedness of NNS. The New Senior Notes will be effectively subordinated to all secured Indebtedness of NNS (including all Indebtedness outstanding under the Senior Credit Facility). The New Senior Notes will mature on December 1, 2006 and will bear interest at the rate of 8 5/8% per annum from November 26, 1996 or from the most recent interest payment date to which interest has been paid on the Old Senior Notes. Interest will be payable semiannually (to holders of record of New Senior Notes at the close of business on May 15 or November 15 immediately preceding the interest payment date) on June 1 and December 1 of each year, commencing June 1, 1997. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

  The New Senior Subordinated Notes will be general unsecured obligations of NNS, limited to $200 million aggregate principal amount, and will be subordinated in right of payment to all existing and future Senior Indebtedness of NNS (including the Senior Credit Facility). The New Senior Subordinated Notes will mature on December 1, 2006 and will bear interest at the rate of 9 1/4% per annum from November 26, 1996 or from the most recent interest payment date to which interest has been paid on the Old Senior Subordinated Notes. Interest will be payable semiannually (to holders of record of New Senior Subordinated Notes at the close of business on the May 15 or November 15 immediately preceding the interest payment date) on June 1 and December 1 of each year, commencing June 1, 1997. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

  The New Notes will not have the benefit of any sinking fund.

  At September 30, 1996, after giving pro forma effect to the issuance of the Old Notes and the incurrence of indebtedness under the Senior Credit Facility as set forth under "Capitalization" and "Use of Proceeds," NNS would have had approximately $414 million of Senior Indebtedness outstanding (of which approximately $214 million would have been secured), all of which would have been guaranteed by the Guarantors on a senior basis.

  The New Indentures will provide that holders of the New Notes and the Private Exchange Securities will vote and consent together on all matters (to which such holders are entitled to vote or consent) as one class and that none of the holders of the New Notes and the Private Exchange Securities shall have the right to vote or consent as a separate class on any matter (to which such holders are entitled to vote or consent).

OPTIONAL REDEMPTION

  On and after December 1, 2001, the New Senior Notes may be redeemed at any time, in whole or in part, at the option of NNS, on not less than 30 days' nor more than 60 days' notice, at the redemption prices (expressed as percentages of the principal amount) set forth below, if redeemed during the 12-month period beginning December 1 of the year indicated below, in each case together with interest accrued to the redemption date:

     YEAR                                                             PERCENTAGE
     ----                                                             ----------
     2001............................................................  104.3125%
     2002............................................................  102.8750%
     2003............................................................  101.4375%
     2004 and thereafter.............................................  100.0000%

  In addition, prior to December 1, 1999, NNS may, at its option, redeem up to 35% of the principal amount of the New Senior Notes originally issued with the net cash proceeds received by NNS from one or more public offerings of Capital Stock of NNS (other than Disqualified Stock) made after the Distribution Closing Date, at a redemption price (expressed as a percentage of the principal amount) of 108.625% of the principal amount thereof, plus accrued and unpaid interest to the date fixed for redemption; provided, however, that at least $100 million in aggregate principal amount of the New Senior Notes remains outstanding immediately after any such redemption (excluding any Notes owned by NNS or any of its Affiliates); provided, further, that any such redemptions shall be made pro rata (based on the then outstanding principal amounts thereof) among the New Senior Notes and the New Senior Subordinated Notes. Notice of redemption pursuant to this paragraph must be mailed to Holders of New Senior Notes not later than 60 days following the consummation of such public offering.

  On and after December 1, 2001, the New Senior Subordinated Notes may be redeemed at any time, in whole or in part, at the option of NNS, on not less than 30 days' nor more than 60 days' notice, at the redemption prices (expressed as percentages of the principal amount) set forth below, if redeemed during the 12-month period beginning December 1 of the year indicated below, in each case together with interest accrued to the redemption date:

     YEAR                                                             PERCENTAGE
     ----                                                             ----------
     2001............................................................  104.625%
     2002............................................................  103.083%
     2003............................................................  101.542%
     2004 and thereafter.............................................  100.000%

  In addition, prior to December 1, 1999, NNS may, at its option, redeem up to 35% of the principal amount of the New Senior Subordinated Notes originally issued with the net cash proceeds received by NNS from one or more public offerings of Capital Stock of NNS (other than Disqualified Stock) made after the Distribution Closing Date, at a redemption price (expressed as a percentage of the principal amount) of 109.250% of the principal amount thereof, plus accrued and unpaid interest to the date fixed for redemption; provided, however, that at least $100 million in aggregate principal amount of the New Senior Subordinated Notes remains outstanding immediately after any such redemption (excluding any Notes owned by NNS or any of its Affiliates); provided, further, that any such redemptions shall be made pro rata (based on the then outstanding principal amounts thereof) among the New Senior Notes and the New Senior Subordinated Notes. Notice of redemption pursuant to this paragraph must be mailed to Holders of New Senior Subordinated Notes not later than 60 days following the consummation of such public offering.

  Selection of New Notes for any redemption shall be made by the relevant Trustee, in accordance with the rules of any national securities exchange on which the New Notes may be listed or, if the New Notes are not so listed, pro rata or by lot or in such other manner as the relevant Trustee shall deem appropriate and fair. New Notes in denominations larger than $1,000 may be redeemed in part but only in integral multiples of $1,000. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder of New Notes to be redeemed at his or her registered address. On and after the redemption date, interest will cease to accrue on New Notes or portions thereof called for redemption.

SUBORDINATION OF NEW SENIOR SUBORDINATED NOTES

  The payment of the principal of, premium, if any, and interest on the New Senior Subordinated Notes is subordinated in right of payment, to the extent and in the manner provided in the New Senior Subordinated Note Indenture, to the prior payment in full in cash of all Senior Indebtedness.

  Upon any payment or distribution of assets or securities of NNS of any kind or character, whether in cash, property or securities (including any payment made to the Holders of the New Senior Subordinated Notes under the terms of Indebtedness subordinated to the New Senior Subordinated Notes, but excluding any payment or distribution of Permitted Junior Securities), upon any dissolution or winding-up or total or partial liquidation or reorganization of NNS, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all Senior Indebtedness shall first be paid in full in cash before the Holders of the New Senior Subordinated Notes or the Senior Subordinated Note Trustee on behalf of such Holders shall be entitled to receive any payment by NNS of the principal of, premium, if any, or interest on the New Senior Subordinated Notes, or any payment to acquire any of the New Senior Subordinated Notes for cash, property or securities, or any distribution with respect to the New Senior Subordinated Notes of any cash, property or securities (including any payment made to the Holders of the New Senior Subordinated Notes under the terms of Indebtedness subordinated to the New Senior Subordinated Notes, but excluding any payment or distribution of Permitted Junior Securities). Before any payment may be made by, or on behalf of, NNS of the principal of, premium, if any, or interest on the New Senior Subordinated Notes upon any such dissolution or winding-up or liquidation or reorganization, any payment or distribution of assets or securities of NNS of any kind or character, whether in cash, property or securities (including any payment made to the Holders of the New Senior Subordinated Notes under the terms of Indebtedness subordinated to the Senior Subordinated Indebtedness, but excluding any payment or distribution of Permitted Junior Securities), to which the Holders of the New Senior Subordinated Notes or the Senior Subordinated Note Trustee on their behalf would be entitled, but for the subordination provisions of the New Senior Subordinated Note Indenture, shall be made by NNS or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, directly to the holders of the Senior Indebtedness (pro rata to such holders on the basis of the respective amounts of Senior Indebtedness held by such holders) or their representatives or to the trustee or trustees or agent or agents under any agreement or indenture pursuant to which any of such Senior Indebtedness may have been issued, as their respective interests may appear, to the extent necessary to pay all such Senior Indebtedness in full in cash after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of such Senior Indebtedness.

  No direct or indirect payment (including any payment made to the Holders of the New Senior Subordinated Notes under the terms of Indebtedness subordinated to the Senior Subordinated Indebtedness, but excluding any payment or distribution of Permitted Junior Securities) by or on behalf of NNS of principal of, premium, if any, or interest on the New Senior Subordinated Notes, whether pursuant to the terms of the New Senior Subordinated Notes, upon acceleration, pursuant to an Asset Disposition Offer to Purchase or a Change of Control Offer to Purchase or otherwise, will be made if, at the time of such payment, there exists a default in the payment of all or any portion of the obligations on any Designated Senior Indebtedness, whether at maturity, on account of mandatory redemption or prepayment, acceleration or otherwise, and such default shall not have been cured or waived or the benefits of this sentence waived by or on behalf of the holders of such Designated Senior Indebtedness. In addition, during the continuance of any non-payment default or non-payment event of default with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated, and upon receipt by the Senior Subordinated Note Trustee of written notice (a "Payment Blockage Notice") from the holder or holders of such Designated Senior Indebtedness or the trustee or agent acting on behalf of such Designated Senior Indebtedness, then, unless and until such default or event of default has been cured or waived or has ceased to exist or such Designated Senior Indebtedness has been discharged or repaid in full in cash, no direct or indirect payment (including any payment made to the Holders of the New Senior Subordinated Notes under the terms of Indebtedness subordinated to the Senior Subordinated Indebtedness, but excluding any payment or distribution of Permitted Junior Securities) will be made by or on behalf of NNS of principal of, premium, if any, or interest on the New Senior Subordinated Notes, except from those funds held in trust for the benefit of the Holders of any New Senior Subordinated Notes pursuant to the procedures set forth under "--Satisfaction and Discharge of New Indentures; Defeasance" below, to such Holders, during a period (a "Payment Blockage Period") commencing on the date of receipt of such notice by the Senior Subordinated Note Trustee and ending 179 days thereafter. Notwithstanding anything in the subordination provisions of the New Senior Subordinated Note Indenture or the New Senior Subordinated Notes to the contrary, (x) in no event will a Payment Blockage Period extend beyond 179 days from the date the Payment Blockage Notice in respect thereof was given and (y) in no event shall a Payment Blockage Notice be effective unless and until 360 days shall have elapsed since the date the immediately prior Payment Blockage Notice became effective. Not more than one Payment Blockage Period may be commenced with respect to the New Senior Subordinated Notes during any period of 360 consecutive days. No default or event of default that existed or was continuing on the date of commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period (to the extent the holder of Designated Senior Indebtedness, or trustee or agent, giving notice commencing such Payment Blockage Period had knowledge of such existing or continuing default or event of default) may be, or be made, the basis for the commencement of any other Payment Blockage Period by the holder or holders of such Designated Senior Indebtedness or the trustee or agent acting on behalf of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such default or event of default has been cured or waived for a period of not less than 90 consecutive days.

  The failure to make any payment or distribution for or on account of the New Senior Subordinated Notes by reason of the provisions of the New Senior Subordinated Note Indenture described under this "Subordination of New Senior Subordinated Notes" heading will not be construed as preventing the occurrence of an Event of Default in respect of the New Senior Subordinated Notes described in clause (a), (b) or (c) of the first paragraph under "--Events of Default."

  By reason of the subordination provisions described above, in the event of insolvency of NNS, funds which would otherwise be payable to Holders of the New Senior Subordinated Notes will be paid to the holders of Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full in cash, and NNS may be unable to fully meet its obligations with respect to the New Senior Subordinated Notes.

  At the time of the issuance of the New Senior Subordinated Notes, the Old Senior Notes, the New Senior Notes, and the Senior Credit Facility are expected to be the only outstanding Senior Indebtedness. Subject to the restrictions set forth in the New Senior Subordinated Indenture, in the future, NNS may issue additional Senior Indebtedness to refinance existing Indebtedness or for other corporate purposes.

GUARANTEES OF THE NEW SENIOR NOTES AND THE NEW SENIOR SUBORDINATED NOTES

  Each New Indenture will provide that each of the Guarantors will unconditionally guarantee on a joint and several basis (the "Guarantees") all of NNS' obligations under the New Notes, including its obligations to pay principal, premium, if any, and interest with respect to the New Notes. The Guarantors are also guaranteeing all obligations of NNS under the Senior Credit Facility, and each Guarantor has granted a security interest in all or substantially all of its assets to secure the obligations under the Senior Credit Facility. The obligations of each Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the applicable Indenture, will result in the obligations of such Guarantor under the applicable Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in an amount pro rata, based on the net assets of each Guarantor determined in accordance with GAAP. Except as provided in "--Certain Covenants--Relating to all the New Notes" below, NNS is not restricted from selling or otherwise disposing of any of the Guarantors.

  Each New Indenture will provide that Newport News, NNS Delaware Management Company and any other Material Subsidiary whether organized or acquired after the Issue Date will become a Guarantor; provided, however, that any Material Subsidiary acquired after the Issue Date which is prohibited from entering into a Guarantee pursuant to restrictions contained in any debt instrument or other agreement in existence at the time such Material Subsidiary was so acquired and not entered into in anticipation or contemplation of such acquisition shall not be required to become a Guarantor so long as any such restriction is in existence and to the extent of any such restriction. Separate financial statements of the Guarantors are not included herein because the Guarantors are jointly and severally liable for the New Notes and the aggregate assets, earnings and equity of such Guarantors are substantially equivalent to the assets, earnings and equity of NNS and its combined subsidiaries.

  Each New Indenture will provide that if the New Notes thereunder are defeased in accordance with the terms of such New Indenture, or if all or substantially all of the assets of any Guarantor or all of the Capital Stock of any Guarantor is sold (including by issuance or otherwise) by the Company in a transaction constituting an Asset Disposition, and if (x) the Net Available Proceeds from such Asset Disposition are used in accordance with the covenant described under "--Certain Covenants--Relating to all the New Notes--Limitation on Certain Asset Dispositions" or (y) NNS delivers to the Trustee an Officers' Certificate to the effect that the Net Available Proceeds from such Asset Disposition shall be used in accordance with the covenant described under "--Certain Covenants-- Relating to all the New Notes--Limitation on Certain Asset Dispositions" and within the time limits specified by such covenant, then such Guarantor (in the event of a sale or other disposition of all of the Capital Stock of such Guarantor) or the corporation acquiring such assets (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) shall be released and discharged of its Guarantee obligations in respect of such New Indenture and the New Notes issued thereunder.

  The Guarantees will be general unsecured obligations of the Guarantors. The obligations of each Guarantor under its Guarantee will in the case of the New Senior Notes rank senior in right of payment to all existing and future Subordinated Indebtedness of such Guarantor and pari passu with all other Guarantor Senior Indebtedness. The obligations of each Guarantor under its Guarantee will in the case of the New Senior Subordinated Notes be subordinated in right of payment to the prior payment in full of all existing and future Guarantor Senior Indebtedness to substantially the same extent as the New Senior Subordinated Notes are subordinated to all existing and future Senior Indebtedness of NNS. The obligations of each Guarantor under a Guarantee will be effectively subordinated to all secured Indebtedness of the Guarantor (including the Guarantor's guarantee of the Senior Credit Facility).

  The subordination provisions of the Guarantees of the New Senior Subordinated Notes and certain provisions of the Guarantees of the New Senior Notes will have the effect of requiring that the Guarantees of the New Senior Notes be satisfied in full prior to any payments being made in respect of the Guarantees of the New Senior Subordinated Notes.

  Separate financial statements of the Guarantors are not included herein because such Guarantors are jointly and severally liable with respect to NNS' obligations pursuant to the New Notes, and the aggregate net assets, earnings and equity of the Guarantors and NNS are substantially equivalent to the net assets, earnings and equity of NNS on a consolidated basis.

CERTAIN COVENANTS

Relating Only to the New Senior Notes

  LIMITATION ON LIENS. Under the terms of the New Senior Note Indenture, NNS will not, and will not permit any of its Subsidiaries to, Incur any Lien on or with respect to any property or assets of NNS or any

Subsidiary of NNS owned on the Issue Date or thereafter acquired or on the income or profits thereof to secure Indebtedness of any Person without making, or causing such Subsidiary to make, effective provision for securing the New Senior Notes and all other amounts due under the New Senior Note Indenture (and, if NNS shall so determine, any other Indebtedness of NNS or such Subsidiary including Indebtedness which is pari passu with or subordinate in right of payment to the New Senior Notes or the Guarantee thereof by such Subsidiary; provided, however, that Liens securing the New Senior Notes and any Indebtedness pari passu with the New Senior Notes or such Guarantee are senior to such Liens securing such subordinated Indebtedness) equally and ratably with such Indebtedness or, in the event such Indebtedness is subordinate in right of payment to the New Senior Notes or the Guarantees thereof, prior to such Indebtedness, as to such property or assets for so long as such Indebtedness shall be so secured.

  The foregoing restriction shall not apply to (i) Liens securing the Senior Credit Facility and any guarantees thereof to the extent that the Indebtedness secured thereby is permitted to be incurred under clauses (ii) or (vi) of the first paragraph of the description of the "Limitation on Indebtedness" covenant below; (ii) Liens securing the New Senior Notes and any Guarantees thereof; (iii) Liens with respect to assets of a Subsidiary of NNS granted by such Subsidiary to NNS or a Wholly-Owned Subsidiary of NNS to secure Indebtedness of such Subsidiary owing to NNS or such Wholly-Owned Subsidiary;
(iv) Liens to secure Indebtedness Incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of the property subject to such Liens; provided, however, that (a) the aggregate principal amount of any Indebtedness secured by such a Lien does not exceed 100% of such purchase price or cost, (b) such Lien does not extend to or cover any other property other than such item of property and any improvements on such item, (c) the Indebtedness secured by such Lien is Incurred by NNS or a Subsidiary of NNS within 180 days of the acquisition, construction or improvement of such property and (d) the Incurrence of Indebtedness is permitted by the provisions of the New Indentures described under "--Relating to all the New Notes--Limitation on Indebtedness" below; (v) Liens on property existing immediately prior to the time of acquisition thereof (and not created in anticipation or contemplation of the financing of such acquisition); (vi) Liens on property of, or on shares of stock or Indebtedness of, a Person existing at the time such Person is merged with or into or consolidated with NNS or any Subsidiary of NNS (and not created in anticipation or contemplation thereof); (vii) Liens existing on the Issue Date securing Indebtedness existing on the Issue Date; (viii) Liens securing Senior Indebtedness (other than Indebtedness secured by the Liens described in clauses (i) through (vii), inclusive, above) in an aggregate principal or stated amount at any one time outstanding not exceeding $10 million; (ix) Liens to secure Indebtedness Incurred to extend, renew, refinance or refund (or successive extensions, renewals, refinancings or refundings), in whole or in part, any Indebtedness secured by Liens referred to in the foregoing clauses (i)-(viii) so long as such Liens do not extend to any other property and the principal amount of Indebtedness so secured is not increased except for the amount of any premium required to be paid in connection with such renewal, refinancing or refunding pursuant to the terms of the Indebtedness renewed, refinanced or refunded or the amount of any premium reasonably determined by NNS as necessary to accomplish such renewal, refinancing or refunding by means of a tender offer, exchange offer or privately negotiated repurchase, plus the expenses of NNS or such Subsidiary incurred in connection with such renewal, refinancing or refunding; and (x) Permitted Liens.

Relating Only to the New Senior Subordinated Notes

  LIMITATION ON SENIOR SUBORDINATED DEBT. The New Senior Subordinated Note Indenture will provide that NNS will not (i) directly or indirectly Incur any Indebtedness that by its terms would expressly rank senior in right of payment to the New Senior Subordinated Notes and expressly rank subordinate in right of payment to any Senior Indebtedness or (ii) permit any Guarantor to, and no Guarantor will, directly or indirectly Incur any Indebtedness that by its terms would expressly rank senior in right of payment to the Guarantee of such Guarantor and expressly rank subordinate in right of payment to any Guarantor Senior Indebtedness.

  LIMITATION ON LIENS. The New Senior Subordinated Note Indenture will provide that NNS will not, and will not permit any of its Subsidiaries to, Incur any Lien on or with respect to any property or assets of NNS or any of its Subsidiaries owned on the Issue Date or thereafter acquired or on the income or profits thereof to secure Indebtedness of any Person (other than Senior Indebtedness of NNS or Guarantor Senior Indebtedness) without making, or causing such Subsidiary to make, effective provision for securing the New Senior Subordinated Notes and all other amounts due under the New Senior Subordinated Note Indenture (and, if NNS shall so determine, any other Indebtedness of NNS or such Subsidiary, including Indebtedness which is subordinate in right of payment to the New Senior Subordinated Notes or the Guarantee thereof by such Subsidiary; provided, however, that Liens securing the New Senior Subordinated Notes and any Indebtedness pari passu with the New Senior Subordinated Notes or such Guarantee are senior to such Liens securing such subordinated Indebtedness) equally and ratably with such Indebtedness or, in the event such Indebtedness is subordinate in right of payment to the New Senior Subordinated Notes or the Guarantees thereof, prior to such Indebtedness, as to such property or assets for so long as such Indebtedness shall be so secured.

  The foregoing restrictions shall not apply to (i) Liens securing Senior Indebtedness or Guarantor Senior Indebtedness; (ii) Liens securing the New Senior Subordinated Notes or the Guarantees thereof; (iii) Liens with respect to assets of a Subsidiary of NNS granted by such Subsidiary to NNS or a Wholly-Owned Subsidiary of NNS to secure Indebtedness owing by such Subsidiary to NNS or such Wholly-Owned Subsidiary; (iv) Liens to secure Indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of the property subject to such Liens; provided, however, that (a) the aggregate principal amount of any Indebtedness secured by such a Lien does not exceed 100% of such purchase price or cost,
(b) such Lien does not extend to or cover any other property other than such item of property and any improvements on such item, (c) the Indebtedness secured by such Lien is Incurred by NNS or a Subsidiary of NNS within 180 days of the acquisition, construction or improvement of such property and (d) the Incurrence of Indebtedness is permitted by the provisions of the New Senior Subordinated Note Indenture described under "--Relating to all the New Notes-- Limitation on Indebtedness" below; (v) Liens on property existing immediately prior to the time of acquisition thereof (and not created in anticipation or contemplation of the financing of such acquisition); (vi) Liens on property of, or on shares of stock or Indebtedness of, a Person existing at the time such Person is merged with or into or consolidated with NNS or any Subsidiary of NNS (and not created in anticipation or contemplation thereof); (vii) Liens existing on the Issue Date securing Indebtedness existing on the Issue Date;
(viii) Liens to secure Indebtedness Incurred to extend, renew, refinance or refund (or successive extensions, renewals, refinancings or refundings), in whole or in part, any Indebtedness secured by Liens referred to in the foregoing clauses (i)-(vii) so long as such Liens do not extend to any other property and the principal amount of Indebtedness so secured is not increased except for the amount of any premium required to be paid in connection with such renewal, refinancing or refunding pursuant to the terms of the Indebtedness renewed, refinanced or refunded or the amount of any premium reasonably determined by NNS as necessary to accomplish such renewal, refinancing or refunding by means of a tender offer, exchange offer or privately negotiated repurchase, plus the expenses of NNS or such Subsidiary incurred in connection with such renewal, refinancing or refunding; and (ix) Permitted Liens.

Relating to all the New Notes

  LIMITATION ON INDEBTEDNESS. The New Indentures will provide that NNS will not, and will not permit any of its Subsidiaries to, Incur, directly or indirectly, any Indebtedness, except: (i) Indebtedness of NNS or its Subsidiaries, if immediately after giving effect to the Incurrence of such Indebtedness and the receipt and application of the net proceeds thereof, the Consolidated Cash Flow Ratio of NNS for the four full fiscal quarters for which quarterly or annual financial statements are available next preceding the Incurrence of such Indebtedness, calculated on a pro forma basis as if such Indebtedness had been Incurred on the first day of such four full fiscal quarters, would be greater than 2.50 to 1.00; (ii) Indebtedness of NNS, and guarantees of such Indebtedness by any Guarantor, Incurred under the Senior Credit Facility in an aggregate principal amount outstanding at any one time not to exceed $415 million less any amount of Indebtedness permanently repaid as provided under the "Limitation on Certain Asset Dispositions" covenant described below or pursuant to the terms of such Senior Credit Facility or otherwise; (iii) Indebtedness owed by NNS to any Wholly-Owned Subsidiary of NNS or Indebtedness owed by a Subsidiary of NNS to NNS or a Wholly-Owned Subsidiary of NNS; provided, however, upon either (I) the transfer or other disposition by such Wholly-Owned Subsidiary or

NNS of any Indebtedness so permitted under this clause (iii) to a Person other than NNS or another Wholly-Owned Subsidiary of NNS or (II) the issuance (other than directors' qualifying shares), sale, transfer or other disposition of shares of Capital Stock or other ownership interests (including by consolidation or merger) of such Wholly-Owned Subsidiary to a Person other than NNS or another such Wholly-Owned Subsidiary of NNS, the provisions of this clause (iii) shall no longer be applicable to such Indebtedness and such Indebtedness shall be deemed to have been Incurred at the time of any such issuance, sale, transfer or other disposition, as the case may be; (iv) Indebtedness of NNS or its Subsidiaries under any Interest Rate Agreement or Currency Agreement to the extent entered into to hedge any other Indebtedness permitted under the Indentures; (v) Indebtedness Incurred to renew, extend, refinance or refund (collectively for purposes of this clause (v) to "refund") any Indebtedness outstanding on the Issue Date and Indebtedness Incurred under clause (i) above or any of the New Notes; provided, however, that (I) such Indebtedness does not exceed the principal amount (or accreted amount, if less) of Indebtedness so refunded plus the amount of any premium required to be paid in connection with such refunding pursuant to the terms of the Indebtedness refunded or the amount of any premium reasonably determined by NNS as necessary to accomplish such refunding by means of a tender offer, exchange offer, or privately negotiated repurchase, plus the expenses of NNS or such Subsidiary incurred in connection therewith and (II)(A) in the case of any refunding of Indebtedness that is pari passu with the New Senior Notes or Guarantees thereof or the New Senior Subordinated Notes or Guarantees thereof, as the case may be, such refunding Indebtedness is made pari passu with or subordinate in right of payment to such New Senior Notes or Guarantees thereof or New Senior Subordinated Notes or Guarantees thereof, as the case may be, and, in the case of any refunding of Indebtedness that is subordinate in right of payment to the New Senior Notes or Guarantees thereof or the New Senior Subordinated Notes or Guarantees thereof, as the case may be, such refunding Indebtedness is subordinate in right of payment to such New Senior Notes or Guarantees thereof or New Senior Subordinated Notes or Guarantees thereof on terms no less favorable to the Holders than those contained in the Indebtedness being refunded, (B) in either case, the refunding Indebtedness by its terms, or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, does not have an Average Life that is less than the remaining Average Life of the Indebtedness being refunded and does not permit redemption or other retirement (including pursuant to any required offer to purchase to be made by NNS or any of its Subsidiaries) of such Indebtedness at the option of the holder thereof prior to the final stated maturity of the Indebtedness being refunded, other than a redemption or other retirement at the option of the holder of such Indebtedness (including pursuant to a required offer to purchase made by NNS or any of its Subsidiaries) which is conditioned upon a change of control of NNS pursuant to provisions substantially similar to those contained in the New Indentures described under "--Change of Control" below and (C) any Indebtedness Incurred to refund any other Indebtedness is Incurred by the obligor on the Indebtedness being refunded or by NNS; (vi) Indebtedness of NNS or its Subsidiaries, not otherwise permitted to be Incurred pursuant to clauses (i) through (v) above, which, together with any other outstanding Indebtedness Incurred pursuant to this clause (vi), has an aggregate principal amount not in excess of $50 million at any time outstanding; and (vii) Indebtedness of NNS under the New Notes and Indebtedness of the Guarantors under the Guarantees in respect thereof.

  For purposes of determining compliance with the "Limitation on Indebtedness" covenant described in the preceding paragraphs, (A) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the clauses of the preceding paragraph, NNS, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one such clause, and
(B) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in conformity with GAAP.

  LIMITATION ON RESTRICTED PAYMENTS. The New Indentures will provide that NNS will not, and will not permit any of its Subsidiaries to, directly or indirectly, (i) declare or pay any dividend, or make any distribution of any kind or character (whether in cash, property or securities), in respect of any class of its Capital Stock or to the holders thereof in their capacity as stockholders, excluding any (x) dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire its Capital Stock (other than Disqualified Stock), (y) in the case of any Subsidiary of NNS, dividends or distributions payable to NNS or a Subsidiary of NNS or (z) the dividends and distributions paid or made in connection with the Distribution Transaction on or prior to the date of the Shipbuilding Distribution, (ii) purchase, redeem, or otherwise acquire or retire for value shares of Capital Stock of NNS or a Subsidiary of NNS, any securities convertible or exchangeable into shares of Capital Stock of NNS or a Subsidiary of NNS or any options, warrants or rights to purchase or acquire shares of Capital Stock of NNS or a Subsidiary of NNS, excluding any such shares of Capital Stock, options, warrants, rights or securities which are owned by NNS or a Subsidiary of NNS, (iii) make any Investment in (other than a Permitted Investment), or payment on a guarantee of any obligation of, any Person, other than NNS or a Wholly-Owned Subsidiary of NNS, or (iv) redeem, defease, repurchase, retire or otherwise acquire or retire for value, prior to any scheduled maturity, repayment or sinking fund payment, Indebtedness which is subordinate in right of payment to the New Senior Notes in the case of the New Senior Note Indenture and the New Senior Subordinated Notes in the case of the New Senior Subordinated Note Indenture (each of the transactions described in clauses (i) through (iv) (other than any exception to any such clause) being a "Restricted Payment") if at the time thereof: (1) an Event of Default, or an event that with the passing of time or giving of notice, or both, would constitute an Event of Default, shall have occurred and be continuing, or (2) upon giving effect to such Restricted Payment, NNS could not Incur at least $1.00 of additional Indebtedness pursuant to the terms of the Indentures described in clause (i) of "--Limitation on Indebtedness" above, or (3) upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments made on or after the Issue Date exceeds the sum of: (a) 50% of cumulative Consolidated Net Income of NNS (or, in the case cumulative Consolidated Net Income of NNS shall be negative, less 100% of such deficit) since the end of the fiscal quarter in which the Issue Date occurs through the last day of the fiscal quarter for which financial statements are available; plus (b) 100% of the aggregate net proceeds received after the Issue Date (other than pursuant to or in connection with the Shipbuilding Distribution or the Distribution Transaction), including the fair market value of property other than cash (determined in good faith by the Board of Directors of NNS as evidenced by a resolution of such Board of Directors filed with the Trustee), from the issuance of Capital Stock of NNS (other than Disqualified Stock) and warrants, rights or options on Capital Stock of NNS (other than Disqualified Stock) (other than in respect of any such issuance to a Subsidiary of NNS) and the principal amount of Indebtedness of NNS or a Subsidiary of NNS that has been converted into or exchanged for Capital Stock of NNS which Indebtedness was Incurred after the Issue Date; plus (c) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the Issue Date, an amount equal to the lesser of the return of capital with respect to such Investment and the cost of such Investment, in either case, less the cost of the disposition of such Investment; provided, however, that at the time any such Investment is made NNS delivers to the Trustee a resolution of the Board of Directors of NNS to the effect that, for purposes of this "--Limitation on Restricted Payments" covenant, such Investment constitutes a Restricted Payment made after the Issue Date; plus (d) $20 million.

  The foregoing provision will not be violated by (i) any dividend on any class of Capital Stock of NNS or any of its Subsidiaries paid within 60 days after the declaration thereof if, on the date when the dividend was declared, NNS or any of its Subsidiaries, as the case may be, could have paid such dividend in accordance with the provisions of the New Indentures, (ii) the renewal, extension, refunding or refinancing of any Indebtedness otherwise permitted pursuant to the terms of the New Indentures described in clause (v) of "--Limitation on Indebtedness" above, (iii) the exchange or conversion of any Indebtedness of the Company or any of its Subsidiaries for or into Capital Stock of NNS (other than Disqualified Stock), (iv) any payments, loans or other advances made pursuant to any employee benefit plans (including plans for the benefit of directors) or employment agreements or other compensation arrangements, in each case as approved by the Board of Directors of NNS in its good faith judgment, (v) the redemption of NNS' rights issued pursuant to the Rights Agreement between NNS and First Chicago Trust Company of New York, as Rights Agent, in an amount per right issued thereunder not to exceed that in effect on the Issue Date, (vi) so long as no Default or Event of Default has occurred and is continuing, any Investment made with the proceeds of a substantially concurrent sale of Capital Stock of NNS (other than Disqualified Stock); provided, however, that the proceeds of such sale of Capital Stock shall not be (and have not been) included in subclause (b) of clause (3) of the preceding paragraph, (vii) so long as no Default or Event of Default has occurred and is continuing, additional Investments constituting Restricted Payments in Persons or entities in a line of business related to the businesses of NNS and its Subsidiaries as of the Issue Date in an aggregate outstanding amount (valued at the cost thereof) not to exceed at any time $50 million, (viii) the redemption, repurchase, retirement or other acquisition of any Capital Stock of NNS in exchange for or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of NNS) of Capital Stock of NNS (other than Disqualified Stock); provided, however, that the proceeds of such sale of Capital Stock shall not be (and have not been) included in subclause (b) of clause (3) of the preceding paragraph, (ix) the redemption, repurchase, retirement or other acquisition of any New Senior Subordinated Notes in exchange for or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of NNS) of Capital Stock of NNS (other than Disqualified Stock); provided, however, that the proceeds of such sale of Capital Stock shall not be (and have not been) included in subclause (b) of clause (3) of the preceding paragraph, (x) in the case of the New Senior Note Indenture only, the purchase of New Senior Subordinated Notes pursuant to an Offer to Purchase required by the covenant described under "--Limitation on Certain Asset Dispositions" or the covenant described under "--Change of Control"; provided that no such purchase shall be permitted until all New Senior Notes validly tendered pursuant to the applicable Offer to Purchase in respect of the New Senior Notes shall have been purchased by NNS, or (xi) so long as no Default or Event of Default has occurred and is continuing, the payment of cash dividends on NNS Common Stock not to exceed $5.5 million in any fiscal year of NNS. Each Restricted Payment described in clauses (i), (iv), (v), (vii), (x) (in the case of the New Senior
Note Indenture only) and (xi) of the previous sentence shall be taken into account for purposes of computing the aggregate amount of all Restricted Payments pursuant to clause (3) of the preceding paragraph.

  LIMITATIONS CONCERNING DISTRIBUTIONS AND TRANSFERS BY SUBSIDIARIES. The New Indentures will provide that NNS will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist any consensual encumbrance or restriction on the ability of any Subsidiary of NNS to (i) pay, directly or indirectly, dividends or make any other distributions in respect of its Capital Stock or pay any Indebtedness or other obligation owed to NNS or any of its Subsidiaries, (ii) make loans or advances to NNS or any of its Subsidiaries or guarantee any Indebtedness of NNS or any of its Subsidiaries or (iii) transfer any of its property or assets to NNS or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) any agreement in effect on the Issue Date (including pursuant to the Senior Credit Facility and the Old Senior Note Indenture and agreements entered into in connection therewith) as any such agreement is in effect on such date, (b) any agreement relating to any Indebtedness Incurred by such Subsidiary prior to the date on which such Subsidiary became a Subsidiary of NNS and outstanding on such date and not Incurred in anticipation or contemplation of becoming a Subsidiary of NNS and provided such encumbrance or restriction shall not apply to any assets of NNS or its Subsidiaries other than such Subsidiary, (c) customary provisions contained in an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, provided, however, that such encumbrance or restriction is applicable only to such Subsidiary or assets, (d) an agreement effecting a renewal, exchange, refunding, amendment or extension of Indebtedness Incurred pursuant to an agreement referred to in clause (a) or (b) above or (e) below; provided, however, that the provisions contained in such renewal, exchange, refunding, amendment or extension agreement relating to such encumbrance or restriction are no more restrictive in any material respect than the provisions contained in the agreement that is the subject thereof in the reasonable judgment of the Board of Directors of NNS as evidenced by a resolution of such Board of Directors filed with the Trustee, (e) the New Indentures, (f) applicable law, (g) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of any Subsidiary of NNS, (h) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the type referred to in clause (iii) of this covenant, or (i) restrictions of the type referred to in clause (iii) of this covenant contained in security agreements securing Indebtedness of a Subsidiary of NNS to the extent that such Liens were otherwise incurred in accordance with the New Indentures and restrict the transfer of property subject to such agreements.

  LIMITATION ON CERTAIN ASSET DISPOSITIONS. The New Indentures will provide that NNS will not, and will not permit any of its Subsidiaries to, directly or indirectly, make one or more Asset Dispositions for aggregate consideration of, or in respect of assets having an aggregate fair market value of, $25 million or more in any 12-month period, unless: (i) NNS or the Subsidiary, as the case may be, receives consideration for such Asset Disposition at least equal to the fair market value of the assets sold or disposed of as determined by the Board of

Directors of NNS in good faith and evidenced by a resolution of such Board of Directors filed with the Trustee; (ii) not less than 75% of the consideration for the disposition consists of cash or readily marketable cash equivalents or the assumption of Indebtedness (other than non-recourse Indebtedness or any Indebtedness subordinated to the New Senior Notes or Guarantees thereof, in the case of the New Senior Note Indenture, or the New Senior Subordinated Notes or Guarantees thereof, in the case of the New Senior Subordinated Note Indenture) of NNS or such Subsidiary or other obligations relating to such assets (and release of NNS or such Subsidiary from all liability on the Indebtedness or other obligations assumed); and (iii) all Net Available Proceeds, less any amounts invested or committed to be invested pursuant to legally enforceable agreements within 360 days of such Asset Disposition in assets related to the business of NNS (including the Capital Stock of another Person (other than NNS or any Person that is a Subsidiary of NNS immediately prior to such investment); provided, however, that immediately after giving effect to any such investment (and not prior thereto) such Person shall be a Subsidiary of NNS), are applied, on or prior to the 360th day after such Asset Disposition (unless and to the extent that NNS shall determine to make an Offer to Purchase), either to (A) the permanent reduction and prepayment of any Indebtedness of NNS (other than Indebtedness which is expressly subordinate to the applicable issue of New Notes) then outstanding (including a permanent reduction of commitments in respect thereof) or (B) the permanent reduction and repayment of any Indebtedness of any Subsidiary of NNS (other than Indebtedness which is expressly subordinate to the Guarantee of such Subsidiary of the applicable issue of New Notes) then outstanding (including a permanent reduction of commitments in respect thereof). The date of the earlier to occur of (x) the 361st day after such Asset Disposition and (y) the 31st day after the date that NNS shall have determined not to apply any Net Available Proceeds from any Asset Disposition as provided in subclauses (A) or
(B) of clause (iii) of the immediately preceding sentence shall be deemed to be the "Asset Sale Offer Trigger Date," and the amount of Net Available Proceeds from Asset Dispositions otherwise subject to the preceding provisions not so applied or as to which NNS has determined not to so apply shall be referred to as the "Unutilized Net Available Proceeds." Within (x) with respect to the New Senior Notes, fifteen days after the Asset Sale Offer Trigger Date, and (y) with respect to the New Senior Subordinated Notes, thirty days after the Asset Sale Offer Trigger Date, NNS shall make an Offer to Purchase the outstanding applicable issue of New Notes at a purchase price in cash equal to 100% of their principal amount plus any accrued and unpaid interest thereon to the Purchase Date. Notwithstanding the foregoing, NNS may defer making any Offer to Purchase outstanding New Notes until there are aggregate Unutilized Net Available Proceeds equal to or in excess of $25 million (at which time, the entire Unutilized Net Available Proceeds, and not just the amount in excess of $25 million, shall be applied as required pursuant to this paragraph). If any Indebtedness of NNS or any of its Subsidiaries ranking pari passu with the New Senior Notes or Guarantees thereof or the New Senior Subordinated Notes or Guarantees thereof, as the case may be, requires that prepayment of, or an offer to prepay, such Indebtedness be made with any Net Available Proceeds, NNS may apply such Net Available Proceeds pro rata (based on the aggregate principal amount of the New Senior Notes or the New Senior Subordinated Notes, as the case may be, then outstanding and the aggregate principal amount (or accreted value, if less) of all such other Indebtedness then outstanding) to the making of an Offer to Purchase the New Senior Notes and the New Senior Subordinated Notes in accordance with the foregoing provisions and the prepayment or the offer to prepay such pari passu Indebtedness. NNS shall make a further Offer to Purchase Notes in an aggregate principal amount equal to any such Net Available Proceeds not utilized to actually prepay such other Indebtedness at a purchase price in cash equal to 100% of the principal amount of the relevant New Notes plus accrued and unpaid interest to the Purchase Date if the amount not so utilized equals or exceeds $25 million. Any remaining Net Available Proceeds following the completion of the required Offer to Purchase may be used by NNS for any other purpose (subject to the other provisions of the New Indentures) and the amount of Net Available Proceeds then required to be otherwise applied in accordance with this covenant shall be reset to zero, subject to any subsequent Asset Disposition. These provisions will not apply to the Distribution Transaction or a transaction consummated in compliance with the provisions of the New Indentures described under "--Mergers, Consolidations and Certain Sales of Assets" below.

  In the event that NNS makes an Offer to Purchase the Notes, NNS shall comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act and any violation of the provisions of the New Indentures relating to such Offer to Purchase occurring as a result of such compliance shall not be deemed an Event of Default or an event that with the passing of time or giving of notice, or both, would constitute an Event of Default.

  Because the New Indentures provide that, upon the occurrence of an Asset Disposition, NNS will establish the Purchase Date with respect to the New Senior Subordinated Notes on a date subsequent to the Purchase Date established by NNS with respect to any Senior Indebtedness, the subordination provisions relating to the New Senior Subordinated Notes and the "Limitation on Restricted Payments" covenant in the New Senior Note Indenture will prohibit NNS from repurchasing any tendered New Senior Subordinated Notes upon an Asset Disposition unless and until all of the tendered Senior Indebtedness is first repurchased.

  LIMITATION ON ISSUANCE AND SALE OF CAPITAL STOCK OF SUBSIDIARIES. The New Indentures will provide that NNS (a) will not, and will not permit any Subsidiary of NNS to, transfer, convey, sell or otherwise dispose of any shares of Capital Stock of such Subsidiary or any other Subsidiary (other than to NNS or a Wholly-Owned Subsidiary of NNS), except that NNS and any Subsidiary of NNS may, in any single transaction, sell all, but not less than all, of the issued and outstanding Capital Stock of any Subsidiary of NNS to any Person, subject to complying with the provisions of the New Indentures described under "--Limitation on Certain Asset Dispositions" above and except for the Incurrence of Liens permitted under "--Relating Only to the New Senior Notes--Limitation on Liens," in the case of the New Senior Notes, and "-- Relating Only to the New Senior Subordinated Notes--Limitation on Liens," in the case of the New Senior Subordinated Notes," above and (b) will not permit any Subsidiary of NNS to issue shares of its Capital Stock (other than directors' qualifying shares), or securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, its Capital Stock to any Person other than to NNS or a Wholly-Owned Subsidiary of NNS.

  LIMITATION ON TRANSACTIONS WITH AFFILIATES AND RELATED PERSONS. The New Indentures will provide that NNS will not, and will not permit any of its Subsidiaries to, enter into directly or indirectly any transaction with an Affiliate or Related Person of NNS (other than NNS or a Subsidiary of NNS), including, without limitation, the purchase, sale, lease or exchange of property, the rendering of any service, or the making of any guarantee, loan, advance or Investment, either directly or indirectly, involving aggregate consideration in excess of $1,000,000 unless (i) a majority of the disinterested directors of the Board of Directors of NNS determines, in its good faith judgment evidenced by a resolution of such Board of Directors filed with the Trustee, that such transaction is in the best interests of NNS or such Subsidiary; and (ii) such transaction is, in the opinion of a majority of the disinterested directors of the Board of Directors of NNS evidenced by a resolution of such Board of Directors filed with the Trustee, on terms no less favorable to NNS or such Subsidiary, as the case may be, than those that could be obtained in a comparable arm's-length transaction with an entity that is not an Affiliate or a Related Person. The provisions of this covenant shall not apply to (i) the Distribution Transaction or the execution, delivery and performance of any Transaction Agreement, (ii) any employment or indemnification agreement or similar arrangements entered into by NNS or a Subsidiary of NNS in the ordinary course of business, (iii) transactions permitted by the provisions of the New Indentures described above under the caption "--Limitation on Restricted Payments" above, and (iv) the payment of reasonable fees to directors of NNS or a Subsidiary of NNS.

  CHANGE OF CONTROL. Within 30 days (45 days in the case of the New Senior Subordinated Notes) following the date of the consummation of a transaction resulting in a Change of Control, NNS will commence an Offer to Purchase the applicable New Notes, in each case at a purchase price in cash equal to 101% of the principal amount thereof plus any accrued and unpaid interest thereon to the Purchase Date in accordance with the procedures set forth in the New Indentures. Each Holder shall be entitled to tender all or any portion of the New Notes owned by such Holder pursuant to the Offer to Purchase, subject to the requirement that any portion of a New Note tendered must be tendered in an integral multiple of $1,000 principal amount. A "Change of Control" will be deemed to have occurred in the event that (whether or not otherwise permitted by the New Indentures), after the Issue Date (a) any Person or any Persons acting together that would constitute a group (for purposes of Section 13(d) of the Exchange Act, or any successor provision thereto) (a "Group"), together with any Affiliates or Related Persons thereof, shall "beneficially own" (as defined in Rule 13d-3 under the Exchange Act, or any successor provision thereto) at least 35% of the voting power of the outstanding Voting Stock of NNS; (b) any sale, lease or other transfer (in one transaction or a series of related transactions) is made by NNS or any of its Subsidiaries of all or substantially all of the consolidated assets of NNS to any Person other than a Wholly-Owned Subsidiary of NNS which is a Guarantor;
(c) Continuing Directors cease to constitute at least a majority of the Board of Directors of NNS; or (d) the stockholders of NNS approve any plan or proposal for the liquidation or dissolution of NNS.

  In the event that NNS makes an Offer to Purchase the New Notes, NNS shall comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act and any violation of the provisions of the New Indentures relating to such Offer to Purchase occurring as a result of such compliance shall not be deemed an Event of Default or an event that with the passing of time or giving of notice, or both, would constitute an Event of Default.

  A third party may also make and consummate an Offer to Purchase in the manner and at the times and otherwise in compliance with this covenant.

  Because the New Indentures provide that, upon the occurrence of a Change of Control, NNS will establish the Purchase Date with respect to the New Senior Subordinated Notes on a date subsequent to the Purchase Date established by NNS with respect to any New Senior Notes, the subordination provisions relating to the New Senior Subordinated Notes and the "Limitation on Restricted Payments" covenant in the New Senior Note Indenture will prohibit NNS from repurchasing any tendered New Senior Subordinated Notes upon a Change of Control unless and until all of the tendered New Senior Notes are first repurchased.

  With respect to the sale of assets referred to in the definition of "Change of Control," the phrase "all or substantially all" of the assets of NNS will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of NNS has occurred. In addition, no assurances can be given that NNS will be able to acquire New Notes tendered upon the occurrence of a Change of Control. The ability of NNS to pay cash to the Holders of New Notes upon a Change of Control may be limited by its then existing financial resources. The Senior Credit Facility contains certain covenants prohibiting, or requiring waiver or consent of the lenders thereunder prior to, the repurchase of the New Senior Subordinated Notes upon a Change of Control and future debt agreements of NNS may provide the same. If NNS does not obtain such waiver or consent or repay such Indebtedness, NNS will remain prohibited from repurchasing the New Senior Subordinated Notes. In such event, NNS' failure to purchase tendered New Senior Subordinated Notes would constitute an Event of Default under the New Senior Subordinated Note Indenture which would in turn constitute a default under the Senior Credit Facility, the New Senior Notes and possibly other Senior Indebtedness. In such circumstances, the subordination provisions of the New Senior Subordinated
Note Indenture would likely
restrict payments to the Holders of the New Senior Subordinated Notes. None of the provisions relating to a repurchase upon a Change of Control are waivable by the Board of Directors of NNS or the Trustees.

  The foregoing provisions will not prevent NNS from entering into a transaction of the types described above with management or their affiliates. In addition, such provisions may not necessarily afford the Holders of the New Notes protection in the event of a highly leveraged transaction, including a reorganization, restructuring, merger or similar transaction involving NNS that may adversely affect the Holders because such transactions may not involve a shift in voting power or beneficial ownership, or even if they do, may not involve a shift of the magnitude required under the definition of Change of Control to trigger the provisions.

  PROVISION OF FINANCIAL INFORMATION. Whether or not NNS is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, NNS shall file with the Commission the annual reports, quarterly reports and other documents which NNS would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) or any successor provision thereto if NNS were so required, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which NNS would have been required so to file such documents if NNS were so required. NNS shall also in any event (a) within 15 days of each Required Filing Date (whether or not permitted or required to be filed with the Commission) (i) transmit by mail to all Holders, as their names and addresses appear in the Note Register, without cost to such Holders, and (ii) file with the Trustees, copies of the annual reports, quarterly reports and other documents which NNS is required to file with the Commission pursuant to the preceding sentence, or, if such filing is not so permitted, information and data of a similar nature, and (b) if, notwithstanding the preceding sentence, filing such documents by NNS with the Commission is not permitted under the Exchange Act, promptly upon written request supply copies of such documents to any Holder.

  MERGERS, CONSOLIDATIONS AND CERTAIN SALES OF ASSETS. Neither NNS nor any Subsidiary will consolidate or merge with or into any Person, and NNS will not, and will not permit any of its Subsidiaries to, sell, assign, lease, convey or otherwise dispose of all or substantially all of NNS' consolidated assets (as an entirety or substantially an entirety in one transaction or a series of related transactions, including by way of liquidation or dissolution) to, any Person unless, in each such case: (i) the entity formed by or surviving any such consolidation or merger (if other than NNS or such Subsidiary), or to which such sale, assignment, lease, conveyance or other disposition shall have been made (the "Surviving Entity"), is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia; provided, however, that any Subsidiary (other than any other Subsidiary that is not, or would not after giving effect thereto be, a Material Subsidiary) may consolidate or merge with a corporation which is not so organized or existing; (ii) the Surviving Entity assumes by supplemental indenture all of the obligations, if any, of NNS or such Subsidiary, as the case may be, on the New Notes or such Guarantor's Guarantee, as the case may be, and under the New Indentures; (iii) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Consolidated Net Worth of NNS or the Surviving Entity (in the case of any transaction involving NNS or all or substantially all of NNS' consolidated assets), as the case may be, would be at least equal to the Consolidated Net Worth of NNS immediately prior to such transaction; (iv) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, NNS or the Surviving Entity (in the case of any transaction involving NNS or all or substantially all of NNS' consolidated assets), as the case may be, could Incur at least $1.00 of Indebtedness pursuant to clause (i) of the provisions of the New Indentures described under "--Limitation on Indebtedness" above; (v) immediately before and after giving effect to such transaction and treating any Indebtedness which becomes an obligation of NNS or such Subsidiary, as the case may be, as a result of such transaction as having been incurred by NNS or such Subsidiary, as the case may be, at the time of the transaction, no Event of Default or event that with the passing of time or the giving of notice, or both, would constitute an Event of Default shall have occurred and be continuing; and (vi) if, as a result of any such transaction, property or assets of NNS or a Subsidiary of NNS would become subject to a Lien not excepted from the provisions of the New Indentures described under "Relating Only to the New Senior Subordinated Notes--Limitation on Liens" above and "Relating Only to the New Senior Notes--Limitation on Liens" above, as the case may be, NNS, any such Subsidiary or the Surviving Entity, as the case may be, shall have secured the New Notes as required by said covenant. The provisions of this paragraph shall not apply to any merger of a Subsidiary of NNS with or into NNS or a Wholly-Owned Subsidiary of NNS or any transaction pursuant to which a Guarantor's Guarantee is to be released in accordance with the terms of the Guarantees and the New Indentures in connection with any transaction complying with the provisions of the New Indentures described under "--Limitation on Certain Asset Dispositions" above.

EVENTS OF DEFAULT

  The following will be defined as "Events of Default" under the New
Indentures: (a) failure to pay principal of (or premium, if any, on) any New Senior Note or New Senior Subordinated Note, as the case may be, when due (whether or not, in the case of the New Senior Subordinated Note, prohibited by the provisions of the New Senior Subordinated Note Indenture described under "--Subordination of the New Senior Subordinated Notes" above); (b) failure to pay any interest on any New Senior Note or New Senior Subordinated Note, as the case may be, when due, continued for 30 days (whether or not, in the case of the New Senior Subordinated Notes, prohibited by the provisions of the New Senior Subordinated Note Indenture described under "--Subordination of the New Senior Subordinated Notes" above); (c) default in the payment of principal of and interest on New

Notes required to be purchased pursuant to an Offer to Purchase as described under "--Certain Covenants--Relating to all the New Notes--Change of Control" and "--Certain Covenants --Relating to all the New Notes--Limitation on Certain Asset Dispositions" above when due and payable (whether or not, in the case of the New Senior Subordinated Notes, prohibited by the provisions of the New Senior Subordinated Note Indenture described under "--Subordination of the New Senior Subordinated Notes" above); (d) failure to perform or comply with any of the provisions described under "--Certain Covenants--Relating to all the New Notes-- Mergers, Consolidations and Certain Sales of Assets" above;
(e) failure to perform any other covenant, warranty or agreement of NNS under the New Senior Note Indenture or the New Senior Subordinated Note Indenture, as the case may be, or in the New Notes outstanding under such New Indenture continued for 30 days after written notice to NNS by the relevant Trustee or Holders of at least 25% in aggregate principal amount of the outstanding New Senior Notes or New Senior Subordinated Notes, as the case may be; (f) default or defaults under the terms of one or more instruments evidencing or securing Indebtedness of NNS or any of its Subsidiaries having an outstanding principal amount of $25 million or more individually or in the aggregate that has resulted in the acceleration of the payment of such Indebtedness or failure by NNS or any of its Subsidiaries to pay principal when due at the stated maturity of any such Indebtedness; (g) the rendering of a final judgment or judgments (not subject to appeal) against the NNS or any of its Material Subsidiaries in an amount of $25 million or more (net of any amounts covered by reputable and creditworthy insurance companies) which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired; (h) certain events of bankruptcy, insolvency or reorganization affecting NNS or any of its Material Subsidiaries; and (i) other than as provided in or pursuant to any Guarantee or the New Indentures, such Guarantee ceases to be in full force and effect or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under its Guarantee (other than by reason of a release of such Guarantor from its Guarantee in accordance with the terms of the applicable New Indenture and such Guarantee). With respect to the New Senior Subordinated
Note Indenture only, the default or defaults in clause (f) shall constitute an Event of Default only if such default involves the failure to pay principal on Indebtedness of at least $30 million at the final maturity thereof or has resulted in the declaration of acceleration thereunder of the payment of at least $30 million. Subject to the provisions of the New Indentures relating to the duties of the Trustees, in case an Event of Default (as defined) shall occur and be continuing, each Trustee will be under no obligation to exercise any of its rights or powers under the New Indenture to which it is a party at the request or direction of any of the Holders of New Notes issued thereunder, unless such Holders shall have offered to such Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Senior Note Trustee and the Senior Subordinated Note Trustee, the Holders of a majority in aggregate principal amount of the outstanding New Senior Notes and New Senior Subordinated Notes, as the case may be, will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Senior Note Trustee and the Senior Subordinated Note Trustee, as the case may be, or exercising any trust or power conferred on the Senior Note Trustee and the Senior Subordinated Note Trustee, as the case may be.

  If an Event of Default with respect to the New Senior Notes (other than an Event of Default with respect to NNS described in clause (h) of the preceding paragraph) occurs and is continuing, the Senior Note Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding New Senior Notes by notice in writing to NNS (and to the Senior Note Trustee if given by the Holders) may declare the unpaid principal of and accrued interest to the date of acceleration on all the outstanding New Senior Notes to be due and payable immediately and, upon any such declaration, such principal amount (and premium, if any) and accrued interest will become immediately due and payable. If an Event of Default with respect to the New Senior Subordinated Notes (other than an Event of Default with respect to NNS described in clause (h) of the preceding paragraph) occurs and is continuing, the Senior Subordinated Note Trustee or the Holders of at least 25% in aggregate principal amount of outstanding New Senior Subordinated Notes by notice in writing to NNS may declare the unpaid principal of (and premium, if any) and accrued interest to the date of acceleration on all the outstanding New Senior Subordinated Notes to be due and payable immediately and, upon any such declaration, such principal amount (and premium, if any) and accrued interest, notwithstanding anything contained in the New Senior Subordinated Note Indenture or the New Senior Subordinated Notes to the contrary, but subject to the provisions limiting payment described above under "Subordination of New Senior Subordinated Notes," will become immediately due and payable; provided, however, that so long as the Senior Credit Facility shall be in full force and effect or the New Senior Notes shall be outstanding, if an Event of Default shall have occurred and be continuing (other than an Event of Default with respect to NNS described in clause (h) of the preceding paragraph), the New Senior Subordinated Notes shall not become due and payable until the earlier to occur of (x) five Business Days following delivery of a written notice of such acceleration of the New Senior Subordinated Notes to the agent under the Senior Credit Facility and the Senior Note Trustee, as the case may be, and (y) the acceleration of any Indebtedness under the Senior Credit Facility or the New Senior Note Indenture, as the case may be. If an Event or Default specified in clause (h) of the preceding paragraph with respect to NNS occurs under a New Indenture, the New Notes outstanding thereunder will ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee thereunder or any Holder of such New Notes.

  Any such declaration with respect to the New Senior Notes or the New Senior Subordinated Notes may be annulled and past Events of Default and Defaults (except, unless theretofore cured, an Event of Default or a Default in payment of principal of (and premium, if any) or interest on the New Senior Notes or the New Senior Subordinated Notes, as the case may be) may be waived by the Holders of a majority of the principal amount of the outstanding New Senior Notes or the New Senior Subordinated Notes, as the case may be, upon the conditions provided in the respective New Indentures. For information as to waiver of defaults, see "--Modification and Waiver."

  Each New Indenture provides that the Trustee thereunder shall, within 30 days after the occurrence of any Default or Event of Default with respect to the New Notes outstanding thereunder, give the Holders of such New Notes thereof notice of all uncurred Defaults or Events of Default thereunder known to it; provided, however, that, except in the case of an Event of Default or a Default in payment with respect to such New Notes or a Default or Event of Default in complying with "--Certain Covenants--Relating to all the New Notes--Mergers, Consolidations and Certain Sales of Assets," the Senior Note Trustee and the Senior Subordinated Note Trustee shall be protected in withholding such notice if and so long as a committee of its trust officers in good faith determines that the withholding of such notice is in the interest of the Holders of the New Senior Notes or the New Senior Subordinated Notes, as the case may be.

  No Holder of any New Note will have any right to institute any proceeding with respect to the relevent New Indenture or for any remedy thereunder, unless such Holder shall have previously given to the relevant Trustee written notice of a continuing Event of Default thereunder and unless the Holders of at least 25% in aggregate principal amount of the New Notes under such New Indenture shall have made written request, and offered reasonable indemnity, to the relevant Trustee to institute such proceeding as Trustee, and such Trustee shall have not have received from the Holders of a majority in aggregate principal amount of such outstanding New Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of such a New Note for enforcement of payment of the principal of and premium, if any, or interest on such New Note on or after the respective due dates expressed in such New Note.

  NNS will be required to furnish to each Trustee annually a statement as to the performance by it of certain of its obligations under the applicable New Indenture and as to any default in such performance.

SATISFACTION AND DISCHARGE OF NEW INDENTURES; DEFEASANCE

  NNS may terminate its and the Guarantors' substantive obligations in respect of the New Senior Notes and the New Senior Subordinated Notes, as the case may be, by delivering all outstanding New Senior Notes and New Senior Subordinated Notes, as the case may be, to the relevant Trustee for cancellation and paying all sums payable by it on account of principal of, premium, if any, and interest on all New Senior Notes or New Senior Subordinated Notes, as the case may be, or otherwise. In addition to the foregoing, NNS may, provided that no Default or Event of Default has occurred and is continuing or would arise therefrom (or, with respect to a Default or Event of Default specified in clause (h) of "--Events of Default" above, any time on or prior to the 95th calendar day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until after such 95th day)) under the applicable New Indenture and provided that in the case of the New Senior Subordinated Notes no default under any Senior Indebtedness would result therefrom, terminate its and the Guarantors' substantive obligations in respect of the New Senior Notes or the New Senior Subordinated Notes issued under such New Indenture (except for its obligations to pay the principal of (and premium, if any, on) and the interest on such New Notes and the Guarantors' guarantee thereof) by (i) depositing with the relevant Trustee, under the terms of an irrevocable trust agreement, money or United States Government Obligations sufficient (without reinvestment) to pay all remaining indebtedness on such New Notes, (ii) delivering to the relevant Trustee either an Opinion of Counsel or a ruling directed to such Trustee from the Internal Revenue Service to the effect that the Holders of the relevant New Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and termination of obligations, (iii) delivering to the relevant Trustee an Opinion of Counsel to the effect that NNS' exercise of its option under this paragraph will not result in any of NNS, the relevant Trustee or the relevant trust created by NNS' deposit of funds pursuant to this provision becoming or being deemed to be an "investment company" under the Investment Company Act of 1940, as amended (the "Investment Act"), and
(iv) complying with certain other requirements set forth in such New Indenture. In addition, NNS may, provided that no Default or Event of Default has occurred and is continuing or would arise therefrom (or, with respect to a Default or Event of Default specified in clause (h) of "--Events of Default" above, any time on or prior to the 95th calendar day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until after such 95th day)) under the applicable New Indenture and provided that in the case of the New Senior Subordinated Notes no default under any Senior Indebtedness would result therefrom, terminate all of its and the Guarantors' substantive obligations in respect of the New Notes issued under such New Indenture (including its obligations to pay the principal of (and premium, if any, on) and interest on such New Notes and the Guarantors' guarantee thereof) by (i) depositing with the relevant Trustee, under the terms of an irrevocable trust agreement, money or United States Government Obligations sufficient (without reinvestment) to pay all remaining Indebtedness on such New Notes, (ii) delivering to the relevant Trustee either a ruling directed to such Trustee from the Internal Revenue Service to the effect that the Holders of such New Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and termination of obligations or an Opinion of Counsel based upon such a ruling addressed to the relevant Trustee or a change in the applicable federal tax law since the date of such New Indenture, to such effect, (iii) delivering to the relevant Trustee an Opinion of Counsel to the effect that NNS's exercise of its option under this paragraph will not result in any of NNS, such Trustee or the relevant trust created by NNS's deposit of funds pursuant to this provision becoming or being deemed to be an "investment company" under the Investment Act and (iv) complying with certain other requirements set forth in such New Indenture.

  NNS may make an irrevocable deposit pursuant to this provision pursuant to the New Senior Subordinated Note Indenture only if at such time it is not prohibited from doing so under the subordination provisions of such New Indenture or certain covenants in the Senior Indebtedness and NNS has delivered to the Senior Subordinated Note Trustee and any Paying Agent an Officers' Certificate to that effect.

GOVERNING LAW

  The New Indentures, the New Notes and the Guarantees will be governed by the laws of the State of New York without regard to principles of conflicts of laws.

MODIFICATION AND WAIVER

  Modifications and amendments of either New Indenture may be made by NNS, the Guarantors and the Trustee thereunder with the consent of the Holders of a majority in aggregate principal amount of the New Senior Notes or the New Senior Subordinated Notes, as the case may be, outstanding thereunder; provided, however, that no such modification or amendment to the New Senior
Note Indenture or the New Senior Subordinated Note Indenture may, without the consent of the Holder of each New Senior Note or New Senior Subordinated Note, as the case may be, affected thereby, (a) change the maturity of the principal of or any installment of interest on any such New Senior Note or New Senior Subordinated Note or alter the optional redemption or repurchase provisions of any such New Senior Note or New Senior Subordinated Note or such New Indenture in a manner adverse to the Holders of such New Senior Notes and New Senior Subordinated Notes, as the case may be, (b) reduce the principal amount of (or the premium) of any such New Senior Note or New Senior Subordinated Note, as the case may be, (c) reduce the rate of or extend the time for payment of interest on any such New Senior Note or New Senior Subordinated Note, as the case may be, (d) change the place or currency of payment of principal of (or premium) or interest on any such New Senior Note or New Senior Subordinated Note, as the case may be, (e) modify any provisions of such New Indenture relating to the waiver of past defaults (other than to add sections of such New Indenture or such New Senior Notes or New Senior Subordinated Notes subject thereto) or the right of the Holders of New Senior Notes and the New Senior Subordinated Notes, as the case may be, outstanding thereunder to institute suit for the enforcement of any payment on or with respect to any such New Senior Note or New Senior Subordinated Note or any Guarantee in respect thereof or the modification and amendment of such New Indenture and such New Senior Notes or New Senior Subordinated Notes (other than to add sections of such New Indenture or such New Notes which may not be amended, supplemented or waived without the consent of each Holder herein affected), (f) reduce the percentage of the principal amount of outstanding New Senior Notes and New Senior Subordinated Notes, as the case may be, necessary for amendment to or waiver of compliance with any provision of the applicable New Indenture or the New Senior Notes and New Senior Subordinated Notes, as the case may be, outstanding thereunder or for waiver of any Default in respect thereof, (g) waive a default in the payment of principal of, interest on, or redemption payment with respect to, such New Senior Note or New Senior Subordinated Note (except a recision of acceleration of the relevant New Notes by the Holders thereof as provided in such New Indenture and a waiver of the payment default that resulted from such acceleration), (h) in the case of the New Senior Subordinated Note Indenture, modify the ranking or priority of the New Senior Subordinated Notes or the Guarantees in respect thereof of any Guarantor or modify the definition of Senior Indebtedness or Guarantor Senior Indebtedness or amend or modify the subordination provisions of the New Senior Subordinated Note Indenture in any manner adverse to the Holders of New Senior Subordinated Notes, (i) in the case of the New Senior Note Indenture, modify the ranking or priority of the New Senior Notes or the Guarantees thereof of any Guarantor, (j) release any Guarantor from any of its obligations under its Guarantee or such New Indenture under which such New Note is outstanding otherwise than in accordance with such New Indenture, or (k) modify the provisions relating to any Offer to Purchase required under the covenants described under "--Certain Covenants--Relating to all the New Notes--Limitation on Certain Asset Dispositions" or "--Certain Covenants--Relating to all the New Notes--Change of Control" in a manner materially adverse to the Holders of New Senior Notes and New Senior Subordinated Notes affected thereby.

  The Holders of a majority in aggregate principal amount of the outstanding New Senior Notes or New Senior Subordinated Notes, on behalf of all Holders of New Senior Notes or New Senior Subordinated Notes, as the case may be, may waive compliance by NNS and the Guarantors with certain restrictive provisions of the New Senior Note Indenture and the New Senior Subordinated Note Indenture, as the case may be. Subject to certain rights of the relevant Trustee, as provided in the applicable New Indenture, the Holders of a majority in aggregate principal amount of the New Senior Notes and the New Senior Subordinated Notes, as the case may be, on behalf of all Holders of New Senior Notes and New Senior Subordinated Notes, as the case may be, outstanding thereunder, may waive any past default under such New Indenture, except a default in the payment of principal, premium or interest or a default arising from failure to purchase any New Senior Notes and New Senior Subordinated Notes, as the case may be, tendered pursuant to an Offer to Purchase pursuant thereto, or a default in respect of a provision that under such New Indenture cannot be modified or amended without the consent of the Holder of each New Senior Note or New Senior Subordinated Note, as the case may be, outstanding thereunder that is affected.

THE TRUSTEES

  The New Indentures provide that, except during the continuance of a Default, the Trustees will perform only such duties as are specifically set forth in the New Indentures. During the existence of a Default under a New Indenture, the relevant Trustee will exercise such rights and powers vested in it under such New Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

  The New Indentures and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustees, should they become a creditor of NNS, any Guarantor or any other obligor upon the New Notes, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The Trustees are permitted to engage in other transactions with NNS or an Affiliate of NNS; provided, however, that if it acquires any conflicting interest (as defined in the New Indentures or in the Trust Indenture Act), it must eliminate such conflict or resign.

CERTAIN DEFINITIONS

  Set forth below is a summary of certain of the defined terms used in this Prospectus and the New Indentures. Reference is made to the New Indentures for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

  "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with any specified Person. For purposes of this definition, "control" when used with respect to any Person means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

  "Asset Disposition" means any sale, transfer or other disposition (including, without limitation, by merger, consolidation or sale-and-leaseback transaction) of (i) shares of Capital Stock of a Subsidiary of NNS (other than directors' qualifying shares) or (ii) property or assets of NNS or any of its Subsidiaries; provided, however, that an Asset Disposition shall not include
(a) any sale, transfer or other disposition of shares of Capital Stock, property or assets by a Subsidiary of NNS to NNS or to any Wholly-Owned Subsidiary of NNS or by NNS to a Wholly-Owned Subsidiary of NNS, (b) any sale, transfer or other disposition of defaulted receivables for collection or any sale, transfer or other disposition of property or assets in the ordinary course of business, (c) any isolated sale, transfer or other disposition that does not involve aggregate consideration in excess of $1,000,000 individually,
(d) the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property, (e) any Lien (or foreclosure thereon) securing Indebtedness to the extent that such Lien is granted in compliance with "--Certain Covenants-- Relating Only to the New Senior Subordinated Notes--Limitation on Liens" above, in the case of the New Senior Subordinated Note Indenture, or "-- Certain Covenants--Relating to the New Senior Notes--Limitation on Liens" above, in the case of the New Senior Note Indenture, (f) any Restricted Payment permitted by "--Certain Covenants--Relating to all the New Notes-- Limitation on Restricted Payments" above, or (g) any disposition of assets or property in the ordinary course of business to the extent such property or assets are obsolete, worn-out or no longer useful in the NNS' or any of its Subsidiaries' business.

  "Asset Sale Offer Trigger Date" has the meaning set forth in "--Certain Covenants--Relating to all the New Notes--Limitation on Certain Asset Dispositions."

  "Average Life" means, as of the date of determination, with respect to any Indebtedness for borrowed money or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal or liquidation value payments of such Indebtedness or Preferred Stock, respectively, and the amount of such principal or liquidation value payments, by (ii) the sum of all such principal or liquidation value payments.

  "Capital Lease Obligations" of any Person means the obligations to pay rent or other amounts under a lease of (or other Indebtedness arrangements conveying the right to use) real or personal property of such Person which are required to be classified and accounted for as a capital lease or liability on the face of a balance sheet of such Person in accordance with GAAP. The amount of such obligations shall be the capitalized amount thereof in accordance with GAAP and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

  "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock of such Person (including any Preferred Stock outstanding on the Issue Date).

  "Cash Equivalents" means Investments in marketable, direct obligations issued or guaranteed by the United States of America, or any governmental entity or agency or political subdivision thereof (provided, that the good faith and credit of the United States of America is pledged in support thereof), maturing within 30 days of the date of purchase.

  "Change of Control" has the meaning set forth in "--Certain Covenants-- Relating to all the New Notes--Change of Control."

  "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

  "Consolidated Cash Flow Available for Fixed Charges" of any Person means for any period the Consolidated Net Income of such Person for such period increased (to the extent Consolidated Net Income for such period has been reduced thereby) by the sum of (without duplication) (i) Consolidated Interest Expense of such Person for such period, plus (ii) Consolidated Income Tax Expense of such Person for such period, plus (iii) the consolidated depreciation and amortization expense included in the income statement of such Person for such period.

  "Consolidated Cash Flow Ratio" of any Person means for any period the ratio of (i) Consolidated Cash Flow Available for Fixed Charges of such Person for such period to (ii) the sum of (A) Consolidated Interest Expense of such Person for such period, plus (B) the annual interest expense with respect to any Indebtedness proposed to be Incurred by such Person or its Subsidiaries, minus (C) Consolidated Interest Expense of such Person to the extent included in clause (ii)(A) with respect to any Indebtedness that will no longer be outstanding as a result of the Incurrence of the Indebtedness proposed to be Incurred, plus (D) the annual interest expense with respect to any other Indebtedness Incurred by such Person or its Subsidiaries since the end of such period to the extent not included in clause (ii)(A), minus (E) Consolidated Interest Expense of such Person to the extent included in clause (ii)(A) with respect to any Indebtedness that no longer is outstanding as a result of the Incurrence of the Indebtedness referred to in clause (ii)(D); provided, however, that in making such computation, the Consolidated Interest Expense of such Person attributable to interest on any Indebtedness bearing a floating interest rate shall be computed on a pro forma basis as if the rate in effect on the date of computation (after giving effect to any hedge in respect of such Indebtedness that will, by its terms, remain in effect until the earlier of the maturity of such Indebtedness or the date one year after the date of such determination) had been the applicable rate for the entire period; provided, further, however, that, in the event such Person or any of its Subsidiaries has made any Asset Dispositions or acquisitions of assets not in the ordinary course of business (including acquisitions of other Persons by merger, consolidation or purchase of Capital Stock) during or after such period and on or prior to the date of measurement, such computation shall be made on a pro forma basis as if the Asset Dispositions or acquisitions had taken place on the first day of such period. Calculations of pro forma amounts in accordance with this definition shall be done in accordance with Rule 11-02 of Regulation S-X under the Securities Act or any successor provision.

  "Consolidated Income Tax Expense" of any Person means for any period the consolidated provision for income taxes of such Person for such period calculated on a consolidated basis in accordance with GAAP.

  "Consolidated Interest Expense" for any Person means for any period the consolidated interest expense included in a consolidated income statement (without deduction of interest or finance charge income) of such Person for such period calculated on a consolidated basis in accordance with GAAP, plus discount on receivables sold or other discount related to any receivables securitization transaction.

  "Consolidated Net Income" of any Person means for any period the consolidated net income (or loss) of such Person for such period determined on a consolidated basis in accordance with GAAP; provided, however, that there shall be excluded therefrom (a) the net income (or loss) of any Person acquired by such Person or a Subsidiary of such Person in a pooling-of-interests transaction for any period prior to the date of such transaction,
(b) the net income (but not net loss) of any Subsidiary of such Person which is subject to restrictions which prevent or limit the payment of dividends or the making of distributions to such Person to the extent of such restrictions (regardless of any waiver thereof), (c) the net income of any Person that is not a Subsidiary of such Person, except to the extent of the amount of dividends or other distributions representing such Person's proportionate share of such other Person's net income for such period actually paid in cash to such Person by such other Person during such period, (d) gains or losses on Asset Dispositions by such Person or its Subsidiaries, (e) all extraordinary gains and extraordinary losses determined in accordance with GAAP, (f) any other non-cash charges to the extent deducted from or reflected in Consolidated Net Income except for any non-cash charges that represent accruals of, or reserves for, cash disbursements to be made in any future accounting period and (g) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings (or losses) of the successor corporation prior to such consolidation, merger or transfer of assets.

  "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Stock of such Person.

  "Continuing Director" means a director who either was a member of the Board of Directors of NNS on the Issue Date or who became a director of NNS subsequent to the Issue Date and whose election, or nomination for election by NNS' stockholders, was duly approved by a majority of the Continuing Directors then on the Board of Directors of NNS, either by a specific vote or by approval of the proxy statement issued by NNS on behalf of the entire Board of Directors of NNS in which such individual is named as nominee for director.

  "Currency Agreement" means any foreign exchange contract, currency swap agreement, or other similar agreement or arrangement designed to protect against fluctuation in currency values.

  "Default" means any event that is, or after notice or lapse of time or both would become, an Event of Default.

  "Designated Senior Indebtedness" means (i) so long as any Indebtedness under the Senior Credit Facility is outstanding or any lender has any commitment thereunder, the Senior Indebtedness incurred under the Senior Credit Facility,
(ii) so long as outstanding, any Old Senior Notes, any New Senior Notes and any Senior Indebtedness incurred under the Old Senior Note Indenture and the New Senior Note Indenture and (iii) so long as outstanding, any other Senior Indebtedness which has at the time of initial issuance of the Old Notes an aggregate outstanding principal amount in excess of $10 million which has been designated as Designated Senior Indebtedness by the Board of Directors of NNS at the time of initial issuance of the Old Notes in a resolution delivered to the Trustee.

  "Disqualified Stock" of any Person means any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final maturity of the New Notes.

  "Distribution Transaction" means the series of transactions pursuant to which (i) Tenneco and its subsidiaries, pursuant to a Distribution Agreement dated as of November 1, 1996, as amended (the "Distribution

Agreement") among Tenneco, New Tenneco and NNS, restructured, divided and separated their various businesses and assets so that all of the assets, liabilities and operations of (A) their automotive parts, packaging and administrative services businesses ("Industrial Business") are owned and operated by the New Tenneco, (B) their shipbuilding business ("Shipbuilding Business") are owned and operated by NNS and (C) the remaining existing and discontinued operations of Tenneco and its subsidiaries other than those relating to the Industrial Business or the Shipbuilding Business, including the transmission and marketing of natural gas are owned by Tenneco; (ii) Tenneco subsequently distributed pro rata to holders of Tenneco common stock all of the outstanding common stock of New Tenneco (the "Industrial Distribution") and NNS (the "Shipbuilding Distribution"); and (iii) thereafter a subsidiary of El Paso Natural Gas Company ("El Paso") merged with and into Tenneco pursuant to the Amended and Restated Agreement and Plan of Merger dated as of June 19, 1996 among El Paso Natural Gas Company, El Paso Merger Company and Tenneco.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.

  "Foreign Subsidiary" means any Subsidiary which is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia and (determined on a consolidated basis) more than 66 2/3% of the sales or earnings of which are derived from operations located in, or more than 66 2/3% of the assets of which are located in, territories of the United States of America and jurisdictions outside the United States of America.

  "GAAP" means generally accepted accounting principles, consistently applied, as in effect on the Issue Date in the United States of America, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as is approved by a significant segment of the accounting profession.

  "guarantee" by any Person means any obligation, contingent or otherwise, of such Person guaranteeing any Indebtedness of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase property, securities or services for the purpose of assuring the holder of such Indebtedness of the payment of such Indebtedness, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness (and "guaranteed," "guaranteeing" and "guarantor" shall have meanings correlative to the foregoing); provided, however, that the guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business.

  "Guarantee" means the guarantee of the New Senior Notes or New Senior Subordinated Notes, as the case may be, by each Guarantor under the applicable New Indenture.

  "Guarantor Senior Indebtedness" means, with respect to any Guarantor, at any date, (i) the maximum amount of all Indebtedness of such Guarantor under the Senior Credit Facility, including principal, premium, if any, and interest on such Indebtedness and all other amounts due on or in connection with such Indebtedness including all charges, fees and expenses (without regard to any limitation set forth in the terms thereof and whether or not such Indebtedness is invalidated or set aside or otherwise legally unenforceable), (ii) the Guarantees of the New Senior Notes, including the guarantee of principal, premium, if any, and interest on the New Senior Notes and all other amounts guaranteed on or in connection with the New Senior Notes, (iii) all other Indebtedness of such Guarantor for borrowed money, including principal, premium, if any, and interest on such Indebtedness, unless the instrument under which such Indebtedness of such Guarantor for borrowed money is created, incurred, assumed or guaranteed expressly provides that such Indebtedness for borrowed money is not senior or superior in right of payment to the Guarantee of the New Senior Subordinated Notes of such Guarantor, and all renewals, extensions, modifications, amendments or refinancings thereof and (iv) all interest on any Indebtedness referred to in clauses (i), (ii) and (iii) during the pendency of any bankruptcy or insolvency proceeding, whether or not allowed or allowable thereunder. Notwithstanding the foregoing, Guarantor Senior Indebtedness shall not include (a) Indebtedness which is pursuant to its terms or any agreement relating thereto subordinated or junior in right of payment or otherwise to any other Indebtedness of such Guarantor, provided, however, that no Indebtedness of such Guarantor shall be deemed to be subordinated or junior in right of payment or otherwise to any other Indebtedness of such Guarantor solely by reason of such other Indebtedness being secured and such Indebtedness not being secured, (b) the Guarantees of the New Senior Subordinated Notes, (c) any Indebtedness of such Guarantor to any of its Subsidiaries, and (d) any Indebtedness which, when incurred and without respect to any election under Section 1111(b) of the Bankruptcy Code, is without recourse to such Guarantor.

  "Guarantors" means (i) Newport News Shipbuilding and Dry Dock Company, a Virginia corporation; (ii) NNS Delaware Management Company, a Delaware corporation; and (iii) each Material Subsidiary, whether formed or acquired before or after the Issue Date; provided, however, that any Subsidiary acquired after the Issue Date which is prohibited from entering into a Guarantee pursuant to restrictions contained in any debt instrument in existence at the time such Subsidiary was so acquired and not entered into in anticipation or contemplation of such acquisition shall not be required to become a Guarantor so long as any such restriction is in existence and to the extent of any such restriction.

  "Holder" means a holder of New Senior Notes or New Senior Subordinated Notes, as the case may be.

  "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred" and "Incurring" shall have meanings correlative to the foregoing). Indebtedness of any Person or any of its Subsidiaries existing at the time such Person becomes a Subsidiary of NNS (or is merged into or consolidates with NNS or any of its Subsidiaries), whether or not such Indebtedness was incurred in connection with, or in contemplation of, such Person becoming a Subsidiary of NNS (or being merged into or consolidated with NNS or any of its Subsidiaries), shall be deemed Incurred at the time any such Person becomes a Subsidiary of NNS or merges into or consolidates with NNS or any of its Subsidiaries.

  "Indebtedness" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith), (v) every Capital Lease Obligation of such Person, (vi) every net obligation under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements of such Person (including, without limitation, any Currency Agreement and any Interest Rate Agreement) and (vii) every obligation of the type referred to in clauses (i) through (vi) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise. Indebtedness shall include (without duplication) the liquidation preference and any mandatory redemption payment obligations in respect of any Disqualified Stock of NNS, and any Preferred Stock of a Subsidiary of NNS. Indebtedness shall never be calculated taking into account any cash and cash equivalents held by such Person.

  "Interest Rate Agreements" means any obligations of any Person pursuant to any interest rate swaps, caps, collars, and similar arrangements providing protection against fluctuations in interest rates. For purposes of the New Indentures, the amount of such obligations shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such person, based on the assumption that such obligation had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such obligation provides for the netting of amounts payable by and to such person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such person, then in each such case, the amount of such obligations shall be the net amount so determined, plus any premium due upon default by such person.

  "Investment" by any Person means any direct or indirect loan, advance, guarantee or other extension of credit or capital contribution to (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise), or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Indebtedness issued by any other Person.

  "Issue Date" means the original issue date of the Old Notes.

  "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, priority or other security agreement with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

  "Material Subsidiary" means any Subsidiary (other than a Foreign Subsidiary and other than NNS Tanker Holdings Corporation) having consolidated assets exceeding $10,000,000.

  "Net Available Proceeds" from any Asset Disposition by any Person means cash or readily marketable cash equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiror of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form) therefrom by such Person, including any cash received by way of deferred payment or upon the monetization or other disposition of any non-cash consideration (including notes or other securities) received in connection with such Asset Disposition, net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred (including, without limitation, fees and expenses of accountants, brokers, printers and other similar entities) and all federal, state, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition, (ii) any amount with respect to any Asset Disposition involving an asset useful in the performance of a contract with a U.S. governmental entity which the Company or any of its Subsidiaries is required to credit to such U.S. governmental entity under the terms of such contract as a result of such Asset Disposition, (iii) all payments made by such Person or its Subsidiaries on any Indebtedness which is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iv) all payments made with respect to liabilities associated with the assets which are the subject of the Asset Disposition, including, without limitation, trade payables and other accrued liabilities, (v) appropriate amounts to be provided by such Person or any Subsidiary thereof, as the case may be, as a reserve in accordance with GAAP against any liabilities associated with such assets and retained by such Person or any Subsidiary thereof, as the case may be, after such Asset Disposition, including, without limitation, liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Disposition, until such time as such amounts are no longer reserved or such reserve is no longer necessary (at which time any remaining amounts will become Net Available Proceeds to be allocated in accordance with the provisions of clause (iii) of the covenant of the New Indentures described under "--Certain Covenants--Relating to all the New Notes--Limitation on Certain Asset Dispositions") and (vi) all distributions and other payments made to minority interest holders in Subsidiaries of such Person or joint ventures as a result of such Asset Disposition.

  "Offer to Purchase" means a written offer (the "Offer") sent by NNS by first class mail, postage prepaid, to each Holder at his address appearing in the register for the New Senior Notes or the New Senior Subordinated Notes, as the case may be, on the date of the Offer offering to purchase up to the principal amount of New Senior

Notes or the New Senior Subordinated Notes, as the case may be, specified in such Offer at the purchase price specified in such Offer (as determined pursuant to the relevant New Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Offer Expiration Date") of the Offer to Purchase which shall be not less than 30 days nor more than 60 days after the date of such Offer and, with respect to the New Senior Subordinated Notes, not earlier than five Business Days after the expiration date established under the New Senior Note Indenture for any offer to purchase for the New Senior Notes arising out of the event relating to such Offer to Purchase and a settlement date (the "Purchase Date") for purchase of such New Notes within five Business Days after the Offer Expiration Date and, with respect to the New Senior Subordinated Notes, not earlier than five Business Days after the purchase date established under the New Senior Note Indenture for any offer to purchase for the New Senior Notes arising out of the event relating to such Offer to Purchase; provided, however, that to the extent that any offer to purchase for the New Senior Notes arising out of the same event relating to such Offer to Purchase is extended, the Offer to Purchase for the New Senior Subordinated Notes shall be extended by that number of days necessary so that the Purchase Date would be not earlier than five Business Days after the new purchase date relating to the New Senior Notes after such extension with respect to the New Senior Notes. NNS shall notify the relevant Trustee at least 15 Business Days (or such shorter period as is acceptable to such Trustee) prior to the mailing of the Offer of NNS' obligation to make an Offer to Purchase, and the Offer shall be mailed by NNS or, at NNS' request, by such Trustee in the name and at the expense of NNS. The Offer shall contain all the information required by applicable law to be included therein. The Offer shall contain all instructions and materials necessary to enable such Holders to tender such New Notes pursuant to the Offer to Purchase. The Offer shall also state:

    (1) the Section of the New Indenture pursuant to which the Offer to Purchase is being made;

    (2) the Offer Expiration Date and the Purchase Date;

    (3) the aggregate principal amount of the outstanding New Notes offered to be purchased by NNS pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to the Section of the New Indenture requiring the Offer to Purchase) (the "Purchase Amount");

    (4) the purchase price to be paid by NNS for each $1,000 aggregate principal amount of New Notes accepted for payment (as specified pursuant to the New Indenture) (the "Purchase Price");

    (5) that the Holder may tender all or any portion of the New Notes registered in the name of such Holder and that any portion of a New Note tendered must be tendered in an integral multiple of $1,000 principal amount;

    (6) the place or places where New Notes are to be surrendered for tender pursuant to the Offer to Purchase;

    (7) that interest on any New Note not tendered or tendered but not purchased by NNS pursuant to the Offer to Purchase will continue to accrue;

    (8) that on the Purchase Date the Purchase Price will become due and payable upon each New Note being accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date;

    (9) that each Holder electing to tender all or any portion of a New Note pursuant to the Offer to Purchase will be required to surrender such New Note at the place or places specified in the Offer prior to the close of business on the Offer Expiration Date (such New Note being, if NNS or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to NNS and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing);

    (10) that Holders will be entitled to withdraw all or any portion of New Notes tendered if NNS (or its Paying Agent) receives, not later than the close of business on the fifth Business Day next preceding the Offer Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the New Note the Holder tendered, the certificate number of the New Note the Holder tendered and a statement that such Holder is withdrawing all or a portion of his tender;

    (11) that (a) if New Notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, NNS shall purchase all such New Notes and (b) if New Notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, NNS shall purchase New Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only New Notes in denominations of $1,000 or integral multiples thereof shall be purchased); and

    (12) that in the case of any Holder whose New Note is purchased only in part, NNS shall execute, and the Trustee shall authenticate and deliver to the Holder of such New Note without service charge, a new New Note or New Notes, of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the New Note or New Notes so tendered.

  An Offer to Purchase shall be governed by and effected in accordance with the provisions above pertaining to any Offer.

  "Payment Blocking Period" has the meaning set forth under "--Subordination of New Senior Subordinated Notes."

  "Payment Blockage Notice" has the meaning set forth under "--Subordination of New Senior Subordinated Notes."

  "Permitted Investments" means (i) Investments in marketable, direct obligations issued or guaranteed by the United States of America, or any governmental entity or agency or political subdivision thereof (provided, that the good faith and credit of the United States of America is pledged in support thereof), maturing within one year of the date of purchase; (ii) Investments in commercial paper issued by corporations or financial institutions maturing within 180 days from the date of the original issue thereof, and rated "P-1" or better by Moody's Investors Service or "A-1" or better by Standard & Poor's Corporation or an equivalent rating or better by any other nationally recognized securities rating agency; (iii) Investments in certificates of deposit issued or acceptances accepted by or guaranteed by any bank or trust company organized under the laws of the United States of America or any state thereof or the District of Columbia, in each case having capital, surplus and undivided profits totaling more than $500,000,000, maturing within one year of the date of purchase; (iv) Investments representing Capital Stock or obligations issued to NNS or any of its Subsidiaries in the course of the good faith settlement of claims against any other Person or by reason of a composition or readjustment of debt or a reorganization of any debtor of NNS or any of its Subsidiaries; (v) deposits, including interest-bearing deposits, maintained in the ordinary course of business in banks; (vi) any acquisition of the Capital Stock of any Person; provided, however, that after giving effect to any such acquisition such Person shall become a Subsidiary of NNS;
(vii) trade receivables and prepaid expenses, in each case arising in the ordinary course of business; provided, however, that such receivables and prepaid expenses would be recorded as assets of such Person in accordance with GAAP; (viii) endorsements for collection or deposit in the ordinary course of business by such Person of bank drafts and similar negotiable instruments of such other Person received as payment for ordinary course of business trade receivables; (ix) any interest swap or hedging obligation with an unaffiliated Person otherwise permitted by the New Indentures (including, without limitation, any Currency Agreement and any Interest Rate Agreement); (x) Investments received as consideration for an Asset Disposition in compliance with the provisions of the New Indentures described under "--Certain Covenants--Relating to all the New Notes--Limitation on Certain Asset Dispositions" above; (xi) Investments for which the sole consideration provided is Capital Stock of NNS (other than Disqualified Stock); (xii) loans and advances to employees made in the ordinary course of business; (xiii) Investments outstanding on the Issue Date; and (xiv) Investments in minority interests in joint ventures, partnerships or other similar arrangements after the Issue Date; provided, that the aggregate unrecovered Investments of NNS and its Subsidiaries does not at any time exceed $50 million (for this purpose, "unrecovered Investment" means the amount of cash and the book value of other assets invested, reduced by the amount of cash and the book value of other assets distributed to the investor by the investee).

  "Permitted Junior Securities" means any securities of NNS or any other Person that are (i) equity securities without special covenants or (ii) subordinated in right of payment to all Senior Indebtedness or Guarantor Senior Indebtedness, as the case may be, that may at the time be outstanding, to substantially the same extent as, or to a greater extent than, the New Senior Subordinated Notes are subordinated as provided in the New Senior Subordinated Note Indenture, in any event pursuant to a court order so providing and as to which (a) the rate of interest on such securities shall not exceed the effective rate of interest on the New Senior Subordinated Notes on the date of the New Senior Subordinated Note Indenture, (b) such securities shall not be entitled to the benefits of covenants or defaults materially more beneficial to the holders of such securities than those in effect with respect to the New Senior Subordinated Notes on the date of the New Senior Subordinated Note Indenture and (c) such securities shall not provide for amortization (including sinking fund and mandatory prepayment provisions) commencing prior to the date six months following the final scheduled maturity date of the Senior Indebtedness or Guarantor Senior Indebtedness, as the case may be (as modified by the plan of reorganization or readjustment pursuant to which such securities are issued).

  "Permitted Liens" is defined to mean (i) Liens for taxes, assessments, governmental charges, or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made, (ii) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen, or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made, (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, and other types of social security, (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds, and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money), (v) easements, rights-of-way, municipal and zoning ordinances, and similar charges, encumbrances, title defects, or other irregularities that do not materially interfere with the ordinary course of business of NNS and its Subsidiaries taken as a whole, (vi) Liens on property of NNS or any of its Subsidiaries in favor of the United States of America, any state thereof, or any instrumentality of either to secure payments pursuant to any contract or statute, (vii) leases or subleases granted to others that do not materially interfere with the ordinary course of business of NNS and its Subsidiaries taken as a whole, (viii) Liens encumbering property or assets under construction arising from obligations of NNS or any of its Subsidiaries to make progress or partial payments relating to such construction, (ix) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease, (x) Liens arising from filing Uniform Commercial Code financing statements regarding leases, (xi) Liens in favor of the Senior Note Trustee or the Senior Subordinated Note Trustee as provided for in the New Senior Note Indenture or the New Senior Subordinated
Note Indenture, as the case may be, on money or property held or collected by the Senior Note Trustee or the Senior Subordinated Note Trustee in its capacity as Trustee, (xii) Liens in favor of NNS or any of its Subsidiaries,
(xiii) Liens arising from the rendering of a final judgment or order against NNS or any of its Subsidiaries that does not give rise to an Event of Default,
(xiv) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof, (xv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods, (xvi) Liens encumbering customary initial deposits and margin deposits, and other Liens that are either within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements and Currency Agreements and forward contracts, options, futures contracts, futures options, or similar agreements or arrangements designed to protect NNS or any of its Subsidiaries from fluctuations in the price of commodities, (xvii) Liens arising out of conditional sale, title retention, consignment, or similar arrangements for the sale of goods entered into by NNS or any of its Subsidiaries in the ordinary course of business in accordance with the past practices of NNS or any of its Subsidiaries prior to the Issue Date, and (xviii) Liens on or sales of receivables.

  "Person" means any individual, corporation, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

  "Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

  "Purchase Amount" has the meaning set forth in the definition of "Offer to Purchase" above.

  "Purchase Date" has the meaning set forth in the definition of "Offer to Purchase" above.

  "Related Person" of any Person means any other Person directly or indirectly owning (a) 5% or more of the outstanding Common Stock of such Person (or, in the case of a Person that is not a corporation, 5% or more of the equity interest in such Person) or (b) 5% or more of the combined voting power of the Voting Stock of such Person.

  "Required Filing Dates" has the meaning set forth in "--Certain Covenants-- Relating to all the New Notes--Provision of Financial Information."

  "Senior Credit Facility" means the Credit Agreement, dated as of November 4, 1996, among NNS as borrower thereunder, any Material Subsidiaries of NNS as guarantors thereunder and Morgan Guaranty Trust Company of New York as agent on behalf of itself and the other lenders named therein, including any deferrals, renewals, extensions, replacements, refinancings or refundings thereof, or amendments, modifications or supplements thereto and any agreement providing therefor whether by or with the same or any other lender, creditors, group of lenders or group of creditors and including related notes, guarantee agreements, security documents and other instruments and agreements executed in connection therewith.

  "Senior Indebtedness" means, at any date, (i) all Indebtedness of NNS under the Senior Credit Facility, including principal, premium, if any, and interest on such Indebtedness and all other amounts due on or in connection with such Indebtedness including all charges, fees and expenses, (ii) the Old Senior Notes and the New Senior Notes, including principal, premium, if any, and interest on the Old Senior Notes and the New Senior Notes and all other amounts due on or in connection with the Old Senior Notes and the New Senior Notes, (iii) all other Indebtedness of NNS for borrowed money, including principal, premium, if any, and interest on such Indebtedness, unless the instrument under which such Indebtedness of NNS for money borrowed is created, incurred, assumed or guaranteed expressly provides that such Indebtedness for money borrowed is not senior or superior in right of payment to the Old Senior Subordinated Notes or the New Senior Subordinated Notes, and all renewals, extensions, modifications, amendments or refinancings thereof and (iv) all interest on any Indebtedness referred to in clauses (i), (ii) and (iii) accruing during the pendency of any bankruptcy or insolvency proceeding, whether or not allowed or allowable thereunder. Notwithstanding the foregoing, Senior Indebtedness shall not include (a) Indebtedness which is pursuant to its terms or any agreement relating thereto subordinated or junior in right of payment or otherwise to any other Indebtedness of NNS, provided, however, that no Indebtedness of NNS shall be deemed to be subordinate or junior in right of payment or otherwise to any other Indebtedness of NNS solely by reason of such other Indebtedness being secured and such Indebtedness not being secured, (b) the Old Senior Subordinated Notes or the New Senior Subordinated Notes, (c) any Indebtedness of NNS to any Subsidiary of NNS, and (d) any Indebtedness which, when incurred and without respect to any election under Section 1111(b) of the Bankruptcy Code, is without recourse to NNS.

  "Shipbuilding Distribution" has the meaning set forth in the definition of "Distribution Transaction."

  "Subordinated Indebtedness" of any Person means any Indebtedness of such Person if the instrument creating of evidencing such Indebtedness or pursuant to which such Indebtedness is outstanding expressly provides that such Indebtedness is subordinated in right of payment to any other Indebtedness of such Person.

  "Subsidiary" of any Person means (i) a corporation more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and voting power relating to the policies, management and affairs thereof.

  "Transaction Agreements" means each of the Distribution Agreement dated as of November 1, 1996, as amended among Tenneco, New Tenneco and NNS; the Amended and Restated Agreement and Plan of Merger, dated as of June 19, 1996, among El Paso Natural Gas Company, El Paso Merger Company and Tenneco; the Benefits Agreement among Tenneco, New Tenneco and NNS; the Debt and Cash Allocation Agreement among Tenneco, New Tenneco and NNS; the Insurance Agreement among Tenneco, New Tenneco and NNS; the Tax Sharing Agreement, as amended, among Tenneco, New Tenneco and NNS; the NNS Processing Services Agreement between Tenneco Business Services Inc. and the Company; the NSS Supplier Participation Agreement between New Tenneco and the Company (together with the NNS Purchasing Services Agreement, the "TBS Services Agreement"); and the Trademark Transition License Agreement among Tenneco, New Tenneco and NNS; as each such Agreement has heretofore been and may hereafter be amended, modified or supplemented.

  "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

  "United States Government Obligations" means the direct noncallable obligations of the United States of America for the payment of which the full faith and credit of the United States is pledged.

  "Unutilized Net Available Proceeds" has the meaning set forth in "--Certain Covenants--Relating to all the New Notes--Limitation on Certain Asset Dispositions."

  "Voting Stock" of any Person means the Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

  "Wholly-Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

                             ERISA CONSIDERATIONS

  A fiduciary of a pension, profit-sharing, retirement, or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"; such plan, an "ERISA Plan") should consider the fiduciary standards under ERISA in the context of the ERISA Plan's particular circumstances and consult with its counsel with respect to an investment of such ERISA Plan's assets in the Notes. ERISA, and the corresponding provisions of the Internal Revenue Code of 1986, as amended (the "Code"), prohibit transactions involving the assets of an ERISA Plan or of an individual retirement account or plan subject to Section 4975 of the Code and persons who have certain specified relationships to the ERISA Plan ("parties in interest," within the meaning of ERISA, "disqualified persons," within the meaning of the
Code). Thus, a fiduciary of an ERISA Plan considering an investment in the Notes also should consider whether the acquisition of the Notes might constitute or give rise to a non-exempt prohibited transaction.

  Certain employee benefit plans, such as governmental plans and church plans (if no election has been made under Section 410(d) of the Code), are not subject to the restrictions of ERISA. The investment in the Notes by such employee benefit plans may, however, be subject to other applicable federal, state and local laws, which should be carefully considered by such employee benefit plans before investing in the Notes.

                    CERTAIN U.S. INCOME TAX CONSIDERATIONS

  The following discussion is a summary of certain United States federal income tax consequences of the Exchange Offer to holders of Old Notes. This discussion is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder's particular circumstances, or to certain types of holders subject to special treatment under U.S. federal income tax laws (such as insurance companies, tax-exempt organizations, financial institutions, employee stock ownership plans, banks, brokers, dealers, holders that hold Old Notes as part of a position in a "straddle" or as part of a "hedging" or "conversion" transaction for U.S. federal income tax purposes or that have a "functional currency" other than the United States dollar, and taxpayers that are neither citizens nor residents of the United States, or that are foreign corporations, foreign partnerships or foreign estates or trusts as to the United States). In addition, the discussion does not consider the effect of any foreign, state, local, or other tax laws, or any United States federal tax consequences (e.g., estate or gift tax) other than income tax consequences, that may be applicable to particular holders. Further, this summary assumes that holders hold their Old Notes, and will hold their New Notes, as "capital assets" (generally, property held for investment) within the meaning of
Section 1221 of the Code. This summary is based on the Code and applicable Treasury Regulations, rulings, administrative pronouncements and decisions as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect.

  THE FOLLOWING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS NOT TAX ADVICE. ACCORDINGLY, EACH PERSON CONSIDERING THE ACQUISITION OF NEW NOTES SHOULD CONSULT A TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO HIM, HER OR IT OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NEW NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS AND OF CHANGES IN APPLICABLE TAX LAWS.

THE EXCHANGE

  The exchange of an Old Note for a New Note pursuant to the Exchange Offer should not be treated as an exchange or otherwise as a taxable event for U.S. federal income tax purposes. Accordingly, the New Notes should have the same issue price as the Old Notes and each holder should have the same adjusted basis and holding period in the New Notes as it had in the Old Notes immediately before the Exchange Offer. It is assumed, for purposes of the following discussion, that the consummation of the Exchange Offer will not be treated as a taxable event and that the New Notes and the Old Notes will be treated as the same instruments for U.S. federal income tax purposes.

SALE, EXCHANGE, REDEMPTION, RETIREMENT OR OTHER DISPOSITION OF NEW NOTES

  In general, subject to the market discount provisions discussed below, the holder of a New Note ("Holder") will recognize gain or loss upon the sale, exchange, redemption, retirement or other disposition of such debt instrument measured by the difference between (i) the amount of cash and fair market value of property received in exchange therefor and (ii) the Holder's adjusted tax basis in such debt instrument.

  The Holder's initial tax basis in a New Note which is generally equal to the price paid for the Old Note will be increased from time to time by the accrual of market discount, if any, that the Holder has previously elected to include in gross income on an annual basis and decreased from time to time to reflect any amortized premium.

  Any gain or loss on the sale, exchange, redemption, retirement or other disposition of a New Note should be capital gain or loss (except as discussed in "Market Discount of a Subsequent Holder" below). Any capital gain or loss will be long-term capital gain or loss if the debt instrument had been held for more than one year and otherwise will be short-term capital gain or loss.

ACQUISITION PREMIUM OF A SUBSEQUENT PURCHASER

  An acquisition premium will exist if a subsequent purchaser purchases a New Note at a cost that exceeds the stated redemption price at maturity. In such case, a Holder will be able to elect to, and in certain circumstances will be required to, amortize the premium, and offset interest income on the New Notes. If a Holder makes this election, each interest payment on the New Note will be offset by the portion of the bond premium allocable to such interest payment, and will therefore, reduce the amount of interest on the New Note that the Holder would otherwise have to include in income. Bond premium is amortized on a constant yield to maturity basis (except to the extent regulations may provide otherwise). Amortized bond premium will reduce a Holder's adjusted tax basis in the New Note. A Holder that elects to amortize bond premium on a New Note, will generally be required to amortize bond premium on all other debt instruments that it acquired at a premium in such year, and in subsequent years. Additionally, the manner of amortizing bond premium of a New Note may be affected by the Company's rights to redeem the New Notes prior to maturity. Holders should consult with their tax advisor before electing to amortize bond premium with respect to the New Notes.

MARKET DISCOUNT OF A SUBSEQUENT HOLDER

  If a subsequent Holder of a New Note that was purchased at a "market discount" thereafter realizes gain upon its disposition or retirement, such gain will be taxed as ordinary income to the extent of the market discount that has accrued on a straight-line basis (or on a constant interest rate basis, if such basis of accrual has been elected by the Holder under Section 1276(b) of the Code) while the debt instrument was held by such Holder. "Market discount" with respect to a New Note is the amount by which the stated redemption price at maturity of a New Note exceeds the Holder's basis in the New Note immediately after acquisition (unless such excess is less than 0.25% of the stated redemption price at maturity of the New Note multiplied by the number of complete years from acquisition by such Holder to maturity, in which case there is no "market discount"). If a subsequent Holder makes a gift of a New Note, accrued market discount, if any, will be recognized as if such Holder had sold such New Note for a price equal to its fair market value. The market discount rules also provide that a Holder who acquires a New Note at a market discount may be required to defer a portion of any interest expense that otherwise may be deductible on any indebtedness incurred or maintained to purchase or carry such New Note until the Holder disposes of the New Note in a taxable transaction.

  The New Notes provide for optional redemption, in whole or in part, under certain circumstances. If the New Notes were redeemed, a Holder generally would be required to include in gross income as ordinary income, for U.S. federal income tax purposes, the portion of the payment that is attributable to accrued market discount on the New Notes, if any.

  A Holder of New Notes acquired at a market discount may elect to include market discount in gross income as the discount accrues either on a straight-line basis or on a constant interest rate basis. This current inclusion election, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the IRS. If a Holder of New Notes makes such an election, the foregoing rules with respect to the recognition of ordinary income on sales and other dispositions of such debt instruments, and with respect to the deferral of interest deductions on indebtedness incurred or maintained to purchase or carry such debt instruments, would not apply.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  Under the U.S. federal income tax backup withholding provisions of the Code and applicable Treasury Regulations, a Holder may be subject to backup withholding at the rate of 31% with respect to interest and redemption proceeds unless such Holder: (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number to the Depositary, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. Any amount withheld under these rules will be credited against the Holder's U.S. federal income tax liability. To prevent backup withholding with respect to the payment of interest, each Holder must complete and sign a substitute Form W-9, which is included as part of the Letter of Transmittal, and return it to the Exchange Agent. If the Depositary is not provided with the correct taxpayer identification number, the Holder may also be subject to a penalty imposed by the IRS. If withholding results in an overpayment of taxes, a refund may be obtained by such Holder from the IRS.

                              PLAN OF DISTRIBUTION

  Prior to the Exchange Offer, there has been no market for any of the New Notes. The Old Notes are eligible for trading in the Private Offerings, Resales and Trading through Automatic Linkages ("PORTAL") market. There can be no assurance that an active trading market will develop for, or as to the liquidity of, any of the Notes.

  With respect to resales of New Notes, based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that any holder or beneficial owner (other than a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act or a "broker" or "dealer" registered under the Exchange Act) who exchanges Old Notes for New Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes, will be allowed to resell the New Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the New Notes a prospectus that satisfies the requirements of Section 10 thereof. However, if any holder or beneficial owner acquires New Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the New Notes, such holder or beneficial owner cannot rely on the position of the staff of the Commission enunciated in Exxon Capital Holdings Corporation (available May 13, 1988) or similar no-action letters or any similar interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, unless an exemption from registration is otherwise available.

  As contemplated by the above no-action letters and the Registration Rights Agreements, each holder accepting the Exchange Offer is required to represent to the Company in the Letter of Transmittal that (i) the New Notes to be acquired by the holder and any beneficial owners of Old Notes in connection with the Exchange Offer are being acquired in the ordinary course of business of the holder and any beneficial owners, (ii) that at the time of the consummation of the Exchange Offer the holder and each beneficial owner are not engaging, do not intend to engage and have no arrangements or understanding with any person to participate in the distribution of the New Notes in violation of the provisions of the Securities Act, (iii) the holder and each beneficial owner acknowledge and agree that any person participating in the Exchange Offer for the purpose of distributing the New Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the New Notes acquired by such person and cannot rely on the position of the Staff of the Commission set forth in no-action letters that are discussed herein above, (iv) the holder and each beneficial owner understands that a secondary resale transaction described in clause (iii) above should be covered by an effective registration statement containing the selling securityholder information required by Item 507 or 508, as applicable, of Regulation S-K of the Commission, and (v) neither the holder nor any benefical owner(s) is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company except as otherwise disclosed to the Company in writing.

  Any broker or dealer registered under the Exchange Act (each a "Broker-Dealer") who holds Old Notes that were acquired for its own account as a result of market-making activities or other trading activities (other than Old Notes acquired directly from the Company or any affiliate of the Company) may exchange such Old Notes for New Notes pursuant to the Exchange Offer; however, such Broker-Dealer may be deemed an underwriter within the meaning of the Securities Act and, therefore, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the New Notes received by it in the Exchange Offer, which prospectus delivery requirement may be satisfied by the delivery by such Broker-Dealer of this Prospectus. Any Broker-Dealer participating in the Exchange Offer will be required to acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of New Notes received by it in the Exchange Offer. However only Broker-Dealers who exchange Old Notes that were acquired for their own account as a result of market-making activities or other trading activities (other than Old Notes acquired directly from the Company or any affiliate of the Company), may use this Prospectus to satisfy the prospectus delivery requirements of the Securities Act. The delivery by a Broker-Dealer of a prospectus in connection with resales of New Notes shall not be deemed to be an admission by such Broker-Dealer that it is an underwriter within the meaning of the Securities Act.

                                 LEGAL MATTERS

  Certain legal matters will be passed upon for the Company by Stephen B. Clarkson, General Counsel of the Company. Mr. Clarkson beneficially owns 22,522 shares of Common Stock of the Company.

                                    EXPERTS

  The audited combined financial statements and schedule included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

              INDEX TO COMBINED FINANCIAL STATEMENTS AND SCHEDULE

                                                                           PAGE
                                                                           ----
FINANCIAL STATEMENTS
  Report of Independent Public Accountants................................ F-2
  Combined Statements of Earnings for each of the three years in the period ended December 31, 1995 and the nine months ended September 30,
   1996 and 1995.......................................................... F-3
  Combined Balance Sheets--December 31, 1995 and 1994 and September 30,
   1996................................................................... F-4
  Combined Statements of Cash Flows for each of the three years in the period ended December 31, 1995 and the nine months ended September 30,
   1996 and 1995.......................................................... F-5
  Statements of Changes in Combined Equity for each of the three years in the period ended December 31, 1995 and the nine months ended September
   30, 1996 and 1995...................................................... F-6
  Notes to Combined Financial Statements.................................. F-7
FINANCIAL STATEMENT SCHEDULE
  Valuation and Qualifying Accounts....................................... S-1

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Newport News Shipbuilding Inc.:

  We have audited the accompanying combined balance sheets of Newport News Shipbuilding Inc. (see Note 1) as of December 31, 1995 and 1994, and the related combined statements of earnings, cash flows and changes in combined equity for each of the three years in the period ended December 31, 1995. These combined financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements and schedule based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Newport News Shipbuilding Inc. as of December 31, 1995 and 1994, and the results of its combined operations and cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

  As discussed in Note 3 to the combined financial statements, effective January 1, 1994, Newport News Shipbuilding Inc. changed its method of accounting for postemployment benefits.

  Our audits were made for the purpose of forming an opinion on the basic combined financial statements taken as a whole. The supplemental schedule listed in the index to the combined financial statements and schedule is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic combined financial statements. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic combined financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic combined financial statements of Newport News Shipbuilding Inc. taken as a whole.

                                                      ARTHUR ANDERSEN LLP

Washington, D.C.,
October 1, 1996 (except with
  respect to the matter discussed
  in Note 2, as to which the  date is December 11, 1996)

                         NEWPORT NEWS SHIPBUILDING INC.

                        COMBINED STATEMENTS OF EARNINGS

                                                                 NINE MONTHS
                                        YEARS ENDED DECEMBER        ENDED
                                                 31             SEPTEMBER 30
                                        ----------------------  --------------
                                         1995    1994    1993    1996    1995
                                        ------  ------  ------  ------  ------
millions                                                         (unaudited)
NET SALES.............................. $1,756  $1,753  $1,861  $1,437  $1,290
OPERATING COSTS AND EXPENSES...........  1,599   1,552   1,651   1,320   1,165
                                        ------  ------  ------  ------  ------
OPERATING EARNINGS.....................    157     201     210     117     125
Interest Expense, net of interest
 capitalized...........................    (29)    (30)    (36)    (25)    (26)
Gain on Sale of Business...............     --      --      15      --      --
Other Income (Expense), net............      3      (1)     --      --      --
                                        ------  ------  ------  ------  ------
EARNINGS BEFORE INCOME TAXES AND
 CUMULATIVE EFFECT OF CHANGE IN
 ACCOUNTING PRINCIPLE..................    131     170     189      92      99
Provision for Income Taxes.............     58      75      78      40      41
                                        ------  ------  ------  ------  ------
EARNINGS BEFORE CUMULATIVE EFFECT OF
 CHANGE IN ACCOUNTING PRINCIPLE........     73      95     111      52      58
Cumulative Effect of Change in
 Accounting Principle,
 net of tax............................     --      (4)     --      --      --
                                        ------  ------  ------  ------  ------
NET EARNINGS........................... $   73  $   91  $  111  $   52  $   58
                                        ======  ======  ======  ======  ======


  The accompanying notes are an integral part of these combined statements of earnings.

                         NEWPORT NEWS SHIPBUILDING INC.

                            COMBINED BALANCE SHEETS

                                                       DECEMBER 31
                                                      ------------- SEPTEMBER 30
                                                       1995   1994      1996
                                                      ------ ------ ------------
millions                                                            (unaudited)
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents............................ $    2 $    1    $    1
Accounts Receivable, net.............................     67     89       105
Contracts in Process.................................    263    184       298
Inventory............................................     54     45        48
Notes Receivable.....................................     18     --        --
Other Current Assets.................................     15     11        27
                                                      ------ ------    ------
Total Current Assets.................................    419    330       479
                                                      ------ ------    ------
NONCURRENT ASSETS
Property, Plant and Equipment, net...................    820    796       834
Other Assets.........................................    141    137       160
                                                      ------ ------    ------
Total Noncurrent Assets..............................    961    933       994
                                                      ------ ------    ------
                                                      $1,380 $1,263    $1,473
                                                      ====== ======    ======
LIABILITIES AND COMBINED EQUITY
CURRENT LIABILITIES
Trade Accounts Payable............................... $   99 $   63    $  102
Accounts Payable to Tenneco..........................     67    117        31
Short-Term Debt......................................     68     30       160
Deferred Income Taxes................................     39     38        --
Other Accrued Liabilities............................    165    157       181
                                                      ------ ------    ------
Total Current Liabilities............................    438    405       474
                                                      ------ ------    ------
NONCURRENT LIABILITIES
Long-Term Debt.......................................    292    287       267
Postretirement Benefits..............................    101    104       103
Deferred Income Taxes................................    138    141       136
Other Long-Term Liabilities..........................    139    127       159
Commitments and Contingencies (See Note 13)
                                                      ------ ------    ------
Total Noncurrent Liabilities.........................    670    659       665
                                                      ------ ------    ------
COMBINED EQUITY (SEE NOTE 4).........................    272    199       334
                                                      ------ ------    ------
                                                      $1,380 $1,263    $1,473
                                                      ====== ======    ======

 The accompanying notes are an integral part of these combined balance sheets.

                         NEWPORT NEWS SHIPBUILDING INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                 NINE MONTHS
                                               YEARS ENDED          ENDED
                                               DECEMBER 31      SEPTEMBER 30
                                              ----------------  --------------
                                              1995  1994  1993   1996    1995
                                              ----  ----  ----  ------  ------
millions                                                         (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Earnings................................  $ 73  $ 91  $111  $  52   $   58
Cumulative Effect of Change in Accounting
 Principle..................................    --    (4)   --     --       --
Adjustments to Reconcile Net Earnings Before
 Accounting Changes to Net Cash (Used)
 Provided by Operating Activities--
  Depreciation..............................    67    70    72     48       51
  Deferred Income Taxes.....................    (2)  (46)   30    (41)      48
  Gain on Sale of Business..................    --    --   (15)    --       --
  Allocated Corporate Interest, net of tax..    18    17    22     16       17
  Changes in Components of Working Capital--
   Decrease(Increase) in--
    Accounts Receivable, net................    22   (15)  (22)   (38)     (10)
    Contracts in Process....................   (95)  (20)   76    (35)     (56)
    Inventory...............................    (9)   (1)   --      6       (9)
    Other Current Assets....................    (4)   (6)   --    (12)      (2)
   Increase(Decrease) in--
    Trade Accounts Payable..................    36    (1)  (17)     3       19
    Accounts Payable to Tenneco.............   (50)   58   (69)   (36)    (115)
    Other Accrued Liabilities...............     8    29    15     16       11
  Other, net................................    (1)   10    12     25      (22)
                                              ----  ----  ----  -----   ------
Net Cash (Used) Provided by Operating
 Activities.................................    63   182   215      4      (10)
                                              ----  ----  ----  -----   ------
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from Sale of Business..............    --    --    56     --       --
Capital Expenditures........................   (77)  (29)  (35)   (55)     (43)
Other.......................................   (10)   --    --    (11)      --
                                              ----  ----  ----  -----   ------
Net Cash (Used) Provided by Investing
 Activities.................................   (87)  (29)   21    (66)     (43)
                                              ----  ----  ----  -----   ------
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash Transfers (to) from Tenneco............    25  (154) (241)    61       52
                                              ----  ----  ----  -----   ------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS................................     1    (1)   (5)    (1)      (1)
Effect of Exchange Rate Changes on Cash and
 Cash Equivalents...........................    --    --    --     --       --
CASH AND CASH EQUIVALENTS AT BEGINNING OF
 PERIOD.....................................     1     2     7      2        1
                                              ----  ----  ----  -----   ------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..  $  2  $  1  $  2  $   1   $   --
                                              ====  ====  ====  =====   ======
CASH PAID DURING THE PERIOD FOR INCOME TAXES
 (SEE NOTE 3)...............................  $122  $ 53  $120  $  67   $   46
                                              ====  ====  ====  =====   ======
CASH PAID DURING THE PERIOD FOR INTEREST
(SEE NOTE 4)................................  $ --  $ --  $ --  $  --   $   --
                                              ====  ====  ====  =====   ======

  The accompanying notes are an integral part of these combined statements of cash flows.

                         NEWPORT NEWS SHIPBUILDING INC.

                    STATEMENTS OF CHANGES IN COMBINED EQUITY

                                                                   NINE MONTHS
                                                YEARS ENDED           ENDED
                                               DECEMBER 31,       SEPTEMBER 30,
                                             -------------------  --------------
                                             1995  1994    1993    1996    1995
                                             ----  -----  ------  ------  ------
millions                                                           (unaudited)
Combined Equity, beginning of period........ $199  $ 105  $ (173) $  272  $  199
Net Earnings................................   73     91     111      52      58
Net Cash Transfers (To) From Tenneco........   25   (154)   (241)     61      52
Non-Cash Transactions With Tenneco
  Net Change in Allocated Corporate Debt....  (43)   140     386     (67)    (34)
  Allocated Corporate Interest, net of tax..   18     17      22      16      17
                                             ----  -----  ------  ------  ------
Combined Equity, end of period.............. $272  $ 199   $ 105  $  334  $  292
                                             ====  =====  ======  ======  ======



  The accompanying notes are an integral part of these combined statements of changes in combined equity.

                        NEWPORT NEWS SHIPBUILDING INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

 Basis of Presentation

  The accompanying combined financial statements represent the financial position, results of operations and cash flows for all shipbuilding operations owned directly or indirectly by Tenneco Inc. ("Tenneco") and its subsidiaries (see "Control" below) prior to the Shipbuilding Distribution (as defined below).

  Unless the context otherwise requires, as used herein, the term "Company" refers: (i) for periods prior to the Shipbuilding Distribution (as defined below), to Newport News Shipbuilding and Dry Dock Company ("Newport News") and certain other consolidated subsidiaries through which Tenneco conducted its shipbuilding business (the "Shipbuilding Business") during such periods, and
(ii) for periods after the Shipbuilding Distribution, to Newport News Shipbuilding Inc. ("NNS," formerly Tenneco InterAmerica Inc.) and its consolidated subsidiaries, including Newport News.

  Investments in 20% to 50% owned companies where the Company has the ability to exert significant influence over operating and financial policies are carried at cost plus equity in undistributed earnings since the date of acquisition. Earnings recognized and distributions received from equity method investees was not significant during any of the periods presented in the accompanying combined financial statements. All significant transactions and balances among combined businesses have been eliminated.

 Description of Business

  The Company is in the business of designing, constructing, repairing, overhauling and refueling ships, primarily for the United States Government. Prior to November 1993, the Company was also involved in the manufacture of advanced electronics for maritime and other applications (see Note 5).

  Except with respect to its interest in Abu Dhabi Ship Building Company, the Company does not have significant operations or assets outside the U.S. The largest single customer of the Company is the U.S. Government. Contract revenues from the U.S. Government were $1,697 million (97%), $1,700 million (97%) and $1,771 million (95%) in 1995, 1994, and 1993, respectively.

2. THE SHIPBUILDING DISTRIBUTION

  On June 19, 1996, Tenneco and El Paso Natural Gas Company ("El Paso") entered into a merger agreement as part of a larger Tenneco reorganization. On December 11, 1996, pursuant to a distribution agreement, dated as of November 1, 1996, among Tenneco (now known as El Paso Tennessee Pipeline Co.), the Company and New Tenneco Inc. ("New Tenneco," now known as Tenneco Inc.): (i) Tenneco and its subsidiaries undertook and completed various intercompany transfers and distributions designed to restructure, divide and separate their then existing businesses and assets so the assets, liabilities and operations of (A) the shipbuilding businesses would be owned by the Company and (B) the automotive parts, packaging and administrative services businesses would be owned by New Tenneco, and (ii) Tenneco subsequently distributed (the "Shipbuilding Distribution") pro rata to holders of Tenneco Common Stock, par value $5.00 per share, all of the outstanding Common Stock, par value $.01 per share, of the Company.

                        NEWPORT NEWS SHIPBUILDING INC.

  On November 21, 1996, the Company sold $400 million of notes in a transaction exempt from registration under the Securities Act of 1933. Additionally, the Company has entered into a $415 million senior credit facility consisting of a (i) $200 million term loan and (ii) $215 million revolving credit facility, of which $125 million may be used for advances or letters of credit and $90 million may be used for standby letters of credit.

  In order to assist in the orderly transition of the Company into a separate, publicly held company, Tenneco has modified, amended or entered into certain contractual agreements with the Company. Such agreements include a tax sharing agreement between Tenneco and its subsidiaries (see "Income taxes" in Note 3), an employee benefits agreement, an insurance agreement, an administrative services agreement and other ancillary agreements. These agreements provide, among other things, that (i) New Tenneco becomes the sole sponsor of the Tenneco Inc. Retirement Plan, the Tenneco Inc. Thrift Plan, and various Tenneco welfare plans, while the Company establishes new plans for its employees subsequent to the Shipbuilding Distribution, (ii) the Company retains specific insurance policies which relate to its businesses and retains continuing rights and obligations for certain parent-company insurance policies of Tenneco, and (iii) the Company receives certain corporate services, such as mainframe data processing and product purchasing services, from New Tenneco for a specified period of time.

3. SUMMARY OF ACCOUNTING POLICIES

 Control

  Prior to the Shipbuilding Distribution, all of the outstanding common stock of the Company was owned directly or indirectly by Tenneco. Thus, the Company was under the control of Tenneco. Subsequent to the Shipbuilding Distribution, the Company is a separate, publicly-held company.

 Unaudited Interim Information

  The unaudited interim combined financial statements as of September 30, 1996 and for each of the nine month periods ended September 30, 1996 and 1995, included herein, have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the unaudited interim combined financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The interim financial results are not necessarily indicative of operating results for an entire year.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions in determining the reported amounts of the Company's assets, liabilities, revenues and expenses. Reference is made to the "Revenue Recognition" section of this footnote and Notes 11, 12 and 13 for additional information on certain estimates included in the Company's combined financial statements.

 Revenue Recognition

  The Company reports profits on its long-term contracts using the percentage-of-completion method of accounting, determined on the basis of total costs incurred to date to estimated final total costs. Losses on contracts, including allocable general and administrative expenses, are reported when first estimated. The performance of contracts usually extends over several years, requiring periodic reviews and revisions of

                        NEWPORT NEWS SHIPBUILDING INC.

estimated final contract prices and costs during the term of the contracts. The effect of these revisions to estimates is included in earnings in the period the revisions are made. Revenue arising from the claims process is not recognized either as income or as an offset against a potential loss until it can be reliably estimated and its realization is probable.

 General and Administrative Expenses

  General and administrative expenses of $254 million, $271 million and $249 million in 1995, 1994, and 1993, respectively, are included in the "Operating Costs and Expenses" caption in the Combined Statements of Earnings. Of the total general and administrative expenses for 1995, 1994, and 1993, $12 million, $13 million and $13 million, respectively, represent the Company's share of Tenneco's corporate general and administrative costs for legal, financial, communication and other administrative services. The allocation of Tenneco's corporate general and administrative expenses to the Company has been based on estimated levels of effort devoted to the Company's operations and the relative size of the Company based on revenues, gross property and payroll. The Company's management believes the method for allocating corporate general and administrative expenses is reasonable and that the general and administrative expenses reflected in the accompanying combined financial statements are generally representative of the total general and administrative costs the Company would have incurred as a separate public entity.

 Income Taxes

  The Company utilizes the liability method of accounting for income taxes whereby it recognizes deferred tax assets and liabilities for the future tax consequences of temporary differences between the tax basis of assets and liabilities and their reported amounts in the combined financial statements. Deferred tax assets are reduced by a valuation allowance when, based upon management's estimates, it is more likely than not that a portion of the deferred tax assets will not be realized in a future period. No deferred tax valuation allowances were recorded by the Company as of December 31, 1995 and 1994.

  The Company and Tenneco, together with certain of their respective subsidiaries which are owned 80% or more, have entered into an agreement to file a consolidated U.S. federal income tax return. Such agreement provides, among other things, that (i) each company in a taxable income position will be currently charged with an amount equivalent to its federal income tax computed on a separate return basis and (ii) each company in a tax loss position will be reimbursed currently to the extent its deductions, including general business credits, are utilized in the consolidated return. The income tax amounts reflected in the combined financial statements of the Company under the provisions of the tax sharing arrangement are not materially different from the income taxes which would have been provided had the Company filed a separate tax return. Under the tax sharing agreement, Tenneco pays all federal taxes directly and bills or refunds, as applicable, its subsidiaries, including the Company, for the applicable portion of the total tax payments. Thus, the majority of payments made by the Company for taxes included in the Combined Statements of Cash Flows represent payments to Tenneco.

  In connection with the Shipbuilding Distribution the then current tax sharing agreement was cancelled and the Company entered into a new tax sharing agreement with Tenneco, New Tenneco and El Paso. The new tax sharing agreement provides, among other things, for the allocation of tax liabilities arising prior to, as a result of, and subsequent to the Distributions. Generally, the Company will be liable for taxes imposed on the Company and its affiliates engaged in the shipbuilding business. In the case of federal income taxes imposed on the combined activities of the Tenneco consolidated group, the Company and New Tenneco will be liable to Tenneco for federal income taxes attributable to their activities, and each will be allocated an agreed-upon share of estimated tax payments made by the Tenneco consolidated group.

                        NEWPORT NEWS SHIPBUILDING INC.

 Cash and Cash Equivalents

  The Company considers highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

 Accounts Receivable, net and Contracts In Process

  Only amounts billed and currently due from customers are included in the "Accounts Receivable, net" caption in the accompanying Combined Balance Sheets. Recoverable costs and accrued earnings related to long-term contracts on which revenue has been recognized, but billings have not been made to the customer, are included in the "Contracts in Process" caption (See Note 6).

  Accounts receivable are presented net of an allowance for doubtful accounts. As of December 31, 1995 and 1994, the allowance for doubtful accounts receivable was none and $8 million, respectively.

 Inventory

  Inventory principally consists of raw materials and supplies which have not been allocated to specific contracts. Inventory is stated at the lower of cost or market. Substantially all inventory is costed using the "last-in, first-out" method. If the first-in, first-out or average cost method of inventory accounting had been used by the Company for all inventory, inventory would have been approximately $8 million higher at both December 31, 1995 and 1994.

 Property, Plant and Equipment, net

  Property, plant and equipment is carried at cost, net of accumulated depreciation. The Company provides for depreciation on a straight-line basis in amounts which, in the opinion of management, are adequate to allocate the cost of depreciable assets over their estimated useful lives. Estimated useful lives for significant classes of assets are as follows.

     Buildings.................................................  30 to 60 years
     Machinery and equipment...................................   8 to 45 years

  Total depreciation expense was $67 million, $70 million and $72 million, for 1995, 1994 and 1993, respectively. Depreciation expense is included as a component of "Operating Costs and Expenses" in the Combined Statements of Earnings.

  Interest capitalized on constructed assets during the years ended December 31, 1995, 1994 and 1993 was $2 million, $1 million and $1 million, respectively.

 Changes in Accounting Principles

  The Company adopted Statement of Financial Accounting Standards ("FAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," in the first quarter of 1996. FAS No. 121 establishes new accounting standards for measuring the impairment of long-lived assets. The adoption of this new standard did not have any impact on the Company's combined financial position or results of operations.

  Effective January 1, 1994, the Company adopted FAS No. 112, "Employers' Accounting for Postemployment Benefits." This new accounting rule requires employers to account for postemployment benefits for former or inactive employees, after employment but before retirement, on the accrual versus cash basis of

                        NEWPORT NEWS SHIPBUILDING INC.

accounting. The Company recorded an after-tax charge of $4 million, which was reported as a cumulative effect of change in accounting principle.

 Research and Development Costs

  Research and development costs are charged to "Operating Costs and Expenses" as incurred. The amounts charged to operations during the years ended December 31, 1995, 1994 and 1993 were $20 million, $14 million and $15 million, respectively.

 Risk Management Activities

  The Company periodically utilizes foreign currency contracts to hedge its exposure to changes in foreign currency exchange rates for firm purchase commitments. Net gains and losses on these contracts are deferred and recognized when the offsetting gains or losses are recognized on the hedged items. In the Combined Statements of Cash Flows, cash receipts or payments related to these financial instruments are classified consistent with the cash flows from the transactions being hedged.

 Foreign Currency Translation

  Financial statements of equity investments in international entities are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities and the weighted-average exchange rate for each applicable period for amounts included in the Combined Statements of Earnings. The amount of cumulative translation adjustments is not significant and is included in the balance sheet caption "Combined Equity."

 Classification

  The Company's contracts range in duration up to a period of 8 years from the signing of the contract until delivery. Because of the varying nature of the Company's operating cycle, and consistent with industry practice, assets and liabilities relating to long-term contracts are classified as current, although a portion of these amounts is not expected to be realized or paid within one year (see Note 6).

4. TRANSACTIONS WITH TENNECO

 Combined Equity

  The "Combined Equity" caption in the accompanying combined financial statements represents Tenneco's cumulative net investment in the combined businesses of the Company. Changes in the "Combined Equity" caption represent the net earnings of the Company, net cash transfers (to) from Tenneco, cumulative translation adjustments, changes in allocated corporate debt, and allocated corporate interest, net of tax. Reference is made to the Statements of Changes in Combined Equity for an analysis of the activity in the "Combined Equity" caption for the three years ended December 31, 1995 and nine months ended September 30, 1996 and 1995.

 Corporate Debt and Interest Allocation

  Tenneco's historical practice has been to incur indebtedness for its consolidated group at the parent company level or at a limited number of subsidiaries, rather than at the operating company level, and to centrally manage various cash functions. Consequently, corporate debt of Tenneco and its related interest expense have been allocated to the Company based on the portion of Tenneco's investment in the Company which is deemed to be debt, generally based upon the ratio of the Company's net assets to Tenneco consolidated net assets plus debt. Interest expense was allocated at a rate equivalent to the weighted-average cost of all corporate debt, which

                        NEWPORT NEWS SHIPBUILDING INC.

was 7.7%, 8.3% and 7.4% for 1995, 1994, and 1993, respectively. Total pre-tax interest expense allocated to the Company in 1995, 1994 and 1993 was $28 million, $26 million and $34 million, respectively. The Company has also been allocated tax benefits approximating 35% of the allocated pre-tax interest expense. Although interest expense, and the related tax effects, have been allocated to the Company for financial reporting on a historical basis, the Company has not been billed for these amounts. The changes in allocated corporate debt and the after-tax allocated interest have been included as a component of the Company's Combined Equity. Although management believes that the historical allocation of corporate debt and interest is reasonable, it is not necessarily indicative of the Company's debt upon completion of the Debt Realignment nor debt and interest that will be incurred by the Company as a separate public entity.

 Notes and Advances Receivable from Tenneco

  "Cash transfers (to) from Tenneco" in the Statements of Changes in Combined Equity consist of net cash changes in notes and advances receivable with Tenneco which have been included in Combined Equity. Historically, Tenneco has utilized notes and advances to centrally manage cash funding requirements for its consolidated group.

  At December 31, 1995 and 1994, the Company had a non-interest bearing note receivable from Tenneco totaling $965 million and $991 million, respectively, which is payable on demand and is included as a component of the Company's Combined Equity.

 Accounts Payable to Tenneco

  Historically, certain costs were incurred by Tenneco and allocated to the Company. The Accounts Payable to Tenneco balance consists of unpaid billings for these allocated costs and other services. Reference is made to Note 3 for a discussion of the types of such costs allocated to the Company.

 Employee Benefits

  Prior to the Shipbuilding Distribution, certain employees of the Company participated in the Tenneco employee stock option and employee stock purchase plans. The Tenneco employee stock option plan provided for the grant of Tenneco common stock options and other stock awards at a price not greater than market value at the date of grant. The Tenneco employee stock purchase plan allowed employees to purchase Tenneco common stock at a 15% discount subject to certain thresholds. The Company expects to establish similar plans for its employees after the Shipbuilding Distribution. In connection with the Shipbuilding Distribution, outstanding options on Tenneco common stock held by Company employees are being converted into options of the Company so as to preserve the aggregate value of the options held prior to the Shipbuilding Distribution.

  Employees of the Company also participate in certain Tenneco postretirement and pension plans. Reference is made in Notes 11 and 12 for a further discussion of these plans.

5. DISPOSITION OF SPERRY MARINE BUSINESS

  During November 1993, the Company disposed of its Sperry Marine business ("Sperry"), which was part of its shipbuilding segment. Sperry was involved in the domestic and international design and manufacture of advanced electronics for maritime and other applications. The financial amounts related to Sperry are included in the accompanying Combined Financial Statements through the date of disposition. The accompanying Combined Financial Statements for the year ended December 31, 1993, also include $56 million of the total cash proceeds of $61 million from the sale of Sperry. The remaining portion of the cash proceeds was realized by other Tenneco entities. In addition to the cash proceeds from the sale of Sperry, the Company received $17 million in preferred

                        NEWPORT NEWS SHIPBUILDING INC.

stock of the purchaser and recognized a pre-tax gain on the total sale of $15 million. The preferred stock of the purchaser received in the Sperry sale was subsequently sold in late 1995 for proceeds of $18 million, which was reflected as a short-term note receivable at December 31, 1995. The short-term note receivable was collected in 1996.

6. CONTRACTS IN PROCESS

  Contracts in process include production costs and related overhead, including allocable general and administrative expenses, net of progress payments of $3,023 million and $5,053 million as of December 31, 1995 and 1994, respectively. Approximately $24 million and $79 million of retainages included in contracts in process, as of December 31, 1995 and 1994, respectively, are not expected to be billed and collected within one year.

  Under the contractual arrangements by which progress payments are received, the U.S. Government asserts that it has a security interest in the contracts in process identified with the related contracts.

7. PROPERTY, PLANT AND EQUIPMENT, NET

  The major classes of property, plant and equipment (at cost) are as follows:

                                                                 DECEMBER 31,
                                                                 --------------
                                                                  1995    1994
                                                                 ------  ------
       millions
       Land and improvements.................................... $   26  $   26
       Buildings and improvements...............................  1,150   1,081
       Machinery and equipment..................................    376     387
                                                                 ------  ------
                                                                  1,552   1,494
       Less accumulated depreciation............................   (732)   (698)
                                                                 ------  ------
                                                                 $  820  $  796
                                                                 ======  ======

8. DETAIL OF OTHER ACCRUED LIABILITIES

  Other accrued liabilities consist of the following:

                                                                  DECEMBER 31,
                                                                  -------------
                                                                   1995   1994
                                                                  ------ ------
       millions
       Accrued vacation.......................................... $   43 $   48
       Employee payroll and benefits.............................     40     34
       Current postretirement benefits...........................     16     13
       Current postemployment benefits...........................      7      7
       Accrued taxes.............................................     18     26
       Other.....................................................     41     29
                                                                  ------ ------
                                                                  $  165 $  157
                                                                  ====== ======

                        NEWPORT NEWS SHIPBUILDING INC.

9. FINANCIAL INSTRUMENTS

  The carrying amount and estimated fair values of the Company's financial instruments by class are as follows:

                                                          DECEMBER 31,
                                                  ------------------------------
                                                       1995            1994
                                                  --------------  --------------
                                                  CARRYING FAIR   CARRYING FAIR
                                                   AMOUNT  VALUE   AMOUNT  VALUE
                                                  -------- -----  -------- -----
       millions
       Asset (liability) instruments
         Accounts receivable, net................   $ 67   $ 67     $ 89   $ 89
         Notes receivable........................     18     18       --     --
         Preferred stock investment..............     --     --       17     18
         Accounts payable (trade and to
          Tenneco)...............................   (166)  (166)    (180)  (180)
       Instruments with off-balance sheet risk...
         Foreign currency contracts..............     --     --       --     --

  The fair value of accounts receivable, notes receivable, and accounts payable in the above table was considered to be the same as or was not determined to be materially different from the carrying amount. The short-term and long-term debt reflected in the Combined Balance Sheets represents corporate debt allocated to the Company for financial reporting purposes by Tenneco. As such, an estimate of fair value has not been provided.

  Preferred stock investment--The fair value of the preferred stock received as part of the Sperry sale (see Note 5) was determined based on the proceeds from the sale of such stock that were received in 1996.

  Foreign currency contracts--The Company periodically utilizes foreign currency contracts to hedge certain specific foreign currency transactions, principally the purchase of raw materials and machinery denominated in a foreign currency. Such contracts generally mature in one year or less and the cost of replacing these contracts in the event of nonperformance by counterparties is not significant. At December 31, 1995 and 1994, the Company had no significant foreign currency contracts outstanding.

10. INCOME TAXES

  The Company's income before income taxes was principally domestic for all years presented in the accompanying Combined Financial Statements. Following is a comparative analysis of the components of the provision for income taxes:

                                                                  YEARS ENDED
                                                                  DECEMBER 31,
                                                                 ----------------
                                                                 1995  1994  1993
                                                                 ----  ----  ----
      millions
      Current--
        Federal................................................. $51   $101  $40
        State...................................................   9     20    8
                                                                 ---   ----  ---
                                                                  60    121   48
                                                                 ---   ----  ---
      Deferred--
        Federal.................................................  (2)   (46)  30
                                                                 ---   ----  ---
                                                                 $58   $ 75  $78
                                                                 ===   ====  ===

                        NEWPORT NEWS SHIPBUILDING INC.

  Current federal tax expense for the years ended December 31, 1995, 1994 and 1993, include tax benefits of $10 million, $9 million and $12 million, respectively, related to the allocation of corporate interest expense to the Company from Tenneco. See Note 4.

  The following is a reconciliation of income taxes computed using the statutory U.S. federal income tax rate (35% for all years presented) to the provision for income taxes reflected in the Combined Statements of Earnings:

                                                                  YEARS ENDED
                                                                  DECEMBER 31,
                                                                 --------------
                                                                 1995 1994 1993
                                                                 ---- ---- ----
      millions
      Tax expense computed at the statutory U.S. Federal income
       tax rate................................................. $46  $60  $66
      State and local taxes on income, net of Federal benefit...   6   14    5
      U.S. Federal income tax rate change.......................  --   --    5
      Other.....................................................   6    1    2
                                                                 ---  ---  ---
                                                                 $58  $75  $78
                                                                 ===  ===  ===

  The components of the Company's net deferred tax liability are as follows:

                                                                      DECEMBER
                                                                         31,
                                                                      ---------
                                                                      1995 1994
                                                                      ---- ----
      millions
      Deferred tax assets--
        Postretirement benefits...................................... $ 36 $ 36
        Postemployment benefits......................................   14   15
        Accrued vacation.............................................   13   14
        Other........................................................   13    7
                                                                      ---- ----
          Total deferred tax assets..................................   76   72
                                                                      ---- ----
      Deferred tax liabilities--
        Tax over book depreciation...................................  179  183
        Long-term shipbuilding contracts.............................   62   55
        Other........................................................   12   13
                                                                      ---- ----
          Total deferred tax liabilities.............................  253  251
                                                                      ---- ----
                                                                      $177 $179
                                                                      ==== ====

11. POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS

 Postretirement Benefits

  The Company has postretirement health care and life insurance plans which cover its employees who meet certain eligibility requirements. For salaried employees, the plans cover employees retiring from the Company on or after attaining age 55 who have had at least 10 years service with the Company after attaining age 45. For hourly employees, the postretirement benefit plans generally cover employees who retire pursuant to one of the Company's hourly employee retirement plans. All of these benefits may be subject to deductibles, copayment provisions and other limitations, and the Company has reserved the right to modify these benefits. The Company's postretirement benefit plans are funded on a pay-as-you-go basis.

                         NEWPORT NEWS SHIPBUILDING INC.

  The funded status of the postretirement benefit plans reconciles with amounts recognized in the accompanying Combined Balance Sheets as follows:

                                                                  1995   1994
                                                                  -----  -----
millions
Actuarial present value of accumulated postretirement benefit obligation at September 30:
  Retirees....................................................... $ 109  $ 112
  Fully eligible active plan participants........................    24     22
  Other active plan participants.................................    28     30
                                                                  -----  -----
Total accumulated postretirement benefit obligation..............   161    164
Plan assets at fair value at September 30........................    --     --
                                                                  -----  -----
Accumulated postretirement benefit obligation in excess of plan assets at September 30..........................................  (161)  (164)
Claims paid during the fourth quarter............................     4      3
Unrecognized reduction of prior service obligations resulting
 from plan amendments............................................   (20)   (11)
Unrecognized net loss resulting from plan experience and changes
 in actuarial assumptions........................................    60     55
                                                                  -----  -----
Accrued postretirement benefit cost at December 31............... $(117) $(117)
                                                                  =====  =====

  The accrued postretirement benefit cost has been recorded based upon certain actuarial estimates as described below. Those estimates are subject to revision in future periods given new facts or circumstances.

  The net periodic postretirement benefit cost consists of the following components:

                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                                 --------------
                                                                 1995 1994 1993
                                                                 ---- ---- ----
      millions
      Service cost for benefits earned during the year.......... $ 3  $ 3  $ 3
      Interest cost on accumulated postretirement benefit
       obligation...............................................  13   11   12
      Net amortization of unrecognized amounts..................   1   --   --
                                                                 ---  ---  ---
      Net periodic postretirement benefit cost.................. $17  $14  $15
                                                                 ===  ===  ===

  The initial weighted average assumed health care cost trend rate used in determining the 1995, 1994 and 1993 accumulated postretirement benefit obligation was 7%, 8% and 9%, respectively, declining to 5% in 1997 and remaining at that level thereafter.

  Increasing the assumed health care cost trend rate by one percentage-point in each year would increase the 1995, 1994 and 1993 accumulated postretirement benefit obligations by approximately $10 million each year and would increase the aggregate of the service cost and interest cost components of the net postretirement benefit cost for 1995, 1994 and 1993 by approximately $1 million, $1 million, and $2 million, respectively.

  The discount rates (which are based on long-term market rates) used in determining the 1995, 1994 and 1993 accumulated postretirement benefit obligations were 7.75%, 8.25% and 7.50%, respectively.

                        NEWPORT NEWS SHIPBUILDING INC.

 Postemployment Benefits

  The Company adopted FAS No. 112 "Employers' Accounting for Postemployment Benefits," in the first quarter of 1994. This new accounting rule requires employers to account for postemployment benefits for former or inactive employees after employment but before retirement on the accrual versus cash basis of accounting. The postemployment benefit liability, which is based on actuarial estimates, is recorded at its discounted present value, using discount rates similar to those used for postretirement liabilities. Implementation of this new rule reduced 1994 net income by $4 million, net of tax benefits of $2 million, which was reported as the cumulative effect of a change in accounting principle.

12. PENSION PLANS

  The Company has various defined benefit plans which cover substantially all of its employees. Benefits are based on years of service and, for most salaried employees, on final average compensation. The Company's funding policies are to contribute to the plans amounts necessary to satisfy the funding requirements of federal laws and regulations. Plan assets consist principally of listed equity and fixed income securities. Certain employees of the Company participate in the Tenneco Inc. Retirement Plan ("TRP").

  New Tenneco became the sole sponsor of the TRP after the Shipbuilding Distribution, and the Company has established benefit plans for its employees. The benefits accrued by Company employees in the TRP were frozen as of the last day of December, and New Tenneco amended the TRP to provide that all benefits accrued through that day by Company employees are fully vested and non-forfeitable.

  The funded status of the plans reconcile with amounts recognized on the Combined Balance Sheet at December 31, 1995 and 1994, as follows:

                                                                   ALL PLANS
                                                                   ----------
                                                                   1995  1994
                                                                   ----  ----
millions
Actuarial present value of benefits based on service to date and present pay levels at September 30:
  Vested benefit obligation....................................... $570  $514
  Non-vested benefit obligation...................................   43    44
                                                                   ----  ----
  Accumulated benefit obligation..................................  613   558
Additional amounts related to projected salary increases..........  104    92
                                                                   ----  ----
Total projected benefit obligation at September 30................  717   650
Plan assets at fair value at September 30.........................  767   666
                                                                   ----  ----
Plan assets in excess of total projected benefit obligation at
 September 30.....................................................   50    16
Contributions during the fourth quarter...........................   --    --
Unrecognized net loss resulting from plan experience and changes
 in actuarial assumptions.........................................    4    45
Unrecognized prior service obligations resulting from plan
 amendments.......................................................    7     7
Remaining unrecognized net asset at initial application...........  (49)  (55)
                                                                   ----  ----
Prepaid pension cost at December 31............................... $ 12  $ 13
                                                                   ====  ====

  Assets of one plan may not be utilized to pay benefits of other plans. Additionally, the prepaid pension cost has been recorded based upon certain actuarial estimates as described below. Those estimates are subject to revision in future periods given new facts or circumstances.

                        NEWPORT NEWS SHIPBUILDING INC.

  The Company measures pension cost according to independent actuarial valuations. The projected unit credit actuarial cost method is used to determine pension cost for financial accounting purposes consistent with the provisions of FAS No. 87, "Employers' Accounting for Pensions." Net periodic pension costs for the years ended December 31, 1995, 1994 and 1993 consist of the following components:

                                                 1995        1994       1993
millions                                       ----------  ---------  ---------
Service cost--benefits earned during the
 year.........................................       $ 23       $ 27       $ 27
Interest on prior year's projected benefit
 obligation...................................         52         50         48
Expected return on plan assets--Actual
 (return) loss................................ (132)         9        (95)
  Unrecognized excess (deficiency) of actual
   return over expected return................   65        (76)        32
                                               ----        ---        ---
                                                      (67)       (67)       (63)
Net amortization of unrecognized amounts......         (6)        (5)        (6)
                                                     ----       ----       ----
Net pension costs.............................       $  2       $  5       $  6
                                                     ====       ====       ====

  The weighted average discount rates (which are based on long-term market rates) used in determining the 1995, 1994 and 1993 actuarial present value of the benefit obligations were 7.75%, 8.25% and 7.50%. The rate of increase in future compensation was 4.9% in 1995, 1994, and 1993. The weighted average expected long-term rate of return on plan assets was 10.0% in 1995, 1994 and 1993. Unrecognized prior service obligations are being amortized on a straight-line basis over the average remaining estimated service period of employees expected to receive benefits under the plans.

13. COMMITMENTS AND CONTINGENCIES

 Government Contracting

  More than 90% of the Company's business involves contracting with the U.S. Government. These contracts are subject to possible termination for the convenience of the U.S. Government, to audit and to possible adjustments affecting both cost-type and fixed price type contracts. Like many government contractors, the Company has received audit reports which recommend that certain contract prices be reduced, or costs allocated to government contracts be disallowed, to comply with various government regulations. Some of these audit reports involve substantial amounts. The Company has made adjustments to its contract prices and the costs allocated to government contracts in those cases it believes such adjustments are appropriate.

  Tenneco and the Company have received letters from the Defense Contract Audit Agency (the "DCAA"), inquiring about certain aspects of the Distribution Transaction, including the disposition of the Tenneco Inc. Retirement Plan (the "TRP"), which covers salaried employees of the Company and other Tenneco divisions. The DCAA has been advised that (i) the TRP will retain the liability for all benefits accrued by the Company's employees through the date of the Distributions (the "Distribution Closing Date"), (ii) the Company's employees will not accrue additional benefits under the TRP after the Distribution Closing Date and (iii) no liabilities or assets of the TRP will be transferred from the TRP to any plan maintained by the Company. A determination of the ratio of assets to liabilities of the TRP attributable to the Company will be based on facts, assumptions and legal issues which are complicated and uncertain; however, it is likely that the Government will assert a claim against the Company with respect to the amount, if any, by which the assets of the TRP attributable to the Company's employees are alleged to exceed the liabilities. New Tenneco, with the full cooperation of the Company, will defend against any claim by the Government, and in the event there is a determination that an amount is due to the Government, New Tenneco and the Company will share its obligation for such amount plus the amount of related defense expenses, in the ratio of 80% and 20%, respectively. Pending a final determination

                        NEWPORT NEWS SHIPBUILDING INC.

of any such claim, the Government may, absent an agreement with the Company to defer the payment of the amounts claimed, withhold all or a portion of all future progress payments due the Company under its government contracts until it has recovered its alleged share of the claimed amount plus interest. In the event of a claim by the Government, the Company will diligently seek a deferral agreement with the Government; however, there can be no assurance that the Company will be able to arrange such an agreement and thus avoid an offset against future progress payments pending a final determination. At this preliminary stage it is impossible to predict with certainty any eventual outcome regarding this matter, however, the Company does not believe that this matter will have a material adverse effect on its financial condition or results of operations.

  In March 1995, the DCAA informed the Company that it would conduct a post-award audit of the contract to build the aircraft carrier Reagan (CVN-76). The audit concerns the Company's submission to the U.S. Navy of current, accurate and complete data relating to labor and overhead costs submitted in connection with the proposals and negotiations relating to the CVN-76 contract. The audit is ongoing and the DCAA has not issued its audit report. In discussions with the DCAA auditors, however, the DCAA auditors have indicated to Company management that the $2.5 billion CVN-76 contract should be reduced by approximately $122 million based on an alleged submission of defective cost and pricing data. In addition, in May 1996, the Company received a subpoena from the Inspector General of the Department of Defense requesting documents in connection with a joint inquiry being conducted by the Department of Defense, the Department of Justice, the U.S. Attorney's Office for the Eastern District of Virginia, and the Naval Criminal Investigative Service. Like the DCAA audit, the investigation appears to focus on whether data relating to labor and overhead costs that the Company supplied in connection with the proposals and negotiations relating to the CVN-76 contract were current, accurate and complete. The Government has not asserted any formal claims against the Company related to these CVN-76 contract matters. Based on the Company's present understanding of the focus of the inquiries, it is the Company's opinion that it has substantial defenses to claims that the government might potentially assert that the Company submitted cost or pricing data that was not current, accurate and complete for the CVN-76 contract. It is the Company's intention to vigorously assert these defenses in the event that the Government should assert such claims. Although the ultimate outcome cannot be predicted, based on the Company's present understanding of the claims the Government might assert, together with defenses the Company believes are available to it, management is of the opinion that the ultimate resolution of this matter will not have a material adverse effect on the financial condition or results of operations of the Company.

  In addition, various government agencies may at any time be conducting other various investigations or making specific inquiries concerning the Company. The Company believes that the outcome of such other investigations and inquiries will not have a material adverse effect on the Company's financial condition or results of operations.

 Significant Estimates

  In 1994 and 1995, the Company entered into fixed price contracts (which shift the risks of construction costs that exceed the contract price to the Company) to construct four Double Eagle product tankers for affiliates of Eletson Corporation at a price of $36 million per ship. Construction of the first tanker is substantially complete; construction has begun on the second tanker; and a substantial portion of the materials needed for the construction of the three uncompleted tankers has been ordered. The Company presently estimates that these ships will be constructed over the period ending February, 1998. In connection with the construction of these four tankers; the Company has incurred or estimates it will incur costs of approximately $90 million in excess of the fixed contract prices. As of September 30, 1996, the full amount of these excess costs has been reserved for by a charge against income; $56.6 million in 1996, $29.7 million in 1995 and $5.0 million in 1994. Disagreements have arisen during the course of construction as to whether the first and second ships were and are being constructed in compliance with the specifications set forth in the contracts, and the purchasers sent

                        NEWPORT NEWS SHIPBUILDING INC.

letters to the Company purporting to invoke the procedures set forth in the contracts for resolution of this situation and requested that the Company in the interim stop construction on the ships. The Company saw no reason to stop construction on the ships because of its confidence that the ships will be in compliance with all contract and classification society requirements. The purchasers have withdrawn both their invocation of the dispute resolution procedures under the contracts and their request that the Company cease further construction of the ships. Discussions between the Company and the purchasers to date have resulted in the resolution of a significant number of these disagreements, although some remain unresolved and are the subject of further discussions. No assurances can be given as to the effect the resolution of these remaining disagreements will have on the Company (although the Company does not believe such resolution will materially and adversely affect it) or the extent to which the remaining work on these contracts can be completed without further disagreements with the purchasers or the incurrence of additional losses in excess of current estimates. These estimates are based on the use of new robotic technology and the utilization of a different building strategy going forward. The Company believes that these factors, as well as the experience gained in the construction of the first ship, will result in a very significant reduction in the man-hours necessary to construct each of the remaining vessels. There can be no assurance that these factors will produce this result. The Company intends to review this situation at the end of each quarter and, accordingly, there can be no assurance that the estimate of costs to be incurred on these contracts will not be revised at that time based on the facts then known to the Company.

  In 1995, the Company entered into fixed price contracts with limited liability companies comprised principally of Hvide Partners, L.P. and an affiliate of Van Ommeren International BV to construct an additional five Double Eagle product tankers having a somewhat different design for the domestic Jones Act market at a current average price of $43.4 million per ship. The Company is in the process of completing its design work on these ships and expects to begin construction in the first half of 1997. These ships are scheduled for delivery in 1998. The Company presently estimates that it will break even on these ships on an aggregate basis, but there can be no assurance that the costs incurred in constructing these ships will not exceed the contract prices for them for the reasons described in the immediately preceding paragraph.

  Contracting with the U.S. Government can also result in the Company filing a Request for Equitable Adjustment ("REA") in connection with a contract. REAs represent claims against the U.S. Government for changes in the original contract specifications and resulting delays and disruption in contract performance. All major REAs filed by the Company in connection with its contracts, have been settled as of June 1996 for approximately the same amount recorded previously by the Company. Through 1995, costs of $18 million had been recognized on the Sealift REA in excess of the adjudicated REA price. Cost growth of $48 million that was not recoverable through that REA has been recognized in the first nine months of 1996. Due to uncertainties inherent in the estimation process there can be no assurance that the projection of costs to be incurred will not be revised in the future. The first of two Sealift ships was delivered in August 1996. Management expects this contract to be substantially complete by the end of the first quarter of 1997.

 Litigation

  The Company is also a defendant in other matters of varying nature. In the opinion of management, the outcome of these proceedings should not have a material adverse effect on the financial position or results of operations of the Company.

 Capital Commitments

  The Company estimates that expenditures aggregating approximately $90 million will be required after December 31, 1995, to complete facilities and projects authorized at such date, and substantial commitments have been made in connection therewith.

                        NEWPORT NEWS SHIPBUILDING INC.

 Lease Commitments

  The Company holds certain equipment under long-term operating leases. Future minimum lease payments under existing operating leases as of December 31, 1995, are $1 million for 1996.

  Rent expense recognized for the years ended December 31, 1995, 1994 and 1993, was $14 million, $14 million and $16 million, respectively.

14. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                   EARNINGS
                                                    BEFORE
                                                    INCOME    EARNINGS
                                                   TAXES &     BEFORE
                                                  CUMULATIVE CUMULATIVE
                                                  EFFECT OF  EFFECT OF
                                                  CHANGE IN  CHANGE IN
                                  NET   OPERATING ACCOUNTING ACCOUNTING   NET
                                 SALES  EARNINGS  PRINCIPLE  PRINCIPLE  EARNINGS
                                 ------ --------- ---------- ---------- --------
millions
1996
1st Quarter..................... $  476      $ 41       $ 32        $19      $19
2nd Quarter.....................    439        40         32         18       18
3rd Quarter.....................    522        36         28         15       15
                                 ------      ----       ----        ---      ---
                                 $1,437      $117       $ 92        $52      $52
                                 ======      ====       ====        ===      ===
1995
1st Quarter..................... $  421      $ 44       $ 37        $20      $20
2nd Quarter.....................    424        46         33         21       21
3rd Quarter.....................    445        35         29         17       17
4th Quarter.....................    466        32         32         15       15
                                 ------      ----       ----        ---      ---
                                 $1,756      $157       $131        $73      $73
                                 ======      ====       ====        ===      ===
1994
1st Quarter..................... $  403      $ 48       $ 41        $23      $19
2nd Quarter.....................    464        53         46         28       28
3rd Quarter.....................    424        52         44         25       25
4th Quarter.....................    462        48         39         19       19
                                 ------      ----       ----        ---      ---
                                 $1,753      $201       $170        $95      $91
                                 ======      ====       ====        ===      ===

  Reference is made to the Notes 1, 2 and 3 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this Prospectus for items affecting quarterly results.

                                                                     SCHEDULE II

                         NEWPORT NEWS SHIPBUILDING INC.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                                   (MILLIONS)

COLUMN A                   COLUMN B        COLUMN C         COLUMN D  COLUMN E
------------------------------------------------------------------------------
                                           ADDITIONS
                          BALANCE AT CHARGED TO CHARGED TO            BALANCE
                          BEGINNING  COSTS AND    OTHER    DEDUCTIONS  AT END
DESCRIPTION                OF YEAR    EXPENSES   ACCOUNTS    (NOTE)   OF YEAR
------------------------------------------------------------------------------
Allowance for Doubtful
 Accounts Deducted from
 Assets to Which it
 Applies:
  Year Ended December 31,
  1995...................     $8        $--        $--        $ 8       $--
                             ===        ===        ===        ===       ===
  Year Ended December 31,
  1994...................     $2        $ 6        $--        $--       $ 8
                             ===        ===        ===        ===       ===
  Year Ended December 31,
  1993...................     $3        $ 2        $--        $ 3       $ 2
                             ===        ===        ===        ===       ===

Note: Includes uncollectible accounts, net of recoveries, on accounts previously written-off.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPA-NY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE NEW NOTES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE NEW NOTES TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CRE-ATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................  iii
Prospectus Summary........................................................    1
Summary Financial Data....................................................   13
Risk Factors..............................................................   15
The Exchange Offer........................................................   23
Use of Proceeds...........................................................   29
Capitalization............................................................   30
Unaudited Pro Forma Combined Financial Statements.........................   31
Selected Combined Financial Data..........................................   35
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   36
Defense Industry Overview.................................................   49
Business..................................................................   52
Management................................................................   62
Certain Transactions......................................................   73
Description of the Senior Credit Facility.................................   76
Description of the New Notes..............................................   77
ERISA Considerations......................................................  106
Certain U.S. Income Tax Considerations....................................  107
Plan of Distribution......................................................  109
Legal Matters.............................................................  110
Experts...................................................................  110

                               ----------------

 UNTIL           , 1997, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UN-SOLD ALLOTMENT OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                     LOGO

                        NEWPORT NEWS SHIPBUILDING INC.

                               OFFER TO EXCHANGE
                                ALL OUTSTANDING
   $200,000,000 8 5/8% SENIOR NOTES DUE 2006 ($200,000,000 PRINCIPAL AMOUNT
                                 OUTSTANDING)
                                      FOR
                   $200,000,000 8 5/8% SENIOR NOTES DUE 2006
                                      AND
                                ALL OUTSTANDING
            $200,000,000 9 1/4% SENIOR SUBORDINATED NOTES DUE 2006
                  ($200,000,000 PRINCIPAL AMOUNT OUTSTANDING)
                                      FOR
            $200,000,000 9 1/4% SENIOR SUBORDINATED NOTES DUE 2006

                               ----------------

                                  PROSPECTUS

                               ----------------

                                         , 1997

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

 ELIMINATION OF LIABILITY OF DIRECTORS

  The Restated Certificate of Incorporation of the Company (the "Certificate") provides that a director of NNS will not be liable to NNS or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may thereafter be amended. Based on the DGCL as presently in effect, a director of NNS will not be personally liable to NNS or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to NNS or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the DGCL, which concerns unlawful payments of dividends, stock purchases or redemptions, or (iv) for any transactions from which the director derived an improper personal benefit.

  While the Certificate provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Certificate will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions of the Certificate described above apply to an officer of NNS only if he or she is a director of NNS and is acting in his or her capacity as director, and do not apply to officers of NNS who are not directors.

 INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the DGCL gives Delaware corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions, allows the advancement of costs of defending against litigation, and permits the Company to purchase insurance on behalf of directors, officers, employees, and agents. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any bylaws, agreement, vote of stockholders or otherwise.

  The Amended and Restated By-laws of the Company (the "By-laws") provide that NNS will indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may thereafter be amended, any person (an "Indemnitee") who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that he, she, or a person for whom he or she is the legal representative, is or was a director or officer of NNS or, while a director or officer of NNS, is or was serving at the request of NNS as a director, officer, employee or agent of another company or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Indemnitee. The By-laws also provide that, notwithstanding the foregoing, but except as described in the second following paragraph, NNS will be required to indemnify an Indemnitee in connection with a proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such proceeding (or part thereof) by the Indemnitee was authorized by the NNS Board.

  The By-laws further provide that NNS will pay the expenses (including attorneys' fees) incurred by an Indemnitee in defending any proceeding in advance of its final disposition, provided however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding will be made only upon receipt of an undertaking by the Indemnitee to repay all amounts advanced if it should be ultimately determined that the Indemnitee is not entitled to be indemnified under the relevant section of the By-laws or otherwise.

  Pursuant to the By-laws, if a claim for indemnification or payment of expenses thereunder is not paid in full within 30 days after a written claim therefor by the Indemnitee has been received by NNS, the Indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, will be entitled to be paid the expense of prosecuting such claim. The By-laws provide that, in any such action, NNS will have the burden of proving that the Indemnitee is not entitled to the requested indemnification or payment of expenses under applicable law.

  The By-laws also provide (i) that the rights conferred on any Indemnitee thereby are not exclusive of any other rights which such Indemnitee may have or thereafter acquire under any statute, provision of the Certificate, the By-laws, agreement, vote of stockholders or disinterested directors or otherwise,
(ii) that NNS' obligation, if any, to indemnify or to advance expenses to any Indemnitee who was or is serving at its request as a director, officer, employee or agent of another company, partnership, joint venture, trust, enterprise or nonprofit entity will be reduced by any amount such Indemnitee may collect as indemnification or advancement of expenses from such other company, partnership, joint venture, trust, enterprise or nonprofit enterprise, and (iii) that any repeal or modification of the relevant provisions of the By-laws will not adversely affect any right or protection thereunder of any Indemnitee in respect of any act or omission occurring prior to the time of such repeal or modification.

  The By-laws also expressly state that the provisions thereof will not limit the right of NNS, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Indemnitees when and as authorized by appropriate corporate action.

  In addition, the directors and officers of the Company have been indemnified by New Tenneco and Tenneco for certain liabilities for any violations or alleged violations of securities or other laws arising out of certain documents relating to, or filed or delivered by or on behalf of, Tenneco, or New Tenneco in connection with the Distribution Transaction.

  See "Item 22, Undertakings" for a description of the Commission's position regarding such indemnification provisions.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) EXHIBITS

     *1.1      Purchase Agreement dated as of November 21, 1996 among NNS, the
               Guarantors and the Initial Purchasers named therein.
     *3.1      Restated Certificate of Incorporation of the Company dated as of
               December 11, 1996.
     *3.2      Amended and Restated By-laws of the Company dated as of December
               11, 1996.
      4.1      Form of Senior Note Indenture dated as of           , 1997 among
               NNS, the Guarantors and The Bank of New York, as Trustee.
      4.2      Form of Senior Subordinated Note Indenture dated as of
                 , 1997 among NNS, the Guarantors and The Bank of New York, as
               Trustee.
      4.3      Form of New Senior Note and Guarantees (included in Exhibit
               4.1).
      4.4      Form of New Senior Subordinated Note and Guarantees (included in
               Exhibit 4.2).
     *4.5      Senior Note Indenture dated as of November 26, 1996 among NNS,
               Newport News and The Bank of New York, as Trustee.
     *4.6      Senior Subordinated Note Indenture dated as of November 26, 1996 among NNS, Newport News and The Bank of New York, as Trustee.
     *4.7      First Supplemental Senior Note Indenture dated as of December
               11, 1996 among NNS, the Guarantors and The Bank of New York, as
               Trustee.
     *4.8      First Supplemental Senior Subordinated Note Indenture dated as of December 11, 1996 among NNS, the Guarantors and The Bank of
               New York, as Trustee.

       *4.9    Senior Notes Registration Rights Agreement dated as of November
               26, 1996 among NNS, the Guarantors and the Initial Purchasers.
       *4.10   Senior Subordinated Notes Registration Rights Agreement dated as of November 26, 1996 among NNS, the Guarantors and the Initial
               Purchasers.
        5.1    Opinion of Stephen B. Clarkson, Esq.
      *10.1    Distribution Agreement dated as of November 1, 1996 among
               Tenneco Inc., New Tenneco Inc. and the Company.
       10.2    Amendment No. 1 to Distribution Agreement dated as of December
               11, 1996 by and among Tenneco Inc., New Tenneco Inc. and the
               Company.
      *10.3    Amended and Restated Agreement and Plan of Merger, dated as of
               June 19, 1996, among El Paso Natural Gas Company, El Paso Merger
               Company and Tenneco Inc.
      *10.4    Debt and Cash Allocation Agreement, dated as of December 11,
               1996, by and among Tenneco Inc., New Tenneco Inc. and the
               Company.
      *10.5    Benefits Agreement, dated as of December 11, 1996, by and among
               Tenneco Inc., New Tenneco Inc. and the Company.
      *10.6    Insurance Agreement, dated as of December 11, 1996, by and among
               Tenneco Inc., New Tenneco Inc. and the Company.
      *10.7    Tax Sharing Agreement, dated as of December 11, 1996, by and among Tenneco Inc., the Company, New Tenneco Inc. and El Paso
               Natural Gas Company.
      *10.8    First Amendment to the Tax Sharing Agreement, dated as of
               December 11, 1996, by and among Tenneco Inc., the Company, New
               Tenneco Inc., and El Paso Natural Gas Company.
      *10.9    Trademark Transition License Agreement, dated as of December 11,
               1996, by and between Tenneco Management Company and the Company.
     **10.10   Award/Contract N0024-95-C-2106, issued by Naval Sea Systems
               Command to Newport News Shipbuilding for Aircraft Carrier CVN-
               76.
     **10.11   Professional Services Agreement, dated August 22, 1996, by and between Tenneco Business Services Inc. and the Company.
      *10.12   Employment agreement dated as of December 12, 1996 between
               William P. Fricks and the Company.
      *12.1    Computation of Ratio of Earnings to Fixed Charges.
      *21.1    Subsidiaries of the Registrant.
      *23.1    Consent of Arthur Andersen LLP.
       23.2    Consent of Stephen B. Clarkson, Esq. (contained in the opinion filed as Exhibit 5.1 to this Registration Statement).
      *24.1    Powers of Attorney (included on Signature Pages).
      *25.1    Statement of Eligibility of Trustee, The Bank of New York, on
               Form T-1 for New Senior Notes.
      *25.2    Statement of Eligibility of Trustee, The Bank of New York, on
               Form T-1, for New Senior Subordinated Notes.
       99.1    Form of Letter of Transmittal.
       99.2    Form of Notice of Guaranteed Delivery.
       99.3    Form of Letter to Brokers, Dealers, Commercial Banks, Trust
               Companies and Other Nominees.
       99.4    Form of Letter from Registered Holders to Clients.
       99.5    Form of Exchange Agent Agreement.

--------
   *Filed herewith
  **Incorporated herein by reference to the Company's Registration Statement on Form 10 as amended (Registration No. 1-12385)

  (b) FINANCIAL STATEMENT SCHEDULES

    Not applicable.

ITEM 22. UNDERTAKINGS

  (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defence of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each of the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (b) The undersigned Registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of the Registrants' annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial Bona Fide offering thereof.

  (c) The undersigned Registrants hereby undertake:

    (1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not subject of and included in the Registration Statement when it became effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, NEWPORT NEWS SHIPBUILDING INC., A DELAWARE CORPORATION, HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN NEWPORT NEWS, VIRGINIA ON JANUARY 23, 1997.

                                          NEWPORT NEWS SHIPBUILDING INC.

                                                /s/ William P. Fricks
                                          By: _________________________________
                                                    William P. Fricks
                                             Chairman of the Board, President
                                               and Chief Executive Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW ON THE 23RD DAY OF JANUARY, 1997 BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED.

                               POWER OF ATTORNEY

  Each of the undersigned, in his capacity as officer or director, or both as the case may be, of Newport News Shipbuilding Inc. does hereby appoint Stephen
B. Clarkson and David J. Anderson, and each of them severally, his true and lawful attorneys or attorney to execute in his name, place and stead, in his capacity as director or officer, or both as the case may be, this Registration Statement and any and all amendments and post-effective amendments thereto, and all instruments necessary or incidental in connection therewith and to file the same with the Securities and Exchange Commission. Each of said attorneys shall have power to act hereunder with or without the other attorney and shall have full power and authority to do and perform in the name and on behalf of each of said directors or officers, or both as the case may be, every act whatsoever requisite or necessary to be done in the premises, as fully and to all intents and purposes as which each of said officers or directors, or both as the case may be, might or could do in person, hereby ratifying and confirming all that said attorneys or attorney may lawfully do or cause to be done by virtue hereof.

                 SIGNATURE                                     TITLE
                 ---------                                     -----


        /s/ William P. Fricks               Chairman of the Board, President and Chief
___________________________________________   Executive Officer
             William P. Fricks

        /s/ David J. Anderson               Senior Vice President and Chief Financial
___________________________________________   Officer
             David J. Anderson

        /s/ Thomas J. Bradburn              Vice President--Finance and Corporate
___________________________________________   Controller
            Thomas J. Bradburn

        /s/ Gerald L. Baliles               Director
___________________________________________
          Hon. Gerald L. Baliles

           /s/ Leon A. Edney                Director
___________________________________________
       Leon A. Edney, Admiral (Ret.)

        /s/ William R. Harvey               Director
___________________________________________
           Dr. William R. Harvey

           /s/ Dana G. Mead                 Director
___________________________________________
               Dana G. Mead

         /s/ Joseph J. Sisco                Director
___________________________________________
              Joseph J. Sisco

        /s/ Stephen R. Wilson               Director
___________________________________________
             Stephen R. Wilson


                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, NEWPORT NEWS SHIPBUILDING AND DRY DOCK COMPANY, A VIRGINIA CORPORATION, HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN NEWPORT NEWS, VIRGINIA ON JANUARY 23, 1997.

                                          NEWPORT NEWS SHIPBUILDING AND DRY
                                           DOCK COMPANY

                                                 /s/ Stephen B. Clarkson
                                          By: _________________________________
                                                   Stephen B. Clarkson
                                                      Vice President

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW ON THE 23RD DAY OF JANUARY, 1997 BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED.

                               POWER OF ATTORNEY

  Each of the undersigned, in his capacity as officer or director, or both as the case may be, of Newport News Shipbuilding and Dry Dock Company does hereby appoint Stephen B. Clarkson and David J. Anderson, and each of them severally, his true and lawful attorneys or attorney to execute in his name, place and stead, in his capacity as director or officer, or both as the case may be, this Registration Statement and any and all amendments and post-effective amendments thereto, and all instruments necessary or incidental in connection therewith and to file the same with the Securities and Exchange Commission. Each of said attorneys shall have power to act hereunder with or without the other attorney and shall have full power and authority to do and perform in the name and on behalf of each of said directors or officers, or both as the case may be, every act whatsoever requisite or necessary to be done in the premises, as fully and to all intents and purposes as which each of said officers or directors, or both as the case may be, might or could do in person, hereby ratifying and confirming all that said attorneys or attorney may lawfully do or cause to be done by virtue hereof.

                 SIGNATURE                                     TITLE
                 ---------                                     -----


        /s/ William P. Fricks               Chairman of the Board, President and Chief
___________________________________________   Executive Officer
             William P. Fricks

        /s/ David J. Anderson               Senior Vice President and Chief Financial
___________________________________________   Officer
             David J. Anderson

        /s/ Thomas J. Bradburn              Vice President--Finance and Corporate
___________________________________________   Controller
            Thomas J. Bradburn

      /s/ Thomas C. Schievelbein            Director
___________________________________________
          Thomas C. Schievelbein

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, NNS DELAWARE MANAGEMENT COMPANY, A DELAWARE CORPORATION, HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN NEWPORT NEWS, VIRGINIA ON JANUARY 23, 1997.

                                          NNS DELAWARE MANAGEMENT COMPANY

                                                  /s/ Thomas J. Bradburn
                                          By: _________________________________
                                                    Thomas J. Bradburn
                                                        President

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW ON THE 23RD DAY OF JANUARY, 1997 BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED.

                               POWER OF ATTORNEY

  Each of the undersigned, in his capacity as officer or director, or both as the case may be, of NNS Delaware Management Company does hereby appoint Stephen B. Clarkson and David J. Anderson, and each of them severally, his true and lawful attorneys or attorney to execute in his name, place and stead, in his capacity as director or officer, or both as the case may be, this Registration Statement and any and all amendments and post-effective amendments thereto, and all instruments necessary or incidental in connection therewith and to file the same with the Securities and Exchange Commission. Each of said attorneys shall have power to act hereunder with or without the other attorney and shall have full power and authority to do and perform in the name and on behalf of each of said directors or officers, or both as the case may be, every act whatsoever requisite or necessary to be done in the premises, as fully and to all intents and purposes as which each of said officers or directors, or both as the case may be, might or could do in person, hereby ratifying and confirming all that said attorneys or attorney may lawfully do or cause to be done by virtue hereof.

                 SIGNATURE                                     TITLE
                 ---------                                     -----


        /s/ Thomas J. Bradburn              President
___________________________________________
            Thomas J. Bradburn

           /s/ D. R. Wyatt                  Vice President
___________________________________________
                D. R. Wyatt

          /s/ Michael Tiller                Treasurer
___________________________________________
              Michael Tiller

        /s/ William P. Fricks               Director
___________________________________________
             William P. Fricks

        /s/ David J. Anderson               Director
___________________________________________
             David J. Anderson

      /s/ Thomas C. Schievelbein            Director
___________________________________________
          Thomas C. Schievelbein

         /s/ Edward J. Jones                Director
___________________________________________
              Edward J. Jones

      /s/ Phyllis J. Kucharczuk             Director
___________________________________________
           Phyllis L. Kucharczuk


                                 EXHIBIT INDEX

  EXHIBIT
  NUMBER                            DESCRIPTION                            PAGE
  -------                           -----------                            ----
   *1.1    Purchase Agreement dated as of November 21, 1996 among NNS, the Guarantors and the Initial Purchasers named therein.
   *3.1    Restated Certificate of Incorporation of the Company dated as of December 11, 1996.
   *3.2    Amended and Restated By-laws of the Company dated as of
           December 11, 1996.
    4.1    Form of Senior Note Indenture dated as of         , 1997
           among NNS, the Guarantors and The Bank of New York, as
           Trustee.
    4.2    Form of Senior Subordinated Note Indenture dated as of
             , 1997 among NNS, the Guarantors and The Bank of New York, as Trustee.
    4.3    Form of New Senior Note and Guarantees (included in Exhibit
           4.1).
    4.4    Form of New Senior Subordinated Note and Guarantees (included in Exhibit 4.2).
   *4.5    Senior Note Indenture dated as of November 26, 1996 among
           NNS, Newport News and The Bank of New York, as Trustee.
   *4.6    Senior Subordinated Note Indenture dated as of November 26,
           1996 among NNS, Newport News and The Bank of New York, as
           Trustee.
   *4.7    First Supplemental Senior Note Indenture dated as of December
           11, 1996 among NNS, the Guarantors and The Bank of New York, as Trustee.
   *4.8    First Supplemental Senior Subordinated Note Indenture dated as of December 11, 1996 among NNS, the Guarantors and The
           Bank of New York, as Trustee.
   *4.9    Senior Notes Registration Rights Agreement dated as of
           November 26, 1996 among NNS, the Guarantors and the Initial
           Purchasers.
   *4.10   Senior Subordinated Notes Registration Rights Agreement dated as of November 26, 1996 among NNS, the Guarantors and the
           Initial Purchasers.
    5.1    Opinion of Stephen B. Clarkson, Esq.
  *10.1    Distribution Agreement dated as of November 1, 1996 among
           Tenneco Inc., New Tenneco Inc. and the Company.
   10.2    Amendment No. 1 to Distribution Agreement dated as of
           December 11, 1996 by and among Tenneco Inc., New Tenneco Inc.
           and the Company.
  *10.3    Amended and Restated Agreement and Plan of Merger, dated as of June 19, 1996, among El Paso Natural Gas Company, El Paso
           Merger Company and Tenneco Inc.
  *10.4    Debt and Cash Allocation Agreement, dated as of December 11,
           1996, by and among Tenneco Inc., New Tenneco Inc. and the
           Company.
  *10.5    Benefits Agreement, dated as of December 11, 1996, by and
           among Tenneco Inc., New Tenneco Inc. and the Company.
  *10.6    Insurance Agreement, dated as of December 11, 1996, by and among Tenneco Inc., New Tenneco Inc. and the Company.
  *10.7    Tax Sharing Agreement, dated as of December 11, 1996, by and among Tenneco Inc., the Company, New Tenneco Inc. and El Paso
           Natural Gas Company.
  *10.8    First Amendment to the Tax Sharing Agreement, dated as of
           December 11, 1996, by and among Tenneco Inc., the Company,
           New Tenneco Inc., and El Paso Natural Gas Company.
  *10.9    Trademark Transition License Agreement, dated as of December
           11, 1996, by and between Tenneco Management Company and the
           Company.
 **10.10   Award/Contract N0024-95-C-2106, issued by Naval Sea Systems
           Command to Newport News Shipbuilding for Aircraft Carrier
           CVN-76.
 **10.11   Professional Services Agreement, dated August 22, 1996, by and between Tenneco Business Services Inc. and the Company.
  *10.12   Employment agreement dated as of December 12, 1996 between
           William P. Fricks and the Company.

  EXHIBIT
  NUMBER                            DESCRIPTION                            PAGE
  -------                           -----------                            ----
 *12.1     Computation of Ratio of Earnings to Fixed Charges.
 *21.1     Subsidiaries of the Registrant.
 *23.1     Consent of Arthur Andersen LLP.
  23.2     Consent of Stephen B. Clarkson, Esq. (contained in the
           opinion filed as Exhibit 5.1 to this Registration Statement).
 *24.1     Powers of Attorney (included on Signature Pages).
 *25.1     Statement of Eligibility of Trustee, The Bank of New York, on
           Form T-1 for New Senior Notes.
 *25.2     Statement of Eligibility of Trustee, The Bank of New York, on
           Form T-1, for New Senior Subordinated Notes.
  99.1     Form of Letter of Transmittal.
  99.2     Form of Notice of Guaranteed Delivery.
  99.3     Form of Letter to Brokers, Dealers, Commercial Banks, Trust
           Companies and Other Nominees.
  99.4     Form of Letter from Registered Holders to Clients.
  99.5     Form of Exchange Agent Agreement.

--------
  *Filed herewith
**Incorporated herein by reference to the Company's Registration Statement on Form 10 as amended (Registration No. 1-12385)